Exhibit 10.1
Execution Version

AMENDMENT NO. 3 TO CREDIT AND GUARANTY AGREEMENT
THIS AMENDMENT NO. 3 TO CREDIT AND GUARANTY AGREEMENT, dated as of July 11, 2022 (this “Amendment”), made by and among BIOVENTUS LLC, a Delaware limited liability company (“Borrower”), the Guarantor Subsidiaries party hereto, the Lenders party hereto (the “Consenting Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), amends that certain Credit and Guaranty Agreement, dated as of December 6, 2019 (as previously amended by that certain Amendment No. 1 to Credit and Guaranty Agreement dated as of August 29, 2021, that certain Amendment No. 2 to Credit and Guaranty Agreement dated as of October 29, 2021 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the effectiveness hereof, the “Credit Agreement”; the Credit Agreement as amended and supplemented by this Amendment, the “Amended Credit Agreement”), by and among the Borrower, the Guarantor Subsidiaries party thereto from time to time, each lender party thereto from time to time (collectively, the “Lenders”), the Administrative Agent and the Collateral Agent.
WHEREAS, the Borrower has entered into that certain Option and Equity Purchase Agreement dated as of July 15, 2020, by and among the Borrower, CartiHeal (2009) Ltd. (“CartiHeal”), the major shareholders party thereto and Elron Electronic Industries Ltd., as the securityholder representative, as amended, supplemented or otherwise modified from time to time (the “CartiHeal Equity Purchase Agreement”) to acquire the remaining Equity Interests of CartiHeal (the “CartiHeal Equity Purchase”).
WHEREAS, the Borrower has requested Incremental Term Loans in the aggregate principal amount of $80,000,000 (the “Term A-2 Loans” and the commitments thereunder, the “Term A-2 Commitments”) in accordance with the terms and conditions of Section 2.24 of the Credit Agreement, the proceeds of which shall be used to (a) finance, in part, the CartiHeal Equity Purchase and (b) repay certain outstanding Revolving Loans (the “Revolver Prepayment”), and each Lender party hereto with a Term A-2 Loan Commitment (the “Term A-2 Loan Lenders”) has agreed to make such Term A-2 Loans to the Borrower on the terms and conditions set forth herein.
WHEREAS, the Borrower has requested, and subject to the terms and conditions set forth herein, the Consenting Lenders (which collectively constitute the Required Lenders) and the Administrative Agent have agreed, to amend the Credit Agreement as set forth below.
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto agree as follows:
Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.
Incremental Term Loans.
Effective as of the Third Amendment Effective Date, each Term A-2 Loan Lender severally agrees to make its portion of the Term A-2 Loans to the Borrower on the Third Amendment Effective Date in principal amount equal to its Term A-2 Loan Commitment set forth opposite such Term A-2 Loan Lender’s name on Appendix A-5 to the Amended Credit Agreement (which is attached hereto as Annex B) in accordance with the terms set forth in Section 2.1(c) of the Amended Credit Agreement; and
Each of the Administrative Agent and each Term A-2 Loan Lender hereby agrees that the Term A-2 Loans are being incurred pursuant to the Incremental Fixed Amount.
Each of the parties hereto hereby waives the requirement set forth in Section 2.24(f)(iii) solely with respect to the incurrence of the Term A-2 Loans on the Third Amendment Effective Date.
Amendments. Subject to the covenants and terms and conditions set forth herein and in reliance on the representations and warranties set forth herein, the parties hereto agree that, effective as of the Third Amendment Effective Date:

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the Credit Agreement is hereby amended, (i) to delete red or green stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) and (ii) to add the blue or green double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text), in each case, as set forth in the conformed copy of the Credit Agreement attached as Annex A hereto;
the Appendices to the Credit Agreement are hereby amended to add a new Appendix A-5 (Term A-2 Loan Commitments) to the Amended Credit Agreement, which Appendix is attached hereto as Annex B;
Schedule 4.2 to the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex C;
Schedule 6.6 to the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex D;
Exhibit A-1 (Form of Funding Notice) is hereby amended and restated in its entirety in the form attached hereto as Annex E;
Exhibit A-2 (Form of Conversion/Continuation Notice) is hereby amended and restated in its entirety in the form attached hereto as Annex F;
the Exhibits to the Credit Agreement are hereby amended to add a new Exhibit B-5 (Form of Term A-2 Loan Note) to the Credit Agreement, which Exhibit is attached hereto as Annex G; and
Exhibit C (Form of Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex H.
Transition from USD LIBOR to Term SOFR. In connection with this Amendment, the Administrative Agent, the Borrower and the Consenting Lenders have agreed to transition from USD LIBOR to Term SOFR. On the Third Amendment Effective Date, each outstanding Eurodollar Rate Loan shall be deemed to constitute a Term SOFR Loan with the same Interest Period as such existing Eurodollar Rate Loan.
Representations and Warranties. In order to induce the Consenting Lenders, the Term A-2 Loan Lenders and the Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to each of the Consenting Lenders, the Term A-2 Loan Lenders and the Administrative Agent that, as of the Third Amendment Effective Date, (a) it has the organizational power and authority to execute, deliver and carry out the terms of this Amendment, (b) it has taken all necessary organizational action to authorize the execution, delivery and performance of the Amendment, (c) it has duly executed and delivered the Amendment, (d) no Default or Event of Default has occurred and is continuing before or after giving effect to this Amendment and (e) the representations and warranties contained in Section 4 of the Credit Agreement and in the other Credit Documents are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will be true and correct in all respects) on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date.
Conditions to Effectiveness of Amendment. This Amendment shall become effective on the date (such date, if any, the “Third Amendment Effective Date”) on which each of the conditions set forth below has been satisfied:
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The Administrative Agent shall have received duly executed counterparts of this Amendment from the Borrower, the Guarantor Subsidiaries, the Term A-2 Loan Lenders and Consenting Lenders constituting the Required Lenders.
Delivery of counterparts of Term Loan Notes in favor of each Term A-2 Loan Lender that has requested a Term Loan Note.
The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
a certificate of an officer of the Borrower certifying that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or other governing body) of each Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Amendment;
a fully executed and delivered Funding Notice with respect to the Term A-2 Loans to be borrowed on the Third Amendment Effective Date; and
opinions of counsel to the Credit Agreement addressed to the Administrative Agent and the Lenders with respect to the Credit Agreement and the Term A-2 Loans and this Amendment.
No Default or Event of Default shall exist on such Third Amendment Effective Date immediately prior to or after giving effect to (i) this Amendment and (ii) the making of the Term A-2 Loans on such date.
The representations and warranties in the Credit Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of the Term A-2 Loans, on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date.
The Administrative Agent and the Term A-2 Loan Lenders will have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations including the PATRIOT Act at least three (3) Business Days prior to the Third Amendment Effective Date. The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it.
All fees due and payable pursuant to the engagement letter dated as of June 23, 2022 (the “Engagement Letter”), between the Borrower, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and Truist Securities, Inc. and the Fee Letter (as defined in the Engagement Letter), in each case, will have been paid (or will be paid substantially concurrently with the funding of the Term A-2 Loans).
All costs and expenses (including reasonable, documented, out-of-pocket legal fees and expenses of consultants and other advisors) and other compensation payable to Administrative Agent and Wells Fargo Securities, LLC will have been paid to the extent then due; provided that an invoice of such expenses will have been presented no less than two (2) Business Days prior to the Third Amendment Effective Date (or otherwise approved by the Borrower in a funds flow or settlement statement for this Amendment).
Acknowledgement of the Guarantor Subsidiaries. Each Guarantor Subsidiary hereby consents, acknowledges and agrees to the amendments to the Credit Agreement set forth in Section
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3 and hereby confirms and ratifies in all respects the Guaranty and each Collateral Document to which such Guarantor Subsidiary is a party (including without limitation the continuation of such Guarantor Subsidiary’s payment and performance obligations thereunder and the Liens granted thereunder upon and after the effectiveness of this Amendment) and the enforceability of such Guaranty and each such Collateral Document against such Guarantor Subsidiary in accordance with their respective terms.
Effects on Credit Documents; Acknowledgement. Except as expressly modified hereby, the Credit Agreement shall continue in effect in accordance with its terms. Except as expressly set forth herein, this Amendment (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Collateral Agent or the Credit Parties under the Credit Agreement or any other Credit Document, and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or any other Credit Document. Each and every term, condition, obligation, covenant and agreement contained in the Credit Agreement or any other Credit Document (including any grant of security interest by any Credit Party pursuant to each Collateral Document to which it is a party) is hereby ratified and re-affirmed in all respects and shall continue in full force and effect as modified by this Amendment and nothing herein can or may be construed as a novation thereof. It is understood and agreed that (i) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, shall hereafter be deemed to be a reference to the Amended Credit Agreement, (ii) each reference in each Credit Document to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall hereafter be deemed to be a reference to the Amended Credit Agreement and (iii) this Amendment is (x) an “Incremental Amendment” pursuant to Section 2.24(e) of the Credit Agreement and (y) a “Credit Document”, in each case, for all purposes under the Amended Credit Agreement and the other Credit Documents.
Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or Electronic Transmission (PDF or TIFF format) shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Guarantor Subsidiaries and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 10.6 of the Amended Credit Agreement.
[Remainder of page intentionally left blank.]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

BIOVENTUS LLC,
as borrower

By:	/s/ Mark Singleton
Name:	Mark Singleton
Title:	Authorized Officer

[Signature Page to Bioventus LLC Amendment No. 3]

PERSEUS INTERMEDIATE, INC.,
as Guarantor Subsidiary

By:	/s/ Anthony D'Adamio
Name:	Anthony D'Adamio
Title:	Authorized Officer

BIONESS INC.,
as Guarantor Subsidiary

By:	/s/ Anthony D'Adamio
Name:	Anthony D'Adamio
Title:	Authorized Officer

MISONIX, LLC,
as Guarantor Subsidiary

By:	/s/ Anthony D'Adamio
Name:	Anthony D'Adamio
Title:	Authorized Officer

SOLSYS MEDICAL, LLC,
as Guarantor Subsidiary

By:	/s/ Anthony D'Adamio
Name:	Anthony D'Adamio
Title:	Authorized Officer

MISONIX OPCO, LLC
as Guarantor Subsidiary

By:	/s/ Anthony D'Adamio
Name:	Anthony D'Adamio
Title:	Authorized Officer

[Signature Page to Bioventus LLC Amendment No. 3]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, a Lender and a Term A-2 Loan Lender

By:	/s/ Matthew Beltman
Name:	Matthew Beltman
Title:	Vice President

[Signature Page to Bioventus LLC Amendment No. 3]

JPMORGAN CHASE BANK, N.A.,
as a Lender and a Term A-2 Loan Lender

By:	/s/ Tyler Dean
Name:	Tyler Dean
Title:	Authorized Officer

[Signature Page to Bioventus LLC Amendment No. 3]

TRUIST BANK,
as a Lender and a Term A-2 Loan Lender

By:	/s/ Ben Cumming
Name:	Ben Cumming
Title:	Managing Director

[Signature Page to Bioventus LLC Amendment No. 3]

FIRST NATIONAL BANK OF PENNSYLVANIA,
as a Lender and a Term A-2 Loan Lender

By:	/s/ Robert B. Weaver
Name:	Robert B. Weaver
Title:	Senior Vice President

[Signature Page to Bioventus LLC Amendment No. 3]

TD BANK, N.A.,
as a Lender

By:	/s/ Nate Barrett
Name:	Nate Barrett
Title:	Vice President

[Signature Page to Bioventus LLC Amendment No. 3]

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender and a Term A-2 Loan Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Bioventus LLC Amendment No. 3]

DNB CAPITAL LLC,
as a Lender and a Term A-2 Loan Lender

By:	/s/ Bret Douglas
Name:	Bret Douglas
Title:	Senior Vice President

By:	/s/ Dania Hinedi
Name:	Dania Hinedi
Title:	Senior Vice President

[Signature Page to Bioventus LLC Amendment No. 3]

MUFG UNION BANK, N.A.,
as a Lender and a Term A-2 Loan Lender

By:	/s/ Gina M. West
Name:	Gina M. West
Title:	Director

[Signature Page to Bioventus LLC Amendment No. 3]

CITIZENS BANK, N.A.,
as a Lender

By:	/s/ Jonathan Bassett
Name:	Jonathan Bassett
Title:	Director

[Signature Page to Bioventus LLC Amendment No. 3]

ANNEX A

Amended Credit Agreement

[See attached]
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ANNEX B

APPENDIX A-5
TO CREDIT AND GUARANTY AGREEMENT
TERM A-2 LOAN LENDERS AND TERM A-2 LOAN COMMITMENTS

Term A-2 Loan Lender	Term A-2 Loan Commitment
Wells Fargo Bank, National Association	$9,350,098.78
DNB Capital LLC	$4,368,885.03
Truist Bank	$4,368,885.03
JPMorgan Chase Bank, N.A.	$43,571,840.40
First National Bank of Pennsylvania	$7,720,145.38
MUFG Union Bank, N.A.	$7,720,145.38
Morgan Stanley Senior Funding, Inc.	$2,900,000.00
Total:	$80,000,000.00

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ANNEX C

[updated Schedule 4.2 attached]

ANNEX D

[updated Schedule 6.6 attached]

ANNEX E

[amended form of Exhibit A-1 (Form of Funding Notice) attached]

ANNEX F

[amended form of Exhibit A-2 (Form of Conversion/Continuation Notice) attached]

ANNEX G

[form of Exhibit B-5 (Form of Term A-2 Loan Note) attached]

ANNEX H

[amended form of Exhibit C (Form of Compliance Certificate) attached]

FINAL VERSION
Annex A
    Published CUSIP Number:    09073RAH6
    Revolving Credit CUSIP Number:    09073RAJ2
    Initial Term Loan CUSIP Number:    09073RAK9
    Term A-1 Loan CUSIP Number: 09073RAL7

CREDIT AND GUARANTY AGREEMENT
dated as of December 6, 2019 (as amended by that certain Amendment No. 1 to Credit and Guaranty Agreement dated as of August 29, 2021 ~~and~~, Amendment No. 2 to Credit and Guaranty Agreement dated as of October 29, 2021 and Amendment No. 3 to Credit and Guaranty Agreement dated as of July 11, 2022)
among
Bioventus LLC,
as Borrower,

~~Oyster Merger Sub I, Inc., Misonix, Inc. and Oyster Merger Sub II, LLC,~~
~~each as an Oyster Borrower,~~
Certain Subsidiaries of the Borrower
From Time to Time Party Hereto,
as Guarantors,
The Lenders From Time to Time Party Hereto
Wells Fargo Bank, National Association,
as Administrative Agent and Collateral Agent
_____________________________________________
Wells Fargo Securities, LLC,
JPMorgan Chase Bank, N.A.,
and
Truist Securities, Inc.,
as Joint Lead Arrangers and Joint Bookrunners

JPMorgan Chase Bank, N.A.
and Truist Bank,
as Syndication Agents

DNB ~~Capital LLC,~~Bank ASA, New York Branch,
as Documentation Agent

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4.2	Capital Stock and Ownership	130
4.3	Due Authorization	131
4.4	No Conflict	131
4.5	Governmental Consents	131
4.6	Binding Obligation	131
4.7	Historical Financial Statements	131
4.8	Projections	132
4.9	No Material Adverse Effect	132
4.10	Adverse Proceedings	132
4.11	Payment of Taxes	132
4.12	Title and Intellectual Property	132
4.13	Real Estate Assets	133
4.14	Environmental Matters	133
4.15	No Defaults	134
4.16	Governmental Regulation	134
4.17	Margin Stock	134
4.18	Employee Matters	134
4.19	Employee Benefit Plans	134
4.20	Solvency	135
4.21	Compliance with Laws	135
4.22	Disclosure	136
4.23	Perfection of Security Interests in the Collateral	136
4.24	Status as Senior Debt	137
4.25	Use of Proceeds	137
4.26	EEA Financial ~~Institution~~Institutions	137
~~SECTION~~SECTION 5. AFFIRMATIVE COVENANTS		137
5.1	Financial Statements and Other Reports	137
5.2	Existence	141
5.3	Payment of Taxes	141
5.4	Maintenance of Properties	142
5.5	Insurance	142
5.6	Books and Records; Inspections	142
5.7	Compliance with Laws	143
5.8	Compliance with Anti-Terrorism Laws, Anti-Corruption Laws and Beneficial Ownership Regulation	143
5.9	Environmental	143
5.10	Subsidiaries	144
5.11	Material Real Estate Assets	145
5.12	Further Assurances	145
5.13	Designation of Subsidiaries and Unrestricted Subsidiaries	145
5.14	Use of Proceeds	146
5.15	Post-Closing Matters	146
~~SECTION~~SECTION 6. NEGATIVE COVENANTS		146
6.1	Indebtedness	146
6.2	Liens	150

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6.3	No Further Negative Pledges	154
6.4	Restricted Junior Payments	155
6.5	Restrictions on Subsidiary Distributions	159
6.6	Investments	160
6.7	Financial Covenants; Equity Cure	164
6.8	Fundamental Changes; Disposition of Assets	165
6.9	Transactions with Affiliates	167
6.10	Conduct of Business	168
6.11	[Reserved]	168
6.12	Certain Amendments or Waivers	168
6.13	Fiscal Year	168
~~SECTION~~SECTION 7. GUARANTY		168
7.1	Guaranty of the Obligations	168
7.2	Contribution by Guarantors	169
7.3	Liability of Guarantors Absolute	169
7.4	Waivers by Guarantors	171
7.5	Guarantors’ Rights of Subrogation, Contribution, etc	172
7.6	Subordination of Other Obligations	172
7.7	Continuing Guaranty	172
7.8	Authority of Guarantors or Borrower	173
7.9	Financial Condition of Borrower	173
7.10	Bankruptcy, etc	173
7.11	Discharge of Guaranty upon Sale of Guarantor	174
7.12	Instrument for Payment of Money	174
7.13	General Limitation on Guarantee Obligations	174
7.14	Keepwell	174
7.15	Remedies	175
~~7.16~~	~~Agreement Regarding Guaranteed Obligations~~
~~SECTION~~SECTION 8. EVENTS OF DEFAULT		175
8.1	Events of Default	175
8.2	Application of Proceeds	178
~~SECTION~~SECTION 9. AGENTS		180
9.1	Appointment and Duties	180
9.2	Binding Effect	181
9.3	Use of Discretion	181
9.4	Delegation of Rights and Duties	182
9.5	Reliance and Liability	182
9.6	Agent Individually	184
9.7	Lender Credit Decision	184
9.8	Expenses; Indemnities; Withholding	185
9.9	Resignation of Administrative Agent, Collateral Agent or Issuing Bank	186
9.10	Release of Collateral or Guarantors	187
9.11	Certain ERISA Matters	189
9.12	Lead Arrangers, Syndication Agents and Documentation Agent	190

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9.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	190
9.14	Erroneous Payments	191
~~SECTION~~SECTION 10. MISCELLANEOUS		193
10.1	Notices	193
10.2	Expenses	196
10.3	Indemnity; Certain Waivers	196
10.4	Set-Off	198
10.5	Amendments and Waivers	198
10.6	Successors and Assigns; Participations	206
10.7	Independence of Covenants; Interpretation	210
10.8	Survival of Representations, Warranties and Agreements	211
10.9	No Waiver; Remedies Cumulative	211
10.10	Marshalling; Payments Set Aside	211
10.11	Severability	211
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	211
10.13	Headings	212
10.14	Applicable Law	212
10.15	Consent to Jurisdiction	212
10.16	WAIVER OF JURY TRIAL	212
10.17	Confidentiality; Tombstones; Etc	212
10.18	Usury Savings Clause	214
10.19	Counterparts	214
10.20	No Strict Construction	215
10.21	Effectiveness; Entire Agreement	215
10.22	No Fiduciary Duty	216
10.23	No Third Parties Benefit	216
10.24	PATRIOT Act	216
10.25	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	216
10.26	Judgment Currency	217
10.27	Acknowledgement Regarding Any Supported QFCs	217
~~SECTION 11. AGREEMENTS OF OYSTER CREDIT PARTIES~~
~~11.1~~	~~Defined Terms~~
~~11.2~~	~~Representations and Warranties~~
~~11.3~~	~~Affirmative Covenants~~
~~11.4~~	~~Negative Covenants~~
~~11.5~~	~~Oyster Events of Default~~
~~11.6~~	~~Application of Proceeds~~
~~11.7~~	~~Release of Oyster Collateral or Oyster Guarantors~~
~~11.8~~	~~Oyster Debt Assumption~~

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Appendices
Appendix A-1    Initial Term Loan Commitments
Appendix A-2    Revolving Credit Commitments
Appendix A-3    Swing Line Commitments
Appendix A-4    Term A-1 Loan Commitments
Appendix A-5    Term A-2 Loan Commitments
Appendix B    Notice Addresses
Schedules
Schedule 1.1    Existing Letters of Credit
Schedule 4.2    Jurisdiction of Organization; Capital Stock and Ownership
Schedule 4.9     No Material Adverse Effect
Schedule 4.10    Adverse Proceedings
Schedule 4.13    Real Estate Assets
Schedule 4.21    Compliance with Laws
Schedule 5.15    Post-Closing Matters
Schedule 6.1    Indebtedness
Schedule 6.2    Liens
Schedule 6.3    No Further Negative Pledges
Schedule 6.6    Investments
Schedule 6.9    Affiliate Transactions

~~Oyster Schedules~~
~~Schedule I    Jurisdiction of Organization; Capital Stock and Ownership~~
~~Schedule II    Adverse Proceedings~~
~~Schedule III    Real Estate Assets~~
~~Schedule IV    Compliance with Laws~~
Exhibits
Exhibit A-1    Form of Funding Notice
Exhibit A-2    Form of Conversion/Continuation Notice
Exhibit A-3    Form of Issuance Notice
Exhibit B-1    Form of Initial Term Loan Note
Exhibit B-2    Form of Revolving Loan Note
Exhibit B-3    Form of Swing Line Note
Exhibit B-4    Form of Term A-1 Loan Note
Exhibit B-5    Form of Term A-2 Loan Note
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Solvency Certificate (Closing Date)
Exhibit E    Form of Assignment and Assumption
Exhibit F    Form of U.S. Tax Compliance Certificates
Exhibit G    Form of Closing Date Certificate
Exhibit H    Form of Counterpart Agreement
Exhibit I    Form of Pledge and Security Agreement
Exhibit J    [Reserved]
Exhibit K    Form of Intercompany Subordination Agreement
Exhibit L      Form of Perfection Certificate

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CREDIT AND GUARANTY AGREEMENT
This CREDIT AND GUARANTY AGREEMENT, dated as of December 6, 2019, is entered into by and among Bioventus LLC, a Delaware limited liability company (“Borrower”) certain Subsidiaries of the Borrower from time to time party hereto, as Guarantor Subsidiaries, the Lenders from time to time party hereto and Wells Fargo Bank, National Association, as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”) ~~and, pursuant to the Second Amendment (as defined herein), each of Oyster Merger Sub I, Inc., a Delaware corporation, Misonix, Inc., a Delaware corporation, and Oyster Merger Sub II, LLC, a Delaware limited liability company~~.
RECITALS:
WHEREAS, capitalized terms used in these recitals will have the respective meanings set forth for such terms in Section 1.1;
WHEREAS, certain of the Lenders agreed to extend certain senior secured credit facilities to the Borrower, in an aggregate principal amount of $250,000,000, consisting of (a) $200,000,000 in aggregate principal amount of Initial Term Loans, the proceeds of which will be used, in part, to finance the repayment of all amounts outstanding under the Existing Credit Agreement and for working capital needs and general corporate purposes of the Borrower and its Subsidiaries and (b) $50,000,000 in aggregate principal amount of Revolving Credit Commitments, which will be used for working capital needs and general corporate purposes, including Permitted Acquisitions;
WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets subject to certain exceptions set forth herein;
WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on all of their respective assets subject to certain exceptions as set forth herein; and
WHEREAS, in connection with the Oyster Mergers, certain of the Lenders ~~have~~ agreed to extend a term loan facility to the Oyster Borrower, in an aggregate principal amount of $262,000,000, the proceeds of which ~~will be~~were used in part to finance the Oyster Mergers and the repayment of all amount outstanding under the Oyster Existing Credit Agreements and for working capital needs and general corporate purposes~~; and~~.
~~WHEREAS, the Oyster Guarantor Subsidiaries have agreed to guarantee the obligations of the Oyster Borrower hereunder and to secure their respective Oyster Obligations by granting to the Collateral Agent, for the benefit of the Oyster Secured Parties, a Lien on all of their respective assets subject to certain exceptions as set forth herein.~~
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

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SECTION 1.~~SECTION 1.~~ DEFINITIONS AND INTERPRETATION
1.1Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, will have the following meanings:
“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.24 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.26; provided that each Additional Lender with respect to any Incremental Revolving Facility (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) will be subject to the approval of the Administrative Agent, each Issuing Bank and/or each Swing Line Lender (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent, each Issuing Bank and/or each Swing Line Lender under Section 10.6(c), respectively, for an assignment of Loans to such Additional Lender.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” as defined in the preamble hereto.
“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Executive Officer of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lender” as defined in Section 2.18(b).
“Affected Loans” as defined in Section 2.18(b).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, none of the Agents or their respective lender affiliates shall be deemed to be an Affiliate of the Borrower or of any Subsidiary or Unrestricted Subsidiary.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Syndication Agents and the Documentation Agent.
“Aggregate Amounts Due” as defined in Section 2.17.

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“Aggregate Payments” as defined in Section 7.2.
“Agreed Currency” means (a) Dollars, (b) the Euro, (c) Sterling and (d) any other Eligible Currency which the Borrower requests any Issuing Bank (and the applicable Issuing Bank agrees) to include as an Agreed Currency hereunder.
“Agreement” means this Credit and Guaranty Agreement, dated as of the Closing Date.
“All-In Yield” means, as to any Indebtedness or Loans of any Class, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, ~~a Eurodollar Base Rate~~an interest rate floor to the extent greater than 0.00% per annum for the Initial Term Loans and Revolving Loans (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that (i) original issue discount and upfront fees will be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); (ii) that “All-In Yield” will not include arrangement fees, structuring fees, underwriting fees, commitment fees, ticking fees or any other similar fees payable to the Lead Arrangers in connection with the Initial Revolving Commitments and Initial Term Loans or to one or more arrangers or lenders (or their respective affiliates) in connection with respect to any other applicable Indebtedness or commitments in respect thereof (regardless of how such fees are computed); and (iii) if ~~a Eurodollar Base Rate~~an interest rate floor for the applicable Indebtedness or commitments in respect thereof being incurred is greater than the ~~Eurodollar Base Rate~~interest rate floor for the Initial Term Loans or the Revolving Loans, as applicable, the difference between such floor for such applicable new Indebtedness or commitments and the Initial Term Loans or the Revolving Loans, as applicable, will be equated to an increase in the Applicable Margin, and in such case the interest rate floor (expressed in the definition of ~~Eurodollar Rate~~Adjusted Term SOFR or Base Rate), but not the Applicable Margin, as applicable to the Initial Term Loans or the Revolving Loans, as applicable, will be increased to the extent of such differential between interest rate floors.
“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Credit Parties, their Subsidiaries or their Unrestricted Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, any foreign government employee or commercial entity in order to obtain an improper business advantage; including the FCPA, the United Kingdom Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Terrorism Laws” means any of the Laws relating to terrorism, economic sanctions or money laundering, including, but not limited to, (i) Executive Order No. 13224, (ii) the PATRIOT Act, (iii) the Laws comprising or implementing the Bank Secrecy Act, and (iv) the economic and financial sanctions or trade embargoes enacted, imposed, administered and enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, (b) the European Union or any of its member states, or (c) Her Majesty’s Treasury of the United Kingdom.
“Applicable Margin” means, with respect to the Initial Term Loans, the Term A-1 Loans, the Term A-2 Loans and the Revolving Loans, (a) from the ~~Second~~Third Amendment Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.1(e) for the Fiscal Quarter ending ~~December 31, 2021~~September 30, 2022, a percentage per annum equal to ~~2.00~~3.25% for ~~Eurodollar Rate~~SOFR Loans and ~~1.00~~2.25% for Base Rate Loans and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Total Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.1(e):

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Applicable Margin
Pricing Level	Total Net Leverage Ratio	~~Eurodollar Rate~~SOFR Loans	Base Rate Loans
I	≥ ~~2.50~~4.00:1.00	~~2.00~~3.25%	~~1.00~~2.25%
II	≥ ~~1.50~~3.50:1.00 and < ~~2.50~~4.00:1.00	~~1.75~~2.75%	~~0.75~~1.75%
III	≥ ~~0.75~~3.00:1.00 and < ~~1.50~~3.50:1.00	~~1.50~~2.25%	~~0.50~~1.25%
IV	≥ 2.50:1.00 and < ~~0.75~~3.00:1.00	~~1.25~~2.00%	~~0.25~~1.00%
V	< 2.50:1.00	1.75%	0.75%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.1(e); provided, however, that “Pricing Level I” shall apply without regard to the Total Net Leverage Ratio (x) at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 5.1(a) or Section 5.1(b) but was not delivered (or the Compliance Certificate related to such financial statements was required to have been delivered pursuant to Section 5.1(e) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statements (or, if later, the Compliance Certificate related to such financial statements) are delivered, or (y) at all times if an Event of Default shall have occurred and be continuing.
“Application” means an application, in such form as the applicable Issuing Bank may specify from time to time, requesting such Issuing Bank to open a Letter of Credit.
“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or to the Lenders by means of electronic communications pursuant to Section 10.1(d).
“Approved Fund” means (a) any investment company, fund, securitization vehicle, trust or conduit that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) any Person (other than a Natural Person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that in the case of each of the preceding clauses (a) and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with (each, a “disposition”), any Person in one transaction or a series of related transactions, of all or any part of the Borrower’s or any Subsidiary’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Capital Stock of any Subsidiary, other than:

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(a)dispositions of inventory or goods held for sale or other immaterial assets, in each case, in the ordinary course of business;
(b)dispositions of used, worn-out, obsolete, used or surplus property (other than current assets), in each case in the ordinary course of business, and property (other than current assets) no longer used or useful in the Businesses;
(c)dispositions of assets that are made subject to a Finance Lease or Purchase Money Indebtedness within 365 days after the acquisition, construction, lease or improvement of the asset financed;
(d)dispositions of property that constitutes a Casualty Event;
(e)dispositions of cash or Cash Equivalents (or Investments that were cash or Cash Equivalents when made) in the ordinary course of business;
(f)dispositions of equipment or Real Estate Assets to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net cash proceeds of such disposition are applied within 365 days of the receipt thereof to the purchase price of replacement property;
(g)dispositions or discounts by the Borrower or any Subsidiary of accounts, receivables or notes receivable arising in the ordinary course of business or in connection with the collection or compromise thereof, including supplier financing arrangements without recourse to the Borrower or any Subsidiary that accelerate collection of receivables from clients or customers;
(h)(i) non-exclusive licenses or sub-licenses of Intellectual Property in the ordinary course of business and (ii) the abandonment or other disposition of Intellectual Property that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties taken as a whole;
(i)leases, subleases, licenses or sub-licenses of real property or personal property (other than Intellectual Property) in the ordinary course of business;
(j)dispositions of any business, asset or property between or among the Borrower and the Subsidiaries; provided that any such disposition outside the ordinary course of business (A) by any Non-Credit Party to the Borrower or to a Guarantor Subsidiary (other than to the extent permitted pursuant to Section 6.8) or (B) by the Borrower or a Guarantor Subsidiary to any Non-Credit Party, in either case is on terms that are, taken as a whole, at least as favorable to the Borrower or such Guarantor Subsidiary, as the case may be, as the terms of an arm’s length disposition of such business, asset or property, taken as a whole between unaffiliated Persons;
(k)dispositions of other assets for aggregate consideration not to exceed $1,000,000 in the case of any single transaction or series of related transactions;
(l)dispositions of non-core assets acquired in a Permitted Acquisition or other Investment permitted under Section 6.6 disposed of within eighteen (18) months following the consummation of such Permitted Acquisition or other Investment and in the aggregate amount not to exceed 25% of the cash purchase consideration paid in respect of such Permitted Acquisition or other Investment;

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(m)dispositions of real property and related assets in connection with relocation of Executive Officers or employees of the Borrower and the Subsidiaries;
(n)unwinding of Rate Contracts;
(o)issuance or sale of Capital Stock of an Unrestricted Subsidiary, sale of Indebtedness of an Unrestricted Subsidiary owing to any Credit Party or any of their Subsidiaries, or sale of other securities of an Unrestricted Subsidiary;
(p)to the extent constituting dispositions, Liens permitted by Section 6.2, Restricted Junior Payments permitted by Section 6.4 and Investments permitted by Section 6.6; and
(q)dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in joint venture arrangements and similar binding arrangements.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent and the Borrower.
“Assignment Effective Date” as defined in Section 10.6(b).
“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, chief financial officer, president, vice president, treasurer, secretary and any other officer having substantially the same authority and responsibility as any of the foregoing.
“Available Amount” means, as at any date of determination, an amount equal to:
(a)the sum (and, in the case of clauses (ii) through (viii) below, received or retained, as applicable, after the Closing Date and prior to such date of determination), without duplication, of:
(i)the greater of (1) $5,000,000 and (2) an amount equal to 5% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination;
(ii)50% of cumulative Consolidated Net Income of the Borrower and the Subsidiaries, which will accumulate on a quarterly basis commencing with the Fiscal Quarter in which the Closing Date occurs; provided that such amount will not be less than zero for any quarterly period;
(iii)the aggregate amount of capital contributions to the capital of the Borrower made in cash or Cash Equivalents (other than with respect to Disqualified Capital Stock or pursuant to a Specified Equity Contribution or to the extent such proceeds have been previously utilized in accordance with the terms of this Agreement, including to incur Contribution Indebtedness pursuant to Section 6.1(j));
(iv)the net cash proceeds received by the Borrower after the Closing Date (and prior to such date of determination) from issuances or sales of its Capital Stock (that is not Disqualified Capital Stock) or of a Parent’s Capital Stock, other than with respect to Specified Equity Contributions or to the extent such proceeds have been previously utilized in accordance with the terms of this Agreement including to incur Contribution Indebtedness pursuant to Section 6.1(j);

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(v)the amount of any Waivable Mandatory Prepayment retained by the Borrower (and not otherwise utilized) in accordance with the terms of this Agreement;
(vi)(x) the aggregate amount of all cash dividends and other cash distributions received by the Borrower or any Subsidiary from any Joint Ventures or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the date of determination in respect of Investments in such Unrestricted Subsidiary or Joint Venture made by the Borrower or any Subsidiary made in reliance on the Available Amount and (y) the net cash proceeds received by the Borrower or any Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Joint Ventures or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the date of determination in respect of Investments in such Unrestricted Subsidiary or Joint Venture, in each case, to the extent that the original Investments in such Unrestricted Subsidiary or Joint Venture were made in reliance on the Available Amount;
(vii)the Investments of the Borrower or any Subsidiary made in reliance on the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or that has been merged or consolidated with or into the Borrower or any Subsidiary (up to the lesser of (A) the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by the Borrower) of the original Investments by the Borrower or any Subsidiary in such Unrestricted Subsidiary); and
(viii)the returns (including repayments of principal and payments of interest), profits, distributions and similar amounts received in cash or Cash Equivalents by the Borrower or any Subsidiary on Investments made by the Borrower or any Subsidiary in reliance on the Available Amount;
minus
(b)the sum, without duplication, of:
(i)the aggregate amount of Restricted Junior Payments made after the Closing Date (and prior to such date of determination) pursuant to Section 6.4(l); and
(ii)the aggregate amount of Investments made after the Closing Date (and prior to such date of determination) pursuant to Section 6.6(l), with each such Investment measured as of the date made and without giving effect to subsequent changes in value.
“Available Foreign Currencies” means the Agreed Currencies other than Dollars.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if ~~the then-current~~such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark~~, as applicable,~~ (or component thereof) that is or may be used for determining ~~the length of an Interest Period pursuant to this Agreement~~any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.18(e)(iv).

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“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Agreement” means any agreement evidencing Bank Product Obligations.
“Bank Product Obligations” means all obligations of every nature of the Borrower or any Subsidiary, from time to time owed to any Bank Product Provider in connection with any Bank Product, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower or such Subsidiary, would have accrued on any Bank Product Obligation, whether or not a claim is allowed against the Borrower or such Subsidiary for such interest in the related bankruptcy proceeding), reimbursement, fees, expenses, indemnification or otherwise.
“Bank Product Provider” means a Lender or Agent or any Affiliate of a Lender or Agent that in each case that provides Bank Products to the Borrower or any Subsidiary (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Bank Product Agreement), whether or not such Person subsequently ceases to be a Lender, an Agent or an Affiliate of a Lender or Agent, in any case, that has executed and delivered to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Lender, Agent or Affiliate of such Lender or Agent appoints the Administrative Agent and the Collateral Agent as agents under the applicable Credit Documents.
“Bank Products” means all facilities or services related to (a) cash management and related services, including automated clearinghouse of funds, treasury, depository, overdraft, electronic funds transfer, cash pooling, controlled disbursements and other cash management arrangements, (b) commercial credit card and merchant card services, credit or debit cards, stored value cards and purchase cards and the processing of related sales or receipts and (c) E-payables and comparable services.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, ~~for~~at any ~~day~~time, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1.00%~~,~~  and (c) the sum of (i) ~~the Eurodollar Rate~~Adjusted Term SOFR for a one-month ~~Interest Period~~tenor in effect on such day ~~(or if such day is not a Business Day, the immediately preceding Business Day),~~ plus (ii) 1.00%~~. Any~~; each change in the Base Rate ~~due to a~~shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the NYFRB Rate or ~~the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively.~~Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

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“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, ~~USD LIBOR~~the Term SOFR Reference Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have~~ has occurred with respect to ~~USD LIBOR~~the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(e)(i).
~~“Benchmark Replacement” means, for any Available Tenor,~~
~~(a) with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:~~
~~(1) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;~~
~~(2) the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;~~
~~(3)~~ “Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (~~A~~a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower ~~as the replacement for the then-current Benchmark for the applicable Corresponding Tenor~~ giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement ~~for~~to the then-current Benchmark for Dollar-denominated syndicated credit facilities ~~at such time~~ and (~~B~~b) the related Benchmark Replacement Adjustment; ~~or~~provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.
~~(b) with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment;~~
~~provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3) or clause (b) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.~~

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable ~~Interest Period and~~ Available Tenor ~~for any setting of such Unadjusted Benchmark Replacement:~~
~~(1)~~ , ~~for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;~~
~~(2) for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.11448% (11.448 basis points); and~~
~~(3) for purposes of clause (a)(3) of the definition of “Benchmark Replacement,”~~ the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (~~i~~a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such ~~Available Tenor of such~~ Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (~~ii~~b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such ~~Available Tenor of such~~ Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).~~
“Benchmark Replacement Date” means the ~~earliest~~earlier to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (~~a~~i) the date of the public statement or publication of information referenced therein and (~~b~~ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date ~~of the public~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication ~~of information~~ referenced ~~therein;~~in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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~~(c) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.18(e)(i)(B); or~~
~~(d) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~
For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the ~~Federal Reserve Bank of New York~~NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clauses (a) or (b) of that definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18(e)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18(e)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bioventus Parent” means Bioventus, Inc., a Delaware corporation
“Blocked Person” means any Person: (a) listed in the annex to, or otherwise the target of sanctions imposed by, Executive Order No. 13224; (b) listed in any sanctions-related list of designated Persons maintained by the United States (including, but not limited to, OFAC Lists), the United Nations Security Council, the European Union or any of its member states, or Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority; (c) fifty percent (50%) or more, individually or in the aggregate, owned or controlled by any Person described in paragraphs (a) or (b) hereof; (d) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (e) that is the government of a Sanctioned Country.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any other limited liability company, the members, manager or the board of managers of such Person (which, in the case of the Borrower as constituted on the date of this Agreement, shall mean the Borrower’s Board of Managers), (c) in the case of any partnership, the members, board of directors or board of managers of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.
“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Borrower” as defined in the preamble hereto.

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“Borrower LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement, dated as of May 4, 2012, among Smith & Nephew, Inc., Beluga I, Inc., Beluga II, Inc., Beluga III, Inc., Beluga IV, Inc., Beluga V, Inc., Beluga VI, Inc., Beluga VII, Inc., Beluga VII-A, Inc., Beluga VIII, Inc., and Bioventus LLC, as amended by (i) that certain First Amendment to Bioventus LLC Amended and Restated Limited Liability Company Agreement, dated as of May 21, 2015, (ii) that certain Second Amendment to Bioventus LLC Amended and Restated Limited Liability Company Agreement, dated as of November 23, 2015 and (iii) that certain Third Amendment to Bioventus LLC Amended and Restated Limited Liability Company, dated as of December 8, 2017.
“Businesses” means, at any time, a collective reference to the businesses engaged in or proposed to be engaged in by the Borrower and the Subsidiaries ~~on the Second~~(and any Persons that become Subsidiaries pursuant to the CartiHeal Equity Purchase) on the Third Amendment Effective Date~~, after giving effect to the Oyster Transactions,~~  and other similar, ancillary, incidental, complementary or related, or reasonable or logical extensions of such businesses.
“Business Day” means ~~(a)~~ any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close ~~and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.~~.
~~“Calendar Quarter” means, for any calendar year, the successive first, second, third or fourth period of three consecutive calendar months in such year.~~
“Calculation Date” means (a) the ~~last Business Day of each month, (b) the~~ date of issuance, amendment, renewal or extension of any Foreign Currency Letter of Credit, but only as to the Foreign Currency Letter of Credit so issued, amended, renewed or extended, and (~~c~~b) any other date selected by the Administrative Agent in its reasonable discretion.
“Calendar Quarter” means, for any calendar year, the successive first, second, third or fourth period of three consecutive calendar months in such year.
“Cap” means, with respect to any provision of this Agreement as of any date of determination, any limitation based on a fixed Dollar amount or percentage of TTM Consolidated Adjusted EBITDA (or if both apply to such provision, whichever is higher determined as of such date); provided that, for the avoidance of doubt, Cap shall not include any limitation based on a ratio.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that no Indebtedness of the Borrower will constitute Capital Stock by virtue of being convertible or exchangeable into Capital Stock prior to such conversion or exchange and; provided further, in the case of the Borrower, Capital Stock shall include units under the Borrower’s profits interest plans, phantom profits interest plans and equity participation rights plans.
“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

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“CartiHeal” means CartiHeal (2009) Ltd., an Israeli private company.
“CartiHeal Equity Purchase” means the direct or indirect acquisition, by the Borrower, of all of the outstanding Capital Stock of CartiHeal (that is not already owned (directly or indirectly) by the Borrower as of the Third Amendment Effective Date) pursuant to the terms of the CartiHeal Equity Purchase Agreement (or otherwise on terms reasonably acceptable to the Administrative Agent).
“CartiHeal Equity Purchase Agreement” means that certain Option and Equity Purchase Agreement, dated as of July 15, 2020, by and among the Borrower, CartiHeal, the major shareholders party thereto and Elron Electronic Industries Ltd., as the securityholder representative, as amended by that certain Amendment to Option and Equity Purchase Agreement, dated as of June 17, 2022, and as further amended, supplemented or otherwise modified from time to time in a manner not prohibited hereby.
“CartiHeal Milestone Payments” mean those certain Post-Closing Payments, the Annual Interest Payment and the Sales Milestone Consideration (each as defined in the CartiHeal Equity Purchase Agreement) made by the Borrower pursuant to, and in accordance with, the terms of the CartiHeal Equity Purchase Agreement, including any interest payable thereon pursuant to the CartiHeal Equity Purchase Agreement.
“CartiHeal Reorganization” means, following the CartiHeal Equity Purchase, the contribution of all or a portion of the Capital Stock of CartiHeal to one or more Subsidiaries.
“Cash Equivalents” means, as at any date of determination:
(a)Dollars, Euros and Sterling (and, to the extent reasonably necessary to reimburse any Foreign Currency Letter of Credit, the applicable Available Foreign Currency);
(b)local currencies held by the Borrower or any Subsidiary from time to time in the ordinary course of business or consistent with past practice and not for speculation that is a national currency of any participating member state of the European Union;
(c)marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States Government or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;
(d)marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;
(e)commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(f)certificates of deposit, time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted (x) by any Lender or (y) by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000;

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(g)marketable short-term money market and similar highly liquid funds having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);
(h)(i) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (f) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government and (ii) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition;
(i)investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (h) above; and
(j)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.
In the case of Investments by any Foreign Subsidiary or Investments made in a jurisdiction outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (h) and in this paragraph.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.
“Change of Control” means the occurrence of any of the following: (a) at any time prior to consummation of a Qualifying IPO, Permitted Holders will cease to beneficially own and control, directly or indirectly, on a fully-diluted basis more than 50% of the voting power in the Borrower (other than during the short term pendency of any Permitted Reorganization or Permitted IPO Reorganization to the extent such interim failure to own and control is reasonably necessary or advisable to effectuate such transaction and so long as such interim failure to own and control is cured by the close of business on the date of the consummation of such Permitted Reorganization or Permitted IPO Reorganization), or (b) at any time after consummation of a Qualifying IPO, any Person or “group” (but excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders will have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting power in the Borrower and the percentage of aggregate voting interests so held is greater than the percentage of aggregate voting power held, directly or indirectly, in the aggregate by the Permitted Holders; unless, in the case of clause (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Borrower. For purposes of this Agreement, “group” and beneficial ownership will have the meanings given in Rules 13d-3 and 13d-5 under the Exchange Act, or any successor provision.

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“Class” means (a) with respect to the Lenders, each of the following classes of the Lenders: (i) the Lenders having Term Loan Exposure arising from the Initial Term Loans, (ii) the Lenders having Term Loan Exposure arising from any separately identifiable tranche of Incremental Term Loans, (iii) the Lenders having Term Loan Exposure arising from any separately identifiable tranche of Refinancing Term Loans, (iv) the Lenders having Term Loan Exposure arising from any separately identifiable tranche of Extended Term Loans, (v) the Lenders having Term A-1 Loan Exposure arising from any separately identifiable tranche of Term A-1 Loans ~~and~~, (vi) the Lenders having Term A-2 Loan Exposure arising from any separately identifiable tranche of Term A-2 Loans and (vii) the Lenders having Revolving Credit Exposure (including the Swing Line Lenders), and (b) with respect to Loans, each of the following classes of Loans: (i) Initial Term Loans, (ii) any separately identifiable tranche of Incremental Term Loans, (iii) any separately identifiable tranche of Refinancing Term Loans, (iv) any separately identifiable tranche of Extended Term Loans, (v) Term A-1 Loans ~~and~~, (vi) Term A-2 Loans and (vii) Revolving Loans (including Swing Line Loans).
“Closing Date” means December 6, 2019.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.
“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as collateral security for the Obligations; provided that Collateral shall not include any Excluded Assets or any other property or assets specifically excluded from the scope of any grant clause under any other Collateral Document unless (as to any Credit Party) such Credit Party hereafter agrees in writing that any such Excluded Asset, asset or property shall constitute Collateral hereunder.
“Collateral Agent” as defined in the preamble hereto.
“Collateral Documents” means the Pledge and Security Agreement, the Mortgages (if any) and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
“Commitment” means any Revolving Credit Commitment, any Term A-1 Loan Commitment, any Term A-2 Loan Commitment, any Initial Term Loan Commitment and any Incremental Term Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, any successor statute and any regulations promulgated thereunder from time to time.
“Compliance Certificate” means a Compliance Certificate of the Borrower substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.18(c) and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides

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that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).
“Consolidated Adjusted EBITDA” means, for any Test Period, an amount determined for the Borrower and the Subsidiaries on a consolidated basis and without duplication equal to:
(a)Consolidated Net Income for such period, plus
(b)the sum of, in each case (other than subclauses (x) and (xxi) below) to the extent deducted (and not added back or excluded) in the calculation of Consolidated Net Income, but without duplication:
(i)Consolidated Interest Expense of such Person for such Test Period;
(ii)consolidated tax expense of such Person for such Test Period based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period;
(iii)amounts attributable to depreciation and amortization expense of such Person for such Test Period (including amortization of customer contracts, non-compete agreements or other intangible assets);
(iv)non-cash charges or expenses reducing Consolidated Net Income for such Test Period (provided, in connection with any non-cash charge or expense that is an accrual of a reserve for a cash expenditure or payment required to be made, or anticipated to be made, in a future period, (1) the Borrower may determine not to add back such non-cash charge or expense in the current Test Period and (2) to the extent the Borrower decides to add back such non-cash charge or expense, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA to such extent) (in the case of this clause (2), other than (x) in respect of payments in an aggregate amount not in excess of $12,300,000 made by the Borrower or any of its ~~Restricted~~ Subsidiaries to Anthony Bihl pursuant to any management equity plan or other management or employee benefit plan or arrangement and (y) any payments made pursuant to Section 6.4(k));
(v)non-recurring costs, fees and expenses associated with the Transactions;
(vi)fees, charges and expenses arising in connection with the consummation or proposed consummation of any transaction that is or would be a Permitted Acquisition, permitted Investment, disposition, incurrence or repayment of Indebtedness (including a refinancing, amendment or other modification thereof) and/or equity offering (including any Qualifying IPO), in each case whether or not consummated and any amendment or modification to the terms of any such transactions (including such costs, fees, charges and expenses reimbursed or actually paid by a Person that is not the Borrower or a Subsidiary or covered by indemnification or reimbursement provisions);

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(vii)restructuring, integration or similar charges, expenses or reserves, whether or not classified as restructuring charges or expenses under GAAP (including restructuring costs related to acquisitions and closure or consolidation of branches, facilities or locations, any lease termination settlements (or remaining rental expense until the end of the applicable lease term), and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use);
(viii)any net loss from disposed or discontinued operations;
(ix)extraordinary, unusual or non-recurring costs, fees, charges and other expenses (including with respect to the OIG Matter), including severance costs and expenses (including such fees, charges and expenses incurred by the Borrower or any Subsidiary that are reimbursed or actually paid by a Person that is not the Borrower or a Subsidiary or covered by indemnification or reimbursement provisions);
(x)expenses, losses (including lost revenues) or charges (other than any expense, loss or charge added-back under another clause in this definition) incurred during such period in connection with Casualty Events to the extent that such any such amount is covered by business interruption or other insurance and which either has been reimbursed or as to which the Borrower has made a determination that there exists reasonable evidence that such amount will be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable insurance carrier in writing and (b) in fact reimbursed within 180 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 180 days);
(xi)expenses, charges and losses due to the effects of purchase accounting, as set forth in the Statement of Financial Accounting Standards 141(R), Business Combinations;
(xii)the amount of any expenses paid on behalf of any member of the Board of Directors or reimbursable to such member of the Board of Directors and any management, monitoring, consultant or advisory fees (including termination fees), closing fees and related indemnities and expenses paid or accrued to the Sponsor and their Affiliates;
(xiii)costs or expenses incurred by the Borrower or any Subsidiary pursuant to a management equity plan, profits interest or stock option plan or any other management or employee benefit plan or arrangement or any stock subscription or shareholder plan;
(xiv)expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with Permitted Acquisitions or other permitted Investments or acquisitions, including those investments entered into prior the Closing Date;
(xv)any minority interest expense;
(xvi)the amount of costs relating to opening facilities, signing, retention and completion bonuses, relocation expenses, severance costs, recruiting expenses, costs, expenses and losses incurred in connection with any strategic or new initiatives, transition costs, and other business optimization expenses (including costs and expenses relating to business optimization programs), and new systems design and implementation costs;

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(xvii)without duplication of amounts added in determining Consolidated Adjusted EBITDA for any prior Test Period pursuant to clause (b)(iv) above, any payments made pursuant to Section 6.4(k);
(xviii)[reserved];
(xix)expenses in the form of bonuses paid to employees in connection with Permitted Acquisitions or other Investments permitted under Section 6.6;
(xx)for any Test Period ending on or prior to the date that is twelve (12) months after the Third Amendment Effective Date, any Public Company Costs;
(xxi)the amount of “run-rate” cost savings, operating expense reductions and cost synergies projected by the Borrower in good faith to result from (A) actions taken and (B) actions committed to be taken or expected to be taken no later than eighteen (18) months after any acquisition, disposition or operational change, in each case, which cost savings, operating expense reductions and cost synergies will be determined by the Borrower in good faith and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined; and
(xxii)costs, expenses, charges and losses in connection with research and development related to distribution and commercialization rights; minus
(c)the sum of, in each case to the extent included in the calculation of Consolidated Net Income, but without duplication:
(xxiii)extraordinary, unusual or non-recurring cash gains of such Person for such Test Period increasing Consolidated Net Income; and
(xxiv)all non-cash items of such Person for such Test Period increasing Consolidated Net Income, including gains on cancellation of debt purchased at less than par (in each case of or by the Borrower and its Subsidiaries for such period), other than the accrual of revenue in the ordinary course and excluding any such items which represent the reversal in such Test Period of any accrual of, or cash reserve for, anticipated cash charges in any prior period to the extent such amount was deducted in determining Consolidated Adjusted EBITDA for such prior period;
provided that the amounts included in Consolidated Adjusted EBITDA for any Test Period pursuant to subclauses (vii), (ix) (other than any payment in connection with the OIG Matter), (xvi), (xxi) (other than adjustments thereunder, in an aggregate amount not to exceed $20,000,000, pertaining to the Oyster Mergers or the Oyster Reorganization), (xxii) and (viii) (solely with respect to cash expenses incurred by discontinued operations at the time of close and on an ongoing basis) of clause (b) above will not in the aggregate exceed 25% of Consolidated Adjusted EBITDA for such Test Period (prior to giving effect to amounts added-back pursuant to such subclauses); provided further that any determination of whether any item is extraordinary, unusual or non-recurring shall be made by the Borrower in its reasonable judgment in consultation with the Administrative Agent.

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“Consolidated Interest Expense” means, with respect to any Person for any Test Period, the total consolidated interest expense of such Person and its Subsidiaries for such Test Period determined on a consolidated basis in accordance with GAAP, plus, without duplication (and solely to the extent such items were deducted in the calculation of Consolidated Net Income):
(a)imputed interest on Finance Leases of such Person and its Subsidiaries for such Test Period;
(b)commissions, discounts and other fees, charges and expenses owed by such Person and its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such Test Period;
(c)amortization of debt issuance costs, debt discount, or premium and other debt or equity financing fees and expenses incurred by such Person and its Subsidiaries for such Test Period including net costs under Rate Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and any commitment fees payable thereunder;
(d)cash contributions to any employee stock ownership plan or similar trust made by such Person and its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such Test Period;
(e)all interest paid or payable with respect to discontinued operations of such Person and its Subsidiaries for such Test Period;
(f)the interest portion of any deferred payment obligations of such Person and its Subsidiaries for such Test Period; and
(g)all interest on any Indebtedness of such Person and its Subsidiaries that is (i) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (ii) contingent obligations of such Person or its Subsidiaries in respect of Indebtedness;
provided that Consolidated Interest Expense shall be calculated after giving effect to Rate Contracts related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Rate Contracts; provided further, that when determining Consolidated Interest Expense in respect of any Test Period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such Test Period. For purposes of this definition, interest on Finance Leases will be deemed to accrue at the interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP as in effect on the Closing Date.
“Consolidated Net Income” means, for any Test Period:
(a)the net income (or loss) of the Borrower and the Subsidiaries on a consolidated basis for such Test Period taken as a single accounting period determined in conformity with GAAP, plus

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(b)the income (or loss) of any Joint Venture or Unrestricted Subsidiary of the Borrower or any Subsidiary, solely, in the case of any income, to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Subsidiary by such Joint Venture or Unrestricted Subsidiary during such Test Period, minus
(c)to the extent included in clause (a) above, an amount equal to the sum of (without duplication):
(i)with respect to any Person that is not a wholly-owned Subsidiary of the Borrower but whose net income is consolidated in whole or in part with the net income of the Borrower, the income (or loss) of such Person solely to the extent attributable to that portion of the Capital Stock in such Person that is not owned, directly or indirectly, by the Borrower during such Test Period; provided, the Borrower’s equity in the net income in such Person will be included in Consolidated Net Income up to the amount of dividends, distributions or other payments in respect of such equity that are paid in cash (or to the extent converted into cash) by such Person to the Borrower or any of its Subsidiaries (and the Borrower’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any of its Subsidiaries in such Person);
(ii)with respect to any Person that is not a wholly-owned Subsidiary of the Borrower but whose net income is consolidated in whole or in part with the net income of the Borrower, the income of such Person solely to the extent that the declaration or payment of dividends or similar distributions by such Person of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or requirement of Law applicable to such Person during such Test Period; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid by such Person to the Borrower or any of its Subsidiaries in respect of such Test Period;
(iii)the income (or loss) of any Person accrued prior to the date (x) such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary or (y) such Person’s assets are acquired by the Borrower or any Subsidiary;
(iv)any after-tax gains or losses attributable dispositions of property;
(v)earnings (or losses), including any non-cash impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;
(vi)(A) unrealized gains and losses with respect to Rate Contracts for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging), as such Topic may be amended, updated or supplemented from time to time, and (B) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (x) Indebtedness, (y) obligations under any Rate Contracts or (z) other derivative instruments;
(vii)gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period (including currency translation gains or losses related to currency remeasurements of Indebtedness (including any net gain (or loss) resulting from Rate Contracts for currency exchange risk)); and
(viii)the effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period.

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“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and the Subsidiaries referred to in the following clauses of the definition of “Indebtedness”: clauses (a), (b), (c) (but only with respect to any notes payable), (e) (but only to the extent that such indebtedness is recourse debt), (f) (but only to the extent that any letter of credit has been drawn and not reimbursed (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted))) and (i) (to the extent relating to Indebtedness of the type described in clauses (a), (b), (c), (e) and (f) of the definition thereof), in each case determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include (x) Indebtedness in respect of obligations under Rate Contracts ~~or~~, (y) operating leases on the balance sheet of the Borrower and the Subsidiaries or (z) any Indebtedness in respect of the CartiHeal Milestone Payments (other than Indebtedness in respect of any Annual Interest Payment (as defined in the CartiHeal Equity Purchase Agreement)).
“Contractual Obligation” means, as applied to any Person, any provision of any of the Securities issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantors” as defined in Section 7.2.
“Contribution Indebtedness” means Indebtedness of a Credit Party in an aggregate principal amount up to 100.0% of the net cash proceeds received by the Borrower since the Closing Date from the issue or sale of Capital Stock (other than Disqualified Capital Stock) of the Borrower or Capital Stock of a Parent of the Borrower the proceeds of which have been contributed to the Borrower or contributions to the common equity capital of the Borrower (in each case, other than Specified Equity Contributions or proceeds of sales of Capital Stock to the Borrower or any Subsidiary) to the extent such net cash proceeds or cash have not been otherwise utilized in accordance with the term of this Agreement and such net cash proceeds or cash have been designated as “Contribution Indebtedness” by the Borrower in a written certification to the Administrative Agent no less than 90 days after the receipt thereof; provided that (i) such Indebtedness does not mature prior to 91 days after the Latest Term Loan Maturity Date at the time such Indebtedness is incurred, or have a shorter Weighted Average Life to Maturity than the Term Loans at the time such Indebtedness is incurred; (ii) immediately before and after giving effect thereto and to the use of the proceeds thereof no Event of Default has occurred and is continuing or would result therefrom; and (iii) after giving effect thereto and the use of proceeds thereof, the Borrower and its Subsidiaries are in Pro Forma compliance with the Financial Covenants set forth in Section 6.7.
“Controlled Entity” means, as to any Person, any other Person that is in control of, or is controlled by, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and is organized by such Person (or any Person controlling or controlled by such Person) primarily for making equity or debt investments, directly or indirectly, in the Borrower or other portfolio companies of such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.

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“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H.
“Covered Entity” means any of the following:
(a)    ~~(a)~~ a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    ~~(b)~~ a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R § 47.3(b); or
(c)    ~~(c)~~ a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower in the form of (i) Refinancing Term Commitments or Refinancing Term Loans or (ii) other term loans or notes or revolving commitments governed by definitive documentation other than this Agreement; provided that:
(a)such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, any of the Term Loans, any Class of Term Loans, Revolving Loans or Revolving Credit Commitments;
(b)such Indebtedness is in an original aggregate principal amount not greater than the Maximum Refinancing Amount;
(c)any such Indebtedness will not mature prior to the final maturity date of the Refinanced Indebtedness, or have a shorter Weighted Average Life to Maturity than the Refinanced Indebtedness;
(d)any mandatory prepayments (and, with respect to any Credit Agreement Refinancing Indebtedness comprising Revolving Loans, to the extent commitments thereunder are permanently reduced or terminated) of:
(i)any Credit Agreement Refinancing Indebtedness that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments are (A) permitted hereunder and (B) to the extent required hereunder or pursuant to the terms of any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Indebtedness, first made or offered to the Loans and any such Pari Passu Lien Indebtedness; and

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(ii)any Credit Agreement Refinancing Indebtedness that is Pari Passu Lien Indebtedness will be made on a pro rata basis or less than pro rata basis with the Initial Term Loans or Initial Revolving Commitments, as applicable (but not greater than a pro rata basis except for prepayments with the proceeds of Credit Agreement Refinancing Indebtedness and in respect of an earlier maturing tranche);
(e)such Indebtedness is not incurred or guaranteed by any Person other than a Credit Party;
(f)if such Indebtedness is secured:
(i)such Indebtedness is not secured by any assets or property of the Borrower or any Subsidiary that does not constitute Collateral;
(ii)[reserved];
(iii)if such Indebtedness constitutes Pari Passu Lien Indebtedness, a debt representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Pari Passu Lien Intercreditor Agreement; and
(iv)if such Indebtedness is secured on a junior basis to the Obligations, a debt representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement; and
(g)the other terms applicable to such Indebtedness are either (i) substantially identical to or (taken as a whole as determined by the Borrower and the Administrative Agent) no more favorable to the lenders or holders providing such Indebtedness than those applicable to such Refinanced Indebtedness or (ii) otherwise on customary market terms (taken as a whole as determined by the Borrower in its reasonable judgment), including with respect to high yield debt securities to the extent applicable; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower or applicable Subsidiary is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided further, that this clause (g) will not apply to (1) terms addressed in the preceding clauses (a) through (f), (2) interest rate, fees, funding discounts and other pricing terms, (3) redemption, prepayment or other premiums, (4) optional prepayment terms, and (5) covenants and other terms that are (i) applied to the Loans and Commitments existing at the time of incurrence of such Credit Agreement Refinancing Indebtedness (so that existing Lenders also receive the benefit of such provisions) and/or (ii) applicable only to periods after the Latest Term Loan Maturity Date at the time of incurrence of such Indebtedness.
“Credit Date” means the date of a Credit Extension.
“Credit Document” means any of (i) this Agreement, (ii) the Notes, if any, (iii) the Collateral Documents, (iv) the Wells Fee Letter, solely with respect to the provision regarding the annual administrative fee due to the Administrative Agent and any documents or certificates executed by the Borrower in favor of an Issuing Bank relating to Letters of Credit, (v) the Intercompany Subordination Agreement, (vi) any other subordination and intercreditor agreement (including any Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement) entered into pursuant to the terms hereof and (vii) any Incremental Amendment, Refinancing Amendment or Extension Amendment.

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“Credit Extension” means the making of a Loan or the Issuing of a Letter of Credit.
“Credit Party” means the Borrower and each Guarantor Subsidiary.
~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~
“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all of the Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations ~~or the Oyster Obligations~~ are declared or become immediately due and payable, (b) with respect to any Funding Default (other than any such Funding Default arising pursuant to clause (e) of the definition of “Defaulting Lender”), the date on which (i) the Default Excess with respect to such Defaulting Lender will have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (ii) such Defaulting Lender will have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (c) the date on which the Borrower, the Administrative Agent and the Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulted Loan” as defined in Section 2.22.
“Defaulting Lender” will mean any Lender that has (a) failed to fund its portion of any Loan, or any portion of its participation in any Letter of Credit or Swing Line Loan within two (2) Business Days of the date on which it will have been required to fund the same, unless such Lender notifies the Borrower that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, will be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally unless such Lender notifies the Borrower that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, will be specifically identified in such writing) has not been satisfied, (c) failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, will be specifically identified in writing to the Borrower prior to such failure) cannot be satisfied) and participations in then outstanding Letters of Credit and Swing Line

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Loans; provided that any such Lender will cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent and the Borrower, (d) otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (e) has become the subject of a Bail-In Action or (f)(i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Lender or its properties or assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless, in the case of any Lender referred to in this clause (f), the Borrower, the Administrative Agent, each Swing Line Lender and each Issuing Bank will be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. For the avoidance of doubt, a Lender will not be deemed to be a Defaulting Lender solely by virtue of the Undisclosed Administration of such Lender or its Parent or of the ownership or acquisition of any Capital Stock in such Lender or its Parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; provided that, as of any date of determination, the determination of whether any Lender is a Defaulting Lender hereunder will not take into account, and will not otherwise impair, any amounts funded by such Lender which have been assigned by such Lender to an SPC pursuant to Section 10.6. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent to the Borrower and each other Lender.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale pursuant to Section 6.8(e) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Executive Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Asset Sale).
“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely in exchange for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely in exchange for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Term Loan Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations ~~and all Oyster Obligations~~, the cancellation or expiration of all Letters of Credit and the termination of the Commitments; provided, if such Capital Stock is issued pursuant to a plan for the benefit of future, current or former employees, directors or officers of the Borrower or any Subsidiary or by any such plan to such employees, directors or officers, such Capital Stock will not constitute Disqualified Capital Stock solely because they may be required to be repurchased by the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability.

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“Disqualified Lender” means (a) any person identified by name in writing to the Lead Arrangers on or prior to November 15, 2019, (b) any other Person that is identified by name in writing to the Lead Arrangers (if after November 15, 2019 and prior to the Closing Date) or the Administrative Agent (on or after the Closing Date), to the extent such person is a competitor or is an affiliate of a competitor of the Borrower or its Subsidiaries, which supplement to the Disqualified Lender List shall become effective three (3) Business Days after delivery thereof to the Lead Arrangers or the Administrative Agent, as applicable and (c) any affiliate of any person referred to in clauses (a) or (b) above that is (I) clearly identifiable as such solely on the basis of the similarity of its name or (II) identified as such by name in writing to the Administrative Agent, which supplement to the Disqualified Lender List shall become effective three (3) Business Days after delivery thereof to the Administrative Agent; provided, that (i) any supplement to the Disqualified Lender List shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and Commitments and (ii) a “competitor” or an affiliate of a competitor shall not include any bona fide fixed income investors or debt funds (other than a bona fide fixed income investors or debt fund that has been identified in writing pursuant to clause (a) above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor or affiliate thereof, as applicable, and for which no personnel involved with the competitive activities of its affiliates (x) makes any investment decisions for such fixed income investors or debt fund, as applicable or (y) has access to any information (other than information publicly available) relating to the Borrower or its Subsidiaries from such fixed income investors or debt fund, as applicable.
“Disqualified Lender List” means the list of Disqualified Lenders identified by the Borrower to the Administrative Agent in writing prior to the Closing Date, as such list of Disqualified Lenders may be supplemented from time to time pursuant to the definition of “Disqualified Lender”.
“Documentation Agent” means DNB Bank ASA, New York Branch, in its capacity as Documentation Agent hereunder.
“Dollar Equivalent” means, at any time as to any amount denominated in any Agreed Currency other than Dollars, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Agreed Currency, on the most recent Calculation Date for such currency.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
~~“Documentation Agent” means DNB Capital LLC, in its capacity as Documentation Agent hereunder.~~

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“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by the Administrative Agent, including IntraLinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
~~“Early Opt-in Election” means the occurrence of:~~
~~(a)     a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and~~
~~(b)     the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.~~
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

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“Eligible Assignee” means, in each case, subject to the proviso at the end of this definition, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any Person (other than a Natural Person and/or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) in compliance with Section 10.6(c)(ii) or (c) any Approved Fund; provided that in no event will (i) a Disqualified Lender be an Eligible Assignee without the Borrower’s consent (which may be withheld in its sole discretion) and (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons in this clause (ii) be an Eligible Assignee.
“Eligible Currency” means any currency other than Dollars (a) that is readily available, (b) that is freely traded, (c) in which deposits are customarily offered to banks in the London interbank market, (d) that is convertible into Dollars in the international interbank market and (e) as to which a Dollar Equivalent may be readily calculated. If, after the designation by an Issuing Bank of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the reasonable determination of the applicable Issuing Bank, no longer readily available or freely traded or (z) in the reasonable determination of the applicable Issuing Bank, a Dollar Equivalent ~~Amount~~amount of such currency is not readily calculable, the applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower, and such currency shall no longer be an Agreed Currency until such time as an Issuing Bank agrees to reinstate such currency as an Agreed Currency.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged Environmental Liability or violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the environment, natural resources and environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational health and safety, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.
“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, (a) any actual or alleged violation of any Environmental Law; (b) any Release or threatened Release; (c) any Remedial Action or Hazardous Materials Activity; or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

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“ERISA Affiliate” means, as applied to any Person, (a) any entity, whether or not incorporated, that is under common control with the Person within the meaning of Section 4001(a)(14) of ERISA, (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (d) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of the Borrower or Subsidiary will continue to be considered an ERISA Affiliate of any the Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan; (b) the filing pursuant to Section 412 of the Internal Revenue Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower or any Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Subsidiary or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (f) the imposition of any liability under Title IV of ERISA on the Borrower, any Subsidiary or any of their respective ERISA Affiliates, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (g) the withdrawal of the Borrower, any Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Internal Revenue Code or Sections 304 or 305 of ERISA), or in “critical and declining status” (within the meaning of Section 305 of ERISA) or in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on the Borrower, any Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any Subsidiary or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan or Multiemployer Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (l) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any Subsidiary is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in Liability to the Borrower or any Subsidiary; (m) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(j) of the Internal Revenue Code or Section 303 of ERISA); or (n) the imposition of liability on the Borrower or any Subsidiary or any of their

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respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.
“Erroneous Payment” as defined in Section 9.14(a).
“Erroneous Payment Deficiency Assignment” as defined in Section 9.14(d).
“Erroneous Payment Impacted Class” as defined in Section 9.14(d).
“Erroneous Payment Return Deficiency” as defined in Section 9.14(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Euro” means the lawful currency of any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
~~“Eurodollar Base Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.18(e),~~
~~(a)    for any interest rate calculation with respect to a Eurodollar Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “Eurodollar Base Rate” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and~~
~~(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “Eurodollar Base Rate” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.~~

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~~Each calculation by the Administrative Agent of the Eurodollar Base Rate shall be conclusive and binding for all purposes, absent manifest error.~~
~~Notwithstanding the foregoing, (x) in no event shall the Eurodollar Base Rate (including any Benchmark Replacement with respect thereto) be less than the applicable Floor and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.18(e), in the event that a Benchmark Replacement with respect to the Eurodollar Base Rate is implemented then all references herein to the Eurodollar Base Rate shall be deemed references to such Benchmark Replacement.~~
~~“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to (a) the Eurodollar Base Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.~~
~~“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.~~
“Event of Default” means each of the conditions or events set forth in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any Eligible Currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. If such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems in good faith appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Excluded Assets” has the meaning assigned to that term in the Pledge and Security Agreement.
“Excluded Subsidiary” means (a) each Immaterial Subsidiary, (b) each Unrestricted Subsidiary, (c) each Foreign Subsidiary, (d) each Foreign Subsidiary Holding Company, (e) each direct or indirect Subsidiary of any Foreign Subsidiary or any Foreign Subsidiary Holding Company, (f) each Subsidiary to the extent that such Subsidiary is prohibited or restricted by any applicable Law from guaranteeing the Obligations, (g) each Subsidiary if, and for so long as, the guarantee of the Obligations by such Subsidiary would require the consent, approval, license or authorization of a Governmental Authority or under any binding Contractual Obligation with any Person other than the Borrower or any Subsidiary existing on the Closing Date (or, if later, the date such Subsidiary is acquired (so long as such Contractual Obligation is not incurred in contemplation of such acquisition)), except to the extent such consent, approval, license or authorization has actually been obtained; it being understood and agreed that there shall not be a requirement to seek to obtain any such consent, (h) each Subsidiary that is not a wholly owned Subsidiary of a Credit Party, (i) each special purpose securitization vehicle (or similar entity), (j) each Subsidiary that is a not-for-profit organization, (k) each Captive Insurance Subsidiary and (l) each Subsidiary with respect to which, as determined by the Borrower and the Administrative Agent, the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Lenders; in each case of this definition, unless such Subsidiary is designated as a Guarantor pursuant to the definition of “Guarantors.”

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“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 7.14) at the time the guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion will apply only to the portion of such Swap Obligation that is attributable to swaps for which the guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Tax” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated, and including branch profits taxes) and franchise taxes, in each case (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed on any Recipient as a result of a present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising from any such Recipient having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced, any Credit Document, or sold or assigned an interest in any Credit Document or Loan); (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which such Lender (i) acquires such interest in the Loan or Commitment or otherwise becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.23) or (ii) changes its lending office, except in each case, to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes that are attributable to the failure by any Recipient to deliver the documentation required to be delivered pursuant to Section 2.20(f) or Section 2.20(g); and (d) Taxes imposed under FATCA.
“Executive Officer” means, as applied to any Person, any individual holding the position of chairman of the Board of Directors, chief executive officer, chief financial officer, chief operating officer, chief compliance officer, chief legal officer and any other executive officer having substantially the same authority and responsibility as any of the foregoing.

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“Executive Order No. 13224” means Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.
“Existing Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of November 15, 2016 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof), among the Borrower, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.
“Existing Letters of Credit” means those letters of credit existing on the Closing Date and identified on Schedule 1.1.
“Extended Revolving Credit Commitment” as defined in Section 10.5(g)(i)(2).
“Extended Term Lender” as defined in Section 10.5(g)(i)(3).
“Extended Term Loans” as defined in Section 10.5(g)(i)(3).
“Extension” as defined in Section 10.5(g)(i).
“Extension Amendment” as defined in Section 10.5(g)(iii).
“Extension Offer” as defined in Section 10.5(g)(i).
“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower, any Subsidiary or any of their respective predecessors or Affiliates.
“Fair Share” as defined in Section 7.2.
“Fair Share Contribution Amount” as defined in Section 7.2.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law or regulation (or official interpretation thereof) adopted pursuant to any such intergovernmental agreement.
~~“FCA” as defined in Section 1.8.~~
“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).
“Federal Funds Effective Rate” means, for any day, the rate ~~calculated by the NYFRB based on such day’s~~per annum equal to the weighted average of the rates on overnight federal funds transactions ~~by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.~~with members of the Federal Reserve System, as published by the NYFRB on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the Closing Date, is or should be accounted for as a finance lease or capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Finance Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on January 1, 2019.
“Financial Covenants” are, as of any date of determination, the covenants set forth in Section 6.7(a) as applicable on such date.
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer, controller or other officer with equivalent duties of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and the Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.
~~“Financial Covenants” are, as of any date of determination, the covenants set forth in Section 6.7(a) as applicable on such date.~~
“Financial Plan” as defined in Section 5.1(k).
“First Lien Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt of the Borrower and the Subsidiaries that is secured by a Lien on the Collateral that ranks pari passu with the Liens on the Collateral securing the Obligations outstanding as of the most recently ended Test Period, minus up to $50,000,000 of Unrestricted Cash as of such date to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, all of the foregoing determined on a Pro Forma Basis.
“First Oyster Merger” as defined in the definition of “Oyster Merger Agreement”.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower and the Subsidiaries ending on December 31st of each calendar year.
“Flood Hazard Property” means any improved portion of a Material Real Estate Asset subject to a Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency (or any successor thereto) as having special flood or mud slide hazards.
“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

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“Floor” means a rate of interest equal to (a) with respect to any Incremental Term Loan, Extended Term Loan or Refinancing Term Loan, the applicable floor determined pursuant to Section 2.24, Section 2.26 and Section 10.5(g), as applicable, and (b) for any other purpose, 0.0%.
“Foreign Casualty Event” as defined in Section 2.15(f)(i).
“Foreign Currency Letter of Credit” means a Letter of Credit denominated in any Available Foreign Currency.
“Foreign Disposition” as defined in Section 2.15(f)(i).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means any Subsidiary that has no material assets other than the Capital Stock (or Capital Stock and Indebtedness) of one or more CFCs or other Foreign Subsidiary Holding Companies.
“Funded Debt” means all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“Funding Default” as defined in Section 2.22(d).
“Funding Guarantor” as defined in Section 7.2.
“Funding Notice” means a notice substantially in the form of Exhibit A-1.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2 and in the definition of Finance Lease, United States generally accepted accounting principles in effect as of the date of determination thereof; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything herein to the contrary, all leases of the Borrower and its Subsidiaries that are treated as operating leases for purposes of GAAP on January 1, 2019 shall continue to be accounted for as operating leases regardless of any change in or application of GAAP following such date that would otherwise require such leases to be treated as Finance Leases.
“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any official, officer, employee, or any Person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or Affiliated (as defined without reference to clause (a) of the second sentence set forth in the definition of “Affiliate”) with a Governmental Authority.

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“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government in a jurisdiction where the Borrower and its Subsidiaries operate the Businesses.
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Granting Lender” as defined in Section 10.6(k).
“Grantor” as defined in the Pledge and Security Agreement.
“Guarantor” means (i) each Guarantor Subsidiary and (ii) to the extent that any Person, if any, becomes the direct Parent of the Borrower and such Parent elects, in its sole discretion, to Guarantee the Obligations (it being understood that there is no requirement for any such Parent to give such Guaranty) by executing a supplement to the Guaranty in substantially the form attached thereto, then such Parent shall be a Guarantor hereunder; provided that, with respect to any such Parent that is not organized under the laws of the United States of America, any State thereof or the District of Columbia, the Required Lenders shall have granted their consent to such Parent as a Guarantor taking into account the local laws and regulations in the jurisdiction of such Parent’s organization and operations, and the availability and enforceability of guarantees and security to be provided by such Parent, and all documentation of such guarantees and security and related filings (if applicable) shall be in form and substance satisfactory to the Required Lenders.
“Guarantor Subsidiary” means each Subsidiary of the Borrower (other than an Excluded Subsidiary). The Borrower may, in its sole discretion, cause any Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Subsidiary to execute a supplement to the Guaranty in substantially the form attached thereto, and any such Subsidiary shall be a Guarantor hereunder for all purposes; provided that with respect to any Subsidiary that is not a Domestic Subsidiary, the Required Lenders shall have granted their consent to such Subsidiary as a Guarantor taking into account the local laws and regulations in the jurisdiction of such Subsidiary’s organization and operations, and the availability and enforceability of guarantees and security to be provided by such Subsidiary, and all documentation of such guarantees and security and related filings (if applicable) shall be in form and substance satisfactory to the Required Lenders.
“Guaranty” means the guaranty of each Guarantor set forth in Section 7.
“Hazardous Materials” means any chemical, material, substance or waste, (i) exposure to, or the Release of which is prohibited, limited or regulated by any Governmental Authority, (ii) which may or could result in liability under Environmental Law, or (iii) which may or could pose a hazard to human health and safety or to the indoor or outdoor environment, including any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, toxic mold and biomedical waste.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

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“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
“Historical Financial Statements” means as of the Closing Date, with respect to the Borrower and its consolidated Subsidiaries, (i) the audited consolidated balance sheets as of December 31, 2017 and 2018 and the related audited consolidated statements of operations and comprehensive (loss) income, statements of changes in members’ equity and cash flows for the years ended December 31, 2017 and 2018, and (ii) the unaudited consolidated balance sheet as of September 30, 2019 and the related unaudited consolidated statement of operations and comprehensive (loss) income and statements of changes in members’ equity and cash flows for the nine months then ended, in each case together with the notes thereto.
~~“IBA” as defined in Section 1.8.~~
“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“Immaterial Subsidiary” means on any date, any Subsidiary of the Borrower that has less than 2.5% of consolidated total assets on a Pro Forma Basis and generates less than 2.5% of annual consolidated revenues of the Borrower and the Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 5.1(a) prior to such date; provided that if, at any time and from time to time after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they meet the thresholds set forth above comprise in the aggregate more than (when taken together with the consolidated total assets of the Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 5.0% of consolidated total assets of the Borrower and the Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Subsidiaries of such Domestic Subsidiaries for such Test Period) 5.0% of the consolidated revenues of the Borrower and the Subsidiaries for such Test Period, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) cause one or more Domestic Subsidiaries to comply with the provisions of Section 5.10 with respect to any such Subsidiaries so that the foregoing excess is eliminated.
“Increased Cost Lender” as defined in Section 2.23(a).
“Incremental Amendment” as defined in Section 2.24(e).
“Incremental Amount” as defined in Section 2.24(c).

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“Incremental Equivalent Debt” means Indebtedness of any one or more Credit Parties in the form of loans or notes that constitute Pari Passu Lien Indebtedness or Junior Lien Indebtedness or that are unsecured; provided that:
(a)the aggregate principal amount of all Incremental Equivalent Debt on any date such Indebtedness is incurred will not, together with any Incremental Revolving Facilities and/or Incremental Term Facilities previously incurred, exceed the Incremental Amount (on the same basis as the Borrower may incur Incremental Facilities pursuant to the fourth, fifth and sixth sentences of Section 2.24(c), but substituting “Incremental Equivalent Debt” for “Incremental Facility” therein); provided that:
(i) ~~(i)~~ loans or notes that constitute Pari Passu Lien Indebtedness will only be incurred when the First Lien Net Leverage Ratio, after giving effect to the incurrence thereof on a Pro Forma Basis and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), would not exceed 3.50:1.00; provided that such ratio level shall increase to 3.75:1.00 in connection with any Material Permitted Acquisition that results in the Financial Covenant level set forth in Section 6.7(a)(i) ~~to increase~~increasing and for any other Incremental Equivalent Debt incurred to finance a Material Permitted Acquisition during the duration of such increase,
(ii) ~~(ii)~~ loans or notes that constitute Junior Lien Indebtedness will only be incurred when the Secured Net Leverage Ratio, after giving effect to the incurrence thereof on a Pro Forma Basis and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), would not exceed 3.50:1.00; provided that such ratio level shall increase to 3.75:1.00 in connection with any Material Permitted Acquisition that results in the Financial Covenant level set forth in Section 6.7(a)(i) ~~to increase~~increasing and for any other Incremental Equivalent Debt incurred to finance a Material Permitted Acquisition during the duration of such increase, and
(iii) ~~(iii)~~ unsecured loans or notes will only be incurred when the Total Net Leverage Ratio, after giving effect to the incurrence thereof on a Pro Forma Basis and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), would not exceed 3.50:1.00; provided that such ratio level shall increase to 3.75:1.00 in connection with any Material Permitted Acquisition that results in the Financial Covenant level set forth in Section 6.7(a)(i) ~~to increase~~increasing and for any other Incremental Equivalent Debt incurred to finance a Material Permitted Acquisition during the duration of such increase;
(b)(i) any Incremental Equivalent Debt that constitutes Pari Passu Lien Indebtedness will not mature prior to the maturity date of each of the Initial Term Loans ~~and~~, the Term A-1 Loans and the Term A-2 Loans and (ii) any Incremental Equivalent Debt that constitutes Junior Lien Indebtedness or unsecured Indebtedness will not mature prior to the date that is 91 days after the maturity date of each of the Initial Term Loans ~~and~~, the Term A-1 Loans and the Term A-2 Loans;
(c)any Incremental Equivalent Debt will not have a shorter Weighted Average Life to Maturity than the Initial Term Loans ~~or~~, the Term A-1 Loans or the Term A-2 Loans;
(d)any Incremental Equivalent Debt that is secured (i) will not be secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (ii) will be subject to a Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, as applicable;

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(e)any Incremental Equivalent Debt constituting Pari Passu Lien Indebtedness may participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis except for prepayments with the proceeds of a Permitted Refinancing and in respect of an earlier maturing tranche) with the then-existing Term Loans in any mandatory prepayments hereunder, and any mandatory prepayments of any Incremental Equivalent Debt that is unsecured or Junior Lien Indebtedness may not be made except to the extent that prepayments are offered, to the extent required under this Agreement or any Pari Passu Lien Indebtedness, first on a pro rata basis to the Term Loans and any applicable Pari Passu Lien Indebtedness;
(f)Incremental Equivalent Debt will not be guaranteed by any Person other than the Credit Parties;
(g)with respect to any Incremental Equivalent Debt incurred as Pari Passu Lien Indebtedness in the form of term loans, the MFN Adjustment will apply to any such Incremental Equivalent Debt (but the MFN Adjustment will not apply to any other Incremental Equivalent Debt);
(h)subject to the provisions set forth in Section 1.5 with respect to any Limited Condition Transaction, no Default or Event of Default will have occurred and be continuing on the date such Incremental Equivalent Debt is incurred, or would occur immediately after giving effect thereto; and
(i)Other Applicable Incurrence Requirements shall apply, mutatis mutandis.
For the avoidance of doubt, if the Borrower shall incur indebtedness as Incremental Equivalent Debt under the Incremental Fixed Amount substantially concurrently with the incurrence of indebtedness under any of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or Total Net Leverage Ratio tests described above, such applicable ratio will be calculated with respect to such incurrence without regard to any incurrence of indebtedness under the Incremental Fixed Amount. Unless the Borrower elects otherwise, each Incremental Equivalent Debt will be deemed incurred first under the applicable First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or Total Net Leverage Ratio to the extent permitted, with the balance incurred under the Incremental Fixed Amount. If any of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and/or Total Net Leverage Ratio tests described above for the incurrence of any Incremental Equivalent Debt would be satisfied on a Pro Forma Basis as of the end of any Fiscal Quarter, the classification shall be deemed to have occurred automatically.
“Incremental Facility” as defined in Section 2.24(a).
“Incremental Fixed Amount” means, as of ~~the~~any date of measurement, (a) the greater of (i) $100,000,000 and (ii) 100% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination, minus (b) the aggregate amount of Incremental Term Loans previously incurred in reliance on this definition (excluding $30,000,000 of principal amount of the Term A-2 Loans incurred on the Third Amendment Effective Date such that, as of the Third Amendment Effective Date (after giving effect to the Term A-2 Loans incurred on such date), Incremental Term Loans in an aggregate principal amount of $50,000,000 shall be deemed to have been incurred under the Incremental Fixed Amount), minus (c) the aggregate amount of Revolving Credit Commitments previously committed in reliance on this definition to fund Incremental Revolving Facilities, minus (d) the aggregate amount of all Incremental Equivalent Debt previously incurred in reliance on this definition, plus (e) the aggregate principal amount of any prepayments of Term Loans made pursuant to Section 2.13(a) after the Third Amendment Effective Date to the extent not funded with the proceeds of Funded Debt, plus (f) the aggregate principal amount of any reductions of the Revolving Credit Commitments made pursuant to Section 2.13(b) to the extent not funded with the proceeds of Funded Debt.

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“Incremental Loans” as defined in Section 2.24(a).
“Incremental Ratio Amount” means an aggregate principal amount of Indebtedness that, after giving effect to the incurrence thereof on a Pro Forma Basis and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), would not result in, with respect to any Incremental Facility or Incremental Equivalent Debt to be incurred as Pari Passu Lien Indebtedness, the First Lien Net Leverage Ratio being equal to or greater than 3.50:1.00 for the most recently ended Test Period; provided that such ratio level shall increase to 3.75:1.00 in connection with any Material Permitted Acquisition that results in the Financial Covenant level set forth in Section 6.7(a)(i) ~~to increase~~increasing and for any other Incremental Facility or Incremental Equivalent Debt incurred to finance a Material Permitted Acquisition during the duration of such increase.
“Incremental Revolving Facilities” as defined in Section 2.24(a).
“Incremental Revolving Loans” as defined in Section 2.24(a).
“Incremental Term Facilities” as defined in Section 2.24(a).
“Incremental Term Loans” as defined in Section 2.24(a).
“Incremental Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Term Loan and “Incremental Term Loan Commitments” means such commitments of all Lenders in the aggregate.
“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lenders; provided, at any time prior to the making of the Incremental Term Loans, the Incremental Term Loan Exposure of any Lender will be equal to such Lender’s Incremental Term Loan Commitment.
“Indebtedness,” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Finance Leases that is properly classified as a liability on a balance sheet in conformity with GAAP as in effect of the date hereof; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services to the extent the same would be required to be shown as a liability on the balance sheet of such Person prepared in accordance with GAAP; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby will have been assumed by that Person or is nonrecourse to the credit of that Person (provided that the amount of such Indebtedness for purposes of this clause (e) will be the lesser of the fair market value of such property at such date of determination and the amount of Indebtedness so secured); (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (g) [reserved]~~,~~; (h) Disqualified Capital Stock; (i) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of any other Person in respect of items in clauses (a)-(g) of this definition other than by endorsement of negotiable instruments for collection in the ordinary course of business; (j) [reserved]; (k) [reserved]; and (l) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Rate Contract, whether entered into for hedging or speculative purposes; provided that in no event (i) will obligations under any Rate Contract be deemed “Indebtedness” for the purpose of calculating any ratio contemplated by this Agreement and (ii) will operating leases of the Borrower and the Subsidiaries be deemed “Indebtedness” for any purpose under this Agreement. Notwithstanding anything to the contrary in clause (f) of this definition, to the extent any letter of credit issued for the benefit of the Borrower or any Subsidiary (a “Primary LC”) is supported (including any “back-to-back” arrangement) by a another letter of credit (including any Letter of Credit hereunder) also issued for the benefit of the Borrower or any Subsidiary (the “Supporting LC”), to the extent that any both such Primary LC and the relevant Supporting LC would constitute “Indebtedness” for any purpose under this Agreement, then the Primary LC and the relevant Support LC shall be deemed to be a single obligation in

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an amount equal to the amount of Indebtedness attributable to the Primary LC (and any corresponding amount of the Supporting LC that also would then constitute “Indebtedness” will be disregarded).
For all purposes hereof, the Indebtedness of any Person will (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Subsidiaries that are not Credit Parties, exclude loans and advances made by Credit Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business solely to the extent the aggregate principal amount of all such loans and advances at any time outstanding does not exceed $4,000,000 solely to the extent that such intercompany loans and advances are evidenced by one or more notes in form and substance reasonably satisfactory to the Administrative Agent and pledged as Collateral. The amount of Indebtedness of any Person for purposes of clause (e) will be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any Remedial Action), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee will be designated as a party or a potential party thereto, and any reasonable and documented out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the Wells Fee Letter and any Contractual Obligation entered into in connection with any Approved Electronic Communications; (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary; or (d) any investigation, litigation or other proceeding relating to any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Law or theory thereof, including common law, equity, contract, tort or otherwise.

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“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document, and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” as defined in Section 10.3(a).
“Initial Credit Extension” as defined in Section 3.1.
“Initial Revolving Borrowing” means one or more borrowings of Revolving Loans in amounts not to exceed up to $10,000,000 (including for working capital purposes and/or to pay Transaction Costs).
“Initial Revolving Commitment” means the commitment of a Lender set forth on Appendix A-2 to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swing Line Loans hereunder, and “Initial Revolving Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Initial Revolving Commitment, if any, is subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Revolving Commitments as of the Closing Date is $50,000,000.
“Initial Term Loan” means a Term Loan made by a Lender to the Borrower on the Closing Date pursuant to Section 2.1(a).
“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $200,000,000.
“Initial Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided, at any time prior to the making of the Initial Term Loans, the Initial Term Loan Exposure of any Lender will be equal to such Lender’s Initial Term Loan Commitment.
“Initial Term Loan Facility” means the term loan facility established pursuant to Section 2.1(a).
“Initial Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.
“Intellectual Property” has the meaning set forth in the Pledge and Security Agreement.
“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement to be executed by the Borrower and its Subsidiaries substantially in the form of Exhibit K.
“Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated Adjusted EBITDA for the most recently ended Test Period to (b) Consolidated Interest Expense paid in cash and net of cash interest income for the most recently ended Test Period, in each case for the Test Period as of such date, all of the foregoing determined on a Pro Forma Basis.

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“Interest Payment Date” means with respect to (a) any Base Rate Loan, the last Business Day of each Calendar Quarter, commencing on the first such date to occur after the borrowing of such Loan and the final maturity date or conversion date of such Loan; and (b) any ~~Eurodollar Rate~~SOFR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” will also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
“Interest Period” means, ~~in connection with a Eurodollar Rate Loan, an interest period of one-, three- or six-months (or if available twelve-months or other periods~~as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case~~, with the consent of each applicable Lender),~~  as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice~~,~~  and subject to availability; provided that:
(a) ~~(a) initially, commencing~~the Interest Period shall commence on the Credit Date or Conversion/Continuation Date thereof, as the case may be~~; and (b) thereafter, commencing~~, of any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the immediately preceding Interest Period expires; ~~provided that~~
(b) ~~(i) if an~~if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period ~~will~~shall expire on the next succeeding Business Day ~~unless~~; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, ~~in which case~~ such Interest Period ~~will~~shall expire on the immediately preceding Business Day;
(c) ~~(ii)~~ any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) ~~will, subject to clauses (iii) and (iv) of this definition,~~shall end on the last Business Day of ~~a~~the relevant calendar month at the end of such Interest Period;
(d)(~~iii~~i) no Interest Period with respect to any portion of any Class of Term Loans will extend beyond such Class’s Term Loan Maturity Date~~;~~  and (~~iv~~ii) no Interest Period with respect to any portion of the Revolving Loans will extend beyond the Revolving Credit Commitment Termination Date applicable to such Revolving Loans~~.~~; and
(e)no tenor that has been removed from this definition pursuant to Section 2.18(e)(iv) shall be available for specification in any Funding Notice or Conversion/Continuation Notice.
“Interest Rate Determination Date” means, with respect to any Interest Period, the ~~date that is two Business Days prior to the first day of such Interest Period~~Periodic Term SOFR Determination Day or the Base Rate Term SOFR Determination Day, as applicable.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.
“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower or any Subsidiary of, or of a beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary from any Person, of any Capital Stock of such Person; (c) any direct or indirect loan, advance or capital contribution by the Borrower or any Subsidiary to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (d) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a facility or Capital Stock in a Joint Venture or other Capital Stock in another Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or, in the case of a purchase or acquisition of assets (other than Capital Stock), will be owned by the Borrower or a Subsidiary. The amount of any Investment will be the original cost of such Investment

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plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment.
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.
“Issuing Bank” means each of (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) Wells Fargo Bank, National Association, in its capacity as an issuer of Letters of Credit hereunder and (ii) any (A) Lender, (B) Affiliate of a Lender and (C) other bank or legally authorized Person, in each case under this clause (ii), that agrees to act in such capacity and reasonably acceptable to the Borrower and the Administrative Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder and (b) with respect to the Existing Letters of Credit, JPMorgan Chase Bank, N.A., in its capacity as issuer thereof.
“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any Subsidiary and (b) any Person in whom the Borrower or any Subsidiary beneficially owns any Capital Stock that is not a Subsidiary (other than an Unrestricted Subsidiary); provided that in no event will any Subsidiary of any Person be considered a Joint Venture of such Person.
“Judgment Currency” as defined in Section 10.26(a).
“Junior Financing” means any Junior Lien Indebtedness, any Subordinated Debt and any unsecured Indebtedness, in each case in excess of the Threshold Amount.
“Junior Lien Indebtedness” means any Indebtedness of any Credit Party that is secured by Liens on Collateral that rank junior in priority to the Liens that secure the Obligations.
“Junior Lien Intercreditor Agreement” means an Intercreditor Agreement, in form and substance reasonably acceptable to the Borrower, the Collateral Agent and the applicable debt representatives for Junior Lien Indebtedness permitted hereunder.
“L/C Reimbursement Agreement” as defined in Section 2.4(a).
“Latest Term Loan Maturity Date” means, as at any date of determination, the latest maturity or expiration date applicable to any Term Loan (including any Incremental Term Loan), as extended in accordance with this Agreement from time to time.
“Laws” means any federal, state, local or foreign law (including common law), statute, code or ordinance, or any rule or regulation promulgated by any Governmental Authority.

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“LCT Election” as defined in Section 1.5.
“LCT Test Date” as defined in Section 1.5.
“Lead Arrangers” means Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and Truist Securities, Inc. (formerly known as SunTrust Robinson Humphrey, Inc.), in their respective capacities as joint lead arrangers and joint bookrunners hereunder.
“Lender” means, collectively, (a) each Person listed on the signature pages hereto as a Lender holding a Commitment or a Loan and (b) any other Person (other than a Natural Person) that becomes a party hereto pursuant to an Assignment Agreement and holds a Commitment or a Loan. Unless the context clearly indicates otherwise, the term “Lenders” will include the Swing Line Lenders.
“Lender Presentation” means that certain lender presentation dated November 12, 2019.
“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on Appendix B hereto or in the administrative questionnaire delivered by such Lender to the Borrower and the Administrative Agent, or, in each case, such other office or offices of such Lender as it may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means a commercial or standby letter of credit Issued or to be Issued by an Issuing Bank pursuant to this Agreement and the Existing Letters of Credit.
“Letter of Credit Obligations” means all outstanding obligations incurred by any Issuing Bank or any Lender at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the Issuance or any other amendment to Letters of Credit by any Issuing Bank or the purchase of a participation as set forth in Section 2.4(e) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations will equal the maximum amount that may be payable by the Issuing Banks and the Lenders thereupon or pursuant thereto; provided that such calculation will, with respect to Foreign Currency Letters of Credit, be made using the Dollar Equivalent of any Foreign Currency Letters of Credit with respect to amounts denominated in Available Foreign Currencies.
“Letter of Credit Sublimit” means, as of any date of determination, the lower of the following amounts: (a) $7,500,000 and (b) the aggregate amount of the Revolving Credit Commitments as of such date minus the Total Utilization of Revolving Credit Commitments as of such date.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Banks and not theretofore reimbursed by or on behalf of the Borrower; provided that such calculation will, with respect to Foreign Currency Letters of Credit, be made using the Dollar Equivalent of any Foreign Currency Letters of Credit with respect to amounts denominated in Available Foreign Currencies.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

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“Lien” means (a) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities; provided that in no event shall an operating lease in and of itself be deemed a Lien.
“Limited Condition Transaction” means any Permitted Acquisition, other Investment, irrevocable (which can be conditional) repayment or redemption of, or offer to purchase, any Indebtedness permitted hereunder by any one or more of the Borrower and/or one or more of its Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Loan” means an Initial Term Loan, a Term A-1 Loan, a Term A-2 Loan, an Incremental Term Loan, an Extended Term Loan, a Refinancing Term Loan, a Revolving Loan (including any Incremental Revolving Loan) or a Swing Line Loan.
“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors as in effect from time to time.
“Material Adverse Effect” means a material adverse effect with respect to (a) the business, operations, properties, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform their payment obligations under this Agreement or any other Credit Document, (c) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.
“Material Permitted Acquisition” means any Permitted Acquisition with a purchase price in excess of $25,000,000.
“Material Real Estate Asset” means any fee-owned Real Estate Asset located in the United States having a fair market value (determined in good faith by the Borrower) in excess of $7,500,000 as of the date of the acquisition thereof.
“Maximum Refinancing Amount” means, with respect to any Credit Agreement Refinancing Indebtedness, Permitted Refinancing or other refinancing, the principal amount (including interest paid in kind or otherwise capitalized to principal) and/or undrawn commitments, as applicable, of such Refinanced Indebtedness plus the sum of (i) the amount of all accrued and unpaid interest on such Refinanced Indebtedness, (ii) the amount of any premiums (including tender premiums), make-whole amounts or penalties on such Refinanced Indebtedness, (iii) the amount of all fees (including any exit consent fees) on such Refinanced Indebtedness, (iv) the amount of all fees (including commitment, underwriting, structuring, ticking and closing fees), commissions, costs, expenses and other amounts associated with such Refinancing Indebtedness and (v) the amount of all original issue discount and upfront fees associated with such Refinancing Indebtedness (“Refinancing Amount”); provided that (1) to the extent on the date of such Permitted Refinancing the Borrower has capacity under the clause of Section 6.1 pursuant to which such Refinanced Indebtedness was initially incurred (or to which such Refinanced Indebtedness at such time has been classified, as applicable) to incur additional principal amount of the same type as the Refinanced Indebtedness (“Additional Incurrence Capacity”), then the Borrower and its Subsidiaries may incur Refinancing Indebtedness in an aggregate principal amount not to exceed the maximum Additional Incurrence Capacity if greater than the Refinancing Amount; provided further, that the amount of Refinancing Indebtedness incurred in reliance on the Additional Incurrence Capacity will be considered to have been incurred under the clause of Section 6.1 pursuant to which such Refinanced Indebtedness was initially incurred (or to which such Refinanced Indebtedness at such time has been classified, as applicable).

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“MFN Adjustment” means, with respect to the incurrence of any Incremental Term Loans, Incremental Equivalent Debt that is Pari Passu Lien Indebtedness in the form of term loans (but not notes or securities) or Permitted Ratio Debt that is Pari Passu Lien Indebtedness in the form of term loans (but not notes or securities), in each case during the first 12 months following the Closing Date, in the event that the All-In Yield applicable to such Indebtedness exceeds the All-In Yield of the Initial Term Loans at the time of such incurrence by more than 50 basis points, then the interest rate margins for the Initial Term Loans will automatically be increased on the date of incurrence of such specified Indebtedness to the extent necessary so that the All-In Yield of the Initial Term Loans is equal to the All-In Yield of such specified Indebtedness minus 50 basis points (provided that any increase in All-In Yield of the Initial Term Loans due to the increase in ~~a Eurodollar Base Rate~~an interest rate floor on such specified Indebtedness will be effected solely through an increase in any ~~Eurodollar Rate~~interest rate floor applicable to the Initial Term Loans).
“Moody’s” means Moody’s Investor Services, Inc.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or other document creating a Lien on any Real Estate Asset or any interest in any Real Estate Asset, as applicable, made in favor of the Collateral Agent for the benefit of the Secured Parties in form reasonably acceptable to the Borrower and the Administrative Agent.
“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“NAIC” means The National Association of Insurance Commissioners and any successor thereto.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the results of operations and financial condition of the Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the Fiscal Year in which such Fiscal Quarter occurs to the end of such Fiscal Quarter.
“Natural Person” means a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.
“Net Cash Proceeds” means:
(j)with respect to any Asset Sale subject to Section 2.14(a) or Casualty Event subject to Section 2.14(b), an amount equal to: (i) cash payments (including any cash received by way of release from escrow or deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any Subsidiary from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (A) Taxes payable (including related Tax Payments) in connection with such Asset Sale (including taxes imposed on the distribution or repatriation of such Net Cash Proceeds), (B) payment of the outstanding principal amount of, premium or penalty, if any, interest and breakage costs on any Indebtedness (other than the Loans or any Incremental Equivalent Debt) that is secured by a Lien on the stock or assets in question (and, to the extent such stock or assets constitute Collateral, which Lien is senior to the Lien of Agent or is pari passu with the Lien of Agent to the extent permitted hereunder) and that is required to be repaid under the terms thereof as a result of such Asset Sale, (C) a reserve for any purchase price adjustment or indemnification payments (fixed or contingent) established in accordance with GAAP or attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any Subsidiary in connection with such Asset Sale, (D) the out-of-pocket expenses, costs and fees (including with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements, survey costs, title insurance premiums and related search and recording charges, transfer taxes and deed or mortgage recording taxes or following a Casualty Event, restoration costs) in each case actually incurred in connection with such sale or disposition and payable to a Person that is not an Affiliate of the Borrower, (E) in the case of any Asset Sale or Casualty Event by a non-wholly owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the

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Borrower as a result thereof and (F) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this subclause (F); and
(b)with respect to the sale, incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance minus (B) the sum of Taxes paid or reasonably estimated to be payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Subsidiary in connection with such sale, incurrence or issuance.
“Non-Consenting Lender” as defined in Section 2.23(c).
“Non-Credit Party” means any Subsidiary that is not a Credit Party.
“Non-U.S. Lender” means a Lender (including any Issuing Bank) that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code.
“Nonpublic Information” means material information with respect to the Borrower, any Subsidiary or their respective securities which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
“Note” means an Initial Term Loan Note, a Term A-1 Loan Note, a Term A-2 Loan Note, a Revolving Loan Note or a Swing Line Note.
“Notice” means a Funding Notice, an Application, an Issuance Notice or a Conversion/Continuation Notice.
“NYFRB” means the Federal Reserve Bank of New York.

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“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a ~~Banking~~Business Day, for the immediately preceding ~~Banking~~Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, any Issuing Bank, any Indemnitee or any other Secured Party under any Credit Document (including, without limitation, Letter of Credit Obligations), any obligations owed to any Secured Swap Provider under any Secured Rate Contract, or any obligations owed to any Bank Product Provider in respect of Bank Product Obligations under any Bank Product Agreement, in each case, whether for principal, premium, interest (including interest premiums, fees and other amounts incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, whether or not due and payable and whether or not allowed or allowable in such proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Secured Rate Contracts, fees, expenses, indemnification or otherwise; provided that the Obligations with respect to any Guarantor shall exclude all Excluded Swap Obligations of such Guarantor~~; provided further that (a) prior to the Oyster Debt Assumption, the Obligations shall exclude all of the Oyster Obligations and (b) from and after, and subject to the occurrence of, the Oyster Debt Assumption, the Oyster Obligations shall (without duplication of any such obligations that otherwise constitute Obligations) automatically and irrevocably become (and be subsumed by the definition of) Obligations (to the extent such Oyster Obligations would otherwise constitute “Obligations” but for the operation of the preceding clause (a)) without any further action by any Person~~. For the avoidance of doubt, “Obligations” will include obligations arising under any Incremental Term Loan or any Extended Term Loan.
“Obligee Guarantor” as defined in Section 7.6.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the SDN List and/or any other list of terrorists or other restricted Persons maintained by OFAC.
“OIG Matter” means the “OIG Matter” as disclosed in the Lender Presentation.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” will only be to a document of a type customarily certified by such governmental official.
“Other Applicable Incurrence Requirements” as defined in Section 2.24(g).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed as a result of a present or former connection between a Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document or sold or assigned an interest in any

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Loan or Credit Document) imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).
“Overnight Bank Funding Rate” means, for any day, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
~~“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).~~
~~“Oyster Bank Product Obligations” means all Bank Product Obligations (determined for this purpose as if all references therein to the Borrower were references to the Oyster Borrower) of any Oyster Credit Party or any of its Subsidiaries.~~
~~“Oyster Bank Product Agreement” means any agreement evidencing Oyster Bank Product Obligations.~~
~~“Oyster Bank Product Provider” means a Lender or Agent or any Affiliate of a Lender or Agent that in each case that provides Bank Products to the Oyster Borrower or any of its Subsidiaries (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of an Oyster Bank Product Agreement), whether or not such Person subsequently ceases to be a Lender, an Agent or an Affiliate of a Lender or Agent, in any case, that has executed and delivered to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Lender, Agent or Affiliate of such Lender or Agent appoints the Administrative Agent and the Collateral Agent as agents under the applicable Oyster Credit Documents.~~
“Oyster Borrower” means (a) from the Second Amendment Effective Date until the consummation of the First Oyster Merger, Oyster Merger Sub I, (b) from the consummation of the First Oyster Merger until the consummation of the Second Oyster Merger, Oyster Target, and (c) from and after the consummation of the Second Oyster Merger until the consummation of the Oyster Debt Assumption, Oyster Merger Sub II; it being understood and agreed that from and after the consummation of the Oyster Debt Assumption, all of the obligations of the Oyster Borrower under the Oyster Credit Documents shall become obligations of the Borrower.
~~“Oyster Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted or purported to be granted pursuant to the Oyster Collateral Documents as collateral security for the Oyster Obligations; provided that Oyster Collateral shall not include any Oyster Excluded Assets or any other property or assets specifically excluded from the scope of any grant clause under any other Oyster Collateral Document unless (as to any Oyster Credit Party) such Oyster Credit Party hereafter agrees in writing that any such Oyster Excluded Asset, asset or property shall constitute Oyster Collateral hereunder.~~

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~~“Oyster Collateral Documents” means the Oyster Pledge and Security Agreement, and all other instruments, documents and agreements delivered by any Oyster Credit Party pursuant to this Agreement or any of the other Oyster Credit Documents in order to grant to the Collateral Agent, for the benefit of the Oyster Secured Parties, a Lien on any real, personal or mixed property of that Oyster Credit Party as security for the Oyster Obligations.~~
~~“Oyster Credit Document” means any of (i) this Agreement, (ii) the Term A-1 Loan Notes, if any, (iii) the Oyster Collateral Documents and (iv) the Oyster Guaranty.~~
~~“Oyster Credit Parties” means the Oyster Borrower and the Oyster Guarantor Subsidiaries.~~
“Oyster Debt Assumption” means ~~(a)~~ the assumption by the Borrower of all of the rights and obligations of the Oyster Borrower as the borrower in respect of the Term A-1 Loans, upon which the Oyster Borrower shall cease to constitute (and be released from all of its obligations as) the borrower in respect of the Term A-1 Loans, pursuant to an assumption agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower~~, (b) the concurrent joinder of each Oyster Credit Party as a Guarantor Subsidiary pursuant a Counterpart Agreement and (c) in connection with the transactions described in clause (a) and clause (b) of this definition, the execution and delivery to the Agents of all documentation of the type that would be required pursuant to Section 5.10(b) in connection with a Subsidiary becoming a Guarantor Subsidiary, including without limitation, resolutions authorizing the Borrower’s execution and delivery of the assumption documentation referenced in clause (a) and performance of such assumption documentation and the Credit Documents as supplemented thereby and the Borrower’s and each Oyster Credit Party’s execution and delivery of the Counterpart Agreement and performance of its obligations with respect to such Counterpart Agreement and each of the Credit Documents supplemented thereby.~~.
~~“Oyster Default” means a condition or event that, after notice or lapse of time or both, would constitute an Oyster Event of Default.~~
~~“Oyster Event of Default” means each of the conditions or events set forth in Section 11.5.~~
~~“Oyster Excluded Assets” has the meaning assigned to the term “Excluded Assets” in the Oyster Pledge and Security Agreement.~~
~~“Oyster Excluded Subsidiary” means (a) each Foreign Subsidiary of the Oyster Borrower, (b) each Foreign Subsidiary Holding Company that is a Subsidiary of the Oyster Borrower, (c) each direct or indirect Subsidiary of any Person that meets the requirements of clause (a) or clause (b) above, (d) each Subsidiary to the extent that such Subsidiary is prohibited or restricted by any applicable Law from guaranteeing the Oyster Obligations, (e) each Subsidiary if, and for so long as, the guarantee of the Oyster Obligations by such Subsidiary would require the consent, approval, license or authorization of a Governmental Authority or under any binding Contractual Obligation existing on the Second Amendment Effective Date with any Person other than the Borrower or any Subsidiary or the Oyster Borrower or any Subsidiary thereof, except to the extent such consent, approval, license or authorization has actually been obtained; it being understood and agreed that there shall not be a requirement to seek to obtain any such consent, (f) each Subsidiary that is not a wholly owned Subsidiary of an Oyster Credit Party, (g) each special purpose securitization vehicle (or similar entity), (h) each Subsidiary that is a not-for-profit organization, (i) each Captive Insurance Subsidiary and (j) each Subsidiary with respect to which, as determined by the Oyster Borrower and the Administrative Agent, the cost of providing a guarantee is excessive in view of the benefits to be obtained by the Term A-1 Loan Lenders.~~

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~~“Oyster Excluded Swap Obligation” means, with respect to any Oyster Guarantor Subsidiary, any Oyster Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guaranty of such Oyster Guarantor Subsidiary of, or the grant by such Oyster Guarantor Subsidiary of a security interest to secure, such Oyster Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Oyster Guarantor Subsidiary’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Oyster Guarantor Subsidiary and any and all guarantees of such Oyster Guarantor Subsidiary’s Oyster Swap Obligations by other Oyster Credit Parties) as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any keepwell provision of the Oyster Guaranty) at the time the guaranty of such Oyster Guarantor Subsidiary, or a grant by such Oyster Guarantor Subsidiary of a security interest, becomes effective with respect to such Oyster Swap Obligation. If an Oyster Swap Obligation arises under a master agreement governing more than one swap, such exclusion will apply only to the portion of such Oyster Swap Obligation that is attributable to swaps for which the guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.~~
“Oyster Existing Credit Agreements” means, collectively, (a) that certain Loan and Security Agreement, dated as of December 26, 2019, by and among Silicon Valley Bank, the Oyster Target and certain of affiliates of the Oyster Target and (b) that certain Amended and Restated Credit Agreement, dated as of September 27, 2019 by and among SWK Holdings Corporation, the Oyster Target and certain affiliates of the Oyster Target, in each case of clause (a) and (b) of this definition, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
~~“Oyster Fee Letter” means that certain Fee Letter, dated July 29, 2021, by and among the Borrower, Oyster Merger Sub I, Oyster Merger Sub II, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association.~~
~~“Oyster Guarantor Subsidiary” means each Subsidiary of an Oyster Borrower (other than an Oyster Excluded Subsidiary).~~
~~“Oyster Guaranty” means an unconditional guaranty agreement to be entered into on or prior to the Second Amendment Effective Date executed by the Oyster Credit Parties in favor of the Administrative Agent, for the ratable benefit and the Oyster Secured Parties, which shall be in form and substance reasonably acceptable to the Administrative Agent.~~
~~“Oyster Intellectual Property” has the meaning set forth in the Oyster Pledge and Security Agreement.~~
~~“Oyster Material Adverse Effect” means a material adverse effect with respect to (a) the business, operations, properties, assets or financial condition of the Oyster Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Oyster Credit Parties, taken as a whole, to fully and timely perform their payment obligations under the Credit Agreement or any other Oyster Credit Document, (c) the legality, validity, binding effect or enforceability against an Oyster Credit Party of an Oyster Credit Document to which it is a party or (d) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Oyster Credit Document.~~

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“Oyster Merger Agreement” means that certain Agreement and Plan of Merger dated as of July 29, 2021 (together with any exhibits and schedules thereto) by and among Bioventus Parent, Oyster Merger Sub I, Oyster Merger Sub II, and Oyster Target, pursuant to which, first, Oyster Merger Sub I will merge with and into Oyster Target, with Oyster Target as the surviving corporation (the “First Oyster Merger”), and, second, Oyster Target, as the surviving corporation in the First Oyster Merger, will merge with and into Oyster Merger Sub II, with Oyster Merger Sub II as the surviving limited liability company (the “Second Oyster Merger” and, together with the First Oyster Merger, the “Oyster Mergers”).
“Oyster Merger Sub I” means Oyster Merger Sub I, Inc., a Delaware corporation.
“Oyster Merger Sub II” means Oyster Merger Sub II, LLC, a Delaware limited liability company.
“Oyster Mergers” as defined in the definition of “Oyster Merger Agreement”.
~~“Oyster Obligations” means all obligations of every nature of each Oyster Credit Party from time to time owed to any Agent (including any former Agent), any Lender, any Indemnitee or any other Oyster Secured Party under any Oyster Credit Document, any obligations owed to any Oyster Secured Swap Provider under any Oyster Secured Rate Contract, or any obligations owed to any Oyster Bank Product Provider in respect of Oyster Bank Product Obligations under any Oyster Bank Product Agreement, in each case, whether for principal, premium, interest (including interest premiums, fees and other amounts incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, whether or not due and payable and whether or not allowed or allowable in such proceeding), payments for early termination of Oyster Secured Rate Contracts, fees, expenses, indemnification or otherwise; provided that the Oyster Obligations with respect to any Oyster Guarantor Subsidiary shall exclude all Oyster Excluded Swap Obligations of such Oyster Guarantor Subsidiary.~~
~~“Oyster Perfection Certificate” means a certificate in form approved by the Borrower and the Administrative Agent, as the same shall be supplemented from time to time.~~
~~“Oyster Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Oyster Credit Parties, in form approved by the Borrower and the Administrative Agent, as the same shall be supplemented from time to time.~~
~~“Oyster Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then held by any Oyster Credit Party in any real property.~~
“Oyster Refinancing” means, collectively, (i) the payment in full of the principal, accrued and unpaid interest, fees and other amounts (other than contingent obligations that are not then owing or with respect to which no claim has been made) outstanding on the Second Amendment Effective Date under each of the Oyster Existing Credit Agreements, (ii) the termination of all commitments to extend credit under the Oyster Existing Credit Agreements and (iii) the termination and/or release of all liens, security interests, pledges mortgages and other encumbrances securing the indebtedness outstanding under the Oyster Existing Credit Agreements.
“Oyster Reorganization” means, following the consummation of the Oyster Mergers, the contribution by Bioventus Parent of all of the Capital Stock of Oyster Merger Sub II to the Borrower.
~~“Oyster Schedules” means those certain supplemental schedules to this Agreement and the representations and warranties in Section 11.2.~~

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~~“Oyster Secured Obligation” as defined in the Oyster Pledge and Security Agreement.~~
~~“Oyster Secured Party” means the Administrative Agent, the Collateral Agent, each other Agent (including any former Agent), each Term A-1 Loan Lender, each other Indemnitee solely to the extent of any outstanding claim under Section 10.2 or for Indemnified Liabilities of such Indemnitee pursuant to and in accordance with Section 10.3, each Oyster Secured Swap Provider in respect of an Oyster Secured Rate Contract and each Oyster Bank Product Provider.~~
~~“Oyster Secured Rate Contract” means any Rate Contract between any Oyster Credit Party and/or any Subsidiary and an Oyster Secured Swap Provider and not entered into for speculative purposes.~~
~~“Oyster Secured Swap Provider” means an Agent or a Lender or an Affiliate of an Agent or a Lender (or a Person who was an Agent or a Lender or an Affiliate of an Agent or a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with the Oyster Borrower and/or any of its Subsidiaries.~~
~~“Oyster Specified Representations” means the representations and warranties set forth in the Oyster Credit Documents relating to organizational existence of the Oyster Credit Parties; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the execution, delivery and performance of the Oyster Credit Documents; solvency as of the Second Amendment Effective Date (after giving effect to the Oyster Transactions) of the Oyster Borrower and its Subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; the use of the proceeds of the Term A-1 Loan not violating OFAC, FCPA and other anti-terrorism, anti-money laundering and anti-corruption laws applicable to the Oyster Credit Parties and their respective Subsidiaries and laws applicable to Blocked Persons as administered by OFAC and the FCPA; the execution, delivery and performance by the Oyster Credit Parties of the applicable Oyster Credit Documents does not conflict with the organizational documents of such Oyster Credit Parties; and, creation, validity and perfection of security interests in the Oyster Collateral (subject to the proviso to Section 3.3(i)).~~
~~“Oyster Swap Obligation” means, with respect to any Oyster Guarantor Subsidiary, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.~~
“Oyster Target” means Misonix, Inc., a Delaware corporation.
“Oyster Transactions” means, collectively, (a) the Oyster Mergers, (b) the Oyster Refinancing, (c) the incurrence of the Term A-1 Loans and (d) the payment of fees, premiums, costs and expenses in connection with the foregoing.
“Parent” means, with respect to any Person, any other Person of which the first Person is a direct or indirect Subsidiary.
“Pari Passu Lien Indebtedness” means any Indebtedness of any Credit Party that is secured by Liens on Collateral that rank pari passu in priority with the Liens on Collateral that secure the Obligations.
“Pari Passu Lien Intercreditor Agreement” means an intercreditor agreement among the Collateral Agent and one or more debt representatives for Pari Passu Lien Indebtedness permitted hereunder in form and substance reasonably acceptable to the Borrower, the Collateral Agent and the applicable debt representatives for such Pari Passu Lien Indebtedness.

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“Participant Register” as defined in Section 10.6(g).
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“Payment Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Payment Recipient” as defined in Section 9.14(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
“Perfection Certificate” means a certificate in the form of Exhibit L or any other form approved by the Borrower and the Administrative Agent, as the same shall be supplemented from time to time.
“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, a facility or Capital Stock in a Joint Venture or other Capital Stock in another Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or, in the case of a purchase or acquisition of assets (other than Capital Stock), will be owned by the Borrower or a Subsidiary; provided that:
(a)subject to the provisions of Section 1.5 to the extent an LCT Election has been made with respect to such acquisition, immediately prior to and after giving effect thereto, no Event of Default has occurred and is continuing;
(b)the Person, assets or division acquired are in the same business as the Businesses engaged in by the Borrower and the Subsidiaries on the Second Amendment Effective Date, after giving effect to the Oyster Transactions and the Oyster Reorganization, or other ancillary or generally related Businesses or logical extensions thereof;
(c)such acquisition is not a hostile or contested acquisition;
(d)to the extent any acquired Person is required to become a Guarantor, the Borrower takes all actions required by Sections 5.10 and 5.11, as applicable; provided that the Borrower and its Subsidiaries will not be permitted to make Permitted Acquisitions of Persons that do not become Guarantor Subsidiaries (or of assets that are acquired by Non-Credit Parties) unless the aggregate amount of TTM Consolidated Adjusted EBITDA attributable to all such Persons acquired pursuant to Permitted Acquisitions consummated after the Second Amendment Effective Date (and, for the avoidance of doubt, excluding all Non-Credit Parties existing as of the Second Amendment Effective Date and Investments therein), together with the aggregate amount of TTM Consolidated Adjusted EBITDA attributable to Investments made in reliance on the proviso to Section 6.6(b) and the proviso to Section 6.6(f), shall be no greater than an amount equal to the greater of (i) $5,000,000 and (ii) 5% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination; and

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(e)(i) the Borrower and its Subsidiaries are in Pro Forma compliance with the Financial Covenants set forth in Section 6.7 immediately after giving effect to such acquisition and related transactions (giving effect to any increase in the Financial Covenant level set forth in Section 6.7(a)(i) as provided for therein, including with respect to any Material Permitted Acquisition which causes such increase to become effective) and (ii) with respect to acquisitions with a purchase price in excess of $25,000,000, the Borrower will have delivered to the Administrative Agent (which, for the avoidance of doubt, shall be posted to the Lenders) a customary compliance certificate.
Notwithstanding anything in this definition to the contrary, the Oyster Mergers shall be deemed to be a Permitted Acquisition.
“Permitted Holders” means (a) the Sponsor, (b) any limited partners or other investors in Sponsor that acquire via a pro rata dividend or similar distribution and continue to hold any of Sponsor’s beneficial ownership or voting interests in the Capital Stock of the Borrower or any Parent thereof (collectively “Sponsor Parties”) and (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include the Sponsor and that (directly or indirectly) hold or acquire beneficial ownership of voting interests in the Capital Stock of the Borrower or any Parent thereof, so long as the Sponsor (directly or indirectly) owns more than 50% of the economic and voting interests in the Capital Stock of the Borrower; provided that (I) for purposes of clause (a) of the definition of “Change of Control,” Permitted Holders may include Sponsor Parties only so long as Sponsor retains the power, by Voting Capital Stock, contract or otherwise, to elect a majority of the members of the Board of Directors of the Borrower and (II) for purposes of clause (b) of the definition of “Change of Control,” Permitted Holders will include Sponsor Parties only to the extent they comprise part of a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) in accordance with clause (c) of this definition.
“Permitted IPO Reorganization” means any transactions or actions taken in connection with and reasonably related to consummating an initial public offering (including any tax sharing arrangements or tax receivable agreements entered into in connection therewith on customary terms for similar transactions), so long as (i) after giving effect thereto the security interest of the Lenders in the Collateral and the value of the Guaranty given by the Guarantors, taken as a whole, are not materially impaired (as determined by the Borrower in good faith), (ii) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) the Credit Parties immediately prior to giving effect thereto continue to be Credit Parties immediately after giving effect thereto (or their successors as a result thereof are or become Credit Parties no later than immediately after giving effect thereto), (iv) the assets and property constituting Collateral immediately prior to giving effect thereto continue to constitute Collateral immediately after giving effect thereto, (v) the revenues of the Credit Parties (taken as a whole) on a Pro Forma Basis for the most recent Test Period shall not be reduced as a result thereof in any material respect, (vi) in the good faith determination of the Borrower, such transactions are not materially disadvantageous to the Lenders, and (vii) not less than ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to any such transactions or actions, the Borrower shall deliver to the Administrative Agent written notice of such transactions or actions and a general description of such transactions or actions to be taken.
“Permitted Liens” as defined in Section 6.2.
“Permitted Ratio Debt” means Indebtedness of the Borrower and/or any Subsidiary; provided that:

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(a)immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), (x) if such incurrence constitutes Pari Passu Lien Indebtedness, the First Lien Net Leverage Ratio, after giving effect to the incurrence thereof on a Pro Forma Basis and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), would not exceed 3.50:1.00; provided that such ratio level shall increase to 3.75:1.00 in connection with any Material Permitted Acquisition that results in the Financial Covenant level set forth in Section 6.7(a)(i) ~~to increase~~increasing and for any other Permitted Ratio Debt incurred to finance a Material Permitted Acquisition during the duration of such increase, (y) if such incurrence constitutes Junior Lien Indebtedness, the Secured Net Leverage Ratio, after giving effect to the incurrence thereof on a Pro Forma Basis and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), would not exceed 3.50:1.00; provided that such ratio level shall increase to 3.75:1.00 in connection with any Material Permitted Acquisition that results in the Financial Covenant level set forth in Section 6.7(a)(i) ~~to increase~~increasing and for any other Permitted Ratio Debt incurred to finance a Material Permitted Acquisition during the duration of such increase and (z) if such incurrence constitutes unsecured Indebtedness, the Total Net Leverage Ratio, after giving effect to the incurrence thereof on a Pro Forma Basis and excluding the cash proceeds to the Borrower or the Subsidiaries therefrom (but otherwise giving effect to the use of such proceeds), would not exceed 3.50:1.00; provided that such ratio level shall increase to 3.75:1.00 in connection with any Material Permitted Acquisition that results in the Financial Covenant level set forth in Section 6.7(a)(i) ~~to increase~~increasing and for any other Permitted Ratio Debt incurred to finance a Material Permitted Acquisition during the duration of such increase;
(b)(i) any such Indebtedness that constitutes Pari Passu Lien Indebtedness will not mature prior to the maturity date of each of the Initial Term Loans ~~and~~, the Term A-1 Loans and the Term A-2 Loans and (ii) any such Indebtedness that constitutes Junior Lien Indebtedness or unsecured Indebtedness will not mature prior to the date that is 91 days after the maturity date of each of the Initial Term Loans ~~and~~, the Term A-1 Loans and the Term A-2 Loans;
(c)such Indebtedness does not have a shorter Weighted Average Life to Maturity than, the Term Loans at the time such Indebtedness is incurred;
(d)subject to the provisions set forth in Section 1.5 with respect to any Limited Condition Transaction, immediately before and after giving effect thereto and to the use of the proceeds thereof no Event of Default has occurred and is continuing or would result therefrom;
(e)Other Applicable Incurrence Requirements shall apply, mutatis mutandis;
(f)any mandatory prepayments of any Permitted Ratio Debt that is Pari Passu Lien Indebtedness shall be made on a pro rata basis or less than pro rata basis with mandatory prepayments of the Term Loans;
(g)(x) if such Indebtedness is Pari Passu Lien Indebtedness, a debt representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Pari Passu Lien Intercreditor Agreement; and (y) if such Indebtedness is secured on a junior basis to the Term Loans, a debt representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement;
(h)any such Indebtedness constituting Pari Passu Lien Indebtedness may participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis except for prepayments with the proceeds of a Permitted Refinancing and in respect of an earlier maturing tranche) with the then-existing Term Loans in any mandatory prepayments hereunder, and any mandatory prepayments of any such Indebtedness that is unsecured or Junior Lien Indebtedness may not be made except to the extent that prepayments are offered, to the extent required under this Agreement or any Pari Passu Lien Indebtedness, first on a pro rata basis to the Term Loans and any applicable Pari Passu Lien Indebtedness; and

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(i)with respect to any Permitted Ratio Debt incurred as Pari Passu Lien Indebtedness in the form of term loans, the MFN Adjustment will apply to any such Permitted Ratio Debt.
The proceeds of any Permitted Ratio Debt received will not (but the application of such proceeds may) reduce Indebtedness for purposes of determining compliance with the First Lien Net Leverage Ratio or the Secured Net Leverage Ratio or the Total Net Leverage Ratio specified in clause (a) of the foregoing sentence.
“Permitted Refinancing” means, with respect to any specified Indebtedness of any Person (“Refinanced Indebtedness”), any modification, refinancing, refunding, replacement, renewal, extension, defeasance or discharge (the Indebtedness incurred to effect such modification, refinancing, refunding, replacement, renewal, extension, defeasance or discharge, “Refinancing Indebtedness”) of such Refinanced Indebtedness; provided that:
(a)the principal amount (and/or undrawn commitments, as applicable) of such Refinancing Indebtedness is not greater than the Maximum Refinancing Amount;
(b)except with respect to Indebtedness of the Borrower and its Subsidiaries incurred pursuant to Section 6.1(c) or (d), has a scheduled final maturity that is no sooner than, and a Weighted Average Life to Maturity that is no shorter than, the final scheduled final maturity date and Weighted Average Life to Maturity of such Refinanced Indebtedness;
(c)the only obligors in respect of such Refinancing Indebtedness are the obligors on such Refinanced Indebtedness; provided that, in the case of a Permitted Refinancing that occurs in connection with a Permitted Acquisition or other Investment permitted pursuant to Section 6.6, additional Persons that are created or acquired as part of such Permitted Acquisition or Investment may be added as obligors to the Refinancing Indebtedness;
(d)the other terms applicable to such new Indebtedness are either (i) substantially identical to or (taken as a whole as determined by the Borrower in good faith in consultation with the Administrative Agent) no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Indebtedness or (ii) otherwise on customary market terms (taken as a whole as determined by the Borrower in its reasonable judgment), including with respect to high yield debt securities to the extent applicable; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower or applicable Subsidiary is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof);
(e)to the extent such Refinanced Indebtedness is Subordinated Debt, such Refinancing Indebtedness is Subordinated Debt;
(f)to the extent such Refinanced Indebtedness is secured by Liens on any property or assets of the Borrower or any Subsidiary, such Refinancing Indebtedness is either (i) secured solely by Liens on such property and assets securing such Refinanced Indebtedness (except to the extent that the applicable obligors have capacity under Section 6.2 for the incurrence of additional Liens on other property and assets) or (ii) unsecured; provided that (i) if such Refinanced Indebtedness is Junior Lien Indebtedness, the Refinancing Indebtedness is either (x) unsecured or (y) Junior Lien Indebtedness on intercreditor terms at least as favorable to the Lenders as those contained in the intercreditor documentation governing the Refinanced Indebtedness and (ii) if such Refinanced Indebtedness is Pari Passu Lien Indebtedness, the Refinancing Indebtedness is either (x) unsecured or (y) Pari Passu Lien Indebtedness or Junior Lien Indebtedness, in either case on intercreditor terms at least as favorable to the Lenders as those contained in the intercreditor documentation governing the Refinanced Indebtedness (as reasonably determined by the Borrower in good faith); and

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(g)to the extent such Refinanced Indebtedness is unsecured, such Refinancing Indebtedness is unsecured;
provided further, in the case of clauses (d), (e) and (f) of this definition, a certificate of the Borrower delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Refinancing Indebtedness (or such shorter period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material covenants and events of default of such Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the requirements of such clause shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees); provided further, that with respect to any Refinanced Indebtedness which is revolving in nature, the commitments related to such Refinanced Indebtedness shall be terminated in connection and substantially simultaneously with the applicable Permitted Refinancing.
“Permitted Reorganization” means any re-organizations and other activities and actions related to tax planning and/or re-organization, including any tax sharing arrangement or tax receivable agreement on customary terms for similar transactions, so long as (i) after giving effect thereto the security interest of the Lenders in the Collateral and the value of the Guaranty given by the Guarantors, taken as a whole, are not materially impaired (as determined by the Borrower in good faith), (ii) immediately prior to and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) the Credit Parties immediately prior to giving effect thereto continue to be Credit Parties immediately after giving effect thereto (or their successors as a result thereof are or become Credit Parties no later than immediately after giving effect thereto), (iv) the assets and property constituting Collateral immediately prior to giving effect thereto continue to constitute Collateral immediately after giving effect thereto, (v) the revenues of the Credit Parties (taken as a whole) on a Pro Forma Basis for the most recent Test Period shall not be reduced as a result thereof in any material respect, (vi) in the good faith determination of the Borrower, such transactions are not materially disadvantageous to the Lenders, and (vii) not less than ten (10) Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) prior to any such transactions or actions, the Borrower shall deliver to the Administrative Agent written notice of such transactions or actions and a general description of such transactions or actions to be taken.
“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
“Platform” as defined in Section 5.1(p).

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“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Pro Forma” or “Pro Forma Basis” means, with respect to the calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio or for any other pro forma calculation called for by this Agreement to be made Pro Forma or on a Pro Forma Basis, as of any time, that pro forma effect will be given to the Transactions, any Permitted Acquisition, or any other Specified Transaction (including any such transaction prior to the Closing Date), as follows:
(f)with respect to any incurrence, assumption, guarantee, redemption or permanent repayment of Indebtedness, such ratio will be calculated giving pro forma effect thereto as if such incurrence, assumption, guarantee, redemption or permanent repayment of indebtedness had occurred on the first day of such Test Period;
(g)with respect to the Transactions, acquisitions prior to the Closing Date, any Permitted Acquisition, other Investment or acquisition or the redesignation of an Unrestricted Subsidiary, such ratio or other calculation will be calculated giving pro forma effect thereto as if such action occurred on the first day of such Test Period in a manner consistent, where applicable, with the pro forma adjustments (along with the limitations and caps pertaining thereto) set forth in the definition of “Consolidated Adjusted EBITDA” (including clause (xxi) thereof) and including pro forma adjustments arising out of events that are directly attributable to such Permitted Acquisition or other Investment, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a financial officer of such Borrower; and
(h)with respect to any merger, sale, transfer or other disposition, and the designation of an “Unrestricted Subsidiary,” such ratio will be calculated giving pro forma effect thereto as if such action had occurred on the first day of such Test Period and including pro forma adjustments arising out of events that are directly attributable to any sale, transfer or other disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a financial officer of such Borrower.
“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (i) the Initial Term Loan Exposure of that Lender by (ii) the aggregate Initial Term Loan Exposure of all of the Lenders; (b) with respect to all payments, computations and other matters relating to the Term A-1 Loan of any Lender, the percentage obtained by dividing (i) the Term A-1 Loan Exposure of that Lender by (ii) the aggregate Term A-1 Loan Exposure of all of the Lenders; (c) with respect to all payments, computations and other matters relating to the Term A-2 Loan of any Lender, the percentage obtained by dividing (i) the Term A-2 Loan Exposure of that Lender by (ii) the aggregate Term A-2 Loan Exposure of all of the Lenders; (d) with respect to all payments, computations and other matters relating to any Class of the Incremental Term Loan of any Lender, the percentage obtained by dividing (i) the Incremental Term Loan Exposure of that Lender by (ii) the aggregate Incremental Term Loan Exposure of all of the Lenders; (~~d~~e) with respect to all payments, computations and other matters relating to any Class of the Extended Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender arising from Extended Term Loans of such Lender by (ii) the aggregate Term Loan Exposure of all of the Lenders arising from the Extended Term Loans; (~~e~~f) with respect to all payments, computations and other matters relating to any Class of the Refinancing Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender arising from Refinancing Term Loans of such Lender by (ii) the aggregate Term Loan Exposure of all of the Lenders arising from the Refinancing Term Loans; (~~f~~g) with respect to all payments, computations and other matters relating to the Revolving Credit Commitment or Revolving Loans of any Lender or any Letters of

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Credit Issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (i) the Revolving Credit Exposure of that Lender by (ii) the aggregate Revolving Credit Exposure of all of the Lenders; and (~~g~~h) with respect to all payments, computations and other matters relating to the Term Loans of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all of the Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure and the Revolving Credit Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Credit Exposure of all of the Lenders.
“Prohibited Transaction” as defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code.
“Projections” as defined in Section 4.8.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” shall mean costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the status of the Borrower (or of any Parent thereof that does not own any Subsidiaries other than the Borrower and any Subsidiary and any other Parents of the Borrower) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.
“Public Lender” as defined in Section 5.1(p).
“Purchase Money Indebtedness” means Indebtedness of any the Borrower or any Subsidiary incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of the Borrower or any Subsidiary (whether through the direct purchase of property or assets or the Capital Stock of any Person owning such property or assets).
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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“Qualifying IPO” means the issuance by the Borrower or any Parent thereof of its Securities in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection a secondary public offering).
“Rate Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate options, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, derivative transactions, insurance transactions, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing whether relating to interest rates, commodities, investments, securities, currencies or any other reference measure (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock, phantom profits interests, profits interests or similar plan providing for payments only on account of services provided by current or former directors, managers, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Rate Contract”.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then held by any Credit Party in any real property.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
~~“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.~~
“Refinanced Indebtedness” means, (a) with respect to any Credit Agreement Refinancing Indebtedness, the Indebtedness refinanced thereby, (b) with respect to any Permitted Refinancing, as defined in the definition thereof and (c) with respect to any other refinancing, the obligations being refinanced.
“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.
“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.

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“Refinancing Indebtedness” means, (a) with respect to any Loans or Revolving Credit Commitments, Credit Agreement Refinancing Indebtedness, (b) with respect to any Permitted Refinancing, as defined in the definition thereof and (c) with respect to any other refinancing, the new obligations being incurred the proceeds of which will be used to refinance other obligations.
~~“Refinancing Commitments” means any Refinancing Term Commitments or Refinancing Revolving Commitments.~~
“Refinancing Loans” means any Refinancing Term Loans or Refinancing Revolving Loans.
“Refinancing Revolving Commitments” means one or more Classes of commitments in respect of Revolving Loans hereunder that result from a Refinancing Amendment.
“Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Refinancing Amendment.
“Refinancing Term Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.
“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.
“Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
“Register” as defined in Section 2.7(b).
“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.
“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.
“Reimbursement Date” as defined in Section 2.4(d).
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, partner, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).
“Relevant Governmental Body” means the Board of Governors and/or the ~~Federal Reserve Bank of New York~~NYFRB, or a committee officially endorsed or convened by the Board of Governors and/or the ~~Federal Reserve Bank of New York~~NYFRB or any successor thereto.

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“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Required Lenders” means one or more of the Lenders having or holding Term Loan Exposure and/or Revolving Credit Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all of the Lenders, and (ii) the aggregate Revolving Credit Exposure of all of the Lenders; provided that to the extent there are two or more Lenders that are not Affiliates, the Required Lenders must include at least two such Lenders that are not Affiliates.
“Required Prepayment Date” as defined in Section 2.15(e).
“Reset Date” as defined in Section 1.6(c).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower.
“Restricted Debt Payment” means any payment of principal of, or any payment of any premium, if any, or interest on, or fees on, or indemnities or expenses owing to any holder of, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment, in each case prior to the stated maturity or due date thereof, with respect to any Junior Financing.
“Restricted Equity Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in Capital Stock of the Borrower (other than Disqualified Capital Stock); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding, other than in exchange for Capital Stock of the Borrower (other than Disqualified Capital Stock); and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding.
“Restricted Junior Payment” means any (a) Restricted Equity Payment and (b) Restricted Debt Payment.
“Revolving Credit Commitment” means (a) the Initial Revolving Commitments and (b) each additional commitment of a Lender to make or otherwise fund any Revolving Loan (including any Incremental Revolving Loan and any Refinancing Revolving Loan) and to acquire participations in Letters of Credit and Swing Line Loans hereunder, and “Revolving Credit Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Revolving Credit Commitment is set forth on Appendix A-2 hereto, in the applicable Assignment Agreement, if applicable, or in the Incremental Amendment evidencing an Incremental Revolving Facility, if applicable, or in the Refinancing Amendment evidencing any Refinancing Revolving Commitments, if applicable, in each case is subject to any adjustment or reduction pursuant to the terms and conditions hereof.

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“Revolving Credit Commitment Period” means the period from the Closing Date to but excluding the Revolving Credit Commitment Termination Date.
“Revolving Credit Commitment Termination Date” means the earliest to occur of (a) October 29, 2026, as extended in accordance with this Agreement from time to time solely with respect to any Extended Revolving Credit Commitments, as applicable, (b) the date the Revolving Credit Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (c) the date of the termination of the Revolving Credit Commitments pursuant to Section 8.1.
“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Credit Commitments, that Lender’s Revolving Credit Commitment; and (b) after the termination of the Revolving Credit Commitments, the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of an Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit Issued by that Lender (net of any participations by the Lenders in such Letters of Credit), (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of the Swing Line Lenders, the aggregate outstanding principal amount of all Swing Line Loans (net of any funded participations therein by the Lenders) made by such Swing Line Lenders, and (v) the aggregate amount of all funded participations therein by that Lender in any outstanding Swing Line Loans.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.2 (including any increase in such revolving credit facility pursuant to Section 2.24).
“Revolving Credit Limit” means, as of any date of determination, the aggregate amount of the Revolving Credit Commitments as of such date.
“Revolving Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.
“Revolving Loan” means a Loan made by a Lender to the Borrower pursuant to Section 2.2(a).
“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
“S&P” means Standard & Poor’s Ratings Services, or any successor entity thereto.
“Sanctioned Country” means, at any time, any country or territory that is the subject or target of any comprehensive economic or financial sanctions or trade embargoes under Anti-Terrorism Laws (as of the date of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).
“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.
“Second Amendment” means that certain Amendment No. 2 to Credit Agreement dated as of the Second Amendment Effective Date.
“Second Amendment Effective Date” means October 29, 2021.
“Second Oyster Merger” as defined in the definition of “Oyster Merger Agreement”.

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“Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt of the Borrower and the Subsidiaries that is secured by a Lien on any asset or property of the Borrower or any Subsidiary outstanding as of the most recently ended Test Period, minus up to $50,000,000 of Unrestricted Cash as of such date to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, all of the foregoing determined on a Pro Forma Basis.
“Secured Obligation” as defined in the Pledge and Security Agreement.
~~“Second Oyster Merger” as defined in the definition of “Oyster Merger Agreement”.~~
“Secured Party” means the Administrative Agent, the Collateral Agent, each other Agent (including any former Agent), each Lender, each Issuing Bank, each other Indemnitee solely to the extent of any outstanding claim under Section 10.2 or for Indemnified Liabilities of such Indemnitee pursuant to and in accordance with Section 10.3, each Secured Swap Provider and each Bank Product Provider.
“Secured Rate Contract” means any Rate Contract between the Borrower and/or any Subsidiary and a Secured Swap Provider and not entered into for speculative purposes.
“Secured Swap Provider” means an Agent or a Lender or an Affiliate of an Agent or a Lender (or a Person who was an Agent or a Lender or an Affiliate of an Agent or a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Rate Contract with the Borrower and/or any Subsidiary.
“Securities” means any Capital Stock, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“SOFR” means~~, with respect to any Business Day,~~  a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website on the immediately succeeding Business Day~~.
“SOFR Administrator” means the ~~Federal Reserve Bank of New York~~NYFRB (or a successor administrator of the secured overnight financing rate).
~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~
“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 2.8 (other than pursuant to clause (c) of the definition of “Base Rate”).
“Solvent” means, with respect to any Person, that as of the date of determination, (a) the fair value of the assets of such Person and the Subsidiaries, on a consolidated basis, exceeds their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured, and (d) such Person and its Subsidiaries, on a consolidated

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basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
“SPC” as defined in Section 10.6(k).
“Specified Acquisition Agreement Representations” means such of the representations and warranties made by the acquired business with respect to the acquired business in the definitive documentation for any Limited Condition Transaction that is an acquisition to the extent a breach of such representations and warranties is material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or its applicable Affiliate has the right to terminate its obligations in accordance with such definitive documentation or decline to consummate such acquisition in accordance with such definitive documentation, in each case, as a result of a breach of such representations and warranties in such definitive documentation.
“Specified Representations” means the representations and warranties of the Credit Parties in the Credit Documents relating to their organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Credit Documents and the extensions of credit thereunder), the due authorization, execution, delivery and enforceability (against the Credit Parties) of the applicable Credit Documents, solvency on a consolidated basis as of the closing date of a Limited Condition Transaction after giving effect to the Limited Condition Transaction, no conflicts of Credit Documents with the charter documents of the Credit Parties, compliance with Federal Reserve margin regulations, the Investment Company Act, OFAC, FCPA or other sanctions matters and the Patriot Act and the creation, attachment and perfection of security interests in the Collateral (subject to Permitted Liens).
“Specified Transaction” means any Permitted Acquisition, any permitted Investment or other acquisition (including acquisition of a book of business), any issuance, incurrence, assumption, guarantee, redemption, repayment of, or offer to purchase, any indebtedness (including any irrevocable or conditional indebtedness, indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction), any designation or re-designation of an “Unrestricted Subsidiary,” any merger or other fundamental change, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, any Restricted Junior Payment or Incremental Term Loan.
“Sponsor” means the collective reference to Smith & Nephew, Inc., Smith & Nephew OUS, Inc., Beluga I, Inc., Beluga II, Inc., Beluga III, Inc., Beluga IV, Inc., Beluga V, Inc., Beluga VI, Inc., Beluga VII, Inc., Beluga VII-A, Inc., and Beluga VIII, Inc., each a Delaware corporation, and their respective Controlled Investment Affiliates.
~~“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~

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“Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Subordinated Debt” means, collectively, any Incremental Equivalent Debt, Permitted Ratio Debt or other Indebtedness permitted to be incurred hereunder that is expressly subordinated in right of payment to the payment in full in cash of all Obligations; provided, that to the extent such Indebtedness is secured by Liens, such Liens are, in each case, subject to a Junior Lien Intercreditor Agreement or such other intercreditor arrangement as is reasonably acceptable to the Administrative Agent.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person will be deemed to be outstanding.
For purposes of this Agreement, except to the extent expressly stated otherwise, (a)  with respect to the Borrower or any of its direct or indirect subsidiaries, references to “Subsidiary” will not include, or be a reference to, any Unrestricted Subsidiary and (b) references to any “Subsidiary” will mean a Subsidiary of the Borrower.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Line Commitment” means as to any Lender (i) the amount set forth opposite such Lender’s name on Appendix A-3 hereto or (ii) if such Lender has entered into an Assignment Agreement, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.7(b).
“Swing Line Lender” means each of (a) Wells Fargo Bank, National Association, in its capacity as a Swing Line Lender hereunder, or, upon the resignation of Wells Fargo Bank, National Association as the Administrative Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Administrative Agent (or, if there is no such successor Administrative Agent, the Required Lenders) and the Borrower, to act as a Swing Line Lender hereunder or any replacement Swing Line Lender in accordance with Section 2.3(d), and (b) any (i) Lender, (ii) Affiliate of a Lender and (iii) other bank or legally authorized Person, in each case under this clause (b), that agrees to act in such capacity and reasonably acceptable to the Borrower and the Administrative Agent, in such Person’s capacity as a Swing Line Lender hereunder.
“Swing Line Loan” means a Loan made by a Swing Line Lender to the Borrower pursuant to Section 2.3.

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“Swing Line Loan Outstandings” means, at any time of calculation, the then existing aggregate outstanding principal amount of Swing Line Loans.
“Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.
“Swing Line Sublimit” means, as of any date of determination, the lower of the following amounts: (a) $7,500,000 and (b) the aggregate amount of the Revolving Credit Commitments as of such date minus the Total Utilization of Revolving Credit Commitments as of such date.
“Syndication Agents” means JPMorgan Chase Bank, N.A. and Truist Bank (successor by merger to SunTrust Bank), in their respective capacities as Syndication Agents hereunder.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, levied, collected, withheld or assessed by any Governmental Authority, together with any interest thereon, additions to tax or penalties imposed with respect thereto.
“Tax Payments” means:
(a)~~(a)~~ prior to any Permitted IPO Reorganization or Permitted Reorganization, for any taxable year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income tax purposes (other than any pass-through entity or disregarded entity described in clause (c) below), an amount in cash sufficient to fund (but not to exceed) tax distributions required under Section 4.02 of the Borrower LLC Agreement as in effect on the date hereof, provided, however, for this purpose that the definition of “Assumed Tax Rate” in the Borrower LLC Agreement shall mean 40%, or such higher rate as may from time to time be reasonably determined by the Borrower’s Board of Managers to be the appropriate tax rate;
(b)~~(b)~~ following any Permitted IPO Reorganization or Permitted Reorganization, for any taxable year or portion thereof during which the Borrower is a pass-through entity for U.S. federal income tax purposes (other than any pass-through entity or disregarded entity described in clause (c) below), any payments and distributions to the members or partners of the Borrower, on or prior to each estimated tax payment date as well as each other applicable due date, such that each such member or partner receives, in the aggregate in respect of such taxable year or portion thereof, payments or distributions not to exceed an amount equal to the product of (i) the U.S. federal taxable income allocated by the Borrower to such member or partner in respect of the relevant period less the sum of any U.S. federal taxable loss allocated by the Borrower to such member or partner in respect of the relevant period and any loss carryforwards available from losses allocated to such member or partner by the Borrower in prior periods to the extent not taken into account in prior periods (in both cases, subject to any applicable limitations on the use of such losses), multiplied by (ii) the highest combined marginal U.S. federal, state and local income tax rates (including any tax rate imposed on “net investment income” by Section 1411 of the Internal Revenue Code) applicable to an individual or, if higher, a corporation, resident in New York, New York, determined by taking into account (A) the character of the income and loss allocable to the members or partners as it affects the applicable tax rate, (B) the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon), and (C) any application of the alternative minimum tax; provided, that to the extent a member or partner would be entitled to receive less than its pro rata share of the amounts otherwise distributable to all members or partners on any given date, the amounts distributable to such member or partner shall be increased to ensure that all distributions are made pro rata in accordance with each member or partner’s relative ownership of the Borrower; provided further, that to the extent all of the Borrower’s U.S. federal taxable income is allocated to or otherwise taxed by an entity taxed as a corporation for U.S. federal income tax purposes, then for purposes of clause (ii) the assumed highest combined marginal U.S. federal, state and local income tax rates shall be the tax rates applicable to a Delaware corporation; and

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(c)~~(c)~~ without duplication of any amounts paid or distributed under clause (a) or clause (b) of this definition, for any taxable year or portion thereof during which (i) the Borrower or any of its Subsidiaries other than any Unrestricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes (a “Tax Group”) of which a direct or indirect parent company of the Borrower is the common parent or (ii) the Borrower is a pass-through or disregarded entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by an entity that is taxable as a corporation for U.S. federal income tax purposes (a “Parent Corporation”), any payments and distributions to fund the portion of the U.S. federal, foreign, state or local income taxes of such Tax Group or such Parent Corporation (as applicable) for such taxable period that is attributable to the net taxable income of the Borrower and/or the applicable Subsidiaries other than any Unrestricted Subsidiaries (and, to the extent permitted in the following proviso, the applicable Unrestricted Subsidiaries); provided that for each taxable period, (x) the amount of such payments and distributions made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and the applicable Subsidiaries other than any Unrestricted Subsidiaries (and, to the extent permitted by this proviso, the applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of such net taxable income as stand-alone taxpayers or as a stand-alone Tax Group and (y) the amount of any such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions are first made by such Unrestricted Subsidiary to the Borrower or any Subsidiary other than an Unrestricted Subsidiary for such purpose.
“Term A-1 Loan” means a Term Loan made by a Lender to the Oyster Borrower on the Second Amendment Effective Date pursuant to Section 2.1(b).
“Term A-1 Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term A-1 Loan and “Term A-1 Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Term A-1 Loan Commitment, if any, is set forth on Appendix A-4 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term A-1 Loan Commitments as of the Second Amendment Effective Date is $262,000,000.
“Term A-1 Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term A-1 Loans of such Lender; provided, at any time prior to the making of the Term A-1 Loans, the Term A-1 Loan Exposure of any Lender will be equal to such Lender’s Term A-1 Loan Commitment.
“Term A-1 Loan Lender” means, at any time, any Lender that has Term A-1 Loan Exposure at such time.
“Term A-1 Loan Maturity Date” means the earliest of (a) October 29, 2026, as extended in accordance with this Agreement from time to time, (b) the date that all such Term A-1 Loans will become due and payable in full hereunder, whether by acceleration or otherwise and (c) the date that is 45 days after the Second Amendment Effective Date in the event that the Oyster Debt Assumption has not occurred by such date.
“Term A-1 Loan Note” means a promissory note in the form of Exhibit B-4, as it may be amended, supplemented or otherwise modified from time to time.

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“Term A-1 Loan Required Lenders” means one or more of the Lenders having or holding Term A-1 Loan Exposure representing more than 50% of the aggregate Term A-1 Loan Exposure; provided that to the extent there are two or more Lenders that are not Affiliates, the Term A-1 Loan Required Lenders must include at least two such Lenders that are not Affiliates.
“Term A-2 Loan” means a Term Loan made by a Lender to the Borrower on the Third Amendment Effective Date pursuant to Section 2.1(c).
“Term A-2 Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term A-2 Loan and “Term A-2 Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Term A-2 Loan Commitment, if any, is set forth on Appendix A-5 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term A-2 Loan Commitments as of the Third Amendment Effective Date is $80,000,000.
“Term A-2 Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term A-2 Loans of such Lender; provided, at any time prior to the making of the Term A-2 Loans, the Term A-2 Loan Exposure of any Lender will be equal to such Lender’s Term A-2 Loan Commitment.
“Term A-2 Loan Lender” means, at any time, any Lender that has Term A-2 Loan Exposure at such time.
“Term A-2 Loan Maturity Date” means the earlier of (a) October 29, 2026, as extended in accordance with this Agreement from time to time and (b) the date that all such Term A-2 Loans will become due and payable in full hereunder, whether by acceleration or otherwise.
“Term A-2 Loan Note” means a promissory note in the form of Exhibit B-5, as it may be amended, supplemented or otherwise modified from time to time.
“Term A-2 Loan Required Lenders” means one or more of the Lenders having or holding Term A-2 Loan Exposure representing more than 50% of the aggregate Term A-2 Loan Exposure; provided that to the extent there are two or more Lenders that are not Affiliates, the Term A-2 Loan Required Lenders must include at least two such Lenders that are not Affiliates.
“Term Loan” means, individually and collectively, the Initial Term Loans, the Term A-1 Loans, the Term A-2 Loans, the Incremental Term Loans, if any, Extended Term Loans, if any, and Refinancing Term Loans, if any.
“Term Loan Commitment” means, collectively, the Initial Term Loan Commitments, the Term A-1 Loan Commitments, the Term A-2 Loan Commitments, Incremental Term Loan Commitments (if any) and commitments to make Refinancing Term Loans, if any, and Extended Term Loans, if any.
“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided that, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender will be equal to such Lender’s Term Loan Commitment.
“Term Loan Maturity Date” means (a) for the Initial Term Loans, the earlier of (i) October 29, 2026, as extended in accordance with this Agreement from time to time, and (ii) the date that all such Initial Term Loans will become due and payable in full hereunder, whether by acceleration or otherwise; (b) for any Incremental Term Loans, the earlier of (i) the date identified in the applicable Incremental Amendment, as extended in accordance with this Agreement from time to time, and (ii) the date that all such Incremental Term Loans will become due and payable in full hereunder, whether by acceleration or otherwise; (c) for any Extended Term Loans, the earlier of (i) the final maturity date as specified in the applicable Extension Amendment and (ii) the date such Extended Term Loans will become due and payable in full hereunder, whether by acceleration or otherwise, (d) with respect to any Refinancing Term Loans, the earlier of (A) the final maturity date as specified in the applicable Refinancing Amendment

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and (B) the date such Refinancing Term Loans will become due and payable in full hereunder, whether by acceleration or otherwise ~~and~~, (e) with respect to the Term A-1 Loans, the Term A-1 Loan Maturity Date and (f) with respect to the Term A-2 Loans, the Term A-2 Loan Maturity Date.
“Term SOFR” means,
(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means (a) for any calculation with respect to a Base Rate Loan determined pursuant to clause (c) of the definition of “Base Rate”, 0.11448% and (b) for any calculation with respect to a SOFR Loan, (i) 0.11448% for an Interest Period of one-month’s duration, (ii) 0.26161% for an Interest Period of three-months’ duration and (iii) 0.42826% for an Interest Period of six-months’ duration.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

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“Term SOFR~~” means, for the applicable Corresponding Tenor as of the applicable Reference Time,~~ Reference Rate” means the forward-looking term rate based on SOFR ~~that has been selected or recommended by the Relevant Governmental Body~~.
~~“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~
~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.18(e) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.~~
“Terminated Lender” as defined in Section 2.23.
“Test Date” means the last day of any Test Period.
“Test Period” in effect at any time means the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 5.1(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b), the Test Period in effect will be the period of four consecutive Fiscal Quarters of the Borrower ended September 30, 2019. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2018 Test Period” refers to the period of four consecutive Fiscal Quarters of the Borrower ended on December 31, 2018), and a Test Period will be deemed to end on the last day thereof.
“Third Amendment” means that certain Amendment No. 3 to Credit and Guaranty Agreement, dated as of July 11, 2022, by and among the Borrower, the Guarantor Subsidiaries party thereto, the Lenders party thereto and the Administrative Agent.
“Third Amendment Effective Date” means July 11, 2022.
“Threshold Amount” means $15,000,000.
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt of the Borrower and the Subsidiaries outstanding as of the most recently ended Test Period, minus up to $50,000,000 of Unrestricted Cash as of such date to (b) Consolidated Adjusted EBITDA for the most recently ended Test Period, all of the foregoing determined on a Pro Forma Basis.
“Total Utilization of Revolving Credit Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (b) the aggregate principal amount of all outstanding Swing Line Loans, and (c) the Letter of Credit Usage.
“Transaction Costs” means the fees, costs and expenses paid or payable by the Borrower or any Subsidiary in connection with the Transactions.

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“Transactions” means the (i) Initial Credit Extension and (ii) the repayment or release of all amounts outstanding under the Existing Credit Agreement and the payment of all related fees, premiums and expenses on the Closing Date.
“TTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA of the Borrower for the four consecutive Fiscal Quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, in the case of a determination date that occurs prior to the first such delivery pursuant to such Sections, for the four consecutive Fiscal Quarters ended as of September 30, 2019).
“Type of Loan” means (a) with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a ~~Eurodollar Rate~~SOFR Loan, and (b) with respect to Swing Line Loans, a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender or its direct or indirect parent under or pursuant to the law in the country where such Lender or parent is subject to home jurisdiction supervision, if applicable law requires that such appointment is not to be publicly disclosed.
“Unrestricted Cash” means the sum of the aggregate amount of cash and Cash Equivalents held in accounts of the Credit Parties in the U.S. reflected on the combined consolidated balance sheet of the Borrower and the Subsidiaries to the extent that (a) it would not appear as “restricted” on the combined consolidated balance sheet of the Borrower and the Subsidiaries (unless such appearance is related to the Credit Documents (or the Liens created thereunder)), (b) it is not subject to any Lien (other than Permitted Liens) in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties or (c) for purposes of calculating any of the Secured Net Leverage Ratio, the Total Leverage Ratio or the Total Net Leverage Ratio, it does not represent the cash proceeds of any Indebtedness then being incurred.
“Unrestricted Subsidiary” means collectively and individually, any direct or indirect subsidiary of the Borrower identified by the Borrower in writing to the Administrative Agent as being an “Unrestricted Subsidiary” pursuant to Section 5.13; provided that (a) except to the extent provided in Section 5.13, no Subsidiary may be designated (or re-designated) as an Unrestricted Subsidiary, (b) notwithstanding anything to the contrary in this Agreement, no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (c) no Unrestricted Subsidiary may own, or hold an exclusive license in, any Intellectual Property that is material to the operation of the business of the Borrower and its Subsidiaries (taken as a whole) (as determined by the Borrower in good faith) and (d) no Person may be designated as an “Unrestricted Subsidiary” if such Person is not an “Unrestricted Subsidiary” or is a “Guarantor” under any agreement, document or

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instrument evidencing any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or other Indebtedness in excess of the Threshold Amount, or any Permitted Refinancing in respect of the foregoing, or has otherwise guaranteed or given assurances of payment or performance under or in respect of any such Indebtedness for purposes of calculating Investments permitted under Section 6.6. The designation of any Subsidiary as an “Unrestricted Subsidiary” will constitute an Investment in an amount equal to the fair market value of the Borrower’s or such Subsidiary’s Investment in such Subsidiary, determined as of the date of such designation by the Borrower in its good faith and reasonable business judgment, and the aggregate amount of all Investments permitted to be made in all “Unrestricted Subsidiaries” will be limited as provided in Section 6.6. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. As of the Closing Date, there are no Unrestricted Subsidiaries.
“Unused Line Fee Rate” means the applicable percentage set forth below, as determined by reference to the Total Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.1(e):

Level	Total Net Leverage Ratio	Unused Line Fee Rate
I	≥ 2.50:1.00	0.30%
~~II~~	~~≥ 1.50:1.00 and < 2.50:1.00~~	~~0.25%~~
~~III~~II	~~≥ 0.75:1.00 and~~ < ~~1.50~~2.50:1.00	0.20%
~~IV~~	~~< 0.75:1.00~~	~~0.15%~~

From the ~~Second~~Third Amendment Effective Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.1(e) for the Fiscal Quarter ending ~~December 31, 2021~~September 30, 2022, “Level I” shall apply.
~~“USD LIBOR” means the London interbank offered rate for Dollars.~~
“U.S.” or “United States” means United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.1, 2.2(c), 2.3(a) and 2.9, in each case, such day is also a Business Day.
“U.S. Lender” means each Lender (including any Issuing Bank) that is a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code.

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“Voting Capital Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person and any other Capital Stock of such Person treated as voting stock for purposes of Treasury Regulation Section 1.956-2(c)(2).
“Waivable Mandatory Prepayment” as defined in Section 2.15(e).
~~“Wells Fee Letter” means that certain Fee Letter, dated November 15, 2019, by and among the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association.~~
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wells Fee Letter” means that certain Fee Letter, dated November 15, 2019, by and among the Borrower, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein will have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.1(a) and 5.1(b) will be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(f), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Credit Document, and either the Borrower or the Required Lenders will so request, the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (a) such ratio, requirement or covenant will continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower will provide to the Administrative Agent and the Lenders reconciliation statements to the extent provided in Section 5.1(f), if applicable. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein will be construed, and all computations of amounts and ratios referred to in Section 5 and Section 6 will be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof may utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements, including those identified as exceptions to generally accepted accounting principles in the definition of “GAAP.”

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1.3Interpretation, etc~~.~~. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to “hereof” or “herein” mean of or in this Agreement, as applicable. References herein to any Section, Appendix, Schedule or Exhibit will be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license will include sub-lease and sub-license, as applicable. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document (including any Organizational Document) will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). Any reference herein to any Person will be construed to include such Person’s successors and permitted assigns. The words “asset” and “property” will be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to any law or regulation will (i) include all statutory and regulatory provisions consolidating, replacing or interpreting or supplementing such law or regulation and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.3 will apply, mutatis mutandis, to all Credit Documents.
1.4Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person will be deemed to be executed and delivered by such officer or other authorized representative solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.
1.5Limited Condition Transactions. Notwithstanding anything in this Agreement or any Credit Document to the contrary, when (a)(i) calculating any applicable ratio or the use of any basket, (ii) determining the accuracy of the representations and warranties set forth in Section 4 hereof or (iii) determining satisfaction of any conditions precedent, in the case of each of clause (i), (ii) and (iii), in connection with any Specified Transaction or (b) determining compliance with any provision that requires that no Default or Event of Default has occurred, is continuing or would result thereof, in the case of each of (a) and (b) in connection with a Limited Condition Transaction, the date of determination of such ratio and determination of such accuracy, satisfaction and compliance will, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recently ended Test Period ending prior to the LCT Test Date for which financial statements are delivered (or were required to have been delivered), the Borrower could have taken such action on the relevant LCT Test Date in compliance with such representation, warranty, condition, provision, ratio or basket, such provisions will be deemed to have been complied; provided that, on the consummation date of such Limited Condition Transaction, (x) no Event of Default pursuant to Section 8.1(a), (f) or (g) has occurred and is continuing and (y) the Specified Representations and the Specified Acquisition Agreement Representations (to the extent applicable) shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, such Limited Condition Transaction. For the avoidance of doubt, (i) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated Adjusted EBITDA) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for

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purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions will not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions, unless on such date an Event of Default pursuant to Section 8.1(a), (f) or (g) will be continuing. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio (excluding, for the avoidance of doubt, any ratio contained in Section 6.7) or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket will be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and the use of cash which would have otherwise constituted Unrestricted Cash for the purpose of calculating any applicable ratio) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated or expires.
1.6Currency Conversion and Fluctuations.
~~.~~
(a)If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Credit Documents to, and any obligations arising under the Credit Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down (to the next 1/16 of 1%) by the Administrative Agent as it deems appropriate.
(b)If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.
(c)No later than 11:00 a.m. London time on each Calculation Date, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each applicable currency; provided that, upon receipt of an Application or Issuance Notice for a Foreign Currency Letter of Credit pursuant to Section 2.4(b), the Administrative Agent shall determine the Exchange Rate with respect to the relevant currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Exchange Rate for the purposes of determining compliance with Section 2.4(a) with respect to such Application). The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.26 and any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and any other currency.

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(d)No later than 11:00 a.m. London time on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the Letter of Credit Obligations then outstanding in a currency other than Dollars.
(e)The Administrative Agent shall promptly notify the Borrower of each determination of an Exchange Rate hereunder.
1.7Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time and (c) such action shall be deemed to be permitted, in each case, if after giving effect to the preceding clauses (a) and (b), such action would otherwise be permitted under Section 6.8. Any division of a limited liability company shall for all purposes under the Credit Documents constitute a separate Person hereunder and thereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.8Rates. The ~~interest rate on Eurodollar Rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) may be determined by reference to Eurodollar Base Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on Eurodollar Rate Loans or Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.18(e), such Section 2.18(e) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.18(e), of any change to the reference rate upon which the interest rate on Eurodollar Rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) is based. However, the~~ Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (~~i~~a) the continuation of, administration of, submission of, calculation of or any other matter related to the ~~London interbank offered rate or other~~Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition ~~of “Eurodollar Base Rate”~~thereof, or with respect to any alternative, successor or replacement rate thereto (including ~~any then-current Benchmark or~~ any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.18(e), will be similar to, or produce the same value or economic equivalence of, ~~Eurodollar Base Rate or any other Benchmark,~~ or have the same volume or liquidity as ~~did~~, the ~~London interbank offered rate~~Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (~~ii~~b) the effect,

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implementation or composition of any ~~Benchmark Replacement~~ Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of ~~a Benchmark~~the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ~~any~~the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates ~~referenced~~referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 2.~~SECTION 2.~~ LOANS AND LETTERS OF CREDIT
2.1    Term Loans.
~~.~~
(a)Initial Term Loan Commitments. Subject to the terms and conditions hereof, each Lender identified on Appendix A-1 hereto severally agreed to make, on the Closing Date, an Initial Term Loan in Dollars to the Borrower in an amount equal to such Lender’s Initial Term Loan Commitment as of such date; provided that the Borrower will deliver to Administrative Agent on behalf of the Lenders a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed funding date (in the case of a Base Rate Loan) or at least three U.S. Government Securities Business Days (or at least two Business Days for any funding on the Closing Date) in advance of the proposed funding date (in the case of a ~~Eurodollar Rate~~SOFR Loan). The Borrower may make only one borrowing under the Initial Term Loan Commitment, which will be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Initial Term Loans will be paid in full no later than the Term Loan Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.
(b)Term A-1 Loan Commitments. Subject to the terms and conditions hereof, each Term A-1 Loan Lender severally agrees to make, on the Second Amendment Effective Date, a Term A-1 Loan in Dollars to the Oyster Borrower in an amount equal to such Lender’s Term A-1 Loan Commitment as of such date; provided that the Oyster Borrower will deliver to Administrative Agent on behalf of such Lenders a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed funding date (in the case of a Base Rate Loan) or at least three U.S. Government Securities Business Days in advance of the proposed funding date (in the case of a ~~Eurodollar Rate~~SOFR Loan). The Oyster Borrower may make only one borrowing under the Term A-1 Loan Commitment, which will be on the Second Amendment Effective Date. Any amount borrowed under this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term A-1 Loans will be paid in full no later than the Term A-1 Loan Maturity Date. Each Lender’s Term A-1 Loan Commitment shall terminate immediately and without further action on the Second Amendment Effective Date after giving effect to the funding of such Lender’s Term A-1 Loan Commitment on such date.

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(c)Term A-2 Loan Commitments. Subject to the terms and conditions hereof, each Term A-2 Loan Lender severally agrees to make, on the Third Amendment Effective Date, a Term A-2 Loan in Dollars to the Borrower in an amount equal to such Lender’s Term A-2 Loan Commitment as of such date; provided that the Borrower will deliver to Administrative Agent on behalf of such Lenders a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed funding date (in the case of a Base Rate Loan) or at least two U.S. Government Securities Business Days in advance of the proposed funding date (in the case of a SOFR Loan). The Borrower may make only one borrowing under the Term A-2 Loan Commitment, which will be on the Third Amendment Effective Date. Any amount borrowed under this Section 2.1(c) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term A-2 Loans will be paid in full no later than the Term A-2 Loan Maturity Date. Each Lender’s Term A-2 Loan Commitment shall terminate immediately and without further action on the Third Amendment Effective Date after giving effect to the funding of such Lender’s Term A-2 Loan Commitment on such date.
2.2    Revolving Loans.
(a)Revolving Credit Commitments. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans in Dollars to the Borrower in an aggregate amount up to but not exceeding such Lender’s Revolving Credit Commitment; provided that, after giving effect to the making of any Revolving Loans in no event will the Total Utilization of Revolving Credit Commitments exceed either (i) as to any Revolving Loans made on the Closing Date, the Initial Revolving Borrowing or (ii) at all times, the Revolving Credit Limit. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Credit Commitment Period. Each Lender’s Revolving Credit Commitment will expire on the Revolving Credit Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Credit Commitments will be paid in full no later than such date.
(b)[Reserved].
(c)Borrowing Mechanics for Revolving Loans after the Closing Date.
(i)Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans will be made in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount, and Revolving Loans that are ~~Eurodollar Rate~~SOFR Loans will be in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.
(ii)Whenever the Borrower desires that the Lenders make Revolving
Loans, the Borrower will deliver to the Administrative Agent by Electronic Transmission a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least three U.S. Government Securities Business Days in advance of the proposed Credit Date in the case of a ~~Eurodollar Rate~~SOFR Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a ~~Eurodollar Rate~~SOFR Loan will be irrevocable on and after the related Interest Rate Determination Date, and the Borrower will be bound to make a borrowing in accordance therewith.

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(iii)Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, will be provided by the Administrative Agent to each applicable Lender by Electronic Transmission with reasonable promptness, but (provided the Administrative Agent will have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as the Administrative Agent’s receipt of such Notice from the Borrower.
(d)Each Lender will make the amount of its Revolving Loan available to the Administrative Agent not later than 12:00 noon (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars at the Payment Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Payment Office or such other account as may be designated in writing to the Administrative Agent by the Borrower.
2.3    Swing Line Loans.
~~.~~
(a)Swing Line Loans Commitments. During the Revolving Credit Commitment Period, subject to the terms and conditions hereof, each Swing Line Lender hereby severally agrees to make Swing Line Loans to the Borrower; provided that after giving effect to the making of any Swing Line Loan, in no event will (i) the Swing Line Loan Outstandings exceed the Swing Line Sublimit then in effect, (ii) the Revolving Credit Exposure exceed the Revolving Credit Limit, (iii) the aggregate principal amount of outstanding Swing Line Loans made by such Swing Line Lender exceed such Swing Line Lender’s Commitment or (iv) such Swing Line Lender’s Revolving Credit Exposure exceed its Revolving Credit Commitment. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Credit Commitment Period. The Borrower hereby unconditionally promises to pay the unpaid principal amount of each Swing Line Loan on the earlier of the Revolving Credit Commitment Termination Date and the first date after such Swing Line Loan is made that is the fifteenth (15th) or last day of a calendar month (or, if such date is not a Business Day, on the next succeeding Business Day) and is at least five (5) Business Days after such Swing Line Loan is made; provided that, on each date that a Revolving Loan is made, the Borrower will repay all Swing Line Loans that were outstanding on the date such Loan was requested to be made. Each Swing Line Lender’s Revolving Credit Commitment will expire on the Revolving Credit Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Credit Commitments will be paid in full no later than such date.
(b)Borrowing Mechanics for Swing Line Loans.
(i)Swing Line Loans will be made in an aggregate minimum amount of $50,000 and integral multiples of $50,000 in excess of that amount.
(ii)Whenever the Borrower desires that the Swing Line Lenders make a Swing Line Loan, the Borrower will deliver to the Administrative Agent by Electronic Transmission a Funding Notice no later than 11:00 a.m. (New York City time) on the proposed Credit Date, in which Funding Notice the Borrower will specify the Swing Line Lender requested to make such Swing Line Loan. The Administrative Agent will promptly advise the applicable Swing Line Lender of any such notice received from the Borrower.
(iii)The applicable Swing Line Lender will make such Swing Line Loan available to the Borrower by wire transfer of same day funds in Dollars to an account of the Borrower with the Administrative Agent designated for such purpose by 2:00 p.m. (New York City time) on the applicable Credit Date. Except as provided herein, upon satisfaction or waiver of the conditions

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precedent specified herein, the Administrative Agent will make the proceeds of such Swing Line Loans available to the Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by the Administrative Agent from the Swing Line Lenders to be credited to the account of the Borrower at the Payment Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrower.
(iv)With respect to any Swing Line Loans which have not been voluntarily prepaid by the Borrower pursuant to Section 2.13, any Swing Line Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which will be deemed to be a Funding Notice given by the Borrower) requesting that each Lender holding a Revolving Credit Commitment make Revolving Loans that are Base Rate Loans to the Borrower on such Credit Date in an amount not to exceed the amount of such Swing Line Lender’s Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which the applicable Swing Line Lender requests the Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the applicable Swing Line Lender will be immediately delivered by the Administrative Agent to the applicable Swing Line Lender (and not to the Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, the applicable Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans will be deemed to be paid with the proceeds of a Revolving Loan made by the applicable Swing Line Lender to the Borrower, and such portion of the Swing Line Loans deemed to be so paid will no longer be outstanding as Swing Line Loans and will no longer be due under the Swing Line Note of the applicable Swing Line Lender but will instead constitute part of the applicable Swing Line Lender’s outstanding Revolving Loans to the Borrower and will be due under the Revolving Loan Note issued by the Borrower to the applicable Swing Line Lender. The Borrower hereby authorizes the Administrative Agent and each Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lenders (up to the amount available in each such account) in order to immediately pay any applicable Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by any applicable Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to any Swing Line Lender should be recovered by or on behalf of the Borrower from a Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered will be ratably shared among all of the Lenders in the manner contemplated by Section 2.17.
(v)If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to a Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by the applicable Swing Line Lender, each Lender holding a Revolving Credit Commitment will be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Days’ notice from the applicable Swing Line Lender, each Lender holding a Revolving Credit Commitment will deliver to the applicable Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Payment Office of the applicable Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Credit Commitment agrees to enter into a participation agreement at the request of the applicable Swing Line Lender in form and substance reasonably satisfactory to such Swing Line Lender. In the event any Lender holding a Revolving Credit Commitment fails to make available to the applicable Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, such Swing Line Lender will be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

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(vi)Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph will be absolute and unconditional and will not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; and (2) no Swing Line Lender will be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) so long as any Lender is a Defaulting Lender, unless such Swing Line Lender has entered into arrangements satisfactory to it and the Borrower to eliminate such Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans and participating interests in any such Swing Line Loan will be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22 (and Defaulting Lenders will not participate therein).
(c)Independent Swing Line Lender Obligations. The failure of any Swing Line Lender to make a Swing Line Loan shall not relieve any other Swing Line Lender of its obligation hereunder to make Swing Line Loans, but no Swing Line Lender shall be responsible for the failure of any other Swing Line Lender to make a Swing Line Loan requested to be made by such other Swing Line Lender.
(d)Resignation or Removal of a Swing Line Lender. Any Swing Line Lender may resign as a Swing Line Lender hereunder at any time upon at least 30 days’ prior written notice to the Lenders, the Administrative Agent and the Borrower. Following such notice of resignation, the applicable Swing Line Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Swing Line Lender. The Administrative Agent will notify the Lenders of any such replacement of the applicable Swing Line Lender. At the time any such resignation or replacement will become effective, the Borrower will pay all unpaid fees accrued for the account of the replaced Swing Line Lender. From and after the effective date of any such resignation or replacement, (i) the successor Swing Line Lender will have all the rights and obligations of the replaced Swing Line Lender under this Agreement with respect to Swing Line Loans to be made by it thereafter and (ii) references herein and in the other Credit Documents to the term “Swing Line Lender” will be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all current Swing Line Lenders and all previous Swing Line Lenders, as the context will require. After the resignation or replacement of the Swing Line Lender hereunder, the replaced Swing Line Lender will remain a party hereto and will continue to have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made by it prior to such resignation or replacement, but will not be required to make additional Swing Line Loans.

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2.4     Issuance of Letters of Credit and Purchase of Participations Therein.
(a)Letters of Credit. From time to time on any Business Day from the Closing Date through the earlier of the Revolving Credit Commitment Termination Date and the fifth Business Day prior to the date specified in clause (a) of the definition of “Revolving Credit Commitment Termination Date,” subject to the terms and conditions hereof, each Issuing Bank agrees to Issue, in accordance with such Issuing Bank’s usual and customary business practices, Letters of Credit for the account of the Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided that the Revolving Credit Exposure does not exceed the Revolving Credit Limit; and provided, further, that (i) each Letter of Credit will be denominated in Dollars or in one or more Available Foreign Currencies; (ii) immediately after giving effect to such Issuance, in no event will the Revolving Credit Exposure of any Revolving Credit Lender exceed the Revolving Credit Commitment of such Lender; (iii) after giving effect to such Issuance, in no event will the Total Utilization of Revolving Credit Commitments exceed the Revolving Credit Limit then in effect; (iv) after giving effect to such Issuance, in no event will the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; and (v) in no event will any Letter of Credit have an expiration date that is not a Business Day or is later than the earlier of (1) the fifth Business Day prior to the date specified in clause (a) of the definition of “Revolving Credit Commitment Termination Date” and (2) the date which is one year from the date of Issuance of such standby Letter of Credit or such later date as is acceptable to such applicable Issuing Bank, in each case except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Bank. Subject to the foregoing, each Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each (and in any event not to exceed the period prescribed in clause (v)(1) above), unless such Issuing Bank elects not to extend for any such additional period; provided that such Issuing Bank will not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, that no Issuing Bank will Issue any Letter of Credit if (A) any fee due in connection with, and on or prior to, the Issuance of such Letter of Credit has not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuing Bank or (C) such Issuing Bank will not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower, the documents that such Issuing Bank generally uses in the ordinary course of business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”); provided, further, that so long as any Lender is a Defaulting Lender, such Issuing Bank will not be required to Issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage, and participating interests in any such newly issued or increased Letter of Credit will be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22 (and Defaulting Lenders will not participate therein). No Issuing Bank shall be under any obligation to issue Letters of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Credit Documents, a Letter of Credit issued and outstanding hereunder.

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(b)Notice of Issuance. Whenever the Borrower desires the Issuance of a Letter of Credit, it will deliver in a writing or Electronic Transmission to the applicable Issuing Bank and the Administrative Agent an Application or Issuance Notice no later than 12:00 noon (New York City time) at least three (3) Business Days, or such shorter period as may be agreed to by the applicable Issuing Bank in any particular instance, in advance of the proposed date of Issuance. For each Issuance, the applicable Issuing Bank may, but will not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letters of Credit will be Issued during the period starting on the first Business Day after the receipt by such Issuing Bank of notice from the Administrative Agent or the Lenders holding more than 50% of the aggregate Revolving Credit Exposure of all Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived. Upon receipt by the applicable Issuing Bank of the L/C Reimbursement Agreement, in form and substance reasonably acceptable to such Issuing Bank and duly executed by the Borrower, the applicable Issuing Bank will Issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures. Upon the Issuance of any Letter of Credit or amendment or modification to a Letter of Credit, such Issuing Bank will promptly notify the Administrative Agent, which will in turn promptly notify each Lender with a Revolving Credit Commitment of such Issuance, which notice will be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e). Each Issuing Bank further agrees to provide the Administrative Agent, in form and substance satisfactory to the Administrative Agent, upon the request of the Administrative Agent (or any Lender with a Revolving Credit Commitment through the Administrative Agent), copies of any Letter of Credit Issued by such Issuing Bank and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.4, the provisions of this Section 2.4 shall control.
(c)Responsibility of the Issuing Banks With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank will be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to determine whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (as determined by a court of competent jurisdiction in a final non-appealable order) with respect to such a determination, such Issuing Bank will be deemed to have exercised reasonable care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. As between the Borrower and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit Issued by the Issuing Banks, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Banks will not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and Issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, email, cable, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences

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arising from causes beyond the control of the Issuing Banks, including any Governmental Acts; none of the above will affect or impair, or prevent the vesting of, any of the Issuing Banks’ rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Banks under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, will not give rise to any liability on the part of the Issuing Banks to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), the Borrower will retain any and all rights it may have against the applicable Issuing Bank for any liability arising solely out of the gross negligence, bad faith or willful misconduct of such Issuing Bank as determined by a court of competent jurisdiction in a final non-appealable order.
(d)Reimbursement by the Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event any Issuing Bank has determined to honor a drawing under a Letter of Credit, it will immediately notify the Borrower and the Administrative Agent, and the Borrower will reimburse the applicable Issuing Bank, or the Administrative Agent for the benefit of such Issuing Bank, on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing or, in the case of reimbursement in an Available Foreign Currency, in such Available Foreign Currency and in same day funds equal to the amount of such honored drawing; provided that anything contained herein to the contrary notwithstanding, (i) unless the Borrower will have notified the Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that the Borrower intends to reimburse the applicable Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrower will be deemed to have given a timely Funding Notice to the Administrative Agent requesting each Lender with a Revolving Credit Commitment to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing (and in the event any amounts denominated in Available Foreign Currencies are not paid when due, such amount shall be converted to Dollars based on the Dollar Equivalent thereof), and (ii) without regard to the satisfaction of the conditions specified in Section 3.2 (each of which conditions precedent the Lenders with a Revolving Credit Commitment hereby irrevocably waive), each Lender with a Revolving Credit Commitment will, on the later of the Reimbursement Date or one (1) Business Day after receipt of written notice that a drawing has not been reimbursed, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which will be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided, further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrower will reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) will be deemed to relieve any Lender with a Revolving Credit Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrower will retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d). In the event any amount denominated in an Available Foreign Currency is not paid when due, such amount shall, for all purposes of this Agreement, be converted to an amount in Dollars based on the Dollar Equivalent thereof.

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(e)Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the Issuance of each Letter of Credit, each Lender having a Revolving Credit Commitment will be deemed to have purchased, in each case, without recourse or warranty, and hereby agrees to irrevocably purchase, from the Issuing Banks a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Credit Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Borrower will fail for any reason to reimburse the applicable Issuing Bank as provided in Section 2.4(d), the applicable Issuing Bank will promptly notify each Lender with a Revolving Credit Commitment of the unreimbursed amount in Dollars of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Credit Commitments. Each Lender with a Revolving Credit Commitment will make available to the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 noon (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of such Issuing Bank is located) after the date notified by such Issuing Bank. In the event that any Lender with a Revolving Credit Commitment fails to make available to the applicable Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), such Issuing Bank will be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) will be deemed to prejudice the right of any Lender with a Revolving Credit Commitment to recover from such Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence, bad faith or willful misconduct on the part of such Issuing Bank as determined by a court of competent jurisdiction in a final non-appealable order. In the event such Issuing Bank will have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, such Issuing Bank will distribute to the Administrative Agent, which will in turn distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing, such Lender’s Pro Rata Share of all payments subsequently received by such Issuing Bank from the Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution will be made to a Lender at its primary address set forth below its name on Appendix B, in the administrative questionnaire delivered by such Lender to the Borrower and the Administrative Agent or at such other address as such Lender may request.
(f)Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Banks for drawings honored under the Letters of Credit Issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.4(d) and the obligations of the Lenders under Section 2.4(e) will be unconditional and irrevocable and will be performed strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit, any document transferring or purporting to transfer any Letter of Credit, any Credit Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing; (ii) the existence of any claim, set-off, defense, abatement, recoupment or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Banks, Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any transaction (including any underlying transaction between the Borrower or Subsidiary and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the applicable Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; (viii) the fact that an Event of Default or a Default will have occurred and be continuing; or (ix) solely

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with respect to the obligations of the Lenders under Section 2.4(c), the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Lenders with a Revolving Credit Commitment hereby irrevocably waive); provided that, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit will not have constituted gross negligence, bad faith or willful misconduct of such Issuing Bank as determined by a court of competent jurisdiction in a final non-appealable order under the circumstances in question.
(g)Indemnification. Without duplication of any obligation of the Borrower under Section 10.2 or Section 10.3, in addition to amounts payable as provided herein, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Banks from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of a single firm of outside counsel (and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the event of an actual or potential conflict of interest between any Issuing Bank, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole) but excluding allocated costs of internal counsel) which the Issuing Banks may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit by an Issuing Bank, other than as a result of (1) the gross negligence, bad faith or willful misconduct of such Issuing Bank as determined by a court of competent jurisdiction in a final non-appealable order or (2) the failure by such Issuing Bank to exercise reasonable care when determining whether a proper demand for payment is made under any Letter of Credit Issued by it, or (ii) the failure of an Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
(h)Cash Collateralization of Letters of Credit. In the event that any Letter of Credit is outstanding at the time that the Borrower prepays, or is required to repay, the Obligations or the Revolving Credit Commitments are terminated, the Borrower will (i) deposit with the Administrative Agent, for the benefit of all Lenders having Revolving Credit Exposure, cash or Cash Equivalents in an amount equal to one hundred and three percent (103%) of the aggregate outstanding Letter of Credit Usage to be available to Administrative Agent, for its benefit and the benefit of Issuing Banks, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 2.11(a)(ii) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit and provided no Event of Default will have occurred and be continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit will be refunded to the Borrower, together with the deposit described in the preceding clause (i) to the extent not previously applied by the Administrative Agent in the manner described herein.
2.5    Pro Rata Shares; Availability of Funds.
(a)Pro Rata Shares. All Loans will be made, and all participations will be purchased, by the Lenders simultaneously and proportionately to their respective Pro Rata Shares. No Lender will be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor will any Term Loan Commitment or any Revolving Credit Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

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(b)Availability of Funds. Unless the Administrative Agent will have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but will not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent will be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower will immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) will be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Credit Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.
2.6    Use of Proceeds.
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(a)The proceeds of the Initial Term Loans will be used to (i) consummate the Transactions and (ii) after the usage specified in clause (i) above, for working capital needs and general corporate purposes of the Borrower and the Subsidiaries, including for Permitted Acquisitions, capital expenditures and other transactions not prohibited under the terms of this Agreement.
(b)The proceeds of the Revolving Loans, Letters of Credit and Swing Line Loans made after the Closing Date will be applied by the Borrower for working capital and general corporate purposes of the Borrower and the Subsidiaries, including for Permitted Acquisitions, capital expenditures and other transactions not prohibited under the terms of this Agreement.
(c)No portion of the proceeds of or draws related to any Credit Extension will be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
(d)No Credit Party, nor any of its Controlled Entities or any of their respective directors and officers, will directly or knowingly indirectly use any part of any proceeds of any Credit Extension or lend, contribute, or otherwise make available such proceeds to any Person (i) to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is a Blocked Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Country or (iii) in any other manner that will result in a violation by any Person of Anti-Terrorism Law. No part of the proceeds of any Credit Extension will be used directly or knowingly indirectly for any corrupt payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Law.

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(e)The proceeds of the Term A-1 Loan will be used to (i) consummate the Oyster Transactions on the Second Amendment Effective Date and (ii) after the usage specified in clause (i) above, for working capital needs and general corporate purposes of the Oyster Borrower and the Subsidiaries, including for Permitted Acquisitions, capital expenditures and other transactions not prohibited under the terms of this Agreement.
(f)The proceeds of the Term A-2 Loan will be used to (i) finance, in part, the CartiHeal Equity Purchase on the Third Amendment Effective Date, (ii) repay certain outstanding Revolving Loans on the Third Amendment Effective Date and (iii) after the usage specified in clauses (i) and (ii) above, for working capital needs and general corporate purposes of the Borrower and the Subsidiaries, including for Permitted Acquisitions, capital expenditures and other transactions not prohibited under the terms of this Agreement.
2.7    Evidence of Debt; Register; Disqualified Lender List; Notes
(a)Evidence of Debt. Each Lender will maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation will be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, will not affect any Lender’s Revolving Credit Commitments or the Borrower’s Obligations ~~or the Oyster Borrower’s Oyster Obligations, as the case may be, in~~in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register will govern.
(b)Register. The Administrative Agent will maintain a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments, the Swing Line Commitments and the Loans of each Lender from time to time (the “Register”). The Register will be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time from time to time upon reasonable prior notice. The Administrative Agent will record in the Register the Revolving Credit Commitments and the Loans, the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from to time and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation will be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, will not affect any Lender’s Revolving Credit Commitments or the Borrower’s Obligations ~~or the Oyster Borrower’s Oyster Obligations~~ in respect of any Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates will constitute “Indemnitees.”
(c)Disqualified Lender List. The Disqualified Lenders List will be (i) posted to the Lenders on both the “Public Side Information” and the “Private Side Information” portions of the Platform, subject to the confidentiality provisions thereof in accordance with Section 10.17 hereof, and (ii) made available to the Lenders, other Agents and Issuing Banks upon written request to the Administrative Agent. The Borrower hereby acknowledges and consents to the posting and/or distribution of the Disqualified Lenders List pursuant to the terms set forth in this Agreement. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 2.7(c), nor will the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders, or otherwise take (or omit to take) any action with respect thereto.

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(d)Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, the Borrower will execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the date that is three Business Days prior to the Closing Date, promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, Revolving Loan or Swing Line Loan as the case may be.
2.8    Interest on Loans.
~~.~~
(a)Except as otherwise set forth herein, each Class of Loan will bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

Class of Loans	Interest
Initial Term Loans ~~(other than Incremental~~, Term A-1 Loans~~)~~, Term A-2 Loans and Revolving Loans that are, in each case, Base Rate Loans	Base Rate plus the Applicable Margin
Initial Term Loans ~~(other than Incremental~~, Term A-1 Loans~~)~~, Term A-2 Loans and Revolving Loans that are, in each case, ~~Eurodollar Rate~~SOFR Loans	~~Eurodollar Rate~~Adjusted Term SOFR plus the Applicable Margin
Swing Line Loans	Base Rate plus the Applicable Margin
Incremental Term Loans (other than Term A-1 Loans and Term A-2 Loans), Extended Term Loans or Refinancing Term Loans that are, in each case, Base Rate Loans	Base Rate plus the applicable margin set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.
Incremental Term Loans (other than Term A-1 Loans and Term A-2 Loans), Extended Term Loans or Refinancing Term Loans that are, in each case, ~~Eurodollar Rate~~SOFR Loans	~~Eurodollar Rate~~Adjusted Term SOFR plus the applicable margin set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

(b)The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any ~~Eurodollar Rate~~SOFR Loan, will be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then

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for that day such Loan will be a Base Rate Loan; provided that if such Loan is a ~~Eurodollar Rate~~SOFR Loan with an Interest Period of one month, then such Loan shall be automatically continued as a ~~Eurodollar Rate~~SOFR Loan with an Interest Period of one month.
(c)In connection with ~~Eurodollar Rate~~SOFR Loans there will be no more than ten (10) Interest Periods outstanding at any time. In the event the Borrower fails to specify between a Base Rate Loan or a ~~Eurodollar Rate~~SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a ~~Eurodollar Rate~~SOFR Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan); provided that if no Conversion/Continuation Notice is provided with respect to an outstanding ~~Eurodollar Rate~~SOFR Loan with an Interest Period of one month, such ~~Eurodollar Rate~~SOFR Loan shall be continued as a ~~Eurodollar Rate~~SOFR Loan with an Interest Period of one month. In the event the Borrower fails to specify an Interest Period for any ~~Eurodollar Rate~~SOFR Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower will be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent will determine (which determination will, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that will apply to the ~~Eurodollar Rate~~SOFR Loans for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.
(d)Interest payable pursuant to Section 2.8(a) will be computed (i) in the case of Base Rate Loans ~~based~~ on ~~the Prime Rate on~~ the basis of a 365-day year (or 366-day year, in the case of a leap year), and (ii) in the case of ~~Eurodollar Rate~~SOFR Loans ~~and Base Rate Loans not based~~ on the ~~Prime Rate, on the~~ basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year). In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a ~~Eurodollar Rate~~SOFR Loan, the date of conversion of such ~~Eurodollar Rate~~SOFR Loan to such Base Rate Loan, as the case may be, will be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a ~~Eurodollar Rate~~SOFR Loan, the date of conversion of such Base Rate Loan to such ~~Eurodollar Rate~~SOFR Loan, as the case may be, will be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest will be paid on that Loan.
(e)Except as otherwise set forth herein, interest on each Loan will accrue on a daily basis and be payable in arrears (i) on each Interest Payment Date applicable to that Loan; (ii) on the date of any repayment or prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the principal amount being repaid or prepaid; and (iii) at maturity, including final maturity (or, in the case of Revolving Loans, such earlier date on which the Revolving Credit Commitments are terminated) and, after such maturity (or termination), on each date on which demand for payment is made; provided, however, that, with respect to any voluntary prepayment of a Revolving Loan outstanding as a Base Rate Loan, accrued interest will instead be payable on the applicable Interest Payment Date; provided, further, that in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)The Borrower agrees to pay to the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by such Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

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(g)Interest payable pursuant to Section 2.8(f) will be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and will be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.8(f), such Issuing Bank will distribute to the Administrative Agent, which will in turn distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank will have been reimbursed by the Lenders for all or any portion of such honored drawing, such Issuing Bank will distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which such Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrower.
(h)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.9    Conversion/Continuation.
~~.~~
(a)Subject to Section 2.18 and (other than in the case of a conversion of a ~~Eurodollar Rate~~SOFR Loan to a Base Rate Loan) so long as no Event of Default will have occurred and then be continuing, the Borrower will have the option:
(i)to convert at any time all or any part of any Term Loan or Revolving Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a ~~Eurodollar Rate~~SOFR Loan may only be converted on the expiration of the Interest Period applicable to such ~~Eurodollar Rate~~SOFR Loan unless the Borrower will pay all amounts due under Section 2.18 in connection with any such conversion; or
(ii)upon the expiration of any Interest Period applicable to any ~~Eurodollar Rate~~SOFR Loan, to continue all or any portion of such Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount as a ~~Eurodollar Rate~~SOFR Loan.
(b)The Borrower will deliver a Conversion/Continuation Notice to the Administrative Agent by Electronic Transmission no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three U.S. Government Securities Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a ~~Eurodollar Rate~~SOFR Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any ~~Eurodollar Rate~~SOFR Loans will be irrevocable on and after the related Interest Rate Determination Date, and the Borrower will be bound to effect a conversion or continuation in accordance therewith.

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2.10    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), 8.1(f) or 8.1(g), the overdue principal amount of any Loans and, to the extent permitted by applicable law and due and owing, any overdue interest payments on the Loans and any other overdue fees and other overdue amounts, will bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) from the date of such Event of Default, payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Initial Term Loans outstanding as Base Rate Loans); provided that in the case of ~~Eurodollar Rate~~SOFR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such ~~Eurodollar Rate~~SOFR Loans will thereupon become Base Rate Loans and will thereafter bear interest payable upon demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for such Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and will not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.
2.11    Fees.
~~.~~
(a)Revolving Commitment Fee. The Borrower agrees to pay to the Lenders having Revolving Credit Exposure the following fees:
(i)commitment fees equal to the Unused Line Fee Rate multiplied by the amount by which the Revolving Credit Commitments (other than Revolving Credit Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Revolving Loans (other than Swing Line Loans); and
(ii)letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are ~~Eurodollar Rate~~SOFR Loans, times (B) the face amount of all Letters of Credit issued and outstanding under this Agreement (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); provided that, in the case of Foreign Currency Letters of Credit, such calculation will be based on the Dollar Equivalent of the face amount thereof.
All fees referred to in this Section 2.11(a) will be paid to the Administrative Agent at the Payment Office and upon receipt, the Administrative Agent will promptly distribute to each Lender its Pro Rata Share thereof.
(b)Letter of Credit Fees. The Borrower agree to pay to the Administrative Agent (in Dollars), for the account of each Issuing Bank, the following fees:
(i)a fronting fee equal to 0.125% per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit issued by it and outstanding under this Agreement (determined as of the close of business on any date of determination); provided that, in the case of Foreign Currency Letters of Credit, such calculation will be based on the Dollar Equivalent of the maximum amount available to be drawn thereunder; and
(ii)such documentary and processing charges for any Issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such Issuance, amendment, transfer or payment, as the case may be.
(c)[Reserved].

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(d)[Reserved].
(e)All fees referred to in Section 2.11(a) and 2.11(b) (except 2.11(b)(i)) will be calculated on the basis of a 360-day year and the actual number of days elapsed. The fees referred to in Sections 2.11(a) and 2.11(b)(i) will be payable quarterly in arrears on the last Business Day of each Calendar Quarter of each year during the Revolving Credit Commitment Period, commencing on the first such date to occur at the end of the first full Calendar Quarter ending after the Closing Date, and on the Revolving Credit Commitment Termination Date.
(f)In addition to the foregoing fees, the Borrower agree to pay to Agents such other fees in the amounts and at the times separately agreed upon.
(g)Once paid, none of the foregoing fees will be refundable under any circumstances.
2.12    Scheduled Payments.
~~.~~
(a)The Borrower will repay to the Administrative Agent:
(i)for the ratable account of the applicable Lenders holding Initial Term Loans, on the last Business Day of each Fiscal Quarter (commencing with the first full Fiscal Quarter ending after the Second Amendment Effective Date) an aggregate principal amount of the original aggregate principal amount of all Initial Term Loans outstanding on the Second Amendment Effective Date (after giving effect to the prepayment ~~required pursuant to Section 2.14(e) hereof~~of Initial Term Loans that occurred on such date) as follows:
~~(1)~~ (1)    for the first four such payment dates, 1.25% of the original principal amount of all Initial Term Loans outstanding on the Second Amendment Effective Date;
~~(2)~~ (2)    for the next eight such payment dates after the first four such payment dates, 1.875% of the original principal amount of all Initial Term Loans outstanding on the Second Amendment Effective Date; and
~~(3)~~ (3)    for the next eight such payment dates after the first twelve such payment dates, 2.50% of the original principal amount of all Initial Term Loans outstanding on the Second Amendment Effective Date;
(ii)for the ratable account of the applicable Lenders holding Initial Term Loans, on the Term Loan Maturity Date, the aggregate principal amount of all Initial Term Loans outstanding on such date.

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(b)The ~~Oyster~~ Borrower will repay to the Administrative Agent:
(i)for the ratable account of the Term A-1 Loan Lenders, on the last Business Day of each Fiscal Quarter (commencing with the first full Fiscal Quarter ending after the Second Amendment Effective Date) an aggregate principal amount of the original aggregate principal amount of all Term A-1 Loans outstanding on the Second Amendment Effective Date as follows:
(1)for the first four such payment dates, 1.25% of the original principal amount of all Term A-1 Loans outstanding on the Second Amendment Effective Date;
(2)for the next eight such payment dates after the first four such payment dates, 1.875% of the original principal amount of all Term A-1 Loans outstanding on the Second Amendment Effective Date; and
(3)for the next eight such payment dates after the first twelve such payment dates, 2.50% of the original principal amount of all Term A-1 Loans outstanding on the Second Amendment Effective Date;
(ii)for the ratable account of the Term A-1 Loan Lenders, on the Term A-1 Loan Maturity Date, the aggregate principal amount of all Term A-1 Loans outstanding on such date~~.~~
(c)The Borrower will repay to the Administrative Agent:
(i)for the ratable account of the Term A-2 Loan Lenders, on the last Business Day of each Fiscal Quarter (commencing September 30, 2022) an aggregate principal amount of the original aggregate principal amount of all Term A-2 Loans outstanding on the Third Amendment Effective Date as follows:
(1)for the first two such payment dates, 1.25% of the original principal amount of all Term A-2 Loans outstanding on the Third Amendment Effective Date;
(2)for the next eight such payment dates after the first two such payment dates, 1.875% of the original principal amount of all Term A-2 Loans outstanding on the Third Amendment Effective Date; and
(3)for the next eight such payment dates after the first ten such payment dates, 2.50% of the original principal amount of all Term A-2 Loans outstanding on the Third Amendment Effective Date;
(ii)for the ratable account of the Term A-2 Loan Lenders, on the Term A-2 Loan Maturity Date, the aggregate principal amount of all Term A-2 Loans outstanding on such date.
(d)~~(c)~~ In the event any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans are made, such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans will be repaid in such installments as may be set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment, as applicable.

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(e)~~(d)~~ Notwithstanding the foregoing clauses (a), (b) ~~and~~, (c) and (d):
(i)any installment payments contemplated by clause (a), (b) ~~or~~, (c) or (d) above will be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable;
(ii)the rate of amortization (or the amount of any installment) with respect to any Class of Loans may be increased (and the provisions of clause (a)(i), (b)(i), (c)(i) or the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment may be amended accordingly) without the consent of the Lenders or the Administrative Agent in connection with the incurrence of any subsequent Incremental Term Loans, Extended Term Loans or Refinancing Term Loans that also comprise part of such Class of Loans; and
(iii)the Term Loans, together with all other amounts owed hereunder with respect thereto, will, in any event, be paid in full no later than the applicable Term Loan Maturity Date.
2.13    Voluntary Prepayments/Commitment Reductions
(a)Voluntary Prepayments. Any time and from time to time, with respect to any Type of Loan, the Borrower may prepay the Loans of any Class, in whole or in part, on any Business Day in whole or in part, in an aggregate minimum amount of and integral multiples in excess of that amount (or, in each case, if less the entire amount thereof), and upon prior written notice given to the Administrative Agent or any applicable Swing Line Lender, as the case may be, by 12:00 noon (New York City time) on the applicable date indicated below, in each case, as set forth in the following table:

Class of Loans	Minimum Amount	Integral Multiple	Prior Notice
Base Rate Loans (other than Swing Line Loans)	$100,000	$50,000	One Business Day
~~Eurodollar Rate~~SOFR Loans	$100,000	$50,000	Three U.S. Government Securities Business Days
Swing Line Loans	$50,000	$50,000	Same Day
Any amounts received after such time on such date will be deemed to have been received on the next succeeding Business Day or U.S. Government Securities Business Day, as applicable. Upon the giving of any such notice, the principal amount of the Loans specified in such notice will become due and payable without premium or penalty (subject to Section 2.18(c)) on the prepayment date specified therein; provided that such notice may be conditioned on receiving the proceeds necessary for such prepayment in a refinancing or otherwise. Any such voluntary prepayment will be applied as specified in Section 2.15(a).

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(b)Voluntary Commitment Reductions. The Borrower may, upon not less than three Business Days’ prior written notice, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Credit Commitments in an amount up to the amount by which the Revolving Credit Limit exceeds the Total Utilization of Revolving Credit Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Credit Commitments must be in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount (or, in each case, if less the entire amount thereof); provided, further, that the Borrower may rescind any notice of termination under this Section 2.13(b) if such notice was delivered in connection with a refinancing or other transaction, that is not consummated or is otherwise delayed. The Borrower’s notice to the Administrative Agent will designate the date (which must be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Credit Commitments will be effective on the date specified in the Borrower’s notice and will reduce the Revolving Credit Commitment of each Lender proportionately to its Pro Rata Share thereof.
2.14    Mandatory Prepayments/Commitment Reductions
(a)Asset Sales. No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Cash Proceeds from Asset Sales made pursuant to Section 6.8(e) or (h), together with the Net Cash Proceeds from Casualty Events pursuant to clause (b) below, in excess of $5,000,000 in any Fiscal Year, the Borrower will prepay, or cause to be prepaid Loans in accordance with Section 2.15(b) in an aggregate amount equal to 100% of such excess; provided that the Borrower will have the option, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in assets of the type used or useful in the Businesses of the Borrower and the Subsidiaries; provided further, that if the Borrower or any Subsidiary enters into a legally binding commitment to invest such Net Cash Proceeds within such 365-day period, it may directly or through one or more of its Subsidiaries, so invest such Net Cash Proceeds within one hundred eighty (180) days following the end of such initial 365-day period; provided, further, that pending any such investment such Net Cash Proceeds may be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Credit Commitments).
(b)Casualty Events. No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Cash Proceeds from a Casualty Event, together with the Net Cash Proceeds from Asset Sales pursuant to clause (a) above, in excess of $5,000,000 in any Fiscal Year, the Borrower will prepay, or cause to be prepaid, the Loans in accordance with Section 2.15(b) in an aggregate amount equal to 100% of such excess; provided that (i) the Borrower will have the option, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof in assets used or useful in the Businesses of the Borrower and the Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, that if the Borrower or any Subsidiary enters into a legally binding commitment to invest such Net Cash Proceeds within such 365-day period, it may directly or through one or more of its Subsidiaries, so invest such Net Cash Proceeds within one hundred eighty (180) days following the end of such initial 365-day period; provided, further, that pending any such investment such Net Cash Proceeds may be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Credit Commitments).
(c)Issuance of Debt. No later than the first Business Day following receipt by the Borrower or any Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness of the Borrower or any Subsidiary (other than any Indebtedness permitted to be incurred or issued pursuant to Section 6.1 (but, for the avoidance of doubt, excluding Credit Agreement Refinancing Indebtedness and Replacement Term Loans)), the Borrower will prepay the Term Loans in accordance with Section 2.15(b) in an aggregate amount equal to 100% of such Net Cash Proceeds.
(d)Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through 2.14(c), the Borrower will deliver to the Administrative Agent a calculation of the amount of the applicable Net Cash Proceeds. In the event that the Borrower will subsequently

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determine that the actual amount received exceeded the applied pursuant to this Section 2.14, the Borrower will promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower will concurrently therewith deliver to the Administrative Agent a calculation of such excess.
~~(e) Oyster Closing Date Prepayment. On the Second Amendment Effective Date, and subject to the occurrence of, the Oyster Mergers and the incurrence of the Term A-1 Loan, the Borrower will prepay, or cause to be prepaid, in accordance with Section 2.15(b), the Initial Term Loans outstanding under this Agreement immediately prior to the incurrence of the Term A-1 Loans in an aggregate amount equal to $80,000,000.~~
2.15    Application of Prepayments/Reductions.
~~.~~
(a)Application of Voluntary Prepayments. Subject to Section 2.15(d), any prepayment of any Class of Loans pursuant to Section 2.13(a) will be applied to the scheduled payments (including the payments at maturity) of such Class of Loans as specified by the Borrower in the applicable notice of prepayment and absent any such direction, in direct order of maturity; provided that in any event, any prepayment shall be applied ratably among holders of the same Class of Loans ~~(or, in the case of any Obligations or Oyster Obligations, as applicable, other than Loans, of the same type of such Obligations or Oyster Obligations, as the case may be)~~.
(b)Application of Mandatory Prepayments. Subject to Section 2.15(d), any amount required to be paid pursuant to Sections 2.14(a), 2.14(b) or 2.14(c) will be applied as follows:
(i)except as set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment with respect to such applicable Refinancing Term Loans, Extended Term Loans or Incremental Term Loans, as applicable, such prepayment will be applied to each Class of Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); provided that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness will be applied solely to each applicable Class of Refinanced Indebtedness~~, provided further that prior to the Oyster Debt Assumption, no portion of such Net Cash Proceeds shall be applied to the Term A-1 Loans~~; and
(ii)such prepayment will be applied to the next eight (8) installments of each applicable Class of Term Loans in direct order of maturity, with the balance, if any, applied to the amount due at maturity.
~~In addition, amounts required to be paid pursuant to Section 2.14(e) shall be applied to the outstanding principal amount of the Initial Term Loans outstanding on the Second Amendment Effective Date immediately prior to giving effect to the Reallocation (as defined in the Second Amendment) without a reduction in the scheduled installments of the Initial Term Loans under Section 2.12(a).~~

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Notwithstanding anything to the contrary in any Credit Document, the Borrower may use a portion of the amounts required to be paid pursuant to Sections 2.14(a) and 2.14(b) to prepay, repurchase, redeem, defease or otherwise repay, or offer to prepay, repurchase, redeem, defease or otherwise repay, with such amounts other Pari Passu Lien Indebtedness and the amount required to be paid pursuant to such Sections will be ratably reduced; provided that the definitive documentation in respect of such Pari Passu Lien Indebtedness requires the issuer or borrower thereof to prepay, repurchase, redeem, defease or otherwise repay, or offer to prepay, repurchase, redeem, defease or otherwise repay, such Pari Passu Lien Indebtedness with such amounts, in each case, on a pro rata basis with the outstanding principal amount of Term Loans.
(c)Application of Prepayments of Loans to Base Rate Loans and ~~Eurodollar Rate~~SOFR Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof will be applied first to Base Rate Loans to the full extent thereof before application to ~~Eurodollar Rate~~SOFR Loans, in each case, in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18(c).
(d)Application of Payments or Proceeds. During the continuance of an Event of Default, the Administrative Agent may and will upon the direction of the Required Lenders apply any and all payments received by the Administrative Agent in respect of any Obligation ~~or any Oyster Obligation~~ in accordance with Section 8.2. All payments made by a Credit Party to the Administrative Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, will be applied in accordance with Section 8.2. ~~All payments made by an Oyster Credit Party to the Administrative Agent after any or all of the Oyster Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Oyster Collateral, will be applied in accordance with Section 11.6.~~
(e)Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment pursuant to Section 2.14(a) through (c) (other than any mandatory prepayment with the Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness) (a “Waivable Mandatory Prepayment”), not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower will notify the Administrative Agent of the amount of such prepayment. Each such Lender may exercise its option to refuse any Waivable Mandatory Prepayment by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date will be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower will pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount will be applied to those Lenders that have elected not to exercise such option, as prepayment of the Term Loans (which prepayment will be applied to the scheduled installments of principal of the Term Loans of Lenders not electing to exercise such option, in accordance with Section 2.15(b)), with any balance of the Waivable Mandatory Prepayment to be retained by the Borrower and used for any purpose permitted by the terms of this Agreement.
(f)Repatriation; Foreign Considerations. Notwithstanding any provisions of Section 2.14 or this Section 2.15 to the contrary:
(i)to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.14(a) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.14(b) (a “Foreign Casualty Event”) attributable to Foreign Subsidiaries, FSHCOs or any Domestic Subsidiary of the foregoing are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.14 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the

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Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be effected promptly and such repatriated Net Cash Proceeds will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional Taxes (including Tax Payments) payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.14 to the extent provided therein, and
(ii)to the extent that the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, Net Cash Proceeds of any Foreign Casualty Event would result in adverse Tax consequences (that are not de minimis) to the Borrower, its Subsidiaries or any direct or indirect equity owners of the Borrower, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to promptly take and cause such Foreign Subsidiary to take all commercially reasonable actions to eliminate or minimize any such adverse Tax consequences in furtherance of allowing the repatriation of such Net Cash Proceeds, provided that in no event will Borrower be required to undertake any action that would result in any material costs or Taxes payable by the Borrower or its Affiliates).
2.16    General Provisions Regarding Payments
(a)All payments by the Borrower ~~or the Oyster Borrower, as the case may be,~~ of principal, interest, fees and other Obligations ~~or Oyster Obligations, as applicable,~~ will be made in Dollars in same day funds and by wire transfer or ACH transfer (which will be the exclusive means of payment hereunder), without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Payment Office (or such other address as the Administrative Agent may from time to time specify in accordance with Section 10.1) for the account of the Lenders entitled to such payment; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date will be deemed to have been paid by the Borrower ~~or the Oyster Borrower, as the case may be,~~ on the next succeeding Business Day.
(b)All payments of the principal amount of any Term Loan made pursuant to Section 2.13 will be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments will be applied to the payment of interest then due and payable before application to principal.
(c)The Administrative Agent (or its agent or sub-agent appointed by it) will promptly distribute to each Lender entitled to such payment at such address as such Lender may indicate in writing, (i) such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due to such Lender pursuant to Sections 2.8, 2.10, 2.12, 2.13 or 2.14, and (ii) all other amounts due to such Lender, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

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(d)Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any ~~Eurodollar Rate~~SOFR Loans, the Administrative Agent will give effect thereto in apportioning payments received thereafter.
(e)Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder is stated to be due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day and such extension of time will be included in the computation of the payment of interest hereunder or of the Revolving Credit Commitment fees hereunder.
(f)[Reserved].
(g)The Administrative Agent will deem any payment by or on behalf of the Borrower ~~or the Oyster Borrower, as the case may be,~~ hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment will not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent will give prompt written notice to the Borrower if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest will continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
(h)Notwithstanding any other provisions hereof, so long as no Event of Default has occurred and is continuing, if any prepayment of ~~Eurodollar Rate Loans~~any SOFR Loan is required to be made prior to the last day of the Interest Period therefor, in lieu of making any payment in respect of any such ~~Eurodollar Rate~~SOFR Loan prior to the last day of the Interest Period therefor, the Borrower ~~or the Oyster Borrower, as the case may be,~~ may, in the sole discretion of the Borrower ~~or the Oyster Borrower, as applicable,~~ deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an escrow account designated by the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent will be authorized (without any further action by or notice to or from the Borrower or any other Credit Party ~~or Oyster Credit Party~~) to apply such amount to the prepayment of such Loans in accordance with the provisions of this Agreement otherwise applicable to such payment. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent will also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party ~~or Oyster Credit Party~~) to apply such amount to the prepayment of the outstanding Loans in accordance with the provisions of this Agreement otherwise applicable to such payment.
2.17    Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or as a distribution in connection with a plan of reorganization, plan of liquidation or similar dispositive plan, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other relevant Lender that is entitled to a payment in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment will (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it will be deemed to have purchased from each seller of a participation

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simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders entitled to a payment in respect of such Aggregate Amounts Due so that all such recoveries of Aggregate Amounts Due will be shared by all of the Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or ~~the Oyster Borrower or~~ otherwise, those purchases will be rescinded and the purchase prices paid for such participations will be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower ~~and the Oyster Borrower~~ expressly ~~consent~~consents to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower ~~or the Oyster Borrower, as the case may be,~~ to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 will not be construed to apply to (i) any payment made by a Credit Party ~~or an Oyster Credit Party~~ pursuant to and in accordance with the express terms of this Agreement or any other Credit Document, (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations ~~or Oyster Obligations, as applicable,~~ owed to it, (iii) the exchange of any Loans held by a Lender for all or a portion of a new tranche of Loans issued hereunder or (iv) the acceptance of the Waivable Mandatory Prepayment in accordance with Section 2.15(e).
2.18 ~~Making or Maintaining Eurodollar Rate Loans~~Changed Circumstances.
~~(a) Inability to Determine Applicable Interest Rate. Subject in all respects to the provisions of Section 2.18(e), in the event that the Administrative Agent determines (which determination will be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of “Eurodollar Base Rate” or the Eurodollar Base Rate for any requested Interest Period does not adequately and fairly reflect the cost to Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made will be deemed to be rescinded by the Borrower.~~
(a)Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be

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deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.18(c).
(b)~~Illegality or Impracticability of Eurodollar Rate Loans. Subject in all respects to the provisions of Section 2.18(e), in the event that on any date any Lender determines in good faith (which determination will be final and conclusive and binding upon all parties hereto but will be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date that materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender will be an “Affected Lender” and it will on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice~~Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR (such Lender, an “Affected Lender”), such Affected Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each Affected Lender notifies the Administrative Agent ~~will promptly transmit to each other Lender). If~~and the Administrative Agent ~~receives a notice from any Lender pursuant to the preceding sentence, then (A) the~~notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of ~~such Lender~~the Lenders to make SOFR Loans ~~as, or to convert Loans to, Eurodollar Rate Loans will be suspended until such notice is withdrawn by such Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Lender makes such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (C) such Lender’s obligations to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) will be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans will automatically convert into Base Rate Loans on the date of such termination~~, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan (the “Affected Loans”), shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all Affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.18(c). Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a ~~Eurodollar Rate~~SOFR Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower will have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to Administrative Agent of such rescission

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on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent will promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) will affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
(c)Compensation for Breakage or Non-Commencement of Interest Periods. In the event of (i) ~~the~~any payment or prepayment (voluntary or otherwise) of any principal of any ~~Eurodollar Rate~~SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any ~~Eurodollar Rate~~SOFR Loan on a date other than ~~on~~ the last day of the Interest Period ~~applicable thereto~~therefor (including as a result of an Event of Default), (iii) ~~the~~any failure to borrow, convert, continue or prepay any ~~Eurodollar Rate~~SOFR Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any ~~Eurodollar Rate~~SOFR Loan ~~earlier~~other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23, then, in any such event, the Borrower ~~will~~shall compensate each Lender for the actual loss, cost and expense incurred by such Lender which may arise, be attributable to ~~such event,~~or result due to or as a consequence of such event (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable excluding loss of anticipated profits or margin and without giving to any applicable ~~Eurodollar Base Rate~~SOFR “floor~~.~~”). A certificate of any Lender computing any amount or amounts that such Lender is entitled to receive pursuant to this Section in reasonable detail will be delivered to the Borrower and will be ~~presumptively~~conclusively presumed correct (absent manifest error). The Borrower will pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(d)Booking of ~~Eurodollar Rate~~SOFR Loans. Any Lender may make, carry or transfer ~~Eurodollar Rate~~SOFR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
(e)Benchmark Replacement Setting.
(i)Benchmark Replacement. ~~(A)~~ Notwithstanding anything to the contrary herein or in any other Credit Document ~~(and any Rate Contract shall be deemed not to be a “Credit Document” for purposes of this Section 2.18(e)) if~~, upon the occurrence of a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of~~, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark~~, then (x) if~~ with a Benchmark Replacement ~~is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time)~~. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the ~~date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document~~Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such ~~Benchmark Replacement~~amendment from Lenders comprising the Required Lenders. ~~If an Unadjusted~~No replacement of a Benchmark with a Benchmark Replacement ~~is Daily Simple SOFR, all interest payments will be payable on a monthly basis~~pursuant to this Section 2.18(e)(i) will occur prior to the applicable Benchmark Transition Start Date.

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~~(B)    Notwithstanding anything to the contrary herein or in any other Credit Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.~~
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make ~~Benchmark Replacement~~ Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) ~~any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the~~the implementation of any Benchmark Replacement~~,~~ and (~~C~~B) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes~~, (D)~~ in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.18(e)(iv) ~~below and~~or (~~E~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.18(e), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.18(e).

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(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR ~~or USD LIBOR~~Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be no longer~~not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of ~~Eurodollar Rate~~SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
~~(vi) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 2.18(e) shall be deemed satisfied.~~

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2.19    Increased Costs; Capital Adequacy
(a)Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which will be controlling with respect to the matters covered thereby), in the event that any Lender (which term includes each Issuing Bank for purposes of this Section 2.19(a)) determines in good faith (which determination will, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a Governmental Authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other Governmental Authority: (i) subjects such Lender (or its applicable Lending Office) to any additional Tax (other than (x) Indemnified Taxes and (y) Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable Lending Office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including ~~any marginal, emergency, supplemental, special or other reserve~~pursuant to regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board of Governors, as amended and in effect from time to time)), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender ~~(other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Eurodollar Base Rate”)~~; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable Lending Office) or its obligations hereunder ~~or the London interbank market~~; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable Lending Office) with respect thereto; then, in any such case, the Borrower will pay to such Lender, within ten (10) Business Days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion may determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender will deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement will be conclusive and binding upon all parties hereto absent manifest error.
(b)Capital Adequacy Adjustment. In the event that any Lender (which term includes each Issuing Bank for purposes of this Section 2.19(b)) determines that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable Lending Office) or any entity controlling any Lender with any guideline, request or directive regarding capital or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any entity controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Credit Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling entity could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling entity with regard to capital or liquidity requirements), then from time to time, within five Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling entity for such reduction. Such Lender will deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the

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additional amounts owed to Lender under this Section 2.19(b), which statement will be conclusive and binding upon all parties hereto absent manifest error.
(c)Dodd-Frank; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, will, in each case, be deemed to be a change in law, treaty or governmental rule, regulation or order under subsection (a) above and/or a change in law, rule or regulation (or any provision thereof) regarding capital or liquidity requirements under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.
(d)Delay in Requests. The failure or delay on the part of any Lender (which term will include each Issuing Bank for purposes of this Section 2.19(d)) to demand compensation pursuant to the foregoing provisions of this Section 2.19 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.19 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender sends the Borrower written notice of such Lender’s intention to claim compensation therefor; provided further, that if the circumstance giving rise to such increased costs or reductions suffered is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.
2.20    Taxes; Withholding, etc.
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(a)Except as required by Law or otherwise provided in this Section 2.20, each payment by any Credit Party under any Credit Document will be made free and clear of all Taxes with respect thereto.
(b)If any Taxes will be required by any Law to be deducted from or in respect of any amount payable under any Credit Document to any Recipient (as determined in the good faith discretion of the applicable withholding agent) (i) to the extent such Taxes required to be deducted are Indemnified Taxes, such amount will be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions for Indemnified Taxes applicable to any increases to any amount under this Section 2.20(b)(i)), such Recipient receives the amount it would have received had no such deductions for Indemnified Taxes been made, (ii) the relevant Credit Party or the Administrative Agent, as applicable, will make such deductions, (iii) the relevant Credit Party or the Administrative Agent, as applicable, will timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Law and (iv) as soon as practicable after any such payment by a Credit Party is made, the relevant Credit Party will deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to the Administrative Agent.

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(c)In addition, the Credit Parties will timely pay to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes. As soon as practicable after the date of any payment of Other Taxes by any Credit Party pursuant to this Section 2.20(c), the Borrower will deliver to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.
(d)Without duplication of Section 2.20(b) or Section 2.20(c), the Credit Parties will jointly and severally indemnify and reimburse, within ten (10) days after receipt of a demand therefor (with copy to the Administrative Agent), each Recipient for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) imposed on or with respect to any payment made by the Credit Parties hereunder, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Any Recipient claiming indemnity pursuant to this Section 2.20(d) will notify the Credit Parties of the imposition of the relevant Indemnified Taxes as soon as practicable after the Recipient becomes aware of such imposition. A certificate of the Recipient (or of the Administrative Agent on behalf of such Recipient) claiming any compensation under this clause (d), setting forth in reasonable detail the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, will be conclusive, binding and final for all purposes, absent manifest error.
(e)Without limiting Section 2.21, any Lender claiming any additional amounts payable pursuant to this Section 2.20 will use its reasonable efforts (consistent with its internal policies and Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, subject such Lender to any unreimbursed cost or expense and would not be otherwise disadvantageous to such Lender. The Credit Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such change.
(f)~~(i)~~(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(1), Section 2.20(f)(ii)(2) and Section 2.20(f)(ii)(4) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:

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~~(1)~~ (1)    any U.S. Lender will deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a party to this Agreement from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, executed originals of IRS Form W-9 (certifying that such U.S. Lender is exempt from U.S. federal backup withholding tax);
~~(2)~~ (2)    Any Non-U.S. Lender will, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as will be requested by the recipient), on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
~~i)~~ i)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
~~ii)~~ ii)    executed originals of IRS Form W-8ECI or W-8EXP;
~~iii)~~ iii)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8-BEN-E; or
~~iv)~~ iv)    to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
~~(3)~~ (3)    any Non-U.S. Lender will, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as will be requested by the recipient), on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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~~(4)~~ (4)    if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section ~~2.20(f)(ii)(4)~~2.20(f)(ii)(4), “FATCA” will include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Any Administrative Agent that (i) is a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) will deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or when any form or certification it previously provided expires or becomes obsolete or inaccurate in any respect), duly completed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax or (ii) is not a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) will deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or when any form or certification it previously provided expires or becomes obsolete or inaccurate in any respect), duly completed copies of IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a United States person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) with respect to payments received by it from the Borrower.
(h)If any Recipient determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it will pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Recipient, will repay to such Recipient the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges properly imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Recipient be required to pay any amount to a Credit Party pursuant to this paragraph (h) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph will not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

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(i)Each Lender will severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent will be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(i).
(j)Each party’s obligations under this Section 2.20 will survive the resignation or replacement of the Administrative Agent or any assignment of right by, or the replacement of, a Recipient.
2.21    Obligation to Mitigate. Each Lender (which term includes each Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, Issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) to take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, Issuing, funding or maintaining of such Revolving Credit Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Credit Commitments, Loans or Letters of Credit or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agree to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) will be conclusive absent manifest error.
2.22    Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then:
(a)during any Default Period with respect to such Defaulting Lender, such Defaulting Lender will be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers, except with respect to Section 10.5(b) to the extent that any such matter disproportionately affects such Defaulting Lender) with respect to any of the Credit Documents;

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(b)to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender has been reduced to zero, any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swing Line Lender hereunder; third, to cash collateralize the Issuing Banks’ fronting exposure with respect to such Defaulting Lender in accordance with Section 2.4(h); fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future fronting exposure with respect to such Defaulting Lender with respect to such future Letters of Credit issued under this Agreement, in accordance with Section 2.4(h); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Usage in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Usage owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Usage owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.22(c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. Such Defaulting Lender will not be entitled to receive (i) any interest calculated at the Default rate pursuant to Section 2.10 and (ii) any fee pursuant to Section 2.11(a), in each case, in respect of any Default Period with respect to such Defaulting Lender;
(c)all or any part of a Defaulting Lender’s participation in Letter of Credit Obligations and Swing Line Loans will be reallocated among the non-defaulting Lenders holding Revolving Credit Commitments on a pro rata basis according to their Revolving Credit Commitments (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause any non-defaulting Lender’s Revolving Credit Exposure (defined, solely for purposes of this clause (c), by reference to clause (b) of the definition of “Revolving Credit Exposure”) at such time to exceed such Lender’s Revolving Credit Commitment (it being understood that no reallocation hereunder will constitute a waiver or release of any claim of a non-defaulting Lender against a Defaulting Lender as a result of such non-defaulting Lender’s increased exposure following such reallocation); provided that:

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(i)if the reallocation described in this clause (c) cannot, or can only partially, be effected, the Borrower will, without prejudice to any right or remedy available to it hereunder or under Law, within one Business Day following written notice by the Administrative Agent (A) first, prepay the Swing Line Loans of such Defaulting Lender in an amount equal to the amount by which such Defaulting Lender’s Swing Line Loans exceed the amount of such Defaulting Lender’s Swing Line Loans reallocated pursuant to this clause (c) (after giving effect to any partial reallocation pursuant to this clause (c)) and (B) second, cash collateralize such Defaulting Lender’s portion of the Revolving Credit Exposure in respect of Letters of Credit (after giving effect to any partial reallocation pursuant to this clause (c)) in accordance with the procedures set forth in Section 2.4(h) for so long as such Revolving Credit Exposure in respect of Letters of Credit is outstanding;
(ii)if the Borrower cash collateralize any portion of such Defaulting Lender’s Revolving Credit Exposure in respect of Letters of Credit pursuant to this proviso, the Borrower will not be required to pay any letter of credit participation fee to such Defaulting Lender during the period such Defaulting Lender’s Revolving Credit Exposure in respect of Letters of Credit is cash collateralized;
(iii)if the Revolving Credit Exposure in respect of Letters of Credit of the non-Defaulting Lenders is reallocated pursuant to this clause (c), then the fees payable to the Lenders pursuant to Section 2.11(a)(i) will be adjusted in accordance with such non-Defaulting Lenders’ reallocated Revolving Credit Exposure in respect of Letters of Credit; and
(iv)if any Defaulting Lender’s Revolving Credit Exposure in respect of Letters of Credit is neither cash collateralized nor reallocated pursuant to this clause (c), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Revolving Credit Exposure in respect of Letters of Credit) and letter of credit participation fee payable with respect to such Defaulting Lender’s Revolving Credit Exposure in respect of Letters of Credit will be payable to the applicable Issuing Banks until such Revolving Credit Exposure in respect of Letters of Credit is cash collateralized and/or reallocated; and
(d)the Total Utilization of Revolving Credit Commitments as at any date of determination will be calculated as if such Defaulting Lender has funded all Defaulted Loans. No Revolving Credit Commitment of any Lender will be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by the Borrower of its obligations hereunder and the other Credit Documents will not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Funding Default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
For purposes of this Agreement, (i) “Funding Default” means, with respect to any Defaulting Lender, the occurrence of any of the events set forth in the definition of “Defaulting Lender,” and (ii) “Defaulted Loan” means any Loan of a Defaulting Lender with respect to which such Defaulting Lender is a Defaulting Lender.

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2.23    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that:
(a)(i) any Lender (an “Increased Cost Lender”) gives notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances that have caused such Lender to be an Affected Lender or that entitle such Lender to receive such payments remain in effect, and (iii) such Lender fails to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or
(b)(i) any Lender becomes a Defaulting Lender, (ii) the Default Period for such Defaulting Lender remains in effect, and (iii) such Defaulting Lender fails to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Borrower’s request that it cure such default; or
(c)in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of a Credit Document as contemplated by Section 10.5(b), the consent of Required Lenders with respect to which has been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained;
then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Credit Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrower will pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender will pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided that (1) on the date of such assignment, the Replacement Lender must pay to a Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, the Borrower must pay any amounts payable to such Terminated Lender pursuant to Section 2.11, 2.18(c), 2.19 or 2.20; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender will consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided that the Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Borrower has caused each outstanding Letter of Credit Issued thereby to be cancelled, backstopped or cash collateralized. Upon the assignment of all amounts owing to any Terminated Lender and the termination or assignment of such Terminated Lender’s Revolving Credit Commitments, if any, such Terminated Lender will no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder will survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender will, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power of attorney will be coupled with an interest) to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent will be effective for purposes of documenting an assignment pursuant to Section 10.6.

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2.24    Incremental Facilities.
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(a)Notice. At any time and from time to time, on one or more occasions, the Borrower may, by notice to the Administrative Agent, (i) increase the aggregate principal amount of any outstanding tranche of Term Loans or add one or more additional tranches of term loans under the Credit Documents (the “Incremental Term Facilities” and the term loans made thereunder, the “Incremental Term Loans”) or (ii) increase the aggregate principal amount of Revolving Credit Commitments on the same terms as the then-existing Revolving Credit Commitments, including ratably increasing the Letter of Credit Sublimit (with the consent of the Issuing Banks) and the Swing Line Sublimit (with the consent of the Swing Line Lender) (the “Incremental Revolving Facilities” and the revolving loans and other extensions of credit made thereunder, the “Incremental Revolving Loans”) (each such increase or tranche pursuant to clauses (i) and (ii), an “Incremental Facility” and the loans or other extensions of credit made thereunder, the “Incremental Loans”).
(b)Ranking. Incremental Facilities will (i) rank pari passu in right of payment and security with the Initial Term Loans, the Initial Revolving Commitments ~~and, after the Oyster Debt Assumption~~, the Term A-1 Loans and the Term A-2 Loans (in each case, subject to Section 8.2) and (ii) be secured by the same Liens (with the same ranking in priority) that secure the Initial Revolving Commitments, the Initial Term Loans ~~and, after the Oyster Debt Assumption~~, the Term A-1 Loans and the Term A-2 Loans.
(c)Size. The aggregate principal amount of Incremental Facilities on any date Indebtedness thereunder is first incurred (or in the case of Incremental Revolving Facilities, first committed), together with the aggregate principal amount of Incremental Equivalent Debt incurred as of such date, will not exceed an amount equal to the sum of the Incremental Fixed Amount and the Incremental Ratio Amount (the “Incremental Amount”). Calculation of the Incremental Ratio Amount, if used, will be made on a Pro Forma Basis. Each Incremental Amendment executed in connection with an Incremental Facility will identify whether all or any portion of such Incremental Facility is being incurred pursuant to the Incremental Fixed Amount or the Incremental Ratio Amount. For the avoidance of doubt, if the Borrower shall incur indebtedness under an Incremental Facility under the Incremental Fixed Amount substantially concurrently with the incurrence of indebtedness under the Incremental Ratio Amount, then the First Lien Net Leverage Ratio will be calculated with respect to such incurrence under the Incremental Ratio Amount without regard to any incurrence of indebtedness under the Incremental Fixed Amount. Unless the Borrower elects otherwise, each Incremental Facility will be deemed incurred first under the Incremental Ratio Amount to the extent permitted, with the balance incurred under the Incremental Fixed Amount. If the First Lien Net Leverage Ratio test for the incurrence of any Incremental Facility would be satisfied on a Pro Forma Basis as of the end of any Fiscal Quarter, the classification described in the preceding sentence shall be deemed to have occurred automatically. Each Incremental Facility will be in an integral multiple of $500,000 and in an aggregate principal amount that is not less than $2,500,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the limit set forth above.

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(d)Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of any Incremental Loan) or by any Additional Lender on terms permitted by this Section 2.24; provided that the Administrative Agent, each Issuing Bank and each Swing Line Lender will have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Incremental Revolving Facilities if such consent would be required under Section 10.6(c)(ii) for an assignment of Revolving Loans or Revolving Credit Commitments to such Person.
(e)Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Person providing such Incremental Facility and the Administrative Agent. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable good faith opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24. An Incremental Amendment may at the election of the Borrower and the Administrative Agent effect such amendments as may be reasonably necessary or advisable so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans or so that such Incremental Term Loans are fungible with other outstanding Loans, including by (i) adding equivalent “call protection” to any existing tranche of Term Loans, and (ii) amending the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.12(a), 2.12(b) and/or 2.12(~~b~~c) (provided that any such amendment will not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender immediately prior to the effectiveness of the applicable Incremental Amendment); provided that such amendments are not adverse to the existing Term Loan Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Credit Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Facility and the Incremental Loans evidenced thereby. This Section 2.24 will supersede any provisions in Section 2.17 or 10.5 to the contrary. The Borrower may use the proceeds of the Incremental Loans for any purpose permitted by this Agreement.
(f)Conditions. Subject to the provisions set forth in Section 1.5 with respect to any Limited Condition Transaction, the availability of Incremental Facilities under this Agreement will be subject solely to the following conditions:
(i)no Default or Event of Default will have occurred and be continuing on the date such Incremental Loans are incurred or Revolving Credit Commitments under such Incremental Revolving Facilities are committed, or would occur immediately after giving effect thereto;
(ii)the representations and warranties in the Credit Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facility, or in the case of an Incremental Facility incurred in connection with a Limited Condition Transaction, the Specified Representations and the Specified Acquisition Agreement Representations (to the extent applicable) shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facility; and

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(iii)the Borrower and its Subsidiaries shall be in compliance with the Financial Covenants (after giving effect to any increase to the Financial Covenant level set forth in Section 6.7(a)(i) as a result of a Material Permitted Acquisition), determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, as if any Incremental Loans or Revolving Credit Commitments under any Incremental Revolving Facilities, as applicable, incurred or committed, as applicable, under such Incremental Facilities had been outstanding on the last day of such Fiscal Quarter for testing compliance therewith, and, in each case (x) with respect to any Incremental Revolving Facility, assuming a borrowing of the maximum amount of Loans available thereunder, and (y) without netting the cash proceeds of any such Incremental Loans (but otherwise giving effect to the use of such proceeds).
(g)Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Facility. The other terms of each Incremental Revolving Facility will be on terms and pursuant to documentation applicable to the Revolving Credit Commitments then in effect; provided that to the extent an Incremental Revolving Facility has a greater All-In Yield than the Revolving Credit Facility, the All-In Yield on the ~~Revolver~~Revolving Credit Facility shall be increased to match the All-In Yield of such Incremental Revolving Facility. The other terms of each tranche of Incremental Term Loans will be as agreed between the Borrower and the Persons providing such Incremental Term Loans; provided that:
(i)the final maturity date of such Incremental Term Loans will be no earlier than the Latest Term Loan Maturity Date of the Initial Term Loans ~~and~~, the Term A-1 Loans and the Term A-2 Loans;
(ii)the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of the Initial Term Loans ~~or~~, the Term A-1 Loans or the Term A-2 Loans;
(iii)any such Incremental Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments of the Initial Term Loans ~~and, after the other Debt Assumption~~, the Term A-1 Loans and the Term A-2 Loans (other than pursuant to a refinancing or with respect to greater than pro rata payments to an earlier maturing tranche); and
(iv)to the extent such terms and documentation are not consistent with, in the case of an Incremental Term Facility, the Initial Term Loan Facility, they shall be no more favorable (taken as a whole as determined by the Borrower and the Administrative Agent) to the lenders providing such Incremental Term Facility than those applicable to the Initial Term Loan Facility; provided that this clause (iv) will not apply to (1) interest rate, fees, funding discounts and other pricing terms, (2) redemption, prepayment or other premiums, (3) optional prepayment terms, and (4) covenants and other terms that are (i) applied to the Term Loans existing at the time of incurrence of such Incremental Term Facility (so that existing Lenders also receive the benefit of such provisions) and/or (ii) applicable only to periods after the Latest Term Loan Maturity Date at the time of incurrence of such Indebtedness (the requirements in this clause (iv), collectively, “Other Applicable Incurrence Requirements”).

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(h)Pricing. The interest rate, fees, and original issue discount for any Incremental Term Loans will be as determined by the Borrower and the Persons providing such Incremental Term Loans; provided that the MFN Adjustment will apply to any Incremental Term Loans.
(i)Adjustments to Revolving Loans. Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.24,
(i)each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each lender providing a portion of such increase (each an “Incremental Revolving Facility Lender”), and each such Incremental Revolving Facility Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (1) participations hereunder in Letters of Credit and (2) participations hereunder in Swing Line Loans held by each Revolving Lender will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Revolving Lender’s Revolving Credit Commitments; and
(ii)if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans will on or prior to the effectiveness of such Incremental Revolving Facility be prepaid from the proceeds of Incremental Revolving Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment will be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 2.18(c). The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement will not apply to the transactions effected pursuant to the immediately preceding sentence.
2.25    ~~Nature of Obligations~~[Reserved] ~~Notwithstanding anything to the contrary in this Agreement or any other Credit Document, it is acknowledged and agreed that (a) prior to the consummation of the Oyster Debt Assumption and the Oyster Reorganization, (i) no Credit Party shall have any obligation or liability, whether as a primary obligor or guarantor or otherwise, with respect to any of the Oyster Obligations and no property or assets of any Credit Party shall be deemed to secure any of the Oyster Obligations and (ii) no Oyster Credit Party shall have any obligation or liability, whether as a primary obligor or guarantor or otherwise, with respect to any of the Obligations and no property or assets of any Oyster Credit Party shall be deemed to secure any of the Obligations, (b) immediately upon the consummation of the Oyster Debt Assumption and the Oyster Reorganization, without any further action by any Person (but without limitation of the Credit Parties’ and Oyster Credit Parties’ obligations to provide documentation in accordance with the terms of this Agreement and the other Credit Documents in connection therewith), (x) all of the Oyster Obligations shall (without duplication of any such obligations that otherwise constitute Obligations) automatically and irrevocably become Obligations hereunder, (y) the Borrower shall be obligated and liable as a primary obligor in respect of the Oyster Obligations and each of the other Credit Parties and Oyster Credit Parties shall be obligated and liable as a guarantor in respect thereof and (z) each of the Oyster Credit Parties shall be a Guarantor Subsidiary and (c) prior to the consummation of the Oyster Reorganization and the Oyster Debt Assumption, none of the Oyster Credit Parties or any of their Subsidiaries shall be subject to Sections 4 through 8 hereof.~~
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2.26    Credit Agreement Refinancing Indebtedness; Refinancing Amendments
(a)Refinancing Loans. At any time after the Closing Date, the Borrower may obtain (i) from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form of Refinancing Loans or Refinancing Commitments, in each case pursuant to a Refinancing Amendment, or (ii) from any bank, other financial institution or institutional investor that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness in any other form, such other Credit Agreement Refinancing Indebtedness, in each case to refinance (and to reduce on a dollar-for-dollar or greater basis) all or any portion of the Term Loans then outstanding under this Agreement.
(b)Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Sections 3.1 and 3.2 as may be requested by the providers of applicable Refinancing Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans or Revolving Loans subject thereto as Refinancing Term Loans or Refinancing Revolving Loans, respectively).
(c)Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower and the Persons providing the applicable Refinancing Loans, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26. This Section 2.26 supersedes any provisions in Section 2.17 or Section 10.5 to the contrary.
(d)Providers of Refinancing Loans. Refinancing Loans may be provided by any existing Lender (it being understood that no exiting Lender will have an obligation to make all or any portion of any Refinancing Loan) or by any Additional Lender on terms permitted by this Section 2.26; provided that the Administrative Agent, each Issuing Bank and the Swing Line Lender will have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Refinancing Loans or Refinancing Commitments if such consent would be required under Section 10.6(c), respectively, for an assignment of Loans or Commitments to such Person.
SECTION 3.~~SECTION 3.~~ CONDITIONS PRECEDENT
3.1    Closing Date. The obligation of the Lenders on the Closing Date to make the initial Credit Extension(s) on the Closing Date (the “Initial Credit Extension”) is subject to the satisfaction, or waiver by the Administrative Agent, of the following conditions on or before the Closing Date:
(a)Credit Documents. The Administrative Agent will have received a copy of each of the following Credit Documents, in each case where applicable, executed and delivered by the Borrower and each Guarantor Subsidiary: (A) this Agreement; (B) the Pledge and Security Agreement; (C) each of the Notes (if such Notes have been requested at least three (3) Business Days prior to the date the closing would otherwise occur); (D) the Intercompany Subordination Agreement and (E) the Perfection Certificate.
(b)Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent will have received:
(i)Organizational Documents. A copy of each Organizational Document of the Borrower and each Guarantor Subsidiary and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto.

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(ii)Incumbency Certificate. A signature and incumbency certificate of the officers or other authorized representatives of the Borrower and each Guarantor Subsidiary executing the Credit Documents referenced in Section 3.1(a).
(iii)Resolutions. Resolutions of the Board of Directors or similar governing body of the Borrower and each Guarantor Subsidiary approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary (or any other officer with an equivalent role) as being in full force and effect without modification or amendment.
(iv)Good Standing Certificates. A good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of the Borrower and each Guarantor Subsidiary.
(c)Funding Notice. The Administrative Agent will have received a fully executed and delivered Funding Notice as required pursuant to Section 2.1 and/or 2.2, as applicable (or, in the case of the Issuance of a Letter of Credit, an Application or Issuance Notice pursuant to Section 2.4); provided that all certifications made under such Funding Notice will be made (or deemed made) as of the Closing Date; provided further that utilization of the Initial Revolving Commitments on the Closing Date will be limited to the Initial Revolving Borrowing.
(d)Closing Date Certificate and Attachments. The Administrative Agent will have received an executed Closing Date Certificate, together with all attachments thereto, certifying to the satisfaction of the condition set forth in Section 3.2(a)(iii) and (iv).
(e)[Reserved].
(f)Financial Statements. The Administrative Agent and the Lenders will have received the unaudited consolidated balance sheet and related consolidated statement of income of the Borrower and its Subsidiaries as of September 30, 2019 (and the Administrative Agent and the Lenders hereby acknowledge satisfactory receipt of such financial statements).
(g)Solvency. The Administrative Agent will have received a solvency certificate in the form attached as Exhibit D from the chief financial officer or other officer with equivalent duties of the Borrower certifying to the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.
(h)Existing Debt. On the Closing Date, the Administrative Agent will have received one or more fully executed customary payoff letters and lien terminations regarding the repayment in full of all amounts outstanding under the Existing Credit Agreement on the Closing Date substantially concurrently with the Initial Credit Extension and providing that all Indebtedness, liens, guarantees and commitments to extend credit thereunder will terminate upon the receipt of the proceeds of the Initial Credit Extension applied to repay such indebtedness; provided that such payoff letter may provide that the Lien releases thereunder be subject to the receipt of either cash collateral or a back-to-back letter of credit, in each case in respect of the outstanding letters of credit under the Existing Credit Agreement.

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(i)Personal Property Collateral. The Collateral Agent will have received:
(i)Deliverables, Etc. In connection with the pledge of the Capital Stock of each Guarantor Subsidiary and each direct Subsidiary of the Borrower and each Guarantor Subsidiary, and the pledge of Indebtedness owing to the Credit Parties, in each case to the extent required under the Security Agreement, the Borrower and each applicable Guarantor Subsidiary will deliver, or cause to be delivered, to the Collateral Agent, to the extent required under the Pledge and Security Agreement, an original stock certificate or other instruments representing such pledged Capital Stock or Indebtedness, together with customary blank stock or other equity transfer powers and instruments of transfer and irrevocable powers duly executed in blank.
(ii)Lien Searches. The results of customary lien searches with regard to the Borrower and each Guarantor Subsidiary; and
(iii)UCC financing statements in appropriate form for filing under the UCC, and any short form Intellectual Property security agreement to be filed with the United States Patent and Trademark Office and United States Copyright Office and all other documents and instruments necessary to establish and perfect the Collateral Agent’s first priority Lien in the Collateral (subject to Permitted Liens), in each case, executed and delivered (if applicable, in proper form for filing) by the Borrower and the Guarantors;
provided that, to the extent any liens on the Collateral have not attached or are not perfected on the Closing Date (other than to the extent that a lien on such Collateral may be perfected by (A) the filing of a financing statement under the Uniform Commercial Code or (B) the delivery of certificated securities representing equity of the direct wholly-owned material Domestic Subsidiaries of the Borrower) after the Borrower’s use of commercially reasonable efforts to do so, such attachment or perfection will not constitute a condition precedent to the borrowing on the Closing Date, but will be required in accordance with Section 5.15.
(j)Opinion of Counsel to Credit Parties. The Administrative Agent and its counsel will have received copies of (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Lenders) customary legal opinions, each dated as of the Closing Date, of Latham & Watkins LLP, special counsel to the Borrower and each Guarantor Subsidiary.
(k)Fees and Expenses. All costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees and expenses of consultants and other advisors) and other compensation payable to the Lead Arrangers, Administrative Agent and the Lenders will have been paid (or will concurrently be paid) to the extent then due; provided that an invoice of such expenses will have been presented no less than two (2) Business Days prior to the Closing Date.
(l)“Know-Your-Customer.” The Administrative Agent will have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations including the PATRIOT Act at least three (3) Business Days prior to the Closing Date. The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it.
For purposes of determining compliance with the conditions specified in this Section 3.1, (i) each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (ii) transactions occurring (or to occur) on the Closing Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the Initial Credit Extension.

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3.2    Conditions to Each Credit Extension.
(a)Conditions Precedent. Except as may be limited in respect of certain conditions precedent as set forth in Section 2.24(f) with respect to Incremental Term Loans or in Section 1.5 with respect to any Limited Condition Transaction and other related Specified Transactions after the ~~Closing~~Third Amendment Effective Date, the obligation of each Lender to make any Loan (other than a Term A~~-1~~-2 Loan, which shall be governed exclusively by ~~Section 3.3~~the Third Amendment), or each Issuing Bank to Issue any Letter of Credit, on any Credit Date, including the Initial Credit Extension on the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
(i)Notice. The Administrative Agent will have received a fully executed and delivered Funding Notice, Application or Issuance Notice, as the case may be;
(ii)Revolving Credit Limit. After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Credit Commitments will not exceed the Revolving Credit Limit then in effect;
(iii)Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents will be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date; and
(iv)No Default or Event of Default. As of such Credit Date, no event will have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default.
Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Credit Extension that the conditions contained in this Section 3.2(a) have been satisfied.
(b)Letters of Credit. In addition, with respect to any Letter of Credit, the Administrative Agent will have received all other information required by the applicable Application or Issuance Notice, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the Issuance of such Letter of Credit.
(c)Notices. Any Notice will be executed by an Authorized Officer in a writing delivered to the Administrative Agent. The Administrative Agent, any Lender or any Issuing Bank will not have any obligation to verify the veracity of any such notice referred to above nor will the Administrative Agent, any Lender or any Issuing Bank incur any liability to the Borrower in acting upon any notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Borrower. Each delivery of a Notice will constitute a representation and warranty that as of the date of any Credit Extension (both immediately before and immediately after such Credit Extension) the conditions contained in Section 3.2 have been satisfied.

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~~3.3 Conditions to Funding of Term A-1 Loans. The obligation of the Lenders to make the Term A-1 Loan is subject to the satisfaction of the following conditions on or before the Second Amendment Effective Date:~~
~~(a) Credit Documents. The Administrative Agent will have received a copy of each of the following Credit Documents, in each case where applicable, executed and delivered by the Oyster Credit Parties and Credit Parties, as applicable: (A) the Second Amendment; (B) the Oyster Pledge and Security Agreement; (C) the Oyster Guaranty, (D) each of the Term A-1 Loan Notes (if such Term A-1 Loan Notes have been requested at least three (3) Business Days prior to the Second Amendment Effective Date); (E) each of the Oyster Schedules and (F) the Oyster Perfection Certificate.~~
~~(b) Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent will have received:~~
~~(i) Organizational Documents. A copy of each Organizational Document of each Oyster Credit Party and each Credit Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Second Amendment Effective Date or a recent date prior thereto.~~
~~(ii) Incumbency Certificate. A signature and incumbency certificate of the officers or other authorized representatives of the Oyster Credit Parties and the Credit Parties executing the Credit Documents referenced in Section 3.3(a).~~
~~(iii) Resolutions. Resolutions of the Board of Directors or similar governing body of each Oyster Credit Party and each Credit Party approving and authorizing the execution, delivery and performance of the Second Amendment and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Second Amendment Effective Date, certified as of the Second Amendment Effective Date by its secretary or an assistant secretary (or any other officer with an equivalent role) as being in full force and effect without modification or amendment.~~
~~(iv) Good Standing Certificates. A good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of each Oyster Credit Party and each Credit Party.~~
~~(c) Funding Notice. The Administrative Agent will have received a fully executed and delivered Funding Notice as required pursuant to Section 2.1; provided that all certifications made under such Funding Notice will be made (or deemed made) as of the Second Amendment Effective Date.~~
~~(d) Closing Certificate and Attachments. The Administrative Agent will have received an executed certificate of the Oyster Borrower, certifying to the satisfaction of the conditions set forth in Section 3.3(m).~~
~~(e) Oyster Merger Items.~~

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~~(i) Oyster Mergers. The Oyster Mergers shall, substantially concurrently with the funding of the Term A-1 Loan, be (or shall have been), consummated in accordance with the Oyster Merger Agreement in all material respects without giving effect to any amendments, waivers, modifications, or consents thereof that are materially adverse to the Lenders in their capacities as such, unless such amendments, waivers, modifications, or consents are approved in writing by the Administrative Agent.~~
~~(ii) Oyster Merger Representations and Warranties. On the Second Amendment Effective Date, each of the representations made by the Oyster Target or any of its Subsidiaries in the Oyster Merger Agreement that are material to the interests of the Lenders are true and accurate in all material respects (or if qualified by materiality or reference to material adverse effect, in all respects), but only to the extent that (A) the Borrower or its Affiliates (including, Bioventus Parent) have the right (taking into account any applicable cure provisions) to terminate their respective obligations under the Oyster Merger Agreement as a result of such breach of such representations in the Oyster Merger Agreement or (B) such breach results in a failure of a condition precedent to the Borrower’s or its Affiliates’ respective obligations (including, without limitation, those of Bioventus Parent) to consummate the Oyster Mergers under the Oyster Merger Agreement.~~
~~(iii) Oyster Material Adverse Effect. Since the date of the Oyster Merger Agreement, there shall not have occurred any Effects (as defined in the Oyster Merger Agreement) that, individually or in the aggregate, have constituted or resulted in, or would reasonably be expected to constitute or result in, a Company Material Adverse Effect (as defined in the Oyster Merger Agreement).~~
~~(f) Financial Statements. The Administrative Agent will have a received pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its Subsidiaries for the twelve consecutive month period ending of the last day of four consecutive fiscal quarter period ended at least 45 days prior to the Second Amendment Effective Date (or in the case of any four consecutive fiscal quarter period ending on a fiscal year end, at least 120 days prior to the Second Amendment Effective Date), in each case prepared after giving effect to each of Oyster Transactions, the Oyster Reorganization and the Oyster Debt Assumption as if such Oyster Transactions, the Oyster Reorganization and the Oyster Debt Assumption had occurred on the last day of such four consecutive fiscal quarter period (in the case of the pro forma balance sheet) and the first day of such four consecutive fiscal quarter period (in the case of the pro forma statement of income); provided that the Administrative Agent hereby acknowledges that each of the financial statements and other documentation referred to in this clause (f) have been received.~~
~~(g) Solvency. The Administrative Agent will have received a solvency certificate (in the form approved by the Oyster Borrower and the Administrative Agent) from the chief financial officer or other officer with equivalent duties of the Oyster Borrower certifying to the solvency of the Oyster Borrower and its Subsidiaries on a consolidated basis after giving effect to the Oyster Transactions.~~
~~(h) Existing Debt. The Oyster Refinancing shall have occurred or shall occur substantially concurrently with the funding of the Term A-1 Loans on the Second Amendment Effective Date.~~

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~~(i) Personal Property Collateral. The Collateral Agent will have received:~~
~~(i) Deliverables, Etc. In connection with the pledge of the Capital Stock of each direct Subsidiary of an Oyster Credit Party, and the pledge of Indebtedness (if any) owing to the Oyster Credit Parties, in each case to the extent required under the Oyster Pledge and Security Agreement, each Oyster Credit Party will deliver, or cause to be delivered, to the Collateral Agent, to the extent required under the Oyster Pledge and Security Agreement, an original stock certificate or other instruments representing such pledged Capital Stock or Indebtedness, together with customary blank stock or other equity transfer powers and instruments of transfer and irrevocable powers duly executed in blank.~~
~~(ii) Lien Searches. The results of customary Uniform Commercial Code lien searches with regard to each Oyster Credit Party (and the Collateral Agent hereby acknowledges satisfactory receipt of the results of such lien searches); and~~
~~(iii) Filings. UCC financing statements in appropriate form for filing under the UCC, and any short form Intellectual Property security agreement to be filed with the United States Patent and Trademark Office and United States Copyright Office and all other documents and instruments necessary to establish and perfect the Collateral Agent’s first priority Lien in the Oyster Collateral (subject to Permitted Liens), in each case, executed and delivered (if applicable, in proper form for filing) by each of the Oyster Credit Parties;~~
~~provided that, to the extent any liens on the Oyster Collateral have not attached or are not perfected on the Second Amendment Effective Date (other than to the extent that a lien on such Oyster Collateral may be perfected by (A) the filing of a financing statement under the Uniform Commercial Code or (B) the delivery of stock or other applicable certificates with respect to certificated securities representing equity of the direct wholly-owned Domestic Subsidiaries of any Oyster Borrower (other than Immaterial Subsidiaries of an Oyster Borrower); provided that to the extent that the Borrower has used commercially reasonably efforts to procure the delivery of such certificated securities prior to the Second Amendment Effective Date the requirement in this clause (B) shall only be a condition to the making of the Term A-1 Loans to the extent such certificates are actually received from the Oyster Target prior to the Second Amendment Effective Date) after the Borrower’s use of commercially reasonable efforts to do so, such attachment or perfection will not constitute a condition precedent to the borrowing on the Closing Date, but will be required in accordance with Section 5.15(b).~~
~~(j) Opinion of Counsel to Credit Parties. The Administrative Agent will have received copies of (and each Oyster Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Lenders) customary U.S. law legal opinions, each dated as of the Second Amendment Effective Date, of Latham & Watkins LLP, special counsel to the Oyster Credit Parties.~~
~~(k) Fees and Expenses. All costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees and expenses of consultants and other advisors) and other compensation payable to Administrative Agent and the Lenders will have been paid (or shall have been authorized to be deducted from the proceeds of the Term A-1 Loan) to the extent then due; provided that an invoice of such expenses will have been presented no less than two (2) Business Days prior to the Second Amendment Effective Date (or otherwise approved by the Borrower or the Oyster Borrower in a funds flow or settlement statement for the Second Amendment and the Oyster Transactions).~~

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~~(l) “Know-Your-Customer.” At least three (3) Business Days prior to the Second Amendment Effective Date, the Administrative Agent will have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations including the PATRIOT Act, but only to the extent that such information is requested at least ten (10) Business Days prior to the Second Amendment Effective Date. Each Oyster Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it.~~
~~(m) Specified Representations. Each of the Oyster Specified Representations are true and accurate in all material respects (or if qualified by materiality or reference to material adverse effect, in all respects).~~
~~For purposes of determining compliance with the conditions specified in this Section 3.3, (i) each Lender that has signed the Second Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Amendment Effective Date specifying its objection thereto and (ii) transactions occurring (or to occur) on the Second Amendment Effective Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the Term A-1 Loan funding.~~
SECTION 4.~~SECTION 4.~~ REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders, each Agent and each Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to the Lenders, the Agents and the Issuing Banks, on the Closing Date and on each Credit Date, that the following statements are true and correct:
4.1    Organization; Requisite Power and Authority; Qualification. The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to (i) own and operate its properties, to lease the property it operates as lessee, to carry on its business as now conducted and as proposed to be conducted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing as a foreign entity in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
4.2    Capital Stock and Ownership. The Capital Stock of the Borrower and each Subsidiary has been duly authorized and validly issued in compliance with all applicable federal, state and other Laws and is fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation). Except as set forth on Schedule 4.2, as of the ~~Closing~~Third Amendment Effective Date, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) (other than stock options granted to employees or directors and directors’ qualifying shares) to which the Borrower or any Subsidiary is a party requiring, and there is no membership interest or other Capital Stock of the Borrower or any Subsidiary outstanding which upon conversion or exchange would require, the issuance by the Borrower or any Subsidiary of any additional membership interests or other Capital Stock of the Borrower or any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower or any Subsidiary. On the ~~Closing~~Third Amendment Effective Date, immediately after giving effect to the Transactions, there are no Unrestricted Subsidiaries. As of the ~~Closing~~Third Amendment Effective Date, Schedule 4.2 sets forth the name and jurisdiction of incorporation, formation or organization of the Borrower and each Subsidiary and, as to each such Person, the percentage of each class of Capital Stock owned by any Credit Party, and, with respect to Subsidiaries, whether such Person is a Guarantor.

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4.3    Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
4.4    No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not (a)(i) violate any of the Organizational Documents of such Credit Parties or (ii) otherwise require any approval of any stockholder, member or partner of such Credit Parties, except for such approvals or consents which will be obtained on or before the Closing Date; (b) violate any provision of any law, rule, regulation, order, judgment or decree of any Governmental Authority applicable to or otherwise binding on such Credit Parties, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Parties (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties); or (d) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation of such Credit Parties, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, and except for such approvals or consents which will be obtained on or before the Closing Date and have been disclosed in writing to the Administrative Agent.
4.5    Governmental Consents. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for such filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Collateral Agent for (a) filing and/or recordation, as of the Closing Date and (b) except for such registrations, consents, approvals, notices and other actions that failure of which to obtain, deliver or perform could not reasonably expected to have a Material Adverse Effect.
4.6    Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.7    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, except (a) as reserved for in the Historical Financial Statements, (b) liabilities incurred on behalf of the Borrower and its Subsidiaries in connection with the Credit Documents in accordance with the terms thereof, and (c) liabilities incurred since December 31, 2018 in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract (whether written or oral), material breach of warranty, tort, material infringement or material violation of Law), none of the Borrower or any Subsidiary has any material liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required by GAAP (as modified by the first sentence of this Section 4.7) to be set forth on a combined consolidated balance sheet of the Borrower and its Subsidiaries (or the notes thereto) prepared in accordance with GAAP (as modified by the first sentence of this Section 4.7).

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4.8    Projections. On and as of the Closing Date, the projections of the Borrower and its Subsidiaries for the period from the Closing Date through and including December 31, 2024 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Borrower; provided that (i)  forecasts are as to future events and are not to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ significantly from the forecasted results and such differences may be material.
4.9    No Material Adverse Effect. Except as set forth on Schedule 4.9, since December 31, 2020, no event or change has occurred that has caused or would reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.
4.10    Adverse Proceedings. Except as set forth on Schedule 4.10, there are no Adverse Proceedings (a) with respect to this Agreement or any other Credit Document or any of the Transactions contemplated hereby or thereby, or (b) which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Borrower nor the Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.11    Payment of Taxes. Except as otherwise permitted under Section 5.3 or as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower and the Subsidiaries have timely filed with the appropriate United States federal, state, local and foreign taxing authorities all tax returns and reports that were required to be filed and have timely paid all Taxes owed by them, whether or not shown on such tax returns or reports, and all such tax returns are true, correct and complete in all material respects. No Executive Officer of the Borrower has any knowledge of any proposed Tax assessment against the Borrower or any Subsidiary with respect to material Taxes which is not being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as will be required in conformity with GAAP will have been made or provided therefor.
4.12    Title and Intellectual Property. The Borrower and each Subsidiary has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or tangible personal property) and (c) good title to (in the case of all other tangible personal property), all of their respective properties and material assets reflected in their Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case, to the extent necessary to conduct the Businesses as of the date of such financial statements, except (i) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8 and (ii) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as permitted by this Agreement or as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such properties and assets are free and clear of Liens. The Borrower and each Subsidiary owns or has a valid right to use all Intellectual Property that is used in the operation of their respective businesses as currently conducted, except where the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect. Except to the extent the same could not reasonably be expected to have a Material Adverse Effect, no material claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property owned by any of the Borrower or its Subsidiaries, nor does the Borrower or any Subsidiary know of any valid basis for any such claim. To the knowledge of any Executive Officer of the Borrower, the operation of their respective businesses by the Borrower and each Subsidiary does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

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4.13    Real Estate Assets. Each Credit Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, free and clear of any Lien except as permitted hereunder and except where the failure to have such title or valid leasehold interest would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 4.13 is a complete and correct list as of the Closing Date of (a) all fee owned Real Estate Assets and (b) all material leases, subleases or assignments of material leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (b) of the immediately preceding sentence is (x) in full force and effect and (y) no Executive Officer of the Borrower has any knowledge of any default that has occurred and is continuing thereunder which could reasonably be expected, either individually or together with other defaults, to have a Material Adverse Effect; and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower represents and warrants that prior to the date hereof, Borrower has cooperated with Administrative Agent in order for Administrative Agent to obtain a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination (together with notices about special flood hazard area status and flood disaster assistance relating thereto, duly executed by the Borrower) with respect to each Material Real Estate Asset subject to a Mortgage.
4.14    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(a)none of the Borrower, any Subsidiary or any of their respective Facilities or operations are subject to any actual or, to the knowledge of the Borrower, threatened Environmental Claim, or any Environmental Liability, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or any of their respective Facilities or operations;
(b)there are and have been, no conditions, occurrences, or Hazardous Materials Activities, including to the knowledge of the Borrower, at any third-party location, which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any Subsidiary or give rise to any Environmental Liabilities of the Borrower or any Subsidiary; and
(c)none of the Borrower, any Subsidiary or any of their respective Facilities or operations has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorizations required under any Environmental Law.

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4.15    No Defaults. None of the Borrower or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
4.16    Governmental Regulation. None of the Borrower or any Subsidiary is an “investment Company”, “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.17    Margin Stock. None of the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party or any of its Subsidiaries will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors, as in effect from time to time or any other regulation thereof or to violate the Exchange Act.
4.18    Employee Matters. None of the Borrower or any Subsidiary is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any Subsidiary, or to the knowledge of any Executive Officer of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against the Borrower or any Subsidiary or to the knowledge of any Executive Officer of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of any Executive Officer of the Borrower, threatened involving the Borrower or any Subsidiary, (c) there are no collective bargaining agreements covering the employees of any Credit Party or any of its Subsidiaries as of the Closing Date and (d) to the knowledge of any Executive Officer of the Borrower, no pending proceeding before the National Labor Relations Board seeking union representation with respect to the employees of the Borrower or any Subsidiary and, to the knowledge of any Executive Officer of the Borrower, no union organization activity that is taking place, except, with respect to any matter specified in clause (a), (b) or (d) above, either individually or in the aggregate, as could not be reasonably likely to result in a Material Adverse Effect.
4.19    Employee Benefit Plans. (a) The Borrower and each Subsidiary and each of their respective ERISA Affiliates is in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of any Executive Officer of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) no Liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (except in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any Subsidiary or any of their respective ERISA Affiliates, (d) no ERISA Event has occurred or is reasonably expected to occur, (e) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any Subsidiary or any of their respective ERISA Affiliates, (f) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any Subsidiary or any of their respective ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, (g) as of the most recent valuation date for each Multiemployer Plan for

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which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero, (h) the Borrower, each Subsidiary and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (i) each Employee Benefit Plan has been operated in compliance with its terms and the applicable provisions and requirements of ERISA, the Internal Revenue Code and other Laws, and (j) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; in each case (a) through (i), except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
4.20    Solvency. On the Closing Date, after giving effect to the Transactions, including the making of the Credit Extensions to be made on the Closing Date and giving effect to the application of the proceeds thereof, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
4.21    Compliance with Laws.
~~.~~
(a)Generally. Except as set forth on Schedule 4.21, the Borrower and each Subsidiary is in compliance with all applicable Laws in respect of the conduct of its business as currently conducted and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Credit Party nor any of its Controlled Entities or any of their respective directors or officers nor, to the knowledge of any Credit Party or any of its Controlled Entities, any of their respective employees or agents (i) is organized or resident in a Sanctioned Country, (ii) is in material violation of any Anti-Terrorism Law, (iii) is a Blocked Person, (iv) has received formal notice that it is the target of any proceeding or investigation by any Governmental Authority in connection with any violation of Anti-Terrorism Law or (v) has been convicted by any Governmental Authority within the past five years of a violation of any Anti-Terrorism Law. No Credit Party nor any of its Controlled Entities directly or knowingly indirectly (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person in violation of any applicable Anti-Terrorism Law, or (2) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, in violation of any applicable Anti-Terrorism Law.

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(c)Anti-Corruption Laws, Etc. Since five (5) years prior to the Closing Date, there has been no action taken by any Credit Party or any of its Controlled Entities or any officer, director, or employee, or to the knowledge of any Credit Party or any of its Controlled Entities, any agent, representative, sales intermediary, or other third party of any Credit Party or any of its Controlled Entities, in each case, acting on behalf of any Credit Party or any of its Controlled Entities in material violation of any applicable Anti-Corruption Law. None of the Credit Parties or any of their Controlled Entities has been convicted of violating any Anti-Corruption Laws or to the knowledge of any Credit Party or any of its Controlled Entities subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any Executive Officer of the Borrower, threatened against or affecting the Credit Parties or any of their Controlled Entities related to any applicable Anti-Corruption Law, before or by any Governmental Authority. None of the Credit Parties or any of their respective Subsidiaries made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. In the five (5) years prior to the Closing Date, none of the Credit Parties or any of their respective Subsidiaries or Unrestricted Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.
4.22    Disclosure. None of the written information and data (other than any projections, any information of a forward-looking nature and any general economic or specific industry information developed by, and obtained from, third-party sources) heretofore furnished to any Agent or the Lenders by or on behalf of the Borrower on or prior to the Closing Date for use in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to any Executive Officer of the Borrower, in the case of any document not furnished by the Borrower) necessary in order to make the statements contained therein taken as a whole not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates to such written information and data, in each case, furnished after the date on which such written information or data was originally delivered and prior to the Closing Date). Any projections and information of a forward-looking nature furnished to any Agent or the Lenders by or on behalf of the Borrower have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood and agreed that such projections and information of a forward-looking nature are not to be viewed as a guarantee of financial performance or achievement, that such projections and information of a forward-looking nature are as to future events and are not to be viewed as facts, that such projections and information of a forward-looking nature are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized and that actual results may differ significantly from the Projections and such differences may be material). As of the ~~Second~~Third Amendment Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.
4.23    Perfection of Security Interests in the Collateral. On the Closing Date, the Collateral Documents create valid security interests in, and Liens on, the Collateral of the Credit Parties purported to be covered thereby on such date and described therein, which security interests and Liens will be first priority Liens (subject to Permitted Liens) with respect to personal property of the Credit Parties, to the extent such Liens are perfected by filing appropriate UCC-1 financing statements against each such Credit Party with the secretary of state of the state of incorporation or formation of each such Credit Party and appropriate filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, or the pledge of original stock certificates representing Capital Stock and customary stock and other equity powers related thereto upon the timely and proper filings, deliveries, notations and other actions contemplated by the Collateral Documents (to the extent that such security interests and Liens may be perfected by such filings, deliveries, notations and other actions contemplated by the Collateral Documents).

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4.24    Status as Senior Debt. The Obligations are “Designated Senior Debt,” “Senior Debt,” “Senior Obligations,” “Senior Indebtedness,” “Guarantor Senior Debt” and/or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any applicable Subordinated Debt.
4.25    Use of Proceeds. The Borrower has used (or will use) the proceeds of the Initial Term Loans, the Term A-1 Loans, the Term A-2 Loans, the Revolving Loans and the Swing Line Loans in accordance with Section 2.6.
4.26    EEA Financial ~~Institution~~Institutions~~s~~. No Credit Party is an EEA Financial Institution.
SECTION 5.~~SECTION 5.~~ AFFIRMATIVE COVENANTS
The Borrower and each Guarantor Subsidiary covenants and agrees that so long as the Commitments have not been terminated and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full and all Letters of Credit have been cancelled, or have expired or have been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank and all amounts drawn thereunder have been reimbursed in full, it will perform, and the Borrower will cause each Subsidiary to perform (to the extent applicable to such Subsidiary), all covenants in this Section 5.
5.1    Financial Statements and Other Reports. The Borrower will deliver to the Administrative Agent by Electronic Transmission, and the Administrative Agent will deliver to the Lenders by Electronic Transmission:
(a)Annual Financial Statements. Within one hundred and twenty (120) days after the end of each Fiscal Year (or, in the case of the Fiscal Year ending December 31, 2019, one hundred and fifty (150) days after the end of such Fiscal Year), commencing with the Fiscal Year ending December 31, 2019, (i) the consolidated balance sheet of the Borrower and the Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations and comprehensive (loss) income, changes in members’ or stockholders’ equity and cash flows of the Borrower and the Subsidiaries and Unrestricted Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year delivered pursuant to this Section 5.1(a), together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national or regional standing selected by the Borrower, or another accounting firm reasonably satisfactory to the Administrative Agent (which report will not be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such explanatory statement, qualification or exception with respect to (A) an upcoming maturity of the Term Loans or the Revolving Loans or (B) any actual or anticipated inability to satisfy the Financial Covenants)) and will state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower, the Subsidiaries and the Unrestricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.
(b)Quarterly Financial Statements. Within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending March 31, 2020, the consolidated balance sheet of the Borrower and the Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and comprehensive (loss) income and cash flows of the Borrower and the Subsidiaries and Unrestricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, commencing with the Fiscal Quarter ending March 31, 2021, in

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comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year delivered pursuant to this Section 5.1(b), all in reasonable detail and in accordance with GAAP in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), together with a Financial Officer Certification and a Narrative Report with respect thereto.
(c)[Reserved].
(d)Information Regarding Unrestricted Subsidiaries. Notwithstanding anything to the contrary in this Section 5.1, if the Borrower has any Unrestricted Subsidiaries, the Borrower will include, together with each delivery of financial statements or a Financial Plan pursuant to Section 5.1(a), 5.1(b) or 5.1(k), consolidating information (which may be unaudited) that shows in reasonable detail in accordance with GAAP the breakdown of assets, liabilities, and revenues and expenses, between the Borrower and the Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, as of the dates and for the periods covered by such financial statements.
(e)Compliance Certificate. Together with each delivery of financial statements of the Borrower and the Subsidiaries and Unrestricted Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate.
(f)Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Borrower and the Subsidiaries and Unrestricted Subsidiaries delivered pursuant to this Section 5.1 will differ in any material respect from the consolidated financial statements that would have been delivered had no such change in GAAP occurred, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form reasonably satisfactory to the Administrative Agent delivered during the Fiscal Year and immediately preceding Fiscal Year in which such change occurred.
(g)Accountants’ Report. Promptly upon receipt thereof, copies of all final management letters identifying a material weakness or significant deficiency submitted by the independent certified public accountants referred to in Section 5.1(a) in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any Subsidiary made by such accountants.
(h)Notice of Default. Promptly upon an Executive Officer of the Borrower obtaining knowledge:

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(i)~~(i)~~    of the occurrence of any Default or Event of Default;
(ii)~~(ii)~~    that any Person has given any notice to the Borrower or any Subsidiary or taken any other action with respect to any event or condition set forth in Section 8.1(b); or
(iii)~~(iii)~~    of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;
in each case, together with a certificate of an Authorized Officer of the Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto.
(i)Notice of Litigation and Judgments. Promptly upon an Executive Officer of the Borrower obtaining knowledge of:
(i)~~(i)~~     the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Lenders that if adversely determined could be reasonably expected to result in a Material Adverse Effect; or
(ii)~~(ii)~~     any material development in any Adverse Proceeding or the entry of any judgment that if adversely determined could be reasonably expected to result in a Material Adverse Effect; or
(iii)~~(iii)~~    any change to the status of the OIG Matter that is materially adverse to the Borrower and its Subsidiaries since the delivery of the most recent financial statements pursuant to Section 5.1(a) or (b), as applicable, written notice thereof by an Authorized Officer of the Borrower.
(j)ERISA. (i) Promptly upon an Executive Officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action the Borrower, any Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) all notices received by the Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in a Material Adverse Effect and (B) copies of such other documents or governmental reports or filings relating to any Pension Plan or Multiemployer Plan as the Administrative Agent will reasonably request.
(k)Financial Plan. No later than ninety (90) days after the beginning of each Fiscal Year, commencing with the Fiscal Year that begins January 1, 2020, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), that includes (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and the Subsidiaries for such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of the Borrower and the Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based.

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(l)OFAC, Etc. The Borrower will notify the Administrative Agent (i) immediately if an Executive Officer of the Borrower has knowledge that any Credit Party or any of its Subsidiaries or its Unrestricted Subsidiaries or any of their respective directors, officers, and employees is (A) listed on the OFAC Lists or otherwise becomes a Blocked Person or (B) convicted on, pleads nolo contendere to, is indicted on, or is arraigned and held over on, charges involving money laundering or predicate crimes to money laundering, or (ii) promptly if an Executive Officer of the Borrower has knowledge that any Credit Party or any of its Subsidiaries or its Unrestricted Subsidiaries or any of their respective directors, officers, and employees is subject to or has received formal notice of any proceeding or investigation by any Governmental Authority in connection with any violation of Anti-Terrorism Laws.
(m)[Reserved].
(n)Other Information. Such other information and data with respect to the Borrower or any Subsidiary as from time to time may be reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent).
(o)Intellectual Property. Concurrently with delivery of the financial statements referred to in Section 5.1(a), a list of any Intellectual Property registered or applied for in the United States Patent and Trademark Office and/or registered in the United States Copyright Office by the Borrower and each of its Subsidiaries, to the extent such Intellectual Property is included in the Collateral and has not been previously (i) identified in a short form Intellectual Property security agreement executed and delivered by the Borrower or its applicable Subsidiary pursuant to Section 3.1(i), or (ii) included on a list previously delivered by the Borrower and the Administrative Agent, as applicable, pursuant to this Section 5.1(o).
(p)Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, the Borrower will indicate in writing whether such document or notice contains Nonpublic Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive Nonpublic Information, a “Public Lender”) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed by Electronic Transmission (including, through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform approved by the Administrative Agent (the “Platform”)), any document or notice that the Borrower has indicated contains Nonpublic Information will not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Nonpublic Information with respect to the Borrower, the Subsidiaries and their respective securities. Notwithstanding anything herein to the contrary, the Borrower shall not be obligated to mark any document or notice required to be delivered pursuant to this Section 5.1 as being suitable for posting to the portion of the Platform designated for Public Lenders.
The filing by the Borrower of a Form 10-K or Form 10-Q (or any successor or comparable forms) with the Securities and Exchange Commission (or any successor thereto) as at the end of and for any applicable Fiscal Year or Fiscal Quarter will be deemed to satisfy the obligations under Section 5.1(a) or 5.1(b), as applicable, as to the Credit Parties and Subsidiaries covered by such filing to deliver financial statements and a Narrative Report. The obligations referred to in Sections 5.1(a) and 5.1(b) may be satisfied with respect to financial information of the Borrower and the Subsidiaries by furnishing (A) the applicable financial statements of any Parent of the Borrower or (B) any such Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC will constitute delivery under this Section 5.1); provided that with respect to each of the preceding clauses (A) and (B), (1) if and so long as such Parent has no material independent operations, such information is accompanied by consolidating information that need not be audited and that explains in reasonable detail the differences between the information relating to such Parent and its assets and operations, on the one hand, and the information relating to the Borrower and the Subsidiaries on a stand-alone basis, on the other hand, and (2) to the extent such information is in lieu of information required to be provided under Section 5.1(a) such materials are accompanied by a report and opinion of independent registered public

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accounting firm of nationally or regionally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (I) will be prepared in accordance with generally accepted auditing standards and (II) will not be subject to any qualification as to the scope of such audit or be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification (other than with respect to (i) an upcoming maturity of the Term Loans or the Revolving Loans or (ii) any actual or anticipated inability to satisfy the Financial Covenants).
Any financial statements required to be delivered pursuant to Sections 5.1(a) or 5.1(b) will not be required to contain purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder (including Permitted Acquisitions or other Investments permitted under Section 6.6) to the extent it is not practicable to include any such adjustments in such financial statements.
Notwithstanding anything to the contrary in any Credit Document, neither the Borrower nor any of its Subsidiaries will be required to deliver or disclose to the Administrative Agent or any Lender any financial information or data (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to bona fide attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is prohibited by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv); provided the foregoing will not limit the Borrower’s obligation to deliver financial statements or forecasts pursuant to Section 5.1(a), 5.1(b) and 5.1(k).
Borrower hereby authorizes the Administrative Agent to make the financial statements to be provided under Section 5.1(a) and 5.1(b) above, along with the Credit Documents, available to Public Lenders. The Borrower will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that (A) such materials do not constitute material non-public information within the meaning of the federal securities laws (“MNPI”) or that (B)(i) each of the Borrower, its Parent (if any) and each of their respective subsidiaries has no outstanding publicly traded securities, and (ii) if at any time the Borrower, its Parent (if any) or any of their respective subsidiaries issues publicly traded securities then prior to the issuance of such securities, the Borrower will make such materials that do constitute MNPI publicly available by press release or public filing with the Securities and Exchange Commission.
5.2    Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits required by applicable Laws, in each case unless (other than with respect to the preservation of the existence of the Borrower) the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.3    Payment of Taxes. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower will, and will cause each Subsidiary to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Taxes when due; provided that no such payment need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provisions, as may be required pursuant to GAAP, have been made therefor.

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5.4    Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and as otherwise permitted under Section 6.8, the Borrower will, and will cause each Subsidiary to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all tangible properties used or useful in the business of such Person and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and prosecute, protect, defend, preserve, maintain, renew and enforce all Intellectual Property (except to the extent the Borrower reasonably determines in good faith in consultation with the Administrative Agent that (a) such actions are not necessary or (b) the cost of such actions is excessive in relation to the value of such Intellectual Property).
5.5    Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable unaffiliated insurers, such liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and the Subsidiaries as may customarily (in the reasonable determination of the Borrower) be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as may be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained (a) with respect to each Flood Hazard Property, (i) flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including, without limitation, evidence of annual renewals of such insurance, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times customary (in the reasonable determination of the Borrower) carried or maintained under similar circumstances by Persons engaged in similar businesses. Subject to Section 5.15, each such policy of insurance will, (i) in the case of liability insurance, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee thereunder for any covered loss. The Borrower will use commercially reasonable efforts to cause such policy of insurance to provide for at least 10 days’ prior written notice to the Collateral Agent of any modification or cancellation of the policy. To the extent that the requirements of this Section 5.5 are not satisfied on the Closing Date, the Borrower may satisfy such requirements within ninety (90) days after the Closing Date (as extended by the Administrative Agent in its reasonable discretion).
5.6    Books and Records; Inspections. Each Credit Party will, and the Borrower will cause its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries will be made of all material dealings and transactions in relation to its business and activities. Subject to the second to last paragraph of Section 5.1, each Credit Party will, and the Borrower will cause its Subsidiaries to, permit the Administrative Agent and any Lender and their respective authorized representatives to visit and inspect any of the properties of such Person, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (a) unless an Event of Default has occurred and is continuing, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.6, and the exercise of such rights by the Administrative Agent may only be done once per calendar year and such visit shall be at the Borrower’s expense and (b) in respect of any such discussions with any independent accountants, the Borrower or such Subsidiary, as the case may be, must receive reasonable advance notice thereof and a reasonable opportunity to participate therein and such discussions will be subject to the execution of any indemnity, non-reliance letter or other than requirements of such accountants.

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5.7    Compliance with Laws. The Borrower will comply, and will cause the Subsidiaries to comply, with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, FCPA, OFAC, PATRIOT Act and anti-money laundering Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.8    Compliance with Anti-Terrorism Laws, Anti-Corruption Laws and Beneficial Ownership Regulation. The Borrower will, within 90 days of the date of this Agreement (or such longer period as reasonably agreed by the Administrative Agent), amend and will thereafter maintain in effect, policies, procedures and internal controls reasonably designed to achieve compliance by the Borrower, the Subsidiaries, and their respective directors, officers, and employees with applicable Anti-Terrorism Laws and Anti-Corruption Laws. The Borrower will (a) concurrently with the delivery of the annual financial statements pursuant to Section 5.1(a) and (b), notify the Administrative Agent (which shall provide a copy of such notification to the Lenders) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification since the later of the date of such Beneficial Ownership Certification or the most recent list provided and (b) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
5.9    Environmental.
~~.~~
(a)Environmental Disclosure. The Borrower will deliver to the Administrative Agent:
(i)Audits, Etc. As soon as reasonably practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrower or any Subsidiary or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Facility or which relate to any Environmental Claims against the Borrower or Subsidiary, which, in the case of any such environmental matter or Environmental Claim could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;
(ii)Releases, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably be expected to result in a Material Adverse Effect, (B) any Remedial Action taken by the Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims against the Borrower or any Subsidiary resulting in, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (C) the Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any then current Facility that could reasonably be expected to cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to result in a Material Adverse Effect; and

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(iii)Claims, Etc. As soon as practicable following the sending or receipt thereof by the Borrower or any Subsidiary, a copy of any and all material written communications with respect to (A) any Environmental Claims against the Borrower or any Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (B) any Release that could require Remedial Action by the Borrower or any Subsidiary that is required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to result in a Material Adverse Effect, and (C) any request for information from any governmental agency that suggests such agency is investigating whether the Borrower or any Subsidiary may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to result in a Material Adverse Effect.
(b)Hazardous Materials Activities, Etc. The Borrower will promptly take, and will cause each of its Subsidiaries promptly to take, any and all reasonable actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or such Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against the Borrower or any Subsidiary and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.10    Subsidiaries.
~~.~~
(a)In the event that any Person becomes a Subsidiary of the Borrower, such Person will be deemed to be a Subsidiary hereunder until such time as the Borrower has designated such Subsidiary as an Unrestricted Subsidiary in accordance with the terms hereof.
(b)In the event that any Person becomes a Subsidiary (other than an Excluded Subsidiary), the Borrower will, within 60 days (or such longer time as the Administrative Agent may agree in its sole discretion):
(i)cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and such other Collateral Documents as may be reasonably requested by the Collateral Agent and take and cause such Subsidiary to take such actions as are required by the Collateral Documents or are reasonably requested (subject to the provisions of Section 7.3 of the Pledge and Security Agreement) by the Collateral Agent to perfect the security interests created by the Collateral Documents;
(ii)upon reasonable request by the Administrative Agent, take all such actions and execute and deliver, or cause to be executed and delivered, all appropriate resolutions, secretary certificates, certified Organizational Documents and customary legal opinions relating to the matters described in this Section 5.10(b); and
(iii)deliver to the Administrative Agent a supplement to Schedule 4.2, which will be deemed to supplement Schedule 4.2, for all purposes hereof.
(c)In the event that any Person becomes a Foreign Subsidiary or a Foreign Subsidiary Holding Company of the Borrower, and the ownership interests of such Foreign Subsidiary or Foreign Subsidiary Holding Company are owned by the Borrower or by any Guarantor Subsidiary, the Borrower will, or will cause such Subsidiary to (in the absence of any other applicable limitation hereunder), within 60 days (or such longer time as the Administrative Agent may agree in its sole discretion), deliver (subject to the provisions of Section 7.3 of the Pledge and Security Agreement) all such applicable documents, instruments and agreements necessary in the reasonable determination of the Administrative Agent to grant to the Collateral Agent a perfected Lien in such ownership interests in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement;

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provided that in no event will (x) more than 65.0% of the Voting Capital Stock of any first-tier Foreign Subsidiary or first-tier Foreign Subsidiary Holding Company or (y) any Capital Stock owned directly or indirectly by any Foreign Subsidiary or Foreign Subsidiary Holding Company, in each case be required to be delivered or granted or perfected as a Lien for the benefit of the Secured Parties; provided further, that in no event will the Borrower or any Subsidiary be required to execute any document, instrument or agreement, complete any filing or take any other action (i) with respect to the perfection of the Collateral Agent’s security interest in such ownership interests in any jurisdiction outside of the United States or any State thereof or (ii) that would violate applicable Law.
5.11    Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or an Executive Officer of the Borrower discovers that a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Credit Party, no later than ninety (90) days (or such later date agreed to by the Administrative Agent) following the acquisition of such Material Real Estate Asset or such discovery, will take all such actions and execute and deliver, or cause to be executed and delivered, all such applicable Mortgages (in form and substance reasonably acceptable to the Borrower and Administrative Agent), endorsements to title insurance policies (to the extent available in the applicable jurisdiction and such title insurance policies shall be in an amount not to exceed the fair market value (determined in good faith by the Borrower) of the Material Real Estate Asset covered thereby), appraisals (only to the extent required by law), Phase I environmental assessments, A. L. T. A. survey plans (but new or updated surveys will not be required if an existing survey is available or zip map, express map or similar map is available in the applicable jurisdiction and, in either case, survey coverage is available for the title insurance policies without the need for such new or updated surveys and provided further this foregoing requirement shall only be in connection with any Material Real Estate Asset located in the United States), flood determination certificates, customary local counsel opinions and certificates that the Administrative Agent will, in each case, reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected security interest in such Material Real Estate Assets. Notwithstanding the foregoing, the parties hereto acknowledge and agree that at least twenty (20) days prior to the execution and delivery of any Mortgage, the Lenders shall have received (which may be via electronic delivery) all flood determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Material Real Estate Asset reasonably sufficient to evidence compliance with Flood Insurance Laws.
5.12    Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party will take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral, including all of the outstanding Capital Stock of the Borrower and each Subsidiary to the extent constituting Collateral.
5.13    Designation of Subsidiaries and Unrestricted Subsidiaries. The Borrower may designate a Subsidiary as an Unrestricted Subsidiary or re-designate an Unrestricted Subsidiary as a Subsidiary, in each case, so long as immediately before and after giving effect to such designation or re-designation, (a) no Event of Default will have occurred and be continuing and (b) the Borrower and its Subsidiaries are in Pro Forma compliance with the Financial Covenants set forth in Section 6.7 hereto and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance. No Unrestricted Subsidiary may own any Capital Stock or Indebtedness of, or hold any Lien on any property of, Borrower or any Subsidiary; provided that for the avoidance of doubt, any Unrestricted Subsidiary may own Capital Stock or Indebtedness of, or hold a Lien on any property of, any other Unrestricted Subsidiary.

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5.14    Use of Proceeds. All proceeds of the Term Loans, the Revolving Loans and the Swing Line Loans will be used in accordance with Section 2.6 (including that no part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X).
5.15    Post-Closing Matters. The Borrower will, and will cause each Subsidiary to, take each of the actions set forth on Schedule 5.15 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).
SECTION 6.~~SECTION 6.~~ NEGATIVE COVENANTS
The Borrower and each Guarantor Subsidiary covenants and agrees that so long as the Commitments have not been terminated and until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full and all Letters of Credit have been cancelled, or have expired or have been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank and all amounts drawn thereunder have been reimbursed in full, it will perform, and the Borrower will cause each Subsidiary to perform (to the extent applicable to such Subsidiary), all covenants in this Section 6.
6.1    Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to any Indebtedness, except:
(a)the Obligations ~~and the Oyster Obligations~~ (including Incremental Term Facilities, Refinancing Term Loans, Extended Term Loans, all obligations arising under any Secured Rate Contract and all Bank Product Obligations, in each case to the extent constituting Obligations ~~or Oyster Obligations~~);
(b)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(c)Indebtedness of the Borrower or any Subsidiary in existence on the Second Amendment Effective Date; provided that, any such Indebtedness with principal amount in excess of $2,000,000 is described on Schedule 6.1;
(d)Indebtedness of the Borrower or any Subsidiary with respect to Finance Leases and Purchase Money Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (1) $16,000,000 and (2) an amount equal to 16% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, in each case determined at the time of incurrence (but not any refinancings thereof); provided that (i) such Indebtedness is issued and any Liens securing such Indebtedness are created within 365 days after the acquisition, construction, lease or improvement of the asset financed and (ii) any such Indebtedness is secured only by the asset acquired, constructed, leased or improved in connection with the incurrence of such Indebtedness or proceeds thereof and related property; provided further, that individual financings provided by a lender or group of lenders may be cross collateralized to other financings provided by such lender or group;

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(e)Indebtedness in respect of Rate Contracts entered into for non-speculative purposes;
(f)Indebtedness of any Subsidiary owing to the Borrower or to any other Subsidiary, or of the Borrower owing to any Subsidiary; provided that (i) all such Indebtedness owed by a Credit Party to a Non-Credit Party is subject to the Intercompany Subordination Agreement and (ii) in the case of any Indebtedness of any such Subsidiary that is not a Guarantor Subsidiary owing to the Borrower or Guarantor Subsidiary, such Indebtedness is permitted under Section 6.6;
(g)Incremental Equivalent Debt;
(h)Credit Agreement Refinancing Indebtedness that does not constitute Obligations ~~or Oyster Obligations~~;
(i)Permitted Ratio Debt;
(j)Contribution Indebtedness;
(k)Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary, or Indebtedness attaching solely to assets that are acquired by the Borrower or any Subsidiary, in each case after the Closing Date; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation or contemplation thereof, (ii) such and Indebtedness is not guaranteed by the Borrower or any Subsidiary (other than by any Person that becomes a Subsidiary in connection with the foregoing and its Subsidiaries), and (iii) after giving effect thereto, the Borrower and its Subsidiaries are in Pro Forma compliance with the Financial Covenants set forth in Section 6.7;
(l)Indebtedness incurred by the Borrower or any Subsidiary in the form of indemnification, incentive, non-compete, consulting, adjustment of purchase price or similar obligations (including “earn-outs” or similar obligations in connection with acquisitions) and other contingent obligations (other than in respect of Indebtedness for borrowed money of another Person), or guaranty securing the performance of the Borrower or any Subsidiary (both before and after liability associated therewith becomes fixed), in each case, incurred or assumed pursuant to any agreement entered into in connection with dispositions or acquisitions (including Permitted Acquisitions and other permitted Investments) of any business, assets or Subsidiary;
(m)Indebtedness pursuant to any guaranties, performance, surety, statutory, appeal or similar bonds or obligations incurred in the ordinary course of business or any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities (including in respect of workers compensation claims, deferred compensation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) or tenant improvement loans incurred in the ordinary course of business;

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(n)guaranties of the obligations of suppliers, customers, franchisees, lessors and licensees of the Borrower or any Subsidiary incurred in the ordinary course of business;
(o)Indebtedness in respect of letters of credit, bank guarantees and similar obligations issued for the account of the Borrower or any Subsidiary in the ordinary course of business;
(p)Indebtedness of the Borrower or any Subsidiary in connection with Bank Products incurred in the ordinary course of business;
(q)Indebtedness (x) in connection with the financing of insurance premiums in the ordinary course of business or (y) consisting of take or pay obligations contained in supply arrangements incurred in the ordinary course of business or consistent with past practice;
(r)Indebtedness by and among the Borrower and any Subsidiary in connection with a Permitted Reorganization or Permitted IPO Reorganization; provided that all such Indebtedness owed by a Credit Party to a Non-Credit Party is subject to the Intercompany Subordination Agreement;
(s)to the extent constituting Indebtedness, Investments permitted under Section 6.6 (other than under Section 6.6(n) or 6.6(q));
(t)additional Indebtedness of Non-Credit Parties in an aggregate principal amount not to exceed the greater of (1) $13,000,000 and (2) an amount equal to 13% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination;
(u)Indebtedness incurred in connection with deferred compensation or stock-based compensation, in each case to the extent incurred in the ordinary course of business or in connection with a Permitted Acquisition or similar Investment;
(v)Indebtedness consisting of promissory notes issued by the Borrower or any Subsidiary to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock or securities convertible into Capital Stock of the Borrower or any Parent thereof permitted pursuant to Section 6.4(c);
(w)the incurrence by the Borrower or any Subsidiary of Indebtedness constituting a Permitted Refinancing in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clause (c), (d), (g), (h), (i), (j), (k), (t) ~~or~~, (y) or (bb) of this Section 6.1;
(x)(i) guaranties by the Borrower of Indebtedness of a Guarantor Subsidiary, (ii) guaranties by any Subsidiary of Indebtedness of the Borrower or any Guarantor Subsidiary, or (iii) guaranties by the Borrower or any Guarantor Subsidiary of Indebtedness of any Subsidiary that is not a Credit Party and that would have been permitted as an Investment by the Borrower or any Guarantor Subsidiary in such Subsidiary pursuant to Section 6.6, with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or Subordinated Debt, the guaranty will also be unsecured and/or be expressly subordinated in right of payment to the Obligations;
(y)additional Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount, not to exceed the greater of (1) $16,000,000 and (2) an amount equal to 16% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination;

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(z)Indebtedness representing any taxes, assessments or governmental charges to the extent (i) such taxes, assessments or governmental charges are being contested in good faith and adequate reserves have been provided therefor or (ii) that payment thereof shall not at any time be required to be made in accordance with Section 5.3; ~~and~~
(aa)Indebtedness arising as a direct result of judgments, in each case to the extent not constituting an Event of Default;
(bb)Indebtedness of CartiHeal or any of its Subsidiaries or Indebtedness attaching to assets of CartiHeal or any of its Subsidiaries; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and (ii) such Indebtedness is not guaranteed by the Borrower or any Subsidiary (other than CartiHeal or any of its Subsidiaries); and
(cc)Indebtedness in respect of the CartiHeal Milestone Payments;
provided that, the aggregate principal amount of Indebtedness of Non-Credit Parties incurred in reliance on any clause of this Section 6.1 (other than Section 6.1(f), 6.1(bb) and 6.1(cc)) will not exceed, at any one time outstanding, the greater of (1) $26,000,000 and (2) an amount equal to 26% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, and Permitted Refinancings of the foregoing.
For purposes of determining compliance with this Section 6.1:
~~(1)~~ (1)    the principal amount in Indebtedness outstanding under any clause of this Section 6.1 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;
~~(2)~~ (2)    guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise permitted will not be included in the determination of such amount of Indebtedness.
~~(3)~~ (3)    (i) the accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness, (ii) the payment of premiums, fees, expenses, charges and additional or contingent interest on obligations and (iii) increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness;
~~(4)~~ (4)    for purposes of determining compliance with any Cap on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is issued to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated Cap to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated Cap will be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing;

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~~(5)~~ (5)    the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP;
~~(6)~~ (6)    in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.1, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that (x) all Indebtedness created pursuant to the Credit Documents will be deemed to have been incurred in reliance on the exception in clause (a) above and shall not be permitted to be reclassified pursuant to this paragraph, (y) Indebtedness may be reclassified pursuant to this paragraph to clause (g) or (i) above or otherwise in a manner that would reclassify such Indebtedness as having been incurred in reliance on any calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio tests described above (and, for the avoidance of doubt, if the Borrower or any Subsidiary incurs Indebtedness using a ratio-based test on the same date that it incurs Indebtedness under any Dollar-based Cap (or substantially concurrently with the incurrence of Indebtedness under any Dollar-based Cap), then the ratio-based test will be calculated with respect to such incurrence under the ratio-based test without regard to any incurrence of Indebtedness under the Dollar-based Cap) and (z) the reclassification described in the preceding clause (y) shall be deemed to have automatically occurred if the applicable First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio test is satisfied on a Pro Forma Basis as of the end of any Fiscal Quarter after the incurrence of the relevant amount; and
~~(7)~~ (7)    in the case of any Permitted Refinancing of Indebtedness, (x) the original amount of Refinanced Indebtedness (including with respect to successive Permitted Refinancings) will continue to be considered to have been incurred under the clause of this Section 6.1 in reliance on which such Refinanced Indebtedness was initially incurred (or to which such Refinanced Indebtedness at such time has been classified, as applicable), and (y) if Refinanced Indebtedness was initially incurred in reliance on (or at such time has been classified to, as applicable) a clause of this Section 6.1 that is subject to a Cap, and such Permitted Refinancing would cause such Cap to be exceeded, then such Cap will be deemed not to be exceeded to the extent that the aggregate principal amount of the Refinancing Indebtedness incurred to replace the Refinanced Indebtedness does not exceed the Maximum Refinancing Amount.
6.2    Liens. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except the following (collectively, “Permitted Liens”):
(a)Liens securing the Obligations ~~or Oyster Obligations~~ (including Incremental Facilities, Refinancing Commitments, Refinancing Loans, Extended Revolving Credit Commitments, Extended Term Loans, and all obligations arising under any Secured Rate Contract and all Bank Product Obligations, in each case to the extent constituting Obligations ~~or Oyster Obligations~~);
(b)[reserved];

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(c)Liens in existence on the Second Amendment Effective Date, including the replacement, extension or renewal of any such Lien upon or in the same property subject thereto (including, if such Lien secures Indebtedness, Liens securing any Permitted Refinancing thereof); provided that, if such Lien secures Indebtedness or other obligations in aggregate principal amount in excess of $2,000,000, such Lien is described on Schedule 6.2 hereof;
(d)Liens securing Indebtedness in respect of Finance Leases and Purchase Money Indebtedness, in each case permitted pursuant to Section 6.1(d), and Permitted Refinancings thereof;
(e)Liens granted to (and in favor of) a Credit Party;
(f)Liens on the Collateral securing (i) Incremental Equivalent Debt, (ii) Credit Agreement Refinancing Indebtedness or (iii) Permitted Ratio Debt permitted under Sections 6.1(g), (h) or (i), respectively, and Permitted Refinancings thereof;
(g)Liens on assets acquired, or on assets of a Person that is acquired, securing Indebtedness permitted pursuant to Section 6.1(k) (provided that such (i) Liens were existing at the time of such acquisition and were not created in anticipation or contemplation of such acquisition and (ii) do not extend to property not subject to such Liens at the time of such acquisition (other than improvements thereon)); and Permitted Refinancings thereof;
(h)Liens (x) solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder or (y) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;
(i)Liens of landlords, carriers, warehousemen, mechanics, repairmen, lessors, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by Section 303(k) or 4068 of ERISA), in each case incurred in the ordinary course of business overdue for a period of more than forty-five (45) days or, if more than forty-five (45) days overdue, are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(j)Liens for Taxes not yet due or to the extent the Borrower and the Subsidiaries are in compliance with Section 5.3 with respect thereto;
(k)deposits and other Liens to secure the performance of (i) tenders, bids, trade contracts, governmental contracts, trade contracts, performance and return-of-money bonds and other similar contracts (other than obligations for the payment of Indebtedness for borrowed money) and (ii) leases, subleases, statutory obligations, surety, stay, judgment and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
(l)Liens incurred by the Borrower or any Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
(m)Liens created in the ordinary course of business on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements;
(n)(i) Liens that are contractual or common law rights of set-off or rights of pledge relating to (A) the establishment of depository relations in the ordinary course of business with banks or other deposit-taking financial institutions not given in connection with the incurrence of Indebtedness or (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries, or (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice and (ii) Liens securing

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cash management obligations (that do not constitute Indebtedness) and obligations in respect of Bank Products incurred in the ordinary course of business;
(o)Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits, (iii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes and (iv) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry;
(p)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and in connection with Investments not otherwise prohibited by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;
(q)easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions, and other similar charges, encumbrances and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;
(r)any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(s)any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(t)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business or consistent with past practice (or other agreement under which the Borrower or any Subsidiary has granted rights to end users to access and use the Borrower’s or any Subsidiary’s products, technologies, facilities or services) which do not (x) interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole, or (y) secure any Indebtedness;
(u)non-exclusive outbound licenses or sub-licenses of Intellectual Property rights granted by the Borrower or any Subsidiary in the ordinary course of business;
(v)Liens arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement, purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(w)purported Liens (i) evidenced by the filing of precautionary financing statements relating solely to operating leases of personal property entered into in the ordinary course of business or (ii) arising from equipment or other materials which are not owned by the Borrower or any Guarantor Subsidiary located on the premises of the Borrower or a Guarantor Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Borrower and the Guarantor Subsidiaries and precautionary financing statement filings in respect thereof;

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(x)Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;
(y)trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse such trustee of its expenses and to indemnify such trustee under the terms of such indenture;
(z)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit permitted under Section 6.1 issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(aa)Liens on Capital Stock in Joint Ventures securing obligations of such Joint Venture;
(bb)judgment Liens not constituting an Event of Default under Section 8.1(h);
(cc)Liens securing letters of credit or cash collateralization (which includes Liens over both the applicable cash or Cash Equivalents and the accounts into which the same are deposited) of letters of credit, in each case issued for the account of the Borrower or any Subsidiary in the ordinary course of business;
(dd)Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(ee)Liens securing Indebtedness and/or other obligations of, or on assets of, Subsidiaries that are not Credit Parties, to the extent such Indebtedness was permitted to be incurred under Section 6.1; ~~and~~
(ff)Liens securing obligations, including Indebtedness, in an aggregate amount not to exceed, on the date such Liens are granted, the greater of (1) $16,000,000 and (2) an amount equal to 16% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, and Permitted Refinancings thereof~~.~~;
(gg)Liens on assets of CartiHeal or any of its Subsidiaries securing Indebtedness permitted pursuant to Section 6.1(bb) and Permitted Refinancings thereof; provided that such (i) Liens were existing at the time of such acquisition and (ii) do not extend to property not subject to such Liens at the time of such acquisition; and
(hh)Liens on the Capital Stock and other assets (including intellectual property) of CartiHeal in favor of the Securityholders (as defined in the CartiHeal Equity Purchase Agreement) to secure Indebtedness in respect of the CartiHeal Milestone Payments.

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For purposes of determining compliance with this Section 6.2:
~~(1)~~ (1)    the increase in the amount of any obligation secured by a Lien by virtue of (i) the accretion or amortization of original issue discount, (ii) the payment of interest, fees and other amounts in the form of Indebtedness, and (iii) as a result of fluctuations in the exchange rate of currencies, in each case will not be deemed to be an incurrence or existence of additional Liens;
~~(2)~~ (2)    if any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a clause of this Section 6.2 measured by a Cap, and such refinancing would cause such Cap to be exceeded, then such clause will be deemed not to be exceeded to the extent that the aggregate principal amount of the new obligations incurred to replace such existing obligations does not exceed the Maximum Refinancing Amount; and
~~(3)~~ (3)    in the event that any Lien (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.2, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant; provided that (x) all Liens created pursuant to the Credit Documents will be deemed on the Closing Date to have been incurred in reliance on the exception in clauses (a) or (f)(i) above and shall not be permitted to be reclassified pursuant to this paragraph, (y) Liens may be reclassified pursuant to this paragraph to clause (f) or (ff) above or otherwise in a manner that would reclassify such Liens as having been incurred in reliance on any calculation of the First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio tests described above (and, for the avoidance of doubt, if the Borrower or any Subsidiary incurs Liens using a ratio-based test on the same date that it incurs Liens under any Dollar-based Cap (or substantially concurrently with the incurrence of Liens under any Dollar-based Cap), then the ratio-based test will be calculated with respect to such incurrence under the ratio-based test without regard to any incurrence of Liens under the Dollar-based Cap) and (z) the reclassification described in the preceding clause (y) shall be deemed to have automatically occurred if the applicable First Lien Net Leverage Ratio, Secured Net Leverage Ratio or Total Net Leverage Ratio test is satisfied on a Pro Forma Basis as of the end of any Fiscal Quarter after the incurrence of the relevant amount.
6.3    No Further Negative Pledges. The Borrower will not, nor will it permit any Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations other than:
(a)specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other disposition described in the definition of “Asset Sale”;
(b)restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements and similar agreements entered into to the extent permitted hereunder; provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements or similar agreements, as the case may be;
(c)[reserved];
(d)restrictions set forth in any document governing Incremental Equivalent Debt, Permitted Ratio Debt, Extended Term Loans and Credit Agreement Refinancing Indebtedness, in each case, so long as such restrictions do not restrict or otherwise impair the rights of the Agents, the Lenders or any other Secured Party under this Agreement or any other Credit Document or any refinancing thereof;
(e)restrictions under any subordination or intercreditor agreement reasonably acceptable to the Administrative Agent with respect to Indebtedness permitted under Section 6.1;

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(f)restrictions on non-Guarantor Subsidiaries pursuant to Indebtedness permitted under Section 6.1;
(g)restrictions on Persons or property at the time such Person or property is acquired (including under Indebtedness permitted to be incurred pursuant to Section 6.1(k)); provided such restrictions were existing at the time of such acquisition and were not created in anticipation or contemplation thereof and are limited to the Person or property so acquired;
(h)restrictions on assets financed or acquired pursuant to Section 6.1(d) (to the extent such restrictions were not created in contemplation of such acquisition of assets and do not extend to any assets other than such assets so acquired except to the extent permitted by Section 6.1(d));
(i)restrictions that exist on the Second Amendment Effective Date and (to the extent not otherwise permitted by this Section 6.3) are listed on Schedule 6.3 hereto and to the extent such restrictions are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such restrictions;
(j)apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;
(k)restrictions arise in connection with cash or other deposits permitted under Section 6.2;
(l)restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.1 that are, taken as a whole, in the good faith judgment of the Borrower, not materially more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in the case of any term indebtedness, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required or to provide security hereunder; and
(m)other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
6.4    Restricted Junior Payments. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, pay or make any Restricted Junior Payment except:
(a)(i) payments to any member, partner or Parent of the Borrower or Affiliate thereof constituting Tax Payments and payments as are needed to pay any amounts owed under any customary tax sharing agreement or customary tax receivable agreement entered into in connection with a Permitted Tax Reorganization or a Permitted IPO Reorganization; and (ii) payments to any Parent of the Borrower or Affiliate thereof (A) to the extent necessary to permit such Parent or Affiliate to pay operating costs and expenses (including, following the consummation of a Qualifying IPO, Public Company Costs) of such Parent that does not own any Subsidiaries other than the Borrower, any Subsidiary and any other Parent of the Borrower incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), in each case which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Borrower and the Subsidiaries, (B) the proceeds of which shall be used to pay costs, fees and expenses (other than to Affiliates) related to any successful or unsuccessful equity or debt offering permitted by this Agreement, (C) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of such Parent to the

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extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Subsidiaries, or (D) the proceeds of which shall be used to pay franchise taxes and other fees, Taxes and expenses required to maintain any of such Parent’s or Affiliate’s corporate or legal existence; provided that (x) the aggregate payments pursuant to clause (a)(i) in respect of any taxable year shall not exceed the amount of Tax Payments that would have been payable as Tax Payments in respect of such taxable year had such Permitted Reorganization or a Permitted IPO Reorganization not occurred, and (y) the aggregate payments pursuant to clause (a)(ii) in any Fiscal Year shall not exceed the greater of (1) $6,000,000 and (2) an amount equal to 6% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination;
(b)payments of (or payments to any Parent of the Borrower to allow such Parent to pay) (i) indemnity and documented reimbursable expenses payable pursuant to any venture capital operating company management letters or in connection with board observer rights related to debt or equity financings the proceeds of which are contributed (whether in cash or other property or assets) to the Borrower and the Subsidiaries and (ii) reasonable director fees and reasonable out-of-pocket expenses of directors payable by such Parent thereof; provided that the aggregate payments pursuant to this clause (b) in any Fiscal Year shall not exceed the greater of (1) $4,000,000 and (2) an amount equal to 4% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination;
(c)(i) so long as no Event of Default has occurred and is continuing or would be caused thereby, the redemption or repurchase of (or payments to any Parent of the Borrower to enable such Parent to redeem or repurchase) Capital Stock from officers, directors, employees, advisors or consultants or their respective estates, trusts, family members or former spouses of any Credit Party or any of its Subsidiaries (or their Affiliates), upon termination of employment, in connection with the exercise of stock options, stock appreciation rights or other equity incentives or equity based incentives or in connection with the death or disability of such officers, directors, employees, advisors or consultants (or Affiliate), (ii) so long as no Event of Default has occurred and is continuing or would be caused thereby, payments by the Borrower or any Subsidiary (or payments to any Parent of the Borrower to enable such Parent) to pay amounts due to officers, directors, employees, advisors or consultants or their respective estates, trusts, family members or former spouses of any Credit Party or any of its Subsidiaries (or their Affiliates) pursuant to the Borrower’s profit interest plans or phantom profit interest plans; provided that in all such cases under clauses (i) and (ii) of this clause (c), the aggregate amount of such payments in respect of all such Capital Stock so redeemed or repurchased or amounts due (x) prior to a Qualifying IPO does not exceed $2,000,000 (with unused amounts in any Fiscal Year rolled over to the next two following Fiscal Years) and (y) after a Qualifying IPO does not exceed the greater of (1) $3,000,000 and (2) an amount equal to 3% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination (with unused amounts in an Fiscal Year rolled over to the next two following Fiscal Years), plus (A) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or any Subsidiary after the Closing Date, (B) the amount of net cash proceeds from the sale of Capital Stock of any Parent of the Borrower contributed to the Borrower (other than Disqualified Capital Stock) to officers, directors, employees, advisors or consultants, to the extent not otherwise used under this Agreement or applied to the Available Amount and (C) and the amount of any cash bonuses or other compensation otherwise payable to any future, present or former director, employee, consultant or distributor of Borrower, Subsidiary, any Parent of the Borrower that are foregone in return for the receipt of Capital Stock of any Parent of the Borrower; (iii) the cancellation of Indebtedness owing to a Credit Party from officers, directors, employees, advisors or consultants of a Credit Party or any of its Subsidiaries in connection with any repurchase of Capital Stock; and (iv) cashless repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, settlements or vesting if such stock represents a portion of the exercise price thereof; provided that in all cases under clause (iii) of this clause (c), after giving effect thereto the Borrower and its Subsidiaries shall be in Pro Forma compliance with the Financial Covenants set forth in Section 6.7;

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(d)payments in the form of Capital Stock of any Parent of the Borrower or in the form of proceeds of Capital Stock of, or contributions by, any Parent of the Borrower (other than Disqualified Capital Stock and to the extent not otherwise used under this Agreement or applied to the Available Amount);
(e)payments to any Parent of the Borrower for payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock;
(f)(i) subject to the terms of any applicable subordination provisions, the Borrower or any Subsidiary may (A) make all regularly scheduled payments of principal, interest, fees and premiums and all payments of indemnities and expenses in respect of any Junior Financing when due, (B) pay customary closing, consent and similar fees related to any Junior Financing, (C) make mandatory prepayments, mandatory redemptions and mandatory purchases, in each case pursuant to the terms governing any Junior Financing as in effect on the date of incurrence or issuance (including in connection with a refinancing thereof) of such Junior Financing, (D) prepay Indebtedness (x) of the Borrower or any Subsidiary owed to the Borrower or any Guarantor Subsidiary, (y) of any Non-Credit Party owed to any Non-Credit Party or (z) of the Borrower or any Guarantor Subsidiary to any Non-Credit Party to the extent the amount of such prepayment is treated as an Investment in Non-Credit Parties and may be made in compliance with Section 6.6, (E) prepay or refinance any Junior Financing (including the payment of any premium in connection therewith) with the proceeds of any other Junior Financing otherwise permitted by Section 6.1 (including any Permitted Refinancing thereof and/or with the proceeds of any sale of or contribution to the Capital Stock of the Borrower) and (F) convert any Junior Financing to Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Parent of the Borrower, and (ii) after the fifth anniversary of the incurrence of any such Indebtedness, any payments necessary to prevent any such Indebtedness from being treated as “applicable high yield discount obligations” under Section 163(e)(5) or Section 163(i) of the Internal Revenue Code;
(g)the declaration and payment of any dividend or distribution by any Subsidiary on a ratable basis to its equity holders within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;
(h)[reserved];

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(i)so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Junior Payments made from the net cash proceeds received by the Borrower after the Closing Date pursuant to contributions by third parties to its common equity capital or issuances of its Capital Stock (other than Disqualified Capital Stock) or of any Parent thereof (other than Specified Equity Contributions or to the extent used under this Agreement or applied to the Available Amount) that are used substantially contemporaneously to make such Restricted Junior Payment;
(j)so long as no Event of Default has occurred and is continuing at the time of declaration thereof, the declaration and payment of dividends on the Borrower’s common stock, or common stock of any Parent of the Borrower, following the first public offering of the Borrower’s common stock or the common stock of any Parent of the Borrower after the Closing Date in an amount not to exceed per annum 6% of the net cash proceeds received by or contributed to the Borrower in or from any public offering;
(k)payments required to be made to former employees of the Borrower or any of its Subsidiaries pursuant to profit interest plans or phantom profit interest plans (in each case, as such plans are in effect on the Second Amendment Effective Date) and taxes associated therewith, in an aggregate principal amount pursuant to this clause (k) not to exceed $11,000,000;
(l)Restricted Junior Payments in an aggregate amount not to exceed the Available Amount as in effect immediately before such Restricted Junior Payment; provided that (i) no Event of Default has occurred and is continuing or would result therefrom; (ii) the Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, is less than or equal to 2.50:1.00; provided that the foregoing clause (ii) will not apply if the Restricted Junior Payments are being made exclusively in reliance on clauses (a)(iii) and/or (a)(iv) of the definition of “Available Amount” and (iii) substantially concurrently with the making of such Restricted Junior Payment, the Borrower shall provide the Administrative Agent a reasonably detailed calculation of the Available Amount prior to and after giving effect to such Restricted Junior Payment;
(m)Restricted Equity Payments and Restricted Debt Payments, so long as (i) no Event of Default has occurred and is continuing at such time or would result after giving effect to such Restricted Equity Payment or Restricted Debt Payment and (ii) the Total Net Leverage Ratio (calculated on a Pro Forma Basis to account for the making of such Restricted Equity Payment or Restricted Debt Payment and the use of proceeds thereof) for the Test Period immediately preceding the incurrence of such Restricted Equity Payment or Restricted Debt Payment is less than or equal to (x) prior to a Qualifying IPO, 1.50:1.00 or (y) after a Qualifying IPO, 2.00:1.00; ~~and~~
(n)additional Restricted Junior Payments in an aggregate amount, together with any Investments made pursuant to Section 6.6(z), not to exceed the greater of $19,000,000 and 19% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination~~.~~; and
(o)Restricted Debt Payments in the form of CartiHeal Milestone Payments, so long as at the time of making of each such Restricted Debt Payment, (i) the amount of such Restricted Debt Payment shall not exceed the amount of the applicable CartiHeal Milestone Payment due at such time, (ii) no Event of Default has occurred and is continuing at such time or would result after giving effect to such Restricted Debt Payment and (iii) after giving effect thereto, the incurrence of any Indebtedness in connection therewith and the use of proceeds thereof, the Borrower and its Subsidiaries shall be in Pro Forma compliance with the Financial Covenants set forth in Section 6.7.

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The amount set forth in Section 6.4(n) (without duplication) may, in lieu of Restricted Junior Payments, be utilized by the Borrower or any Subsidiary to make or hold any Investments without regards to Section 6.6.
The amount of any Restricted Junior Payment at any time shall be the amount of cash and the fair market value of other property used to make the Restricted Junior Payment at the time such Restricted Junior Payment is made. In the event that any Restricted Junior Payment (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.4, the Borrower may, in its sole discretion, at the time of the making of such Restricted Junior Payment, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Restricted Junior Payment (or any portion thereof) in any manner that complies with this covenant; provided that (x) Restricted Junior Payments may be reclassified pursuant to this paragraph to clause (m) above or otherwise in a manner that would reclassify such Restricted Junior Payments as having been incurred in reliance on any calculation of the Total Net Leverage Ratio test described above (and, for the avoidance of doubt, if the Borrower or any Subsidiary makes any Restricted Junior Payment using a ratio-based test on the same date that it makes any Restricted Junior Payment under any Dollar-based Cap (or substantially concurrently with the making of Restricted Junior Payments under any Dollar-based Cap), then the ratio-based test will be calculated with respect to such incurrence under the ratio-based test without regard to any making of Restricted Junior Payments under the Dollar-based Cap) and (y) the reclassification described in the preceding clause (x) shall be deemed to have automatically occurred if the Total Net Leverage Ratio test described in clause (m) above is satisfied on a Pro Forma Basis as of the end of any Fiscal Quarter after the making of the relevant Restricted Junior Payment.
6.5    Restrictions on Subsidiary Distributions. Except as provided herein, the Borrower will not, nor will it permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary; (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary, in each case, other than restrictions:
(a)in agreements evidencing Indebtedness permitted in accordance with Section 6.1(a), (c), (d) (that impose restrictions on the property so acquired, constructed, leased or improved), (g), (h), (i), (j), (k) (limited to such acquired Person or asset) and (y);
(b)in agreements evidencing Permitted Refinancing of Indebtedness permitted in accordance with Section 6.1(w) or other Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, defease, discharge, renew or replace other Indebtedness; provided that the encumbrances, restrictions and conditions under any such refinancing are not materially more restrictive, taken as a whole, than those contained in the documentation governing the Indebtedness being refinanced (as determined by the Borrower in good faith);
(c)by reason of customary provisions restricting assignments, subletting, or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business;
(d)that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

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(e)apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;
(f)restrictions on Subsidiaries that are not Credit Parties pursuant to Indebtedness permitted under Section 6.1 and pursuant to restrictions in agreements related to Investments and acquisitions permitted by Section 6.6;
(g)restrictions on Persons or property at the time such Person or property is acquired; provided such restrictions were existing at the time of such acquisition and were not created in anticipation or contemplation thereof;
(h)under licensing, sub-licensing, leasing or sub-leasing agreements entered into by the Borrower or any Subsidiary, in each case entered into in the ordinary course of business and provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business;
(i)restrictions that exist on the Closing Date;
(j)restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.1 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;
(k)negative pledges that are permitted pursuant to Section 6.3;
(l)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(m)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and restrictions that arise in connection with cash or other deposits permitted hereunder; and
(n)other restrictions or encumbrances imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the contracts, instruments or obligations referred to in the preceding clauses of this Section; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith determination of the Borrower, materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to the relevant amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
6.6    Investments. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)cash and Cash Equivalents; provided that any Investment which when made complies with the requirements of the definition of “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;
(b)Investments by (i) the Borrower in any Subsidiary and (ii) any Subsidiary in the Borrower or any other Subsidiary; provided that to the extent any Investment is made by Credit Parties in Non-Credit Parties, the aggregate amount of TTM Consolidated Adjusted EBITDA attributable to all such Investments made after the Closing Date (and, for the avoidance of doubt, excluding all Non-Credit Parties existing as of the Closing Date and Investments therein) after giving effect to the Transactions and in reliance on this Section 6.6(b) shall not exceed, together with the aggregate amount attributable to any

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Investments made in reliance on the proviso to Section 6.6(f) and clause (d) of the definition of “Permitted Acquisition”, the greater of $5,000,000 and 5% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination;
(c)accounts receivable arising and trade credit granted in the ordinary course of business or consistent with past practice;
(d)Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;
(e)deposits, prepayments and other credits to suppliers made in the ordinary course of business;
(f)capital expenditures in respect of the Borrower or any Subsidiary in accordance with GAAP (other than any expenditure that involves the acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person); provided that to the extent any capital expenditure is made in respect of Non-Credit Parties, the aggregate amount of TTM Consolidated Adjusted EBITDA attributable to all such capital expenditures made after the Closing Date (and, for the avoidance of doubt, excluding all Non-Credit Parties existing as of the Closing Date and Investments therein) after giving effect to the Transactions and in reliance on this Section 6.6(f) shall not exceed, together with the aggregate amount of Investments made in reliance on the proviso to Section 6.6(b) and clause (d) of the definition of “Permitted Acquisition”, the greater of $5,000,000 and 5% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination;
(g)(i) advances, loans or extensions of credit by the Borrower or any Subsidiary in compliance with applicable laws to officers, directors, and employees of the Borrower or any Subsidiary for reasonable and customary travel, entertainment or relocation, out-of-pocket or other business-related expenses in an aggregate amount outstanding at any date of determination not to exceed the greater of (1) $4,000,000 and (2) 4% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination, (ii) Investments made pursuant to a “rabbi trust” or similar employee benefit plan or arrangement designed to defer the taxability of compensation to an employee, officer or director of purchase payments made in connection with an acquisitions (so long as the direct payment of such compensation would not otherwise be prohibited hereunder), (iii) loans by the Borrower or any Subsidiary in compliance with applicable laws to officers, directors, and employees of the Borrower or any Subsidiary the proceeds of which are used to pay taxes owed in connection with the vesting of Capital Stock of the Borrower or any Subsidiary and (iv) advances, loans or extensions of credit by the Borrower or any Subsidiary to officers, directors, and employees of the Borrower or any Subsidiary for any other purpose not to exceed the greater of (1) $4,000,000 and (2) 4% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination;
(h)cash and non-cash loans to officers, directors, and employees of the Borrower or any Subsidiary, the proceeds of which will be used to purchase Capital Stock of any Parent of the Borrower, if the proceeds of loans are contributed to the Borrower;
(i)advances of payroll payments to employees in the ordinary course of business;

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(j)Permitted Acquisitions;
(k)Investments described on Schedule 6.6 in existence on the ~~Second~~Third Amendment Effective Date and any modification, replacement, renewal, reinvestment or extension of any of such Investments; provided that the amount of any Investment permitted pursuant to this Section 6.6(k) is not increased from the amount of such Investment on the ~~Second~~Third Amendment Effective Date except pursuant to the terms of such Investment as of the ~~Second~~Third Amendment Effective Date or as otherwise permitted by another clause of this Section 6.6;
(l)Investments in an aggregate amount not to exceed the Available Amount as in effect immediately before such Investment; provided that substantially concurrently with the making of such Investment, the Borrower shall provide the Administrative Agent a reasonably detailed calculation of the Available Amount prior to and after giving effect to such Investment;
(m)Investments of any Person that becomes a Subsidiary on or after the Closing Date; provided that (i) such Investments exist at the time such Person is acquired and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary;
(n)Indebtedness permitted by Section 6.1 (other than Indebtedness permitted by Section 6.1(f)(ii), 6.1(s) or 6.1(x)(iii));
(o)bank deposits in the ordinary course of business;
(p)Investments made as a result of the receipt of non-cash consideration from a disposition made in compliance with Section 6.8;
(q)any Investments pursuant to (i) any Permitted Reorganization and (ii) any Permitted IPO Reorganization in an amount not to exceed, at any time outstanding for clauses (i) and (ii) in the aggregate at any date of determination, $1,000,000;
(r)(i) Investments by the Borrower or any Subsidiary made from the net cash proceeds received by the Borrower after the Closing Date pursuant to contributions to the common equity capital of the Borrower (other than Specified Equity Contributions) or issuances of its Capital Stock (other than Disqualified Capital Stock) or of any Parent thereof and (ii) Investments made by the Borrower or any Subsidiary in exchange for Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Parent thereof, in each case to the extent not otherwise used under this Agreement or applied to the Available Amount;
(s)Guarantees by (i) the Borrower of obligations of any Subsidiary and (ii) any Subsidiary of obligations of the Borrower or any other Subsidiary, in each case which obligations do not constitute Indebtedness;
(t)Investments in Rate Contracts entered into for non-speculative purposes;
(u)Investments made to effect the Transactions;
(v)Investments (including debt obligations and Capital Stock) (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, the issuer of such Investment or an Affiliate thereof, (ii) received in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment, (iii) received in satisfaction of judgments against any other Person and (iv) as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes of the Borrower or any Subsidiary with Persons who are not Affiliates;

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(w)Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(x)to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;
(y)Investments, so long as (i) no Event of Default has occurred and is continuing at such time or would result after giving effect to such Investment and (ii) the Total Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to such Investment and the use of proceeds thereof) for the Test Period immediately preceding the making of such Investment is less than or equal to (x) prior to a Qualifying IPO, 1.75:1:00 or (y) after a Qualifying IPO, 2.50:1.00;
(z)Investments that do not exceed, at any time outstanding, in the aggregate at any date of determination, together with any Restricted Junior Payments made pursuant to Section 6.4(n), the greater of $19,000,000 and 19% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination;
(aa)Investments in Unrestricted Subsidiaries, Joint Ventures and minority investments in an amount not to exceed, at any time outstanding in the aggregate at any date of determination, the greater of $1,000,000 and 1% of TTM Consolidated Adjusted EBITDA on a Pro-Forma Basis as of the applicable date of determination; ~~and~~
(bb)Investments made pursuant to, or in connection with, each of the Oyster Mergers, the Oyster Reorganization and the Oyster Debt Assumption~~.~~; and
(cc)(i) the CartiHeal Equity Purchase and (ii) the CartiHeal Reorganization and (iii) any Investments made pursuant to Section 3.09(a)(iv) of the CartiHeal Equity Purchase Agreement.
For purposes of determining compliance with this Section 6.6:
~~(1)~~ (1)    to the extent any Investment in any Person is made in compliance with this Section 6.6 in reliance on a clause above that is subject to a Cap (without duplication of any amounts increasing the Available Amount pursuant to the definition thereof) and, subsequently, such Person returns to the Borrower, any other Credit Party or, to the extent applicable, any Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the clause of this Section 6.6 against which the Investment is then charged, but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such Cap;
~~(2)~~ (2)    for purposes of determining compliance with any Cap on the making of Investments, the Dollar ~~equivalent~~Equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made; and

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~~(3)~~ (3)    in the event that any Investment (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.6, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant; provided that (x) Investments may be reclassified pursuant to this paragraph to clause (y) above or otherwise in a manner that would reclassify such Investments as having been incurred in reliance on any calculation of the Total Net Leverage Ratio test described above (and, for the avoidance of doubt, if the Borrower or any Subsidiary makes any Investment using a ratio-based test on the same date that it makes any Investment under any Dollar-based Cap (or substantially concurrently with the making of Investments under any Dollar-based Cap), then the ratio-based test will be calculated with respect to such incurrence under the ratio-based test without regard to any making of Investments under the Dollar-based Cap) and (y) the reclassification described in the preceding clause (x) shall be deemed to have automatically occurred if the Total Net Leverage Ratio test described in clause (y) above is satisfied on a Pro Forma Basis as of the end of any Fiscal Quarter after the making of the relevant Investment.
6.7    Financial Covenants; Equity Cure
(a)Financial Covenants.
(i)~~(i)~~    Total Net Leverage Ratio. Commencing with the Test Period ending ~~December 31~~June 30, ~~2021~~2022, the Borrower will not permit the Total Net Leverage Ratio at the end of any Test Period (measured on a Pro Forma Basis) to exceed ~~3.50~~4.75:1.00; provided that (A) such ratio shall decrease to 4.50:1.00 commencing with the Test Period ending December 31, 2023, (B) such ratio shall decrease to 4.25:1.00 commencing with the Test Period ending June 30, 2024 and (C) such ratio shall decrease to 4.00:1.00 commencing with the Test Period ending December 31, 2024; provided further that, beginning on December 31, 2024, the Borrower may, upon written notice to the Administrative Agent, elect to increase such ratio level to ~~4.00~~4.50:1.00 in connection with the consummation of any Material Permitted Acquisition and, if the Borrower shall have made the foregoing election, such increase shall continue to be in effect for the quarter-end test date in which such Material Permitted Acquisition occurs as well as for the next three Test Periods; provided that there shall be at least two full Fiscal Quarters following the cessation of each such increase during which no such increase shall then be in effect~~; provided further that such increase shall be available in connection with the Oyster Mergers, irrespective of whether there have been two full Fiscal Quarters following the cessation of a prior increase~~.
(ii)~~(ii)~~     Interest Coverage Ratio. Commencing with the Test Period ending ~~December 31~~June 30, ~~2021~~2022, the Borrower will not permit the Interest Coverage Ratio for any Test Period (measured on a Pro Forma Basis) to be less than 2.25:1.00; provided that such ratio shall increase to 3.00:1.00 commencing with the Test Period ending December 31, 2024.
(b)Equity Cure. In the event the Borrower fails to comply with the Financial Covenants as of any Test Date, any cash equity contribution (or qualified preferred equity or other equity on terms reasonably satisfactory to the Administrative Agent) in the Borrower after the beginning of the applicable Fiscal Quarter ending on such Test Date and on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for the Fiscal Quarter ended on such Test Date will, at the irrevocable election of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the Financial Covenants as of such Test Date and as of any subsequent Test Date that includes such Fiscal Quarter for purposes of determining compliance with the Financial Covenants (any such equity contribution so included in the calculation of Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided that (i) no more than two Specified Equity Contributions may be made in any four consecutive Fiscal Quarter period and only three Specified Equity Contributions may be made during the term of this Agreement, (ii) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with the Financial Covenants, (iii) all Specified Equity Contributions will

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be disregarded for all other purposes, including the calculation of Consolidated Adjusted EBITDA for all purposes other than the compliance with the Financial Covenants for such applicable Test Period and subsequent Test Periods that include the Fiscal Quarter ending on the applicable Test Date, and including calculating basket levels and other items governed by reference to Consolidated Adjusted EBITDA, (iv) with respect to the Fiscal Quarter for which it is contributed to cure a breach of the Financial Covenants, any Specified Equity Contribution shall not reduce the outstanding Indebtedness of the Borrower for such Fiscal Quarter (it being understood and agreed that such limitation shall not apply in subsequent Fiscal Quarters if actually applied to repay Term Loans) and (v) the Borrower shall not, unless otherwise agreed by the Required Lenders under the Revolving Credit Facility, be permitted to incur Revolving Loans or request the issuance of Letters of Credit during the ten Business Day period referred to above unless and until the Borrower has received the proceeds of such Specified Equity Contribution.
6.8    Fundamental Changes; Disposition of Assets. The Borrower will not, nor will it permit any Subsidiary to, (i) enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), (ii) convey, sell, lease, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired or leased or (iii) sell, assign, pledge or otherwise dispose of any Capital Stock of any of its Subsidiaries, except:
(a)any Parent or Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person, (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and (z) in the case of a merger or consolidation of any Parent of the Borrower with and into the Borrower, (1) such Parent shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement and (2) such Parent shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower;
(b)(i) any Subsidiary that is not a Credit Party may merge or consolidate with or into any other Subsidiary that is not a Credit Party, (ii) any Subsidiary may merge or consolidate with or into any other Subsidiary that is a Credit Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Credit Party in another jurisdiction in the United States shall be permitted and (iv) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Change of Control shall result therefrom and (B) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Subsidiary that is a Guarantor) shall be a Credit Party;
(c)any Subsidiary may dispose of all or substantially all of its assets to the Borrower or any other Subsidiary; provided that a Guarantor Subsidiary may not dispose of all or substantially all of its assets to a Non-Credit Party unless treated as an Investment that is permitted by Section 6.6.
(d)conveyances, sales, leases, exchanges, transfers or other dispositions that do not constitute Asset Sales;

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(e)Asset Sales; provided that (i) the consideration received for such assets is in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (ii) no less than 75% of which will paid in cash, and (iii) the Net Cash Proceeds thereof are applied as required by Section 2.14(a); provided further, that for the purposes of clause (ii), (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower that are assumed by the transferee with respect to the applicable Asset Sale and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate fair market value as reasonably determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (B) that is at that time outstanding, not in excess of the greater of (x) $4,000,000 and (y) an amount equal to 4% of TTM Consolidated Adjusted EBITDA of the Borrower on a Pro Forma Basis at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;
(f)the Borrower and the Subsidiaries may lease (as lessee) or license (as licensee) real or personal property, in each case in the ordinary course of business, so long as any such lease or license does not create a Finance Lease except to the extent permitted by Section 6.1(d);
(g)any transaction (other than an Asset Sale) in connection with a Permitted Acquisition or other Investment permitted by Section 6.6; provided that if the merging or consolidating Subsidiary is a Guarantor Subsidiary, the surviving entity is or becomes a Guarantor Subsidiary;
(h)sales, leases, assignments, conveyances, transfers, licenses, exchanges or dispositions of other assets for aggregate consideration of less than the greater of $10,000,000 and 10% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination in the aggregate during any Fiscal Year so long as the Net Cash Proceeds therefrom are applied pursuant to Section 2.14(a);
(i)dispositions of Investments in Joint Ventures to the extent required by, or pursuant to, customary agreements between the Joint Venture parties set forth in binding agreements between such parties;
(j)dispositions in connection with a Permitted Reorganization or Permitted IPO Reorganization; ~~and~~
(k)any transaction in connection with each of the Oyster Mergers, the Oyster Reorganization and the Oyster Debt Assumption~~.~~; and
(l)any transaction in connection with the CartiHeal Equity Purchase and the CartiHeal Reorganization.
Notwithstanding anything to the contrary contained in this Section 6.8, it is understood and agreed among the parties to this Agreement that (i) the Borrower or any Subsidiary may effect a Permitted Reorganization or Permitted IPO Reorganization and (ii) the Borrower may change its corporate identity or type of organization (e.g., convert from a limited liability company to a corporation), so long as such change does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia; provided that, with respect to clause (ii), the Borrower will notify the Collateral Agent in accordance with Section 6.1 of the Pledge and Security Agreement.

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6.9    Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, on terms that are less favorable to the Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided that the foregoing restriction will not apply to:
(a)any transaction between or among any of the Credit Parties and/or any of their Subsidiaries to the extent not otherwise prohibited by this Agreement;
(b)indemnity provided to and reasonable and customary fees and expense reimbursement paid to members of the Board of Directors of the Borrower or any Subsidiary in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and/or its Subsidiaries, as applicable;
(c)(i) compensation, benefits and indemnification arrangements (including the payment of bonuses and other deferred compensation) for directors, officers and other employees of the Borrower or any Subsidiary, in each case entered into in the ordinary course of business or approved by the Board of Directors of the Borrower or the applicable Subsidiary, (ii) employment and severance agreements between the Borrower or any Subsidiary and their employees, officers or directors, entered into in the ordinary course of business, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans (including the Borrower’s profits interests plans and phantom profits interests plans) and the granting and stockholder rights of registration rights, in each case entered into in the ordinary course of business or approved by the Borrower’s Board of Directors; and (iv) payments or loans (or cancellation of loans) to officers, directors and employees that are approved by the Borrower’s Board of Directors, subject to the limitations set forth in Section 6.6;
(d)reimbursement of out-of-pocket expenses of the Permitted Holders’ tax manager pursuant to the Borrower’s Limited Liability Company Agreement not exceeding $1,000,000 in any fiscal year of the Borrower;
(e)transactions described in Schedule 6.9 in existence on the Second Amendment Effective Date;
(f)any purchase by any Parent of the Borrower of Capital Stock (other than Disqualified Capital Stock) of the Borrower, or any contribution by any Parent of the Borrower to the equity capital of the Borrower;
(g)the existence of, or the performance of obligations under the terms of, agreements entered into in connection with a Permitted Acquisition or other Investment permitted by Section 6.6 (including payments of earn-outs, contingent obligations and other similar payments);
(h)Restricted Junior Payments permitted by Section 6.4, Investments permitted by Section 6.6, Indebtedness permitted by Section 6.1 and transactions permitted by Section 6.8 (including Asset Sales and the exceptions thereto);
(i)the entering into or performance of any customary tax sharing agreement or customary tax receivable agreement; provided that any payments made thereunder shall comply with Section 6.4;
(j)transactions and activities necessary or advisable to effectuate a Permitted Reorganization or a Permitted IPO Reorganization;
(k)investments by the Sponsor in securities or Indebtedness of the Borrower or any Subsidiary so long as the investment is being offered generally to other investors on the same or more favorable terms;

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(l)any transaction or series of related transactions involving consideration valued (as determined in good faith by the Borrower) at less than the greater of (1) $4,000,000 and (2) 4% of TTM Consolidated Adjusted EBITDA on a Pro Forma Basis as of the applicable date of determination; ~~and~~
(m)any transaction in connection with each of the Oyster Mergers, the Oyster Reorganization and the Oyster Debt Assumption~~.~~; and
(l)any transaction in connection with the CartiHeal Equity Purchase and the CartiHeal Reorganization.
6.10    Conduct of Business. The Borrower will not, nor will it permit any Subsidiary to, engage in any material business other than the Businesses engaged in by the Borrower and the Subsidiaries on the Second Amendment Effective Date and other reasonably related or ancillary to such Businesses, or reasonable or logical extensions of such Businesses.
6.11    [Reserved].
6.12    Certain Amendments or Waivers. The Borrower will not, nor will it permit any Subsidiary to, (a) amend, supplement, waive or otherwise modify any provision of its Organizational Documents in a manner that would be materially adverse to the interests of the Lenders ~~or~~; (b) change or amend the terms of the documentation with regard to any Indebtedness that is Junior Financing (except to the extent such changes or amendments are not prohibited by any applicable intercreditor or subordination provisions applicable to such Junior Financing), in each case in a manner that would be materially adverse to the interests of the Lenders; it being agreed that any amendment, modification, waiver or other change that, in the case of any such Junior Financing, would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon is not materially adverse to the interests of the Lenders~~.~~ or (c) after the Third Amendment Effective Date, amend, supplement, waive or otherwise modify any provision of the CartiHeal Milestone Payments or to add any similar payments under the CartiHeal Equity Purchase Agreement in a manner that would be materially adverse to the interests of the Lenders; it being agreed that any amendment, modification, waiver or other change that would reduce, or extend the due date of, any payments thereunder required to be made by the Borrower or any of its Subsidiaries is not materially adverse to the interests of the Lenders.
6.13    Fiscal Year. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
SECTION 7.~~SECTION 7.~~ GUARANTY
7.1    Guaranty of the Obligations. Subject to Section 7.16, each Guarantor jointly and severally hereby irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Obligations when the same will become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)). Each Guarantor hereby jointly and severally agrees that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

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7.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, and subject to the provisions of Section 7.5, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor will be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section ~~7.2~~7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder will not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section ~~7.2~~7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section ~~7.2~~7.2. The amounts payable as contributions hereunder will be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section ~~7.2~~7.2 will not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section ~~7.2~~7.2.
7.3    Liability of Guarantors Absolute. Each Guarantor acknowledges and agrees that its obligations hereunder are continuing, irrevocable, absolute, independent and unconditional and will not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)this Guaranty is a guaranty of payment when due and not of collectability;
(b)this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

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(c)the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to whether such Event of Default has occurred and is continuing;
(d)the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(e)payment by any Guarantor of a portion, but not all, of the Obligations will in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment will not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment will not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations;
(f)any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Obligations and take and hold security for the payment hereof or the Obligations; (iv) release, surrender, exchange, sell, substitute, compromise, settle, rescind, waive, alter, renew, extend, amend, subordinate or modify, with or without consideration, any security for payment of the Obligations, any other guaranties of the Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Secured Rate Contract or Bank Product Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Obligations; (vi) exercise any other rights available to it under the Credit Documents, the Secured Rate Contracts or the Bank Product Agreements; and amend, modify, supplement or terminate, in whole or in part, this Agreement and any other Credit Document as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time; and
(g)this Guaranty and the obligations of Guarantors hereunder will be valid and enforceable and will not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Obligations), including the occurrence of any of the following, whether or not any Guarantor will have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, the Secured Rate Contracts or the Bank Product Agreements, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (ii) any renewal, extension, rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Rate Contracts, the Bank Product

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Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Rate Contract, such Bank Product Agreements or any agreement relating to such other guaranty or security; (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Secured Rate Contracts, any Bank Product Agreements or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of indebtedness other than the Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any Subsidiary and to any corresponding restructuring of the Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) the release of any other guarantor pursuant to Section 7.11; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.
7.4    Waivers by Guarantors. To the fullest extent permitted by law, each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith (e) any defense based upon the validity or invalidity of this Agreement, this Guaranty or any other Credit Document; (f) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (g) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Rate Contracts, the Bank Product Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Each Guarantor further waives notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

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7.5    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Obligations will have been paid in full in cash and the Revolving Credit Commitments will have terminated and all Letters of Credit have been cancelled, or have expired or have been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank and all amounts drawn thereunder have been reimbursed in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Obligations will have been paid in full in cash and the Revolving Credit Commitments will have terminated and all Letters of Credit have been cancelled, or have expired or have been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Bank and all amounts drawn thereunder have been reimbursed in full, each Guarantor will withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, will be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount will be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Obligations will not have been finally and paid in full, such amount will be held in trust for the Administrative Agent on behalf of Secured Parties and will forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms hereof.
7.6    Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing will be held in trust for the Administrative Agent on behalf of Secured Parties and will forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
7.7    Continuing Guaranty. This Guaranty is a continuing guaranty and shall apply to all Obligations whenever arising. This Guaranty will remain in effect until all of the Obligations will have been paid in full and the Revolving Credit Commitments will have terminated and all Letters of Credit have been cancelled, or have expired or have been cash collateralized or otherwise backstopped in a manner satisfactory to the Issuing Banks and all amounts drawn thereunder have been reimbursed in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Obligations. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Obligations notwithstanding.

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7.8    Authority of Guarantors or Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
7.9    Financial Condition of Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Rate Contracts may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Rate Contracts is entered into, as the case may be. No Secured Party will have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Credit Documents and the Rate Contracts, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.
7.10    Bankruptcy, etc.
~~.~~
(a)The obligations of the Guarantors hereunder will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) will be included in the Obligations because it is the intention of the Guarantors and Secured Parties that the Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

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(c)In the event that all or any portion of the Obligations are paid by the Borrower or any Guarantor, the obligations of Guarantors hereunder will continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered will constitute Obligations for all purposes hereunder.
7.11    Discharge of Guaranty upon Sale of Guarantor. If, in compliance with the terms and provisions of the Credit Documents, all of the Capital Stock of any Guarantor or any of its successors in interest hereunder is sold, disposed of or otherwise transferred (such Guarantor, a “Transferred Guarantor”) to any Person (other than any other Credit Party), such Transferred Guarantor will, upon the consummation of such sale, disposition or other transfer (including by merger or consolidation), automatically be discharged and released, without any further action by any Secured Party or any other Person, effective as of the time of such sale, disposition or other transfer, from its obligations under this Agreement (including under Sections 10.2 and 10.3) and the other Credit Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of the sale of all of the Capital Stock of such Transferred Guarantor, the pledge of such Capital Stock to the Collateral Agent pursuant to the Collateral Documents will be released, and the Collateral Agent will take, and the Secured Parties hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary or desirable to effect each discharge and release described in this Section 7.11 in accordance with the relevant provisions of the Collateral Documents.
7.12    Instrument for Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 7 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, will have the right to bring a motion-action under New York CPLR Section 3213.
7.13    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.1, then, notwithstanding any other provision to the contrary, the amount of such liability will, without any further action by such Guarantor, any Credit Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Section 7.5) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.
7.14    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor will only be liable under this Section 7.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.14, or otherwise under this Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.14 will remain in full force and effect until the Obligations have been paid in full and the Revolving Credit Commitments will have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied and all Letters of Credit will have expired (without any pending drawing) or have been cancelled or cash collateralized in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 7.14 constitute, and this Section 7.14 will be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

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7.15    Remedies. Each Guarantor hereby jointly and severally agrees that, as between each Guarantor and the Lenders, the obligations of the Borrower under this Agreement, if any, may be declared to be forthwith due and payable as provided in Section 8 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8) for purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by each Guarantor for purposes of this Guaranty.
~~7.16 Agreement Regarding Guaranteed Obligations. Notwithstanding anything to the contrary contained herein, prior to the Oyster Debt Assumption, the guarantee provided under this Section 7 shall not extend to or include the Oyster Obligations; provided that upon the Oyster Debt Assumption the obligations guaranteed under this Section 7 shall (without duplication of any such obligations otherwise guaranteed hereunder) automatically and irrevocably include the Oyster Obligations without any action by any Person.~~
SECTION 8.~~SECTION 8.~~ EVENTS OF DEFAULT
8.1    Events of Default. If any one or more of the following conditions or events occurs:
(a)Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) when due any amount payable to the applicable Issuing Bank in reimbursement of any drawing under a Letter of Credit (including any requirement to deposit cash collateral in connection therewith); or (iii) any interest on any Loan or any fee or any other amount due hereunder or under any other Credit Document within five (5) Business Days after the date due; or
(b)Default in Other Agreements.
(i)Failure of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) constituting Indebtedness in excess of the Threshold Amount, in each case beyond the grace period, if any, provided therefor; or
(ii)a breach or default by the Borrower or any Subsidiary (other than an Immaterial Subsidiary) with respect to any other material term of (1) one or more items of Indebtedness constituting Indebtedness in excess of the Threshold Amount or (2) any loan agreement, mortgage, indenture or other agreement relating to Indebtedness in excess of the Threshold Amount, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or agent on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity;
provided, that (i) Section 8.1(b)(ii) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) for the avoidance of doubt, for the purposes of Section 8.1(b)(ii), the occurrence of any termination events or equivalent events (in respect of which no Credit Party is an “Affected Party,” as such term is defined in the 1992 or 2002 Master Agreement, as published by the International Swaps and Derivatives Association, as applicable) under Rate Contracts shall not constitute a “breach or default by the Borrower or any Subsidiary (other than an Immaterial Subsidiary)” under Section 8.1(b)(ii) and (iii) such failure is unremedied or is not duly waived or cured prior to any termination of commitments of acceleration hereunder; or
(c)Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(h)(i), 5.2 (as it relates to the Borrower only), 5.15 or Section 6; or

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(d)Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant to the terms of or in connection with the Credit Documents was false in any material respect (or, to the extent such representation and warranty contains qualifications as to materiality, it was false in any respect) as of the date made or deemed made; or
(e)Breach of Other Covenants. Any Credit Party defaults in the performance of or compliance with any other term, covenant or provision in this Agreement or in any of the other Credit Documents, other than any such term, covenant or provision referred to in any other provision of this Section 8.1, and such default is not remedied, cured or waived within thirty (30) days after the earlier to occur of the date on which a Responsible Officer has knowledge of such default and the date of receipt by the Borrower of notice from the Administrative Agent of such default; or
(f)Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction enters a decree or order for relief in respect of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief is granted under any applicable federal or state law; or (ii) an involuntary case is commenced against the Borrower or any Subsidiary (other than an Immaterial Subsidiary) under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Subsidiary (other than an Immaterial Subsidiary), or over all or a substantial part of its property, is entered; or there occurs the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Borrower or any Subsidiary (other than an Immaterial Subsidiary), and any such event described in this clause (ii) continues for sixty (60) days without having been dismissed, bonded or discharged; or
(g)Voluntary Bankruptcy; Appointment of Receiver, etc.(i) The Borrower or any Subsidiary (other than an Immaterial Subsidiary) has an order for relief entered with respect to it or commences a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Subsidiary (other than an Immaterial Subsidiary) makes any assignment for the benefit of creditors; or (ii) the Borrower or any Subsidiary (other than an Immaterial Subsidiary) becomes unable, or fails generally, or admits in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Borrower or any Subsidiary (other than an Immaterial Subsidiary) (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to herein or in Section 8.1(f); or

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(h)Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process (including any settlement of the OIG Matter) involving in any individual case in an amount in excess of the Threshold Amount (other than any judgment, settlement, writ, warrant or similar process involving claims in any way relating to the OIG Matter, including but not limited to, claims or matters arising under the False Claims Act, 31 U.S.C. 3729 and any other Laws, so long as the aggregate amount of such judgments, settlements, writs, warrants or similar processes does not exceed $56,000,000) (to the extent not covered by insurance (as to which a solvent and unaffiliated insurance company has acknowledged coverage) or third-party indemnities (as to which the indemnitor has acknowledged responsibility)) is entered or filed against the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or
(i)Dissolution. Any order, judgment or decree is entered against the Borrower or any Subsidiary (other than an Immaterial Subsidiary) decreeing the involuntary dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of sixty (60) days; or
(j)Employee Benefit Plans. There occurs one or more ERISA Events that individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or
(k)Change of Control. A Change of Control occurs; or
(l)Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof:
(i)the Guaranty for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Guarantor repudiates its obligations thereunder;
(ii)this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or is declared null and void, or the Collateral Agent does not have or ceases to have a valid and perfected Lien in any Collateral having a fair market value, individually or in the aggregate, in excess of the Threshold Amount purported to be covered by the Collateral Documents (except to the extent not required to be valid or perfected by the Credit Documents) with the priority required by the relevant Collateral Document, in each case, for any reason other than actions taken by or on behalf of the Collateral Agent or any Secured Party or the failure of the Collateral Agent or any Secured Party to take any action within its control and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy; or
(iii)any Credit Party contests the validity or enforceability of any Credit Document in writing or denies in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, upon notice to the Borrower by the Administrative Agent (which notice may be given by the Administrative Agent, but must be given by the Administrative Agent at the request of the Required Lenders):

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(i)the applicable Commitments and the obligation of the Issuing Banks to Issue any Letter of Credit will immediately terminate or be reduced (as specified by the Administrative Agent);
(ii)the aggregate principal of all applicable Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents, together with an amount equal to 103% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit will have presented, or will be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), will become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party; provided that the foregoing will not affect in any way the obligations of the Lenders under Section 2.3(b)(iv) or Section 2.4(e);
(iii)the Borrower will immediately comply with the provisions of Section 2.4(h) with respect to the deposit of cash collateral to secure the existing Letter of Credit Usage and future payment of related fees; and
(iv)the Administrative Agent may, and may cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable law (including any applicable UCC) or at equity, hereunder and under the other Credit Documents.
Notwithstanding anything herein to the contrary, if a notice of a Specified Equity Contribution is delivered before or within the ten (10) Business Day period specified in Section 6.7(b), so long as no other Event of Default has occurred and is continuing, the Lenders will not accelerate the Loans and other Obligations or terminate or reduce the Commitments or the obligation of the Issuing Bank to Issue any Letter of Credit or require the Borrower to comply with the provisions of Section 2.4(h) or exercise rights and remedies (including against the Collateral) on the basis of an Event of Default that would be cured by such Specified Equity Contribution unless and until a breach of the Financial Covenants is not cured by such Specified Equity Contribution on or prior to the end of such ten (10) Business Day period.
8.2    Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Loans hereunder:
(a)each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent, the Collateral Agent or any Issuing Bank from or on behalf of any Credit Party, and, as between each Credit Party on the one hand and the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders on the other, the Administrative Agent and each Issuing Bank will have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent (or, as applicable, such Issuing Bank) may deem advisable and consistent with this Agreement notwithstanding any previous application by Administrative Agent (or, as applicable, such Issuing Bank); and
(b)subject to Section 2.15(d), any and all payments received by any Secured Party, including proceeds of Collateral, will be applied:

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(i)first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral, together with interest on each such amount from and after the date such amount is due, owing or unpaid until paid in full;
(ii)second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender or Issuing Bank with respect to this Agreement, the other Credit Documents or the Collateral, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(iii)third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);
(iv)fourth, (A) to the principal amount of the Obligations, including, without limitation, with respect to the deposit of cash collateral to secure the existing Letter of Credit Usage and future payment of related fees in compliance with Section 2.4(h), (B) to any Obligations under any Secured Rate Contract for which the Administrative Agent has received written notice of such Obligations as being outstanding and (C) to any Obligation under any Bank Product Agreement for which the Administrative Agent has received written notice of such Obligations as being outstanding;
(v)fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party under the Credit Documents; and
(vi)sixth, to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.
~~Notwithstanding anything to the contrary contained herein, prior to the Oyster Debt Assumption, no payments received by a Secured Party on account of any Oyster Obligation or proceeds of any Oyster Collateral will be applied in accordance with this Section 8.2(b), it being acknowledged and agreed that such payments and proceeds shall be applied in accordance with Section 11.6.~~
In carrying out the foregoing, (x) amounts received will be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category will receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor. In the event that any such proceeds are insufficient to pay in full the items described in clauses (b)(i) through (b)(vi) of this Section 8.2, the Credit Parties shall remain liable, jointly and severally, for any deficiency.
Notwithstanding the foregoing, Obligations under any Secured Rate Contract and any Bank Product Agreement shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Obligations under any Secured Rate Contract or any Bank Product Agreement not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 9 for itself and its Affiliates as if a “Lender” party hereto.

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SECTION 9.~~SECTION 9.~~ AGENTS
9.1    Appointment and Duties.
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(a)Appointment of Agent. Each Lender and each Issuing Bank hereby appoints Wells Fargo Bank, National Association (together with any successor Agent pursuant to Section 9.9) as the Administrative Agent and the Collateral Agent hereunder and authorizes each such Agent to (i) execute and deliver the Credit Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental thereto. In furtherance of the foregoing, each of the Lenders (including in its capacity as a potential Secured Swap Provider or a Bank Product Provider) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations ~~or any of the Oyster Credit Parties to secure any of the Oyster Obligations~~, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.4 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent) will be entitled to the benefits of all provisions of this Section 9 (including Section 9.8(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto. The provisions of this Section 9 (other than Sections 9.9, 9.10(a) and 9.10(b)) are solely for the benefit of the Agents, the Issuing Banks and the Lenders and no Credit Party will have any rights as a third party beneficiary of any of the provisions thereof (other than Sections 9.9, 9.10(a) and 9.10(b)). In performing its functions and duties hereunder, each Agent will act solely as an agent of the Lenders and does not assume and will not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.
(b)Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, each of the Administrative Agent and the Collateral Agent, as applicable, will each have the right and authority (to the exclusion of the Lenders and the Issuing Banks), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to such Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation ~~or the claims of the Oyster Secured Parties with respect to the Oyster Obligations~~ in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to such Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Credit Documents, applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Credit Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that each such Agent hereby appoints, authorizes and directs each Lender and the Issuing Bank to act as collateral sub-agent for such Agent, the Lenders and the Issuing Banks for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or Issuing Bank, and may further authorize and direct the Lenders and the Issuing Banks to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the

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Collateral subject thereto to such Agent, and each Lender and Issuing Bank hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)Limited Duties. Under the Credit Documents, each of the Administrative Agent and the Collateral Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 2.7(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent,” “Collateral Agent,” “Agent,” the terms “agent” and “collateral agent” and similar terms in any Credit Document to refer to such Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, Issuing Bank or other Person and (iii) will have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Secured Party, by accepting the benefits of the Credit Documents, hereby waives and agrees not to assert any claim against such Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
9.2    Binding Effect. Each Secured Party, by accepting the benefits of the Credit Documents, agrees that (a) any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (b) any action taken by the Administrative Agent or the Collateral Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (c) the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, will be authorized and binding upon all of the Secured Parties.
9.3    Use of Discretion.
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(a)No Action without Instructions. Neither the Administrative Agent nor the Collateral Agent will be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Credit Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders). Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and the Subsidiaries), accountants, experts and other professional advisors selected by it. No Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

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(b)Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, neither the Administrative Agent nor the Collateral Agent will be required to take, or to omit to take, any action in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law including, for the avoidance of doubt any action that may be in violation of the automatic stay or that may affect a foreclosure, modification or termination of property of a Defaulting Lender under any Bankruptcy Proceeding or under the Bankruptcy Code, and no Agent will have any duty to disclose or will be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
(c)Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them will be vested exclusively in, and all actions and proceedings in equity or at law in connection with such enforcement will be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with the Credit Documents for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing will not prohibit (i) each of the Administrative Agent and the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as such Agent) hereunder and under the other Credit Documents, (ii) each Issuing Bank and each Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swing Line Lender, as the case may be) hereunder and under the other Credit Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.4 or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; provided further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Credit Documents, then (A) the Required Lenders will have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.1 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 10.4, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
9.4    Delegation of Rights and Duties. Each of the Administrative Agent and the Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Credit Document by or through any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person will benefit from this Section 9 to the extent provided by such Agent. No Agent will be liable for any action taken or omitted to be taken, or for the negligence or misconduct of, any trustee, co-agent, sub-agent, employee, attorney-in-fact or other agent selected by it with reasonable care.
9.5    Reliance and Liability.

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(a)Each of the Administrative Agent and the Collateral Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.6, (ii) rely on the Register to the extent set forth in Section 10.6, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.
(b)None of the Administrative Agent, the Collateral Agent and their respective Related Persons will be liable for any action taken or omitted to be taken by any of them under or in connection with any Credit Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and will not assert (and the Borrower will cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence, bad faith or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, neither the Administrative Agent nor the Collateral Agent:
(i)will be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);
(ii)will be responsible to any Lender, Issuing Bank or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document;
(iii)makes any warranty or representation, or will be responsible, to any Lender, Issuing Bank or other Person for (A) any statement, document, information, including any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party~~, any Oyster Credit Party~~  or any other Person liable for the payment of any ~~Obligations or the Oyster~~ Obligations, (B) any representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection herewith or with any Credit Document or any transaction contemplated herein or therein or any other document, certificate or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Credit Document to be transmitted to the Lenders) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Credit Documents, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (D) the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or genuineness hereof or of any Credit Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Section 3 or elsewhere in any Credit Document, and (F) and, for each of the items set forth in clauses (A) through (E) hereof, each Lender and Issuing Bank hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent or the Collateral Agent based thereon; and
(iv)will have any duty to ascertain or to inquire as to the performance or observance of any provision of any Credit Document, whether any condition set forth in any Credit Document is satisfied or waived, as to the financial condition of any Credit Party or as to the occurrence or continuation or possible occurrence or continuation of any Default or Event of

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Default or will be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender or Issuing Bank describing such Default or Event of Default and clearly labeled “notice of default” (in which case such Agent will promptly give notice of such receipt to all Lenders).
(c)Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all Uniform Commercial Code financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof. No Agent will be liable for any action taken or not taken by any such service provider.
9.6    Agent Individually. Each of the Administrative Agent and the Collateral Agent and their Affiliates may make loans and other extensions of credit to, acquire Capital Stock of, engage in any kind of business, including but not limited to any type of financial advisory business, with any Credit Party or Affiliate thereof as though it were not acting as an Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent, the Collateral Agent or any of their respective Affiliates makes any Loan or otherwise becomes a Lender hereunder, it will have and may exercise the same rights and powers hereunder and will be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” “Required Lender,” and any similar terms will, except where otherwise expressly provided in any Credit Document, include such Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders, respectively.
9.7    Lender Credit Decision.
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(a)Each Lender and Issuing Bank acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Lender or Issuing Bank or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by such Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Credit Document or with respect to any transaction contemplated in any Credit Document, in each case based on such documents and information as it will deem appropriate. Each Lender further represents and warrants that it has reviewed the confidential information memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Except for documents expressly required by any Credit Document to be transmitted by the Administrative Agent or the Collateral Agent to the Lenders or Issuing Banks, no such Agent will have any duty or responsibility to provide any Lender or Issuing Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of such Agent or any of its Related Persons.

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(b)If any Lender or Issuing Bank has elected to abstain from receiving Nonpublic Information concerning the Credit Parties or their Affiliates, such Lender or Issuing Bank acknowledges that, notwithstanding such election, the Administrative Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain Nonpublic Information) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain Nonpublic Information) in accordance with such Lender’s compliance policies and contractual obligations and applicable Law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender or Issuing Bank hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to the Administrative Agent and the Credit Parties upon request therefor by the Administrative Agent or the Credit Parties. Notwithstanding such Lender’s or Issuing Bank’s election to abstain from receiving material non-public information, such Lender or Issuing Bank acknowledges that if such Lender or Issuing Bank chooses to communicate with the Administrative Agent, it assumes the risk of receiving Nonpublic Information concerning the Credit Parties or their Affiliates. In the event that any Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.
(c)Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loan, will be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.
9.8    Expenses; Indemnities; Withholding.
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(a)Each Lender and Issuing Bank agrees to reimburse the Administrative Agent, the Collateral Agent and each of their respective Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Credit Document.
(b)Each Lender and Issuing Bank further agrees to indemnify the Administrative Agent, the Collateral Agent and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, in proportion to its Pro Rata Share, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Credit Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, however, that no Lender will be liable to the Administrative Agent, the Collateral Agent or any of their respective Related Persons to the extent such liability has resulted solely and directly for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or

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proceedings, costs, expenses or disbursements which have resulted from the gross negligence, bad faith or willful misconduct of such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. No Lender shall be liable under this Section or otherwise for any failure of another Lender to satisfy such other Lender’s obligations under the Credit Documents.
(c)To the extent required by any applicable law, the Administrative Agent and the Collateral Agent may withhold from any payment to any Lender under a Credit Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that such Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify such Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or such Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender will promptly indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by such Agent, including legal expenses of outside counsel and out-of-pocket expenses. Each of the Administrative Agent and the Collateral Agent may offset against any payment to any Lender under a Credit Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Section 9.8(c).
9.9    Resignation of Administrative Agent, Collateral Agent or Issuing Bank.
(a)Each of the Administrative Agent and the Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, with such resignation becoming effective subject to and in accordance with the terms of this Section 9.9(a). If such Agent delivers any such notice, the Required Lenders will have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at all times other than during the continuation of an Event of Default under Section 8.1(a), (f) or (g), to appoint a successor Administrative Agent or Collateral Agent, as applicable. The Administrative Agent’s resignation shall become effective on the earliest of (i) thirty (30) days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the appointment of a successor Administrative Agent by the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. If, after thirty (30) days after the date of such retiring Agent’s notice of resignation, no successor Administrative Agent or Collateral Agent, as applicable, has been appointed by the Required Lenders that has accepted such appointment, then such retiring Agent may, on behalf of the Lenders, and subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at all times other than during the continuation of an Event of Default under Section 8.1(a), (f) or (g), appoint a successor Administrative Agent or Collateral Agent, as applicable, from among the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000.

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(b)Effective immediately upon its resignation, (i) any retiring Administrative Agent or Collateral Agent will be discharged from its duties and obligations under the Credit Documents, (ii) to the extent applicable, the Lenders will assume and perform all of the duties of such Agent until a successor Administrative Agent or Collateral Agent, as applicable, will have accepted a valid appointment hereunder, (iii) such retiring Agent and its Related Persons will no longer have the benefit of any provision of any Credit Document as Administrative Agent or Collateral Agent, as applicable, other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Administrative Agent or Collateral Agent, as applicable, under the Credit Documents and (iv) subject to its rights under Section 9.3, such retiring Agent will take such action as may be reasonably necessary to assign to the applicable successor Administrative Agent or Collateral Agent its rights as Administrative Agent or Collateral Agent, as applicable, under the Credit Documents. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 and Sections 10.2, 10.3, 10.4, 10.10, 10.14, 10.15, and 10.16 will inure to its benefit, its sub-agents’ and their respective affiliates’ benefit as to any actions taken or omitted to be taken by any of them while it was Administrative Agent or Collateral Agent hereunder. Any resignation of the Administrative Agent pursuant to this Section will also constitute the resignation of Wells Fargo Bank, National Association or its successor as a Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section will, upon its acceptance of such appointment, become a successor Swing Line Lender for all purposes hereunder. Effective immediately upon the acceptance of a valid appointment as Administrative Agent or Collateral Agent by a successor Administrative Agent or Collateral Agent, such successor Administrative Agent or Collateral Agent will succeed to, and become vested with, all the rights, powers, privileges and duties of such retiring Agent under the Credit Documents and the retiring Administrative Agent or Collateral Agent will promptly (A) transfer to its successor all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent under the Credit Documents, and (B) execute and deliver to such successor Administrative Agent or Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent of the security interests created under the Collateral Documents.
(c)Any Issuing Bank may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice will be effective. Upon such resignation, the applicable Issuing Bank will remain an Issuing Bank and will retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any Letter of Credit) with respect to Letters of Credit Issued by such Issuing Bank prior to the date of such resignation and will otherwise be discharged from all other duties and obligations under the Credit Documents.
9.10    Release of Collateral or Guarantors.
~~(a) .~~
(a)Each Lender and Issuing Bank hereby consents to the release and hereby directs the Administrative Agent and the Collateral Agent to release (or, in the case of clause (a)(ii) below, release or subordinate) the following:
(i)any Guarantor from its guaranty of any Obligation pursuant to Section 7.11 or upon such Guarantor becoming an Excluded Subsidiary, and such Guarantor will be automatically released from its Obligations thereunder and its Obligations under all other Credit Documents (and any Liens on Collateral of such former Guarantor shall be released); provided that if such Guarantor becomes an Excluded Subsidiary by virtue of becoming a non-wholly owned Subsidiary, such release shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld); and

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(ii)any Lien held by the Collateral Agent for the benefit of the Secured Parties against (1) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Credit Documents (including pursuant to a valid waiver or consent) or any Collateral that becomes an Excluded Asset, (2) any property subject to a Lien permitted hereunder in reliance upon Section 6.2(d) and (3) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Credit Commitments, (B) payment and satisfaction in full of all Loans, all obligations to reimburse the Issuing Banks for drawings honored under Letters of Credit and all other Obligations under the Credit Documents (excluding contingent obligations as to which no claim has been asserted) and all Obligations arising under Secured Rate Contracts and Bank Product Agreements (or otherwise cash collateralized in amounts and on terms satisfactory to the Administrative Agent and the applicable holder of such Obligations arising under Secured Rate Contracts and Bank Product Agreements) that the Administrative Agent has theretofore been notified in writing by the holder of such Obligations are then due and payable and (C) deposit of cash collateral with respect to all contingent Letter of Credit Obligations (or, as an alternative to cash collateral, receipt by the applicable Issuing Bank of a back-up letter of credit) in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent and the applicable Issuing Bank that is, or may be, owed such contingent Letter of Credit Obligations (excluding contingent Obligations (other than obligations to reimburse the Issuing Banks for drawings honored under Letters of Credit) as to which no claim has been asserted), and, in the case of this clause (3), the Collateral Documents, the guarantees made herein, the Liens and all other security interests granted thereunder will automatically terminate.
(b)Each Lender and Issuing Bank hereby irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent hereby agrees, upon three (3) Business Days’ (or such shorter period as is acceptable to the Administrative and the Collateral Agent) prior written request by the Borrower to the Administrative Agent, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10, subject to receipt by the Administrative Agent of a certification of the Borrower as to such matters as are reasonably required by the Administrative Agent (and the Collateral Agent may rely conclusively on such certification without further inquiry); provided that (i) neither the Administrative Agent nor the Collateral Agent shall be required to execute any such document on terms which, in such Agent’s opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Guarantor in respect of) all interests retained by the Borrower or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent or the Collateral Agent of documents in connection with any such release shall be without recourse to or warranty by either the Administrative Agent or the Collateral Agent. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. To the extent any Collateral is disposed of as permitted by this Section to any Person other than a Credit Party, such Collateral will be sold free and clear of Liens created by the Credit Documents and the Administrative Agent will be authorized to take any actions deemed appropriate in order to effect the foregoing.

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(c)In the event of a foreclosure by the Collateral Agent on any of the Collateral ~~or Oyster Collateral, as applicable,~~ pursuant to a public or private sale or other disposition, the Collateral Agent (at the direction of the Required Lenders) or any Lender may be the purchaser or licensor of any or all of such Collateral ~~or Oyster Collateral, as applicable,~~ at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties ~~or Oyster Secured Parties, as applicable~~ (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders will otherwise agree in writing), at the direction of the Required Lenders, will be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations ~~or Oyster Obligations, as applicable,~~ as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code). Any release of guarantee obligations will be deemed subject to the provision that such guarantee obligations will be reinstated if after such release any portion of any payment in respect of the Obligations ~~or Oyster Obligations, as applicable,~~ guaranteed thereby will be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Collateral Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor will the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
9.11    Certain ERISA Matters.
~~.~~
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)~~(i)~~    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)~~(ii)~~    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)~~(iii)~~    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of

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the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)~~(iv)~~    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent, any Lead Arranger and their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
9.12    Lead Arrangers, Syndication Agents and Documentation Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, none of the Lead Arrangers, the Syndication Agents or the Documentation Agent will have any duties or responsibilities, nor will any of such Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities will be read into this Agreement or any other Credit Document or otherwise exist against any of such Agents. At any time that any Lender serving (or whose Affiliate is serving) as a Lead Arranger, Syndication Agent or Documentation Agent will have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Lender (or an Affiliate of such Lender acting as a Lead Arranger, Syndication Agent or Documentation Agent) will be deemed to have concurrently resigned as such Lead Arranger, Syndication Agent or Documentation Agent.
9.13    Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In the case of pendency of any proceeding under any Bankruptcy Proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent will have made any demand on the Borrower) will be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a)to file a verified statement pursuant to the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;
(b)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations ~~and Oyster Obligations~~ that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Section 2, Section 10.2 and Section 10.3) allowed in such judicial proceeding; and
(c)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent will consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a Lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
Nothing contained herein will be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations~~, the Oyster Obligations~~  or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
9.14    Erroneous Payments~~.~~ .
(a)Each Lender, each Issuing Bank~~, each other Secured Party~~  and each other ~~Oyster~~ Secured Party hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender, such Issuing Bank~~, such Secured Party~~  or such ~~Oyster~~ Secured Party (or the Lender Affiliate of a Secured Party ~~or an Oyster Secured Party~~) that has received funds from the Administrative Agent or any of its Affiliates either for its own account or on behalf of a Lender, an Issuing Bank~~,~~ or a Secured Party ~~or an Oyster Secured Party~~ (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 9.14(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the

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Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 10.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

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(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 9.14 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations ~~or Oyster Obligations, as applicable,~~ owed by the Borrower~~, any Oyster Borrower~~  or any other Credit Party ~~or Oyster Credit Party, as applicable,~~ and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations ~~or Oyster Obligations, as applicable, the Obligations or Oyster~~, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received; provided that the foregoing clauses (x), (y) and (z) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower~~, the Oyster Borrower~~  or any other Credit Party ~~or Oyster Credit Party, as applicable,~~ for the purpose of making a payment on the Obligations ~~or the Oyster Obligations, as applicable~~. For the avoidance of doubt, clause (d) above and this clause (e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Loans or interest thereon or any fees hereunder relative to the amount (and/or timing for payment) of the Loans or interest thereon or any fees that would have been payable had such Erroneous Payment not been made by the Administrative Agent.
(f)Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations ~~or Oyster Obligations~~ (or any portion thereof) under any Credit Document.
(g)Nothing in this Section 9.14 will constitute a waiver or release of any claim of the Administrative Agent arising from any Payment Recipient’s receipt of an Erroneous Payment.
SECTION 10.~~SECTION 10.~~ MISCELLANEOUS
10.1    Notices.
~~.~~
(a)Addresses. All notices and other communications required or expressly authorized to be made by this Agreement will be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Appendix B or otherwise indicated to the Borrower and the Administrative Agent in writing, (ii) posted to the Platform (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting), (iii) posted to any other E-System approved by or set up by or at the direction of the Administrative Agent or (iv) addressed to such other address as will be notified in writing (A) in the case of the Borrower, the Administrative Agent, the Collateral Agent and the Swing Line Lenders, to the other parties hereto and (B) in the case of all other parties, to the Borrower, the Administrative Agent and the Collateral Agent. Transmissions made by electronic mail or E-Fax to the Administrative Agent will be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Administrative Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by the Administrative Agent.

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(b)Effectiveness. ~~(i)~~(i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement will be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (including electronic mail) other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above, upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to this Section 10.1 will be effective until received by the Administrative Agent.
(ii)The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System will constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Credit Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.
(c)Each Lender will notify the Administrative Agent and the Collateral Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent will reasonably request.
(d)Electronic Transmissions.
(i)Authorization. Subject to the provisions of Section 10.1(a), each of the Administrative Agent, the Collateral Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Credit Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.
(ii)Signatures. Subject to the provisions of Section 10.1(a), (~~i~~A)(~~A~~1) no posting to any E-System will be denied legal effect merely because it is made electronically, (~~B~~2) each E Signature on any such posting will be deemed sufficient to satisfy any requirement for a “signature” and (~~C)~~3) each such posting will be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Credit Document, any applicable provision of any applicable UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Law governing such subject matter, (~~ii~~B) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and will be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Administrative Agent, the Collateral Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (~~iii~~C) each such posting containing a signature, a reproduction of a signature or an E-Signature will, for all intents and purposes, have the same effect and weight as a signed paper original and (~~iv~~D) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Law requiring certain documents to be in writing or signed; provided, however, that nothing herein will limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

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(iii)Separate Agreements. All uses of an E-System will be governed by and subject to, in addition to Section 10.1, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by the Administrative Agent and Credit Parties in connection with the use of such E-System.
(iv)LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS WILL BE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY (WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN CONTRACT, TORT OR OTHERWISE)) FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. The Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
(e)Each Credit Party agrees that the Administrative Agent may make the communications described in clause (a) above available to the other Agents, the Lenders, the Swing Line Lenders or the Issuing Banks by posting such communications on any Platform.
(f)Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Nonpublic Information with respect to the Borrower, the Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

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10.2    Expenses. The Borrower agrees to pay promptly (a) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Agents associated with the preparation, execution, delivery and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto (and with respect to legal fees, expenses and disbursements, limited to fees, expenses and disbursements of one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions)); (b) [reserved]; (c) [reserved]; (d) all reasonable documented out-of-pocket costs and reasonable expenses of creating, perfecting and recording Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums; (e) [reserved]; (f) all reasonable documented out-of-pocket costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) [reserved]; (h) without duplication of payments described in Section 2.20(c), all Other Taxes; and (i) all reasonable documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, any Issuing Bank and the Lenders in enforcing any Obligations ~~or Oyster Obligations~~ of or in collecting any payments due from any ~~Credit Party or Oyster~~ Credit Party hereunder or under the other Credit Documents and the preservation of any right or remedy under any Credit Document or in connection with any refinancing or restructuring of the credit arrangements provided hereunder whether in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings or otherwise, limited, in the case of legal fees and expenses, to fees, disbursements and expenses of one counsel to the Agents and the Lenders taken as a whole (and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the event of an actual or potential conflict of interest between any Agent and the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole).
10.3    Indemnity; Certain Waivers.
~~.~~
(a)Indemnity. In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to indemnify, pay and hold harmless, each Agent, each Issuing Bank, each Lender and each of their respective Related Persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party will have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from (A) the gross negligence, bad faith, or willful misconduct of that Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable order or (B) any material breach of the obligations of that Indemnitee or its Related Persons under this Agreement or any other Credit Document as determined by a court of competent jurisdiction in a final non-appealable order, (ii) relate to any dispute solely among Indemnitees other than (A) claims against an Agent, in its capacity as such or in fulfilling its role as an Agent, and (B) claims arising out of any act or omission on the part of any Credit Party or any of its Subsidiaries or Affiliates or (iii) any settlement entered into by any Indemnitee or of any Related Person in connection with the foregoing without the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), but, if such settlement occurs with the Borrower’s written consent or if there is a final judgment for the plaintiff in any action or claim with respect to any of the foregoing, the Borrower will be liable for such settlement or for such final judgment; provided, further, that any reimbursement of legal fees shall be limited to the reasonable and documented fees and disbursements of one counsel to all Indemnitees taken as a whole, and solely in the case of a conflict of interest, one additional counsel to all affected Indemnitee taken as a whole (and, if applicable, one local counsel in each appropriate jurisdiction to all affected indemnified persons taken as a whole and, solely in the case of a conflict of interest, one additional local counsel in each appropriate jurisdiction to all affected Indemnitee taken as a whole). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party will contribute the maximum portion that

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it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The Credit Parties agree, jointly and severally, that, without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed (provided that it shall not be unreasonable to withhold consent if clauses (i) and (ii) below are not satisfied), the Credit Parties will not enter into any settlement of a claim in respect of which indemnification could have been sought by an Indemnitee under this Section 10.3(a) unless such settlement (i) includes an unconditional release from the party bringing such claim of all Indemnitees which could have sought indemnification with respect to such claim under this Section 10.3(a) in form and substance reasonably satisfactory to such Indemnitee and (ii) does not include any statement as to any admission of fault. This Section 10.3 will not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid under the indemnification provisions of this Agreement to such Indemnitee for any Indemnified Liabilities to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(b)Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.
(c)To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Agents, the Issuing Banks or the Swing Line Lenders under Sections 10.3(a) in accordance with Section 9.8(b), each Lender severally agrees to pay to the Agents, the Issuing Banks or the Swing Line Lenders, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity will be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed claim was incurred by or asserted against any of the Agents, the Issuing Banks or the Swing Line Lenders in its capacity as such.
(d)No Indemnitee will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or breach of the Credit Documents by such Indemnitee, in each case, as determined by a final, nonappealable judgment of a court of competent jurisdiction. Neither any Indemnitee nor any Credit Party (or any of their respective directors, officers, employees, controlling persons, controlled affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Transactions, this Agreement or any other Credit Document (including the Facilities and the use of proceeds hereunder), or with respect to any activities or other transactions related to the Facilities; provided that nothing contained in this sentence limits the Credit Parties’ indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

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10.4    Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including (i) trust accounts and (ii) accounts into which Medicare and/or Medicaid receivables are deposited in accordance with the last two sentences of this Section 10.4) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender will have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder will have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, the Swing Line Lenders and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such application. Notwithstanding the foregoing, to the extent that the Administrative Agent or any Lender (the “Affected Depositary”) is a depositary institution with which any Credit Party maintains an account into which Medicare or Medicaid payments are deposited (the “Affected Account”), the Affected Depositary hereby waives its rights of set-off under this Section 10.4 (as well as any right of set-off under applicable statute or common law) with respect to each such Affected Account; it being understood and agreed that, within one hundred eighty (180) days of the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), no deposits shall be made into, and no funds shall be held in, any Affected Account other than Medicare and Medicaid payments.  The foregoing waiver of rights of set-off are intended to comply with, and shall be construed in accordance with, The Centers for Medicare & Medicaid Services (“CMS”) Publication 100-04 Chapter 1, Section 30.2.5 – Payment to Bank, and any applicable successor provisions.
10.5    Amendments and Waivers.
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(a)Required Consents. Except as expressly provided in this Section 10.5 (or otherwise in this Agreement or the applicable Credit Document), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, will in any event be effective without the written concurrence of the Required Lenders, except the Administrative Agent may, with the consent of the Borrower ~~and, prior to the Oyster Debt Assumption, the Oyster Borrower~~ only, (i) amend, modify or supplement this Agreement and any other Credit Document to cure any ambiguity, omission, defect, inconsistency or other manifest error or any other necessary or desirable technical change, so long as such amendment, modification or supplement does not materially adversely affect the rights of any Lender or Issuing Bank, provided that no such amendment will become effective until the fifth (5th) Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing within such five (5) Business Day period, (ii) to enter into additional or supplemental Collateral Documents or (iii) to release Collateral or Guarantors in accordance with Section ~~9~~9.10(a) and (b) of this Agreement ~~and the Collateral~~

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~~Documents~~. Notwithstanding the foregoing, the Wells Fee Letter may be amended by the parties thereto without the consent of any other Person.
(b)Affected Lenders’ Consent. No amendment, modification, termination, or consent will be effective if the effect thereof would:
(i)extend the scheduled final maturity date of any Loan of any Lender without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default will constitute an extension of a final maturity date;
(ii)waive, reduce or postpone any scheduled repayment (but not prepayment or mandatory prepayment, which will be governed by Section 10.5(a)) of any Loan held by any Lender pursuant to Section 2.12 without the written consent of such Lender;
(iii)extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Commitment Termination Date without the written consent of the applicable Issuing Bank (it being acknowledged and agreed that each Issuing Bank may agree to extend such stated expiration date in connection with an Extension under Section 10.5(g));
(iv)reduce the rate of interest on any Loan held by any Lender (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable to a Lender under this Agreement without the written consent of such Lender; provided that any amendment or modification of defined terms used in the Financial Covenants in this Agreement shall not constitute a reduction in the rate of interest or any fee payable to a Lender for purposes of this clause (iv);
(v)extend the time for payment of any such interest, fees or reimbursement obligation in respect of any Letter of Credit without the written consent of all the Lenders directly affected thereby (it being understood that the waiver of any mandatory prepayment will not constitute an extension of any time for payment of interest or fees);
(vi)reduce the principal amount of any Loan held by a Lender without the written consent of such Lender or reduce any reimbursement obligation in respect of any Letter of Credit without the written consent of the applicable Issuing Bank to which such reimbursement obligation is payable;
(vii)amend, modify, terminate or waive any provision of Section 10.5(a), this Section 10.5(b) or Section 10.5(c) without the written consent of all Lenders and, as applicable, all Issuing Banks;
(viii)amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of all Lenders; provided that, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Initial Term Loan Commitments, the Initial Term Loans, the Term A-1 Loan Commitments, the Term A-1 Loans, the Term A-2 Loan Commitments, the Term A-2 Loans, the Revolving Credit Commitments and the Revolving Loans are included on the Second Amendment Effective Date; provided further, that such definitions may also be amended in furtherance of any amendment permitted by another subsection of this Section 10.5(b) with the consent of such Persons as are required by such subsection;

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(ix)amend, modify or waive Section 3.2 if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Revolving Lenders would not otherwise be required to do so without the written consent of Revolving Lenders having or holding Revolving Credit Exposure representing more than 50% of the aggregate Revolving Credit Exposure of all of the Revolving Lenders;
(x)~~(A)~~ release or subordinate the Collateral Agent’s Liens on, all or substantially all of the Collateral or release all or substantially all of the Guarantors from the Guaranty, except as expressly provided in the Credit Documents, or in connection with securing additional secured obligations equally and ratably with the other Secured Obligations in accordance with the Credit Documents, without the written consent of all Lenders ~~or (B) release or subordinate the Collateral Agent’s Liens on, all or substantially all of the Oyster Collateral or release all or substantially all of the Oyster Guarantor Subsidiaries from the Oyster Guaranty, except as expressly provided in the Oyster Credit Documents, or in connection with securing additional secured obligations equally and ratably with the other Oyster Secured Obligations in accordance with the Oyster Credit Documents, without the written consent of all Lenders;~~;
(xi)consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Credit Document without the written consent of all Lenders;
(xii)extend or increase any Commitments of any Lender without the written consent of such Lender;
(xiii)subordinate the Obligations ~~or Oyster Obligations~~ under the Credit Documents to any other Indebtedness without the consent of all Lenders directly and adversely affected thereby;
(xiv)amend or modify the definition of “Secured Swap Provider”, “~~Oyster Secured Swap Provider”, “~~Obligations”, “~~Oyster Obligations”, “Secured Rate Contracts”, “Oyster~~ Secured Rate Contracts”, “Bank Products”, and “Bank Product Provider”~~, “Oyster Bank Product Provider” and “Oyster Bank Product Obligations”~~, in each case, in a manner materially adverse to any Secured Swap Provider~~, Oyster Secured Swap Provider, Bank Product Provider or Oyster~~ or Bank Product Provider (as applicable) holding outstanding ~~Obligations or Oyster~~ Obligations under Secured Rate Contracts or Bank Products (as applicable) at such time without the written consent of such Person; or
(xv)amend, modify or waive any provision of Section 2.13(b) (in any way that would allocate any reduction in the Revolving Credit Commitments by less than each Lender’s Pro Rata Share thereof) or Section 2.17 without the written consent of all Lenders in respect of each Class of Lenders adversely affected thereby.
(c)Other Consents. No amendment, waiver or consent will, unless in writing and signed by the Administrative Agent, the Collateral Agent, the Swing Line Lenders or the Issuing Banks, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Administrative Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Administrative Agent, the Collateral Agent, the Swing Line Lenders or the Issuing Banks, as applicable, in its capacity as such, under this Agreement or any other Credit Document. Further, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, will:

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(i)increase or extend any Revolving Credit Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default will constitute an increase in any Revolving Credit Commitment of any Lender;
(ii)amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of the Swing Line Lenders, or amend, extend or increase the Swing Line Commitment of any Lender without the written consent of such Lender;
(iii)alter the required application of any repayments or prepayments (including payments made from proceeds of Collateral) as between Classes pursuant to Section 2.15~~,~~ or Section 8.2 ~~or Section 11.6~~ or modify Section 2.17 without the consent of all Lenders of each Class which is being allocated a lesser repayment or prepayment (including payments made from proceeds of Collateral) as a result thereof; provided that any Lender may waive, in whole or in part, any Waivable Mandatory Prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
(iv)amend, modify, terminate or waive any obligation of the Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e) without the written consent of the Administrative Agent and of the Issuing Banks;
(v)amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent; or
(vi)amend, modify or waive any provision of Section 2.4 without the written consent of each Issuing Bank to the extent such proposed amendment, modification and/ or wavier affects the rights or duties of, or any fees or other amounts payable to, such Issuing Bank under this Agreement.
(d)Execution of Amendments, etc. The Administrative Agent may, but will have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case will entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 will be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit will not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or any other Credit Party in any case will entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances.

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(e)Subordination and Intercreditor Agreements. Notwithstanding anything to the contrary in this Agreement, no Lender consent is required to effect any amendment or supplement to any Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement that is (A) for the purpose of adding the holders of Subordinated Debt, Pari Passu Lien Indebtedness, Junior Lien Indebtedness, Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness in each case permitted hereunder (or a debt representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as determined by the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) expressly contemplated by any Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement.
(f)Additional Amendments Provisions.
(i)Nothing herein will be deemed to prohibit an amendment and/or amendment and restatement of this Agreement consented to by the Required Lenders, the Borrower and the Administrative Agent (A) to add one or more additional credit facilities (including any Incremental Term Facility) to this Agreement (it being understood that no Lender will have any obligation to provide or to commit to provide all or any portion of any such additional credit facility or Incremental Term Facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (B) to effect the amendments contemplated by the proviso in Section 10.5(b)(viii) and such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to provide for such additional credit facility.
(ii)In addition, notwithstanding anything herein to the contrary, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or exchange of all outstanding Term Loans of any tranche (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (A) the aggregate principal amount of such Replacement Term Loans will not exceed the aggregate principal amount of such Refinanced Term Loans plus any interest, premium or other amount due with respect to such Refinanced Term Loans, (B) the scheduled final maturity of such Replacement Term Loans will not be sooner than the scheduled final maturity of such Refinanced Term Loans at the time of such refinancing, (C) the Weighted Average Life to Maturity of such Replacement Term Loans will not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing, and (D) the other terms applicable to such Indebtedness are either (i) substantially identical to or (taken as a whole as determined by the Borrower and the Administrative Agent) are no more favorable to the lenders providing such Replacement Term Loans than, those applicable to the Initial Term Loans ~~and~~, the Term A-1 Loans and the Term A-2 Loans or (ii) otherwise on customary market terms as determined in good faith by the Borrower in its reasonable judgment, including with respect to high yield debt securities to the extent applicable; provided that this clause (ii) will not apply to (1) interest rate, fees, funding discounts and other pricing terms, (2) redemption, prepayment or other premiums, (3) optional prepayment terms, and (4) covenants and other terms that are (i) applied to the Term Loans existing at the time of incurrence of such Replacement Term Loans (so that existing Lenders also receive the benefit of such provisions) and/or (ii) applicable only to periods after the Latest Term Loan Maturity Date at the time of incurrence of such Indebtedness.

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(iii)In addition, notwithstanding anything herein to the contrary, the Borrower and the Administrative Agent may, without the consent of any Lender or Issuing Bank, amend, supplement and/or waive this Agreement, any guaranty, security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement, enter into amendments or modifications to this Agreement or any of the other Credit Documents or enter into additional Credit Documents in order to (A) implement any Benchmark Replacement or any ~~Benchmark Replacement~~ Conforming Changes or otherwise effectuate the terms of Section 2.18(e) in accordance with the terms of Section 2.18(e) as the Administrative Agent and the Borrower reasonably deem appropriate, (B) comply with any Laws or (C) cause any such guaranty, security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Credit Documents.
(g)Extension.
(i)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date or all Lenders having Revolving Credit Commitments with a like commitment termination date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans or amounts of Revolving Credit Commitments) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans and/or Revolving Credit Commitments of such class, and, subject to the terms hereof, otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a separate “tranche”), so long as the following terms are satisfied:
~~(1)~~ (1)    no Default or Event of Default will have occurred and be continuing at the time the Extension Offer is delivered to the Lenders or at the time of such Extension;
~~(2)~~ (2)    except as to interest rates, fees and final commitment termination date (which will be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the applicable Lenders), the Revolving Credit Commitment of any Lender that agrees to an Extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”) and the related outstandings will be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders holding Revolving Credit Commitments) as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the commitment termination date of the non-extending tranche of Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Revolving Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date will be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to Section 10.5(c), all Swing Line Loans and Letters of Credit will be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments (including Extended Revolving Credit Commitments) in accordance with their percentage of the Revolving Credit Commitments, (3) assignments and participations of Extended Revolving Credit

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Commitments and related Revolving Loans will be governed by the same assignment and participation provisions applicable to the other Revolving Credit Commitments and Revolving Loans and (4) at no time will there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any existing Revolving Credit Commitments) which have more than two (2) different maturity dates;
~~(3)~~ (3)    except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which will, subject to the immediately succeeding clauses (4), (5) and (6), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Term Lenders), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extended Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) will have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein or other provisions contained therein applicable only to periods after the then Latest Term Loan Maturity Date);
~~(4)~~ (4)    the final maturity date of any Extended Term Loans will be no earlier than the Latest Term Loan Maturity Date of the Term Loans extended thereby;
~~(5)~~ (5)    the Weighted Average Life to Maturity of any Extended Term Loans will be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby;
~~(6)~~ (6)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis except for prepayments with the proceeds of Credit Agreement Refinancing Indebtedness and in respect of an earlier maturing tranche) with non-extending tranches of Term Loans in any voluntary or mandatory prepayments hereunder, in each case as specified in the respective Extension Offer;
~~(7)~~ (7)    there will be no more than three (3) Extended Term Loan tranches at any time during the term of this Agreement; and
(ii)if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) or Revolving Credit Commitments in respect of which a Lender will have accepted the relevant Extension Offer will exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments of such Lender will be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Lender have accepted such Extension Offer. With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions will not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.13 or 2.14 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent, the Collateral Agent, the Issuing Banks, the Swing Line Lenders and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Credit Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

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(iii)No consent of any Lender, any Issuing Bank, any Swing Line Lender, the Collateral Agent or the Administrative Agent will be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Banks and the Swing Line Lenders. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof will be Obligations under this Agreement and the other Credit Documents and secured by the same Liens on the Collateral that secure all other applicable Obligations. The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower (on behalf of all Credit Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans or Revolving Credit Commitments so extended and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section (any such amendment, an “Extension Amendment”). In addition, if so provided in such amendment and with the consent of the Issuing Banks, participations in Letters of Credit expiring on or after the applicable commitment termination date will be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests will, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests will be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties will (at their expense) amend (and the Collateral Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date referenced therein is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Collateral Agent). The Administrative Agent will promptly notify each Lender of the effectiveness of each such Extension Amendment.
(iv)In connection with any Extension, the Borrower will provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and will agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 10.5(g). This Section 10.5(g) will supersede any provisions of this Section 10.5 or Section 2.17 or 10.4 to the contrary.

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10.6    Successors and Assigns; Participations.
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(a)Generally. This Agreement will be binding upon the parties hereto and their respective successors and assigns and will inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all of the Lenders. Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Register. Each Credit Party, the Administrative Agent and the Lenders will deem and treat the Persons listed as the Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan (whether or not evidenced by a Note) will be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment will be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof will be provided to the Borrower and a copy of such Assignment Agreement will be maintained. The date of such recordation of a transfer will be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender will be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(c)Right to Assign. Each Lender will have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations ~~or Oyster Obligations~~ (provided that, pro rata assignments will not be required, but each such assignment will be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitment):
(i)to any Person meeting the criteria of clause (a) or clause (c) of the definition of “Eligible Assignee” upon the giving of notice to the Administrative Agent and the Borrower ~~(and, prior to the Oyster Debt Assumption, to the extent pertaining to a sale, assignment or transfer of Term A-1 Loans, the Oyster Borrower)~~ and, for any assignment of Revolving Credit Commitments and/or Revolving Loans, consented to by each of the Swing Line Lenders and the Issuing Banks (such consent not to be unreasonably withheld or delayed); and
(ii)to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee” and consented to by each of the Borrower and the Administrative Agent ~~and ,for any assignment of Term A-1 Loans prior to the Oyster Debt Assumption, the Oyster Borrower~~ and, for any assignment of Revolving Credit Commitments and/or Revolving Loans, the Swing Line Lenders and the Issuing Banks (each such consent not to be (x) unreasonably withheld or delayed and (y) in the case of the Borrower ~~and the Oyster Boyrrwer,~~ required at any time an Event of Default will have occurred and then be continuing under Section 8.1(a), (f) or (g)); provided that (1) the Borrower’s ~~and the Oyster Borrower’s~~ refusal to accept an assignment to a Disqualified Lender will be deemed to be reasonable, (2) the Borrower’s consent ~~and, to the extent pertaining to an assignment of Term A-1 Loans prior to the Oyster Debt Assumption, the Oyster Borrower’s consent~~ will be required with respect to any assignments to Disqualified Lenders and (3) ~~each of the Borrower and, if applicable, the Oyster~~the Borrower will be deemed to have consented to any such assignment (other than to an assignment to a Disqualified Lender) unless it will object thereto by written notice to the Administrative Agent

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within ten (10) Business Days after having received written notice thereof; provided further, that each such assignment pursuant to this Section 10.6(c)(ii) will be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as will constitute the aggregate amount of the Revolving Credit Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Credit Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent ~~and, if pertaining to an assignment of Term A-1 Loans prior to the Oyster Debt Assumption, the Oyster Borrower~~ or as will constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.
Notwithstanding anything to the contrary contained in this Agreement, no Lender may sell, assign or transfer all or any portion of its rights and obligations under this Agreement to (i) a Person that is a Defaulting Lender, (ii) a Person that is a Disqualified Lender, (iii) a natural Person or (iv) the Borrower or any of its Subsidiaries or Affiliates.
(d)Mechanics. Assignments and assumptions of Loans and Commitments will only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement and will be effective as of the applicable Assignment Effective Date. In connection with all assignments there will be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(e)Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) (A) it is an Eligible Assignee and (B) it is not a Disqualified Lender, it being acknowledged by the Credit Parties, the Lenders and the other Secured Parties that the Administrative Agent will be entitled to rely on such representations and warranties set forth in this clause (i) without any diligence in respect to the accuracy of such representations and warranties and any breach of such representations and warranties by such Lender will not give rise to any liability on the part of the Administrative Agent; and (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be.
(f)Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder will have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and will thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder will, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender will cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, (A) the Issuing Banks will continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (B) such assigning Lender will continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments will be modified to reflect the Commitment of such assignee and any Revolving Credit Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender will, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower will issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Credit Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any

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assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (b) through (f) will be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g).
(g)Participations. Each Lender will have the right at any time to sell one or more participations to any Person (other than to a Disqualified Lender or a Defaulting Lender) in all or any part of its Commitments, Loans or in any other Obligation ~~or Oyster Obligation~~; provided that with respect to any participation by a Lender to a Disqualified Lender or, to the extent the Borrower’s ~~or Oyster Borrower’s~~ consent is required under this Section 10.6, to any other Person, such participation will not be rendered void as a result but the Borrower ~~or, if applicable, the Oyster Borrower~~ shall be entitled to pursue any remedy available to it (whether at law or in equity, but excluding specific performance to unwind such participation) against the Lender and such Disqualified Lender, but in no case shall the ~~Borrower, the Oyster~~ Borrower or any other Person be entitled to pursue any remedy against the Administrative Agent. The holder of any such participation, other than an Affiliate of the Lender granting such participation, will not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Credit Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment will not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan will be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder or release all or substantially all of the Guarantees in which such participant is participating~~;~~. ~~Each of the Borrower and Oyster~~The Borrower agrees that each participant will be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (i) the participant agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under Section 10.6(c), (ii) a participant will not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s ~~(and, to the extent pertaining to the sale of a participation in Term A-1 Loans prior to the Oyster Debt Assumption, the Oyster Borrower’s)~~ prior written consent to the participant or except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation and (iii) a participant that would be a Non-U.S. Lender if it were a Lender will not be entitled to the benefits of Section 2.20 unless such participant agrees, for the benefit of the Borrower ~~and, to the extent such participation is with respect to a Term A-1 Loan prior to the Oyster Debt Assumption, the Oyster Borrower, to~~to comply with Section 2.20 as though it were a Lender (it being understood that the documentation required under Section 2.20(f) will be delivered to the participant). Each Lender that sells a participation agrees, at the Borrower’s ~~(or, to the extent such participation pertains to a Term A-1 Loan prior to the Oyster Debt Assumption, the Oyster Borrower’s)~~ request and expense, to use reasonable efforts to cooperate with the Borrower ~~or, as applicable, the Oyster Borrower~~ to effectuate the provisions of Sections 2.21 and 2.23 with respect to any participant. To the extent permitted by law, each participant also will be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower ~~or, to the extent pertaining to a participation in Term A-1 Loans prior to the Oyster Debt Assumption, the Oyster Borrower,~~ will maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans and Commitments (each, a “Participant Register”). The entries in the Participant Register will be conclusive absent manifest error, and such Lender, the Borrower~~, the Oyster Borrower (prior to the Oyster Debt Assumption)~~  and the Administrative Agent will treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such Loans and Commitments for all purposes of this Agreement,

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notwithstanding any notice to the contrary. No Lender will have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Notwithstanding anything to the contrary contained in this Agreement, no Lender may sell participations to (i) a Person that is a Defaulting Lender, (ii) a natural Person , (iii) the Borrower or any of its Subsidiaries or Affiliates or (iv) a Disqualified Lender.
(h)Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations ~~or Oyster Obligations~~ owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender, including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any central bank; provided that no Lender, as between the Borrower and such Lender, will be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event will the applicable Federal Reserve Bank, central bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of Borrower, the Issuing Banks, the Swing Line Lenders, the Administrative Agent or any other person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(i)[Reserved].
(j)[Reserved].

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(k)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein will constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender will be obligated to make such Loan pursuant to the terms hereof; provided further, that nothing herein will make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Credit Party or the Administrative Agent to deal with such SPC directly, obligate the Borrower or any other Credit Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower. The Credit Parties and the Administrative Agent will be entitled to deal solely with, and obtain good discharge from, the Granting Lender and will not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Credit Document. The making of a Loan by an SPC hereunder will utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC will be liable for any indemnity or similar payment obligation under this Agreement (all liability for which will remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement will survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.6(k), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.
(l)Electronic Signatures, Etc. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.7    Independence of Covenants; Interpretation. All covenants hereunder will be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant will not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Any dispute regarding the occurrence or continuance of a Default or Event of Default will be resolved by the Borrower and the Required Lenders (or Administrative Agent), no Person other than the Required Lenders (or the Administrative Agent) will assert that a Default or Event of Default will have occurred and be continuing. Any Default or Event of Default that has been cured (including by means of delivery or performance of an obligation after the date by which such delivery or performance was due) or waived will be deemed to no longer be continuing.

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10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein will survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18, 2.19, 2.20, 10.2, 10.3, 10.14, 10.15 and 10.16 and the agreements of the Lenders set forth in Sections 2.17, 9.5, 9.6 and 9.8 will survive the termination of all Commitments, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof, and the payment in full of all other Obligations ~~and Oyster Obligations~~.
10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right, remedy or privilege hereunder or under any other Credit Document will impair such power, right, remedy or privilege or be construed to be a waiver of any default or acquiescence therein, nor will any single or partial exercise of any such power, right, remedy or privilege preclude other or further exercise thereof or of any other power, right, remedy or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and will be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Rate Contracts or any of the Bank Product Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder will not impair any such right, power or remedy or be construed to be a waiver thereof, nor will it preclude the further exercise of any such right, power or remedy.
10.10    Marshalling; Payments Set Aside. No Agent or any Lender will be under any obligation to marshal any assets in favor of any Credit Party~~, Oyster Credit Party~~  or any other Person or against or in payment of any or all of the ~~Obligations or Oyster~~ Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law, any equitable cause or any intercreditor arrangement contemplated hereunder, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, will be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11    Severability. In case any provision in or obligation hereunder or any Note will be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.
10.12    Obligations Several; Independent Nature of the Lenders’ Rights.
(a)The obligations of the Lenders hereunder are several and no Lender will be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, will be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender will be a separate and independent debt, and each Lender will be entitled to protect and enforce its rights arising out hereof and it will not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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(b)Each Lender acknowledges and agrees that it will act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders will direct the Administrative Agent with respect to the exercise of rights and remedies hereunder (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies will not be exercised other than through the Administrative Agent.
10.13    Headings. Section headings herein are included herein for convenience of reference only and will not constitute a part hereof for any other purpose or be given any substantive effect.
10.14    Applicable Law. This Agreement and the rights and obligations of the parties hereunder will be governed by, and will be construed and enforced in accordance with, the laws of the State of New York.
10.15    Consent to Jurisdiction. By executing and delivering this Agreement, each Credit Party, for itself and in connection with its properties, and each other party hereto irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of each state or Federal court of competent jurisdiction in the State, County and City of New York; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable Credit Party at its address provided in accordance with Section 10.1; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable Person in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) notwithstanding anything to the contrary herein, agrees that Agents and Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any Credit Party in the courts of any other jurisdiction.
10.16    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
10.17    Confidentiality; Tombstones; Etc.
~~.~~
(a)Confidentiality. Each Agent, each Issuing Bank and each Lender will (A) not furnish any Information identified as such by the Borrower to any other Person and (B) treat all Information with the same degree of care as it treats its own confidential information, it being understood and agreed by the Borrower that, in any event, an Agent, an Issuing Bank or a Lender may make (i) disclosures of such information to creditors of any such Lender, Affiliates of such Agent, such Issuing Bank or such Lender, to their and such Affiliates’ shareholders, officers, directors, employees, legal counsel, independent auditors and other experts, advisors or agents who need to know such information in connection with the transactions contemplated hereby, are informed of the confidential nature of such information and are instructed to keep such information confidential (and to other persons authorized by an Agent, Issuing Bank or Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) other than any Disqualified Lender, (ii) disclosure

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to any rating agency when required by it, (iii) disclosures required or requested by any governmental agency or self-regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process, including in connection with assignments or pledges made pursuant to Section 10.6(h); provided that, unless specifically prohibited by applicable law, court order or any Governmental Authority or representative thereof, each Agent, each Issuing Bank and each Lender will notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent, such Issuing Bank or such Lender by such Governmental Authority or representative thereof or self-regulatory authority or any such request pursuant to the Right to Financial Privacy Act of 1978) for disclosure of any such Information prior to disclosure of such information, (iv) disclosures in connection with the enforcement of its rights under any Credit Document, (v) disclosures to any other party to this Agreement, (vi) disclosures to any assignee or participant or any prospective assignee or participant (provided that such assignee, participant, prospective assignee or prospective participant is not a Disqualified Lender and is advised of and agrees to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17; provided, further, that notwithstanding anything to the contrary contained herein, the disclosure of the Disqualified Lender List to any assignee, participant, prospective assignee or prospective assignee, regardless of whether such Person is a Disqualified Lender, shall be permitted), (vii) disclosures with the consent of the Borrower, (viii) disclosures to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.17 or (B) becomes available to such Agent, such Issuing Bank or such Lender on a non-confidential basis from a source other than the Borrower, any Subsidiary or any of their respective Affiliates that is not known by such Agent, such Issuing Bank or such Lender to be subject to confidentiality obligations to the Borrower, any Subsidiary or their respective Affiliate, (ix) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization and (x) to any direct or indirect contractual counterparties (or the advisors thereto) to any swap or derivative transaction relating to the Borrower or its Subsidiaries or its or their obligations (provided that such counterparty or advisor is not a Disqualified Lender and is advised of and agrees to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17). For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loans. In addition, each Agent, each Issuing Bank and each Lender may disclose the existence of this Agreement and the certain limited generic information about this Agreement (but not any Information) to market data collectors, similar services providers to the lending industry, and service providers to the Agents, the Issuing Banks and the Lenders, in each case limited to the extent necessary to obtain league table credit. For the avoidance of doubt, in no event will any Agent, any Issuing Bank or any Lender disclose Information to any Disqualified Lender unless such disclosure is otherwise consented to by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 10.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For purposes of this Section, “Information” shall mean all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or its business, other than any such information that is available to any Agent, the Issuing Banks, the Swing Line Lenders or any Lender on a non-confidential basis prior to disclosure by such Person other than as a result of a breach of this Section 10.17 and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, after a Qualifying IPO, in the case of information received from a Credit Party, such information is clearly identified at the time of delivery as confidential.

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Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
(b)Tombstones. Each Credit Party consents to the publication by the Administrative Agent of advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose (subject to the Borrower’s right to approve any such advertisements, which approval will not be unreasonably withheld or delayed), and the circulation, on a confidential basis, of promotional materials, on and following the Closing Date in the form of a “tombstone” or “case study”, containing information customarily included in such promotional materials, including (i) the names of the Borrower and its Affiliates (or any of them), (ii) the Administrative Agent and its Affiliates’ titles and roles in connection with the Transactions and (iii) the amount, type and closing date of the Commitments and the Loans.
10.18    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations ~~or the Oyster Obligations~~, including all charges or fees in connection therewith deemed in the nature of interest under applicable law will not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder will bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower will pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess will be cancelled automatically and, if previously paid, will at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
10.19    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Credit Document~~, Oyster Credit Document~~  or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other ~~Credit Document or Oyster~~ Credit Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an

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Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any ~~Applicable~~applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties ~~and any of the Oyster Credit Parties~~, electronic images of this Agreement or any other ~~Credit Document or any other Oyster~~ Credit Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Credit Documents ~~or Oyster Credit Documents~~ based solely on the lack of paper original copies of any Credit Documents ~~or Oyster Credit Documents~~, including with respect to any signature pages thereto.
10.20    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
10.21    Effectiveness; Entire Agreement. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

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10.22    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties. Each Credit Party acknowledges and agrees:
(a)nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and each Credit Party, its stockholders or its affiliates;
(b)the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and each Credit Party, on the other;
(c)in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other person;
(d)no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents;
(e)each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate;
(f)each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and
(g)no Credit Party will claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.
10.23    No Third Parties Benefit. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Issuing Banks party hereto, the Agents and each other Secured Party, and their permitted successors and assigns, and no other Person will be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents. No Agent or any Lender will have any obligation to any Person not a party to this Agreement or the other Credit Documents.
10.24    PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.
10.25    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.26    Judgment Currency.
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(a)The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the respective Lender or the applicable Issuing Bank of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or such Issuing Bank under this Agreement or the other Credit Documents. If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Calculation Date immediately preceding the day on which the judgment is given.
(b)If there is a change in the rate of exchange prevailing between the Calculation Date described in clause (a) above and the date of actual payment of the amount due, the Credit Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Calculation Date.
(c)For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.26, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.
10.27    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Rate Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

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In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
~~SECTION 11. AGREEMENTS OF OYSTER CREDIT PARTIES~~
~~11.1 Defined Terms. All of the terms used in this Section 11 but not defined herein shall have the meanings assigned thereto in Section 1.1; provided that, solely for purposes of this Section 11:~~
~~(a) the reference to the phrase “government in a jurisdiction where the Borrower and its Subsidiaries operate the Businesses” in the term “Governmental Authority” shall be deemed to include any jurisdiction in which the Oyster Borrower and its Subsidiaries operate their respective businesses;~~
~~(b) references to “the Borrower” in the terms “Adverse Proceedings”, “Joint Venture”, “Capital Stock”, “Environmental Law”, “ERISA Affiliate” and “Facility” shall be deemed to be references to the Oyster Borrower;~~
~~(c) except as the context otherwise requires, “Subsidiaries” shall be deemed to be a reference to the Subsidiaries of the Oyster Borrower; and~~
~~(d) references to “Credit Party” or “Credit Parties” in the terms “Anti-Corruption Laws” and “Environmental Liabilities” shall be deemed references to “Oyster Credit Party” or “Oyster Credit Parties,” as applicable.~~
~~11.2 Representations and Warranties. In order to induce the Term A-1 Loan Lenders to make the Term A-1 Loan to be made thereby, each Oyster Credit Party represents and warrants to the Term A-1 Loan Lenders and the Agents, on and as of the Second Amendment Effective Date, that the following statements are true and correct:~~
~~(a) Organization; Requisite Power and Authority; Qualification. The Oyster Borrower and each Subsidiary thereof (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (B) has all requisite organizational power and authority to (1) own and operate its properties, to lease the property it operates as lessee, to carry on its business as now conducted and as proposed to be conducted, except to the extent that the failure to do so could not reasonably be expected to have an Oyster Material Adverse Effect and (2) to enter into the Oyster Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (C) is qualified to do business and in good standing as a foreign entity in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, an Oyster Material Adverse Effect.~~

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~~(b) Capital Stock and Ownership. The Capital Stock of the Oyster Borrower and each Subsidiary has been duly authorized and validly issued in compliance with all applicable federal, state and other Laws and is fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation). Except as set forth on Oyster Schedule I, as of the Second Amendment Effective Date, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) (other than stock options granted to employees or directors and directors’ qualifying shares) to which the Oyster Borrower or any Subsidiary is a party requiring, and there is no membership interest or other Capital Stock of the Oyster Borrower or any Subsidiary outstanding which upon conversion or exchange would require, the issuance by the Oyster Borrower or any Subsidiary of any additional membership interests or other Capital Stock of the Oyster Borrower or any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Oyster Borrower or any Subsidiary. As of the Second Amendment Effective Date, Oyster Schedule I sets forth the name and jurisdiction of incorporation, formation or organization of the Oyster Borrower and each Subsidiary and, as to each such Person, the percentage of each class of Capital Stock owned by any Oyster Credit Party, and, with respect to Subsidiaries, whether such Person is an Oyster Excluded Subsidiary.~~
~~(c) Due Authorization. The execution, delivery and performance of the Oyster Credit Documents have been duly authorized by all necessary action on the part of each Oyster Credit Party that is a party thereto.~~
~~(d) No Conflict. The execution, delivery and performance by the Oyster Credit Parties of the Oyster Credit Documents to which they are parties and the consummation of the transactions contemplated by the Oyster Credit Documents do not (A)(1) violate any of the Organizational Documents of such Oyster Credit Parties or (2) otherwise require any approval of any stockholder, member or partner of such Oyster Credit Parties, except for such approvals or consents which will be obtained on or before the Second Amendment Effective Date; (B) violate any provision of any law, rule, regulation, order, judgment or decree of any Governmental Authority applicable to or otherwise binding on such Oyster Credit Parties, except to the extent such violation could not reasonably be expected to have an Oyster Material Adverse Effect; (C) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Oyster Credit Parties (other than any Liens created under any of the Oyster Credit Documents in favor of the Collateral Agent, on behalf of the Oyster Secured Parties); or (D) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, any Contractual Obligation of such Oyster Credit Parties, except to the extent such conflict, breach or default could not reasonably be expected to have an Oyster Material Adverse Effect, and except for such approvals or consents which will be obtained on or before the Second Amendment Effective Date and have been disclosed in writing to the Administrative Agent.~~

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~~(e) Governmental Consents. The execution, delivery and performance by the Oyster Credit Parties of the Oyster Credit Documents to which they are parties and the consummation of the transactions contemplated by the Oyster Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for such filings and recordings with respect to the Oyster Collateral to be made, or otherwise delivered to the Collateral Agent for (A) filing and/or recordation, as of the Second Amendment Effective Date and (B) except for such registrations, consents, approvals, notices and other actions that failure of which to obtain, deliver or perform could not reasonably expected to have an Oyster Material Adverse Effect.~~
~~(f) Binding Obligation. Each Oyster Credit Document has been duly executed and delivered by each Oyster Credit Party that is a party thereto and is the legally valid and binding obligation of such Oyster Credit Party, enforceable against such Oyster Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.~~
~~(g) Historical Financial Statements. The audited financial statements set forth in Form 10-K of the Oyster Target for the fiscal year ended June 30, 2020 and the unaudited financial statements set forth in Form 10-Q of the Oyster Target for the fiscal quarter ended March 31, 2021 were prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Second Amendment Effective Date, except (i) as reserved for in the financial statements described in the prior sentence, (ii) liabilities incurred on behalf of the Oyster Borrower and its Subsidiaries in connection with the Oyster Credit Documents in accordance with the terms thereof, and (iii) liabilities incurred since March 31, 2021 in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract (whether written or oral), material breach of warranty, tort, material infringement or material violation of Law), none of the Oyster Borrower nor any of its Subsidiaries has any material liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required by GAAP (as modified by the first sentence of this clause (g)) to be set forth on a combined consolidated balance sheet of the Oyster Borrower and its Subsidiaries (or the notes thereto) prepared in accordance with GAAP (as modified by the first sentence of this clause (g)).~~
~~(h) No Material Adverse Effect. Since June 30, 2021, no event or change has occurred that has caused or would reasonably be expected to cause, either in any case or in the aggregate, an Oyster Material Adverse Effect.~~
~~(i) Adverse Proceedings. Except as set forth on Oyster Schedule II, there are no Adverse Proceedings (A) with respect to this Agreement or any other Oyster Credit Document or any of the transactions contemplated hereby or thereby, or (B) which, individually or in the aggregate, could reasonably be expected to have an Oyster Material Adverse Effect. None of the Oyster Borrower nor its Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have an Oyster Material Adverse Effect.~~

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~~(j) Payment of Taxes. Except as otherwise permitted under Section 11.3(f) or as could not reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect, the Oyster Borrower and the Subsidiaries have timely filed with the appropriate United States federal, state, local and foreign taxing authorities all tax returns and reports that were required to be filed and have timely paid all Taxes owed by them, whether or not shown on such tax returns or reports, and all such tax returns are true, correct and complete in all material respects. No Executive Officer of the Oyster Borrower has any knowledge of any proposed Tax assessment against the Oyster Borrower or any Subsidiary with respect to material Taxes which is not being actively contested by the Oyster Borrower or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as will be required in conformity with GAAP will have been made or provided therefor.~~
~~(k) Title and Intellectual Property. The Oyster Borrower and each Subsidiary thereof has (A) good, sufficient and legal title to (in the case of fee interests in real property), (B) valid leasehold interests in (in the case of leasehold interests in real or tangible personal property) and (C) good title to (in the case of all other tangible personal property), all of their respective properties and material assets reflected in the audited financial statements set forth in the Form 10-K of the Oyster Target for the fiscal year ended June 30, 2020 and the unaudited financial statements set forth in Form 10-Q of the Oyster Target for the fiscal quarter ended March 31, 2021, to the extent necessary to conduct the businesses of the Oyster Borrower and its Subsidiaries as of the date of such financial statements, except (i) for assets disposed of since the date of such financial statements in the ordinary course of business and (ii) as could not reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect. Except as could not reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect, all such properties and assets are free and clear of Liens. The Oyster Borrower and each Subsidiary thereof owns or has a valid right to use all Oyster Intellectual Property that is used in the operation of their respective businesses as currently conducted, except where the failure of the foregoing could not reasonably be expected to have an Oyster Material Adverse Effect. Except to the extent the same could not reasonably be expected to have an Oyster Material Adverse Effect, no material claim has been asserted or is pending by any Person challenging or questioning the use of any Oyster Intellectual Property or the validity or effectiveness of any Oyster Intellectual Property owned by any of the Oyster Borrower or its Subsidiaries, nor does the Oyster Borrower or any Subsidiary thereof know of any valid basis for any such claim. To the knowledge of any Executive Officer of the Oyster Borrower, the operation of their respective businesses by the Oyster Borrower and each Subsidiary thereof does not infringe upon, misappropriate, violate or otherwise conflict with the intellectual property of any other Person, except, in each case, as could not reasonably be expected to have an Oyster Material Adverse Effect.~~
~~(l) Real Estate Assets. Each Oyster Credit Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, free and clear of any Lien except as permitted under the Oyster Credit Documents and except where the failure to have such title or valid leasehold interest would not, in the aggregate, reasonably be expected to have an Oyster Material Adverse Effect. Oyster Schedule III is a complete and correct list as of the Second Amendment Effective Date of (A) all fee owned Oyster Real Estate Assets and (B) all material leases, subleases or assignments of material leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Oyster Real Estate Asset of any Oyster Credit Party, regardless of whether such Oyster Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (B) of the immediately preceding sentence is (x) in full force and effect and (y) no Executive Officer of the Oyster Borrower has any knowledge of any default that has occurred and is continuing thereunder which could reasonably be expected, either individually or together with other defaults, to have an Oyster Material Adverse Effect; and each such agreement constitutes the legally valid and binding obligation of each applicable Oyster Credit Party, enforceable against such Oyster Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles or except as could not reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect.~~

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~~(m) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have an Oyster Material Adverse Effect:~~
~~(i) none of the Oyster Borrower, any Subsidiary thereof or any of their respective Facilities or operations are subject to any actual or, to the knowledge of the Oyster Borrower, threatened Environmental Claim, or any Environmental Liability, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Oyster Borrower, any Subsidiary thereof or any of their respective Facilities or operations;~~
~~(ii) there are and have been, no conditions, occurrences, or Hazardous Materials Activities, including to the knowledge of the Oyster Borrower, at any third-party location, which could reasonably be expected to form the basis of an Environmental Claim against the Oyster Borrower or any Subsidiary thereof or give rise to any Environmental Liabilities of the Oyster Borrower or any Subsidiary; and~~
~~(iii) none of the Oyster Borrower, any Subsidiary thereof or any of their respective Facilities or operations has failed to comply with any Environmental Law or to obtain, maintain or comply with any Governmental Authorizations required under any Environmental Law.~~
~~(n) No Default. None of the Oyster Borrower or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except in each case where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have an Oyster Material Adverse Effect.~~
~~(o) Governmental Regulation. None of the Oyster Borrower nor any Subsidiary thereof is an “investment Company”, “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.~~
~~(p) Margin Stock. None of the Oyster Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Term A-1 Loan made to or for the benefit of any Oyster Credit Party or any of its Subsidiaries will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors, as in effect from time to time or any other regulation thereof or to violate the Exchange Act.~~

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~~(q) Employee Matters. None of the Oyster Borrower nor any Subsidiary thereof is engaged in any unfair labor practice that could reasonably be expected to have an Oyster Material Adverse Effect. There is (A) no unfair labor practice complaint pending against the Oyster Borrower or any Subsidiary thereof, or to the knowledge of any Executive Officer of the Oyster Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is pending against the Oyster Borrower or any Subsidiary thereof or to the knowledge of any Executive Officer of the Oyster Borrower, threatened against any of them, (B) no strike or work stoppage in existence or, to the knowledge of any Executive Officer of the Oyster Borrower, threatened involving the Oyster Borrower or any Subsidiary, (C) no collective bargaining agreement covering the employees of any Oyster Credit Party or any of its Subsidiaries as of the Second Amendment Effective Date and (D) to the knowledge of any Executive Officer of the Oyster Borrower, no pending proceeding before the National Labor Relations Board seeking union representation with respect to the employees of the Oyster Borrower or any Subsidiary thereof and, to the knowledge of any Executive Officer of the Oyster Borrower, no union organization activity that is taking place, except, with respect to any matter specified in clause (A), (B) or (D) above, either individually or in the aggregate, as could not be reasonably likely to result in an Oyster Material Adverse Effect.~~
~~(r) Employee Benefit Plans. The Oyster Borrower and each Subsidiary and each of their respective ERISA Affiliates is in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (B) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of any Executive Officer of the Oyster Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (C) no Liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (except in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by the Oyster Borrower, any Subsidiary thereof or any of their respective ERISA Affiliates, (D) no ERISA Event has occurred or is reasonably expected to occur, (E) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Oyster Borrower, any Subsidiary thereof or any of their respective ERISA Affiliates, (F) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Oyster Borrower, any Subsidiary thereof or any of their respective ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, (G) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Oyster Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero, (H) the Oyster Borrower, each Subsidiary thereof and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (I) each Employee Benefit Plan has been operated in compliance with its terms and the applicable provisions and requirements of ERISA, the Internal Revenue Code and other Laws, and (J) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan or Pension Plan that has resulted or could reasonably be expected to result in an Oyster Material Adverse Effect; in each case (A) through (I), except as would not reasonably be expected to result, individually or in the aggregate, in an Oyster Material Adverse Effect.~~

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~~(s) Solvency. On the Second Amendment Effective Date, after giving effect to the Oyster Transactions, including the making of the Term A-1 Loans to be made on the Second Amendment Effective Date and giving effect to the application of the proceeds thereof, the Oyster Borrower and its Subsidiaries, on a consolidated basis, are Solvent.~~
~~(t) Compliance with Laws.~~
~~(i) Generally. Except as set forth on Oyster Schedule IV, the Oyster Borrower and each Subsidiary thereof is in compliance with all applicable Laws in respect of the conduct of its business as currently conducted and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in an Oyster Material Adverse Effect.~~
~~(ii) Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Oyster Credit Party nor any of its Controlled Entities or any of their respective directors or officers nor, to the knowledge of any Oyster Credit Party or any of its Controlled Entities, any of their respective employees or agents (A) is organized or resident in a Sanctioned Country, (B) is in material violation of any Anti-Terrorism Law, (C) is a Blocked Person, (D) has received formal notice that it is the target of any proceeding or investigation by any Governmental Authority in connection with any violation of Anti-Terrorism Law or (E) has been convicted by any Governmental Authority within the past five years of a violation of any Anti-Terrorism Law. No Oyster Credit Party nor any of its Controlled Entities directly or knowingly indirectly (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person in violation of any applicable Anti-Terrorism Law, or (2) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, in violation of any applicable Anti-Terrorism Law.~~
~~(iii) Anti-Corruption Laws, Etc. Since five (5) years prior to the Second Amendment Effective Date, there has been no action taken by any Oyster Credit Party or any of its Controlled Entities or any officer, director, or employee, or to the knowledge of any Oyster Credit Party or any of its Controlled Entities, any agent, representative, sales intermediary, or other third party of any Oyster Credit Party or any of its Controlled Entities, in each case, acting on behalf of any Oyster Credit Party or any of its Controlled Entities in material violation of any applicable Anti-Corruption Law. None of the Oyster Credit Parties nor any of their Controlled Entities has been convicted of violating any Anti-Corruption Laws or to the knowledge of any Oyster Credit Party or any of its Controlled Entities subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any Executive Officer of the Oyster Borrower, threatened against or affecting the Oyster Credit Parties or any of their Controlled Entities related to any applicable Anti-Corruption Law, before or by any Governmental Authority. None of the Oyster Credit Parties nor any of their respective Subsidiaries made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. In the five (5) years prior to the Second Amendment Effective Date, none of the Oyster Credit Parties nor any of their respective Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.~~

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~~(u) Disclosure. None of the written information and data (other than any projections, any information of a forward-looking nature and any general economic or specific industry information developed by, and obtained from, third-party sources) heretofore furnished to any Agent or the Lenders by or on behalf of the Oyster Borrower on or prior to the Second Amendment Effective Date for use in connection with the transactions contemplated hereby and the negotiation of the Second Amendment or this Agreement or delivered hereunder or under any other Oyster Credit Document, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to any Executive Officer of the Oyster Borrower, in the case of any document not furnished by the Oyster Borrower) necessary in order to make the statements contained therein taken as a whole not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates to such written information and data, in each case, furnished after the date on which such written information or data was originally delivered and prior to the Second Amendment Effective Date). Any projections and information of a forward-looking nature furnished to any Agent or the Lenders by or on behalf of the Oyster Borrower have been prepared in good faith based upon assumptions believed by the Oyster Borrower to be reasonable at the time made (it being understood and agreed that such projections and information of a forward-looking nature are not to be viewed as a guarantee of financial performance or achievement, that such projections and information of a forward-looking nature are as to future events and are not to be viewed as facts, that such projections and information of a forward-looking nature are subject to significant uncertainties and contingencies, many of which are beyond the Oyster Borrower’s control, that no assurance can be given that any particular projections will be realized and that actual results may differ significantly from such projections and such differences may be material). As of the Second Amendment Effective Date, all of the information included in the Beneficial Ownership Certification is true and correct.~~
~~(v) Perfection of Security Interest in the Oyster Collateral. On the Second Amendment Effective Date, the Oyster Collateral Documents create valid security interests in, and Liens on, the Oyster Collateral of the Oyster Credit Parties purported to be covered thereby on such date and described therein, which security interests and Liens will be first priority Liens with respect to personal property of the Oyster Credit Parties, to the extent such Liens are perfected by filing appropriate UCC-1 financing statements against each such Oyster Credit Party with the secretary of state of the state of incorporation or formation of each such Oyster Credit Party and appropriate filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, or the pledge of original stock certificates representing Capital Stock and customary stock and other equity powers related thereto upon the timely and proper filings, deliveries, notations and other actions contemplated by the Oyster Collateral Documents (to the extent that such security interests and Liens may be perfected by such filings, deliveries, notations and other actions contemplated by the Oyster Collateral Documents).~~
~~(w) Use of Proceeds. The Oyster Borrower has used (or will use) the proceeds of the Term A-1 Loans in accordance with Section 2.6. No Oyster Credit Party is an EEA Financial Institution.~~

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~~11.3 Affirmative Covenants. The Oyster Borrower and each Oyster Guarantor Subsidiary covenants and agrees that until the earlier of (x) the completion of the Oyster Debt Assumption and (y) the date on which the principal of and interest on each Term A-1 Loan, all fees and all other expenses or amounts payable under any Credit Document, in each case, constituting Oyster Obligations (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full, it will perform, and the Oyster Borrower will cause each Subsidiary to perform (to the extent applicable to such Subsidiary), all of the following covenants:~~
~~(a) Notice of Default. The Oyster Borrower will deliver to the Administrative Agent by Electronic Transmission, and the Administrative Agent will deliver to the Term A-1 Loan Lenders by Electronic Transmission notice of the following, promptly upon an Executive Officer of the Oyster Borrower obtaining knowledge: (i) of the occurrence of any Oyster Default or Oyster Event of Default or (ii) of the occurrence of any event or change that has caused or evidences, or could reasonably be expected to cause, either in any case or in the aggregate, an Oyster Material Adverse Effect; in each case, together with a certificate of an Authorized Officer of the Oyster Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Oyster Borrower has taken, is taking and proposes to take with respect thereto.~~
~~(b) OFAC, Etc. The Oyster Borrower will notify the Administrative Agent (i) immediately if an Executive Officer of the Oyster Borrower has knowledge that any Oyster Credit Party or any of its Subsidiaries or any of their respective directors, officers, and employees is (x) listed on the OFAC Lists or otherwise becomes a Blocked Person or (y) convicted on, pleads nolo contendere to, is indicted on, or is arraigned and held over on, charges involving money laundering or predicate crimes to money laundering, or (ii) promptly if an Executive Officer of the Oyster Borrower has knowledge that any Oyster Credit Party or any of its Subsidiaries or any of their respective directors, officers, and employees is subject to or has received formal notice of any proceeding or investigation by any Governmental Authority in connection with any violation of Anti-Terrorism Laws.~~
~~(c) Other Information. The Oyster Borrower will deliver promptly to the Administrative Agent such other information and data with respect to the Oyster Borrower or any Subsidiary as from time to time may be reasonably requested by the Administrative Agent or any Term A-1 Loan Lender (through the Administrative Agent).~~
~~(d) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to any of clause (c) above, the Oyster Borrower will indicate in writing whether such document or notice contains MNPI. The Oyster Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 11.3 or otherwise are being distributed by Electronic Transmission (including, through the Platform), any document or notice that the Oyster Borrower has indicated contains MNPI will not be posted on that portion of the Platform designated for such public-side Lenders. If the Oyster Borrower has not indicated whether a document or notice delivered pursuant to this clause (iv) contains MNPI, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive MNPI with respect to the Oyster Borrower, its Subsidiaries and their respective securities. Notwithstanding anything herein to the contrary, the Oyster Borrower shall not be obligated to mark any document or notice required to be delivered pursuant to this clause (iv) as being suitable for posting to the portion of the Platform designated for Public Lenders.~~

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~~Notwithstanding anything to the contrary in any Oyster Credit Document, neither the Oyster Borrower nor any of its Subsidiaries will be required to deliver or disclose to the Administrative Agent or any Lender any financial information or data (1) that constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by applicable Laws, (3) that is subject to bona fide attorney client or similar privilege or constitutes attorney work product or (4) the disclosure of which is prohibited by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (4).~~
~~The Oyster Borrower hereby authorizes the Administrative Agent to make the Oyster Credit Documents available to Public Lenders. The Oyster Borrower will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that (1) such materials do not constitute material non-public information within the meaning of the federal securities laws or that (2)(x) each of the Oyster Borrower, the Bioventus Parent and each of their respective subsidiaries has no outstanding publicly traded securities, and (y) if at any time the Oyster Borrower, the Bioventus Parent or any of their respective subsidiaries issues publicly traded securities then prior to the issuance of such securities, the Oyster Borrower will make such materials that do constitute material non-public information within the meaning of the federal securities laws publicly available by press release or public filing with the Securities and Exchange Commission.~~
~~(e) Existence. Except for the mergers contemplated by the Oyster Mergers, each Oyster Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits required by applicable Laws, in each case unless (other than with respect to the preservation of the existence of the Oyster Borrower) the failure to do so could not reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect.~~
~~(f) Payment of Taxes. Except as could not reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect, the Oyster Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its Taxes when due; provided that no such payment need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provisions, as may be required pursuant to United States generally accepted accounting principles in effect at such time, have been made therefor.~~
~~(g) Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect and as otherwise contemplated by the Oyster Mergers, the Oyster Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all tangible properties used or useful in the business of such Person and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, and prosecute, protect, defend, preserve, maintain, renew and enforce all Oyster Intellectual Property (except to the extent the Borrower reasonably determines in good faith in consultation with the Administrative Agent that (A) such actions are not necessary or (B) the cost of such actions is excessive in relation to the value of such Oyster Intellectual Property).~~

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~~(h) Insurance. The Oyster Borrower will maintain or cause to be maintained, with financially sound and reputable unaffiliated insurers, such liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Oyster Borrower and its Subsidiaries as may customarily (in the reasonable determination of the Oyster Borrower) be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as may be customary for such Persons. Without limiting the generality of the foregoing, the Oyster Borrower will maintain or cause to be maintained value casualty insurance on the Oyster Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times customary (in the reasonable determination of the Oyster Borrower) carried or maintained under similar circumstances by Persons engaged in similar businesses.~~
~~(i) Books and Records; Inspection. Each Oyster Credit Party will, and the Oyster Borrower will cause its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries will be made of all material dealings and transactions in relation to its business and activities. Subject to the second to last paragraph of Section 11.3(d), each Oyster Credit Party will, and the Oyster Borrower will cause its respective Subsidiaries to, permit the Administrative Agent and any Term A-1 Loan Lender and their respective authorized representatives to visit and inspect any of the properties of such Person, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (A) unless an Event of Default has occurred and is continuing, only the Administrative Agent on behalf of the Lenders may exercise rights under this clause (ix) and the exercise of such rights by the Administrative Agent may only be done once per calendar year and such visit shall be at the Oyster Borrower’s expense and (B) in respect of any such discussions with any independent accountants, the Oyster Borrower or such Subsidiary, as the case may be, must receive reasonable advance notice thereof and a reasonable opportunity to participate therein and such discussions will be subject to the execution of any indemnity, non-reliance letter or other than requirements of such accountants.~~
~~(j) Compliance with Laws. The Oyster Borrower will comply, and will cause its Subsidiaries to comply, with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, FCPA, OFAC, PATRIOT Act and anti-money laundering Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, an Oyster Material Adverse Effect.~~
~~(k) Compliance with Anti-Terrorism Laws, Anti-Corruption Laws and Beneficial Ownership Regulation. The policies, procedures and internal controls maintained by the Borrower are reasonably designed to achieve compliance by the Borrower, its Subsidiaries, and their respective directors, officers, and employees with applicable Anti-Terrorism Laws and Anti-Corruption Laws and, upon the Oyster Reorganization, such policies, procedures and internal controls will cover the Oyster Borrower and its Subsidiaries (in each case, to the extent such Person survives the Oyster Mergers and Oyster Reorganization). The Oyster Borrower will promptly (A) notify the Administrative Agent (which shall provide a copy of such notification to the Term A-1 Loan Lenders) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification since the later of the date of such Beneficial Ownership Certification or the most recent list provided and (B) upon the reasonable request of the Administrative Agent or any Term A-1 Loan Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.~~

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~~(l) Joinder of Oyster Credit Parties as Guarantor Subsidiaries. In connection with the consummation of the Oyster Debt Assumption, each Oyster Credit Party (including Oyster Merger Sub II) shall:~~
~~(i) become a Guarantor Subsidiary hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and such other Collateral Documents as may be reasonably requested by the Collateral Agent and take and cause such Subsidiary to take such actions as are required by the Collateral Documents or are reasonably requested (subject to the provisions of Section 7.3 of the Pledge and Security Agreement) by the Collateral Agent to perfect the security interests created by the Collateral Documents;~~
~~(ii) upon reasonable request by the Administrative Agent, take all such actions and execute and deliver, or cause to be executed and delivered, all documentation of the type that would be required pursuant to Section 5.10(b) in connection with a Subsidiary becoming a Guarantor Subsidiary, including appropriate resolutions, secretary certificates, certified Organizational Documents and customary legal opinions relating to the matters described in this Section 11.3(l); and~~
~~(iii) deliver to the Administrative Agent a supplement to Schedule 4.2, which will be deemed to supplement Schedule 4.2, for all purposes hereof.~~
~~(m) Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Oyster Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Oyster Credit Documents. In furtherance and not in limitation of the foregoing, each Oyster Credit Party will take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Oyster Obligations are guaranteed by the Oyster Subsidiary Guarantors and are secured by the Oyster Collateral, including all of the outstanding Capital Stock of the Oyster Borrower and each Subsidiary thereof to the extent constituting Collateral.~~
~~(n) Post-Closing Matters. In the event that any Liens on the Oyster Collateral were not attached and/or perfected on the Second Amendment Effective Date in accordance with Section 3.3, take all actions necessary to attach and/or perfect such Liens within 45 days (or, in the case of any Oyster Collateral consisting of a Real Estate Asset, 90 days) after the Second Amendment Effective Date (or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably).~~
~~11.4 Negative Covenants. The Oyster Borrower and each Oyster Guarantor Subsidiary covenants and agrees that until the earlier of (x) the completion of the Oyster Debt Assumption and (y) the date on which the principal of and interest on each Term A-1 Loan, all fees and all other expenses or amounts payable under any Credit Document, in each case, constituting Oyster Obligations (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full, it will not, and will not permit any of its Subsidiaries to:~~
~~(a) make any Investments or hold any assets other than (A) the Capital Stock of any Subsidiary or Joint Venture and any other assets or property, in each case, that is held by it on the Second Amendment Effective Date (and any improvements thereon or proceeds thereof), (B) its rights under the documentation with respect to the Oyster Mergers or the Oyster Credit Documents, (C)  minute books and other corporate books and records of the Oyster Borrower, (D) any assets or property acquired in the ordinary course of business for purposes of carrying on the business of the Oyster Borrower and its Subsidiaries, (E) any assets acquired in connection with the Oyster Mergers or the Oyster Reorganization, (F) other miscellaneous non-material assets, (G)~~

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~~Investments of the type described in Section 6.6(a), (c), (d), (e), (h), (i), (o), (p), (s), (t), (v), (w), (x) and (bb) (provided that, solely for purposes hereof, references in such Section to the “Borrower” and the “Subsidiaries” shall be deemed to be references to the Oyster Borrower and its Subsidiaries, respectively), (H) Investments by and among the Oyster Credit Parties and (I) Investments described on Schedule 6.6 in existence as of the Second Amendment Effective Date; provided that the amount of any Investment permitted pursuant to this clause (I) is not increased from the amount of such Investment on the Second Amendment Effective Date except pursuant to the terms of such Investment as of the Second Amendment Effective Date or as otherwise permitted by clause (G) or (H) of this Section 11.4(a);~~
~~(b) have any Indebtedness other than (A) the Indebtedness under the Oyster Credit Documents to which it is a party, (B) Indebtedness under the documentation for the Oyster Mergers, (C) Indebtedness in respect of tax liabilities arising in the ordinary course of business, (D) corporate, administrative and operating expenses incurred in the ordinary course of business, (E) Indebtedness existing as of the Second Amendment Effective Date; provided that, any such Indebtedness with aggregate principal amount in excess of $2,000,000 is set forth on Schedule 6.1, (F) Indebtedness of the type described in Section 6.1(a), (b), (e), (f), (l), (m), (n), (o), (p), (q), (s), (u), (x), (z) and (aa) (provided that, solely for purposes hereof, references in such Section to the “Borrower” and the “Subsidiaries” shall be deemed to be references to the Oyster Borrower and its Subsidiaries, respectively) and (G) other miscellaneous non-material Indebtedness incurred in the ordinary course of business;~~
~~(c) engage in any activities or business other than (A) issuing shares of its own Capital Stock that is no Disqualified Capital Stock, (B) holding the assets and incurring the liabilities described in clauses (a) and (b) above, and activities incidental and related thereto, (C) consummating the Oyster Mergers, the Oyster Reorganization and the Oyster Debt Assumption and activities incidental or related thereto, (D) incurring expenses necessary to pay corporate operating (including directors fees and expenses) and overhead expenses (including rent, utilities and salary) in the ordinary course of business and fees and expenses of attorneys, accountants, appraisers and the like or (E) any other activity or business engaged in by the Oyster Borrower and the Subsidiaries as of the Second Amendment Effective Date and other reasonably related or ancillary activities or businesses, or reasonable or logical extensions of such activities or businesses;~~
~~(d) incur any Liens, other than (i) Liens existing on the Second Amendment Effective Date; provided that any such Liens securing Indebtedness or other obligations with principal amount in excess of $2,000,000 is set forth on Schedule 6.2, and (ii) Liens of the type described in Section 6.2(a), (e), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u), (v), (w), (z), (bb), (cc) and (dd) (provided that, solely for purposes hereof, references in such Section to the “Borrower” and the “Subsidiaries” shall be deemed to be references to the Oyster Borrower and its Subsidiaries, respectively);~~

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~~(e) dispose of any assets, other than (i) any disposition in connection with the Oyster Transactions or the Oyster Reorganization, (ii) any dispositions of the type that would not constitute an “Asset Sale” as a result of the exclusions set forth in clauses (a), (b), (d), (e), (f), (g), (h), (i), (n) and (q) of the definition of “Asset Sale” (provided that, solely for purposes hereof, references in such definition to the “Borrower” and the “Subsidiaries” shall be deemed to be references to the Oyster Borrower and its Subsidiaries, respectively), (iii) dispositions of the type referred to Section 6.8(c) (provided that, solely for purposes hereof, references in such Section to the “Borrower” and the “Subsidiaries” shall be deemed to be references to the Oyster Borrower and its Subsidiaries, respectively, and references in such Section to “Section 6.6” to be deemed to be a reference to Section 11.4(a)), (iv) any disposition by and among the Oyster Credit Parties and (v) other miscellaneous non-material dispositions in the ordinary course of business;~~
~~(f) enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), except (i) the Oyster Mergers and the Oyster Reorganization, (ii) any Subsidiary may merge or consolidate with the Oyster Borrower so long as the Oyster Borrower is the surviving Person, (iii) any Subsidiary of the Oyster Borrower that is not an Oyster Credit Party may merge or consolidate with or into any other Subsidiary of the Oyster Borrower that is not a Credit Party and (iv) any Subsidiary of the Oyster Borrower may merge or consolidate with or into any Subsidiary of the Oyster Borrower that is an Oyster Credit Party;~~
~~(g) pay or make any Restricted Equity Payment, other than (to the extent constituting a Restricted Equity Payment) the Oyster Mergers, the Oyster Reorganization or the Oyster Debt Assumption (in each case, or any component thereof); or~~
~~(h) enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Oyster Borrower on terms that are less favorable to the Oyster Borrower or any Subsidiary of the Oyster Borrower, as applicable, than those that might be obtained at the time from a Person who is not such an Affiliate, other than (i) any transaction between or among the Oyster Borrower or any of its Subsidiaries to the extent not otherwise prohibited by this Agreement, (ii) any transaction in connection with the Oyster Transactions, the Oyster Reorganization or the Oyster Debt Assumption and (iii) any transaction of the type described in Section 6.9(b), (c), (i) or (l) (provided that, solely for purposes hereof, references in such Section to the “Borrower” and the “Subsidiaries” shall be deemed to be references to the Oyster Borrower and its Subsidiaries, respectively).~~
~~11.5 Oyster Events of Default. If any one or more of the following conditions or events occurs:~~
~~(a) Failure to Make Payments When Due. Failure by the Oyster Borrower to pay (A) when due any installment of principal of the Term A-1 Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (B) any interest on the Term A-1 Loan or any fee or any other amount due under the Credit Agreement or under any other Oyster Credit Document owing by any Oyster Credit Party within five (5) Business Days after the date due; or~~
~~(b) Breach of Certain Covenants. Failure of any Oyster Credit Party to perform or comply with any term or condition contained in Section 11.3(a)(i), 11.3(e) (as it relates to the Oyster Borrower only), 11.3(n) or 11.4; or~~
~~(c) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Oyster Credit Party in Section 11.2 or any other Oyster Credit Document or in any statement or certificate at any time given by any Oyster Credit Party or any of its Subsidiaries in writing pursuant to the terms of or in connection with this Agreement and the other Oyster Credit Documents was false in any material respect (or, to the~~

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~~extent such representation and warranty contains qualifications as to materiality, it was false in any respect) as of the date made or deemed made; or~~
~~(d) Breach of Other Covenants. Any Oyster Credit Party defaults in the performance of or compliance with any other term, covenant or provision in Section 11.3 or Section 11.4 or in any of the other Oyster Credit Documents, other than any such term, covenant or provision referred to in any other provision of this Section 11.5, and such default is not remedied, cured or waived within thirty (30) days after the earlier to occur of the date on which a Responsible Officer has knowledge of such default and the date of receipt by the Oyster Borrower of notice from the Administrative Agent of such default; or~~
~~(e) Involuntary Bankruptcy; Appointment of Receiver, Etc. (A) A court of competent jurisdiction enters a decree or order for relief in respect of the Oyster Borrower or any Subsidiary thereof in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief is granted under any applicable federal or state law; or (B) an involuntary case is commenced against the Oyster Borrower or any Subsidiary thereof under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Oyster Borrower or any Subsidiary thereof, or over all or a substantial part of its property, is entered; or there occurs the involuntary appointment of an interim receiver, trustee or other custodian of the Oyster Borrower or any Subsidiary thereof for all or a substantial part of its property; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Oyster Borrower or any Subsidiary thereof, and any such event described in this clause (B) continues for sixty (60) days without having been dismissed, bonded or discharged; or~~
~~(f) Voluntary Bankruptcy; Appointment of Receiver, etc. (A) The Oyster Borrower or any Subsidiary thereof has an order for relief entered with respect to it or commences a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Oyster Borrower or any Subsidiary thereof makes any assignment for the benefit of creditors; or (B) the Oyster Borrower or any Subsidiary thereof becomes unable, or fails generally, or admits in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Oyster Borrower or any Subsidiary thereof (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to herein or in Section 11.5(e); or~~
~~(g) Dissolution. Any order, judgment or decree is entered against the Oyster Borrower or any Subsidiary decreeing the involuntary dissolution or split up of such Person and such order remains undischarged or unstayed for a period in excess of sixty (60) days; or~~
~~(h) Employee Benefit Plans. There occurs one or more ERISA Events that individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or~~

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~~(i) Change of Control. At any time prior to the Oyster Reorganization, the Oyster Borrower ceases to be a wholly-owned Subsidiary of Bioventus Parent; or~~
~~(j) Guaranties, Oyster Collateral Documents and other Oyster Credit Documents. At any time after the execution and delivery thereof:~~
~~(i) the Oyster Guaranty for any reason, other than the satisfaction in full of all Oyster Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Oyster Credit Party repudiates its obligations thereunder;~~
~~(ii) this Agreement or any Oyster Collateral Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Oyster Obligations in accordance with the terms of the Credit Agreement and the other Oyster Credit Documents) or is declared null and void, or the Collateral Agent does not have or ceases to have a valid and perfected Lien in any Oyster Collateral purported to be covered by the Oyster Collateral Documents (except to the extent not required to be valid or perfected by the Oyster Credit Documents) with the priority required by the relevant Oyster Collateral Document, in each case, for any reason other than actions taken by or on behalf of the Collateral Agent or any Oyster Secured Party or the failure of the Collateral Agent or any Oyster Secured Party to take any action within its control; or~~
~~(iii) any Oyster Credit Party contests the validity or enforceability of any Oyster Credit Document in writing or denies in writing that it has any further liability, including with respect to future advances by the Lenders, under any Oyster Credit Document to which it is a party;~~
~~THEN, (1) upon the occurrence of any Oyster Event of Default described in Section 11.5(e) or 11.5(f), automatically, and (2) upon the occurrence of any other Oyster Event of Default, upon notice to the Oyster Borrower by the Administrative Agent (which notice may be given by the Administrative Agent, but must be given by the Administrative Agent at the request of the Term A-1 Loan Required Lenders):~~
~~(i) the aggregate principal of outstanding Term A-1 Loans, all accrued and unpaid interest thereon, all fees and all other Oyster Obligations under this Agreement and the other Oyster Credit Documents will become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Oyster Credit Party; and~~
~~(ii) the Administrative Agent may, and may cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable law (including any applicable UCC) or at equity, hereunder and under the other Oyster Credit Documents.~~
~~11.6 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Oyster Credit Document, upon the occurrence and during the continuance of an Oyster Event of Default and after the acceleration of the principal amount of any of the Term A-1 Loans hereunder:~~
~~(a) each Oyster Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Oyster Credit Party, and, as between each Oyster Credit Party on the one hand and the Administrative Agent, the Collateral Agent and the Term A-1 Loan Lenders on the other, the Administrative Agent will have the continuing and exclusive right to apply and to reapply any and all payments received against the Oyster Obligations in such manner as the Administrative Agent may deem advisable and consistent with this Agreement notwithstanding any previous application by Administrative Agent; and~~

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~~(b) subject to Section 2.15(d), any and all payments received by any Oyster Secured Party (in its capacity as such) on account of the Oyster Obligations, including proceeds of Oyster Collateral, will be applied:~~
~~(i) first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement, the other Oyster Credit Documents or the Oyster Collateral, together with interest on each such amount from and after the date such amount is due, owing or unpaid until paid in full;~~
~~(ii) second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Term A-1 Loan Lender with respect to this Agreement, the other Oyster Credit Documents or the Oyster Collateral, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;~~
~~(iii) third, to accrued and unpaid interest on the Oyster Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);~~
~~(iv) fourth, (A) to the principal amount of the Oyster Obligations, (B) to any Oyster Obligations under any Oyster Secured Rate Contract for which the Administrative Agent has received written notice of such Oyster Obligations as being outstanding and (C) to any Oyster Obligation under any Oyster Bank Product Agreement for which the Administrative Agent has received written notice of such Oyster Obligations as being outstanding;~~
~~(v) fifth, to any other Indebtedness or obligations of any Oyster Credit Party owing to the Administrative Agent, the Collateral Agent, any Term A-1 Loan Lender or any other Oyster Secured Party under the Oyster Credit Documents; and~~
~~(vi) sixth, to the Oyster Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.~~
~~In carrying out the foregoing, (x) amounts received will be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (y) each of the Persons entitled to receive a payment in any particular category will receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category. Notwithstanding the foregoing, no amount received from any Oyster Credit Party shall be applied to any Oyster Excluded Swap Obligation of such Oyster Credit Party, as applicable. In the event that any such proceeds are insufficient to pay in full the items described in clauses (b)(i) through (b)(vi) of this Section 11.6, the Oyster Credit Parties shall remain liable, jointly and severally, for any deficiency.~~

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~~Notwithstanding the foregoing, Oyster Obligations under any Oyster Secured Rate Contract and any Oyster Bank Product Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable holders thereof following such acceleration or exercise of remedies and at least three (3) Business Days prior to the application of the proceeds thereof. Each holder of Oyster Obligations under any Oyster Secured Rate Contract or any Oyster Bank Product Agreement that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 9 for itself and its Affiliates as if a “Lender” party hereto.~~
~~11.7 Release of Oyster Collateral or Oyster Guarantors(a) .~~
~~(a) Each Lender hereby consents to the release and hereby directs the Administrative Agent and the Collateral Agent to release (or, in the case of clause (a)(ii) below, release or subordinate) the following:~~
~~(i) any Oyster Guarantor from its guaranty of any Oyster Obligation pursuant to the Oyster Guaranty or upon such Oyster Guarantor becoming an Oyster Excluded Subsidiary, and such Oyster Guarantor will be automatically released from its Oyster Obligations thereunder and its Oyster Obligations under all other Oyster Credit Documents (and any Liens on Oyster Collateral of such former Oyster Guarantor shall be released); provided that if such Oyster Guarantor becomes an Oyster Excluded Subsidiary by virtue of becoming a non-wholly owned Subsidiary, such release shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld); and~~
~~(ii) any Lien held by the Collateral Agent for the benefit of the Oyster Secured Parties against (1) any Collateral that is sold, transferred, conveyed or otherwise disposed of by an Oyster Credit Party in a transaction permitted by the Oyster Credit Documents (including pursuant to a valid waiver or consent) or any Oyster Collateral that becomes an Oyster Excluded Asset and (2) all of the Oyster Collateral and all Oyster Credit Parties, upon (A) payment and satisfaction in full of all Term A-1 Loans and all other Oyster Obligations under the Oyster Credit Documents (excluding contingent obligations as to which no claim has been asserted) and all Oyster Obligations arising under Oyster Secured Rate Contracts and Oyster Bank Product Agreements (or otherwise cash collateralized in amounts and on terms satisfactory to the Administrative Agent and the applicable holder of such Oyster Obligations arising under Oyster Secured Rate Contracts and Oyster Bank Product Agreements) that the Administrative Agent has theretofore been notified in writing by the holder of such Oyster Obligations are then due and payable and (B), and, in the case of this clause (2), the Oyster Collateral Documents, the guarantees made in the Oyster Guaranty, the Liens and all other security interests granted under the Oyster Collateral Documents will automatically terminate.~~
~~(b) Each Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent hereby agrees, upon three (3) Business Days’ (or such shorter period as is acceptable to the Administrative and the Collateral Agent) prior written request by the Oyster Borrower to the Administrative Agent, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 11.7, subject to receipt by the Administrative Agent of a certification of the Oyster Borrower as to such matters as are reasonably required by the Administrative Agent (and the Collateral Agent may rely conclusively on such certification without further inquiry); provided that (i) neither the Administrative Agent nor the Collateral Agent shall be required to execute any such document on terms which, in such Agent’s opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in~~

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~~any manner discharge, affect or impair the Oyster Obligations or any Liens upon (or obligations of the Oyster Borrower or any Oyster Guarantor in respect of) all interests retained by the Oyster Borrower or any Oyster Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Oyster Collateral. Any execution and delivery by the Administrative Agent or the Collateral Agent of documents in connection with any such release shall be without recourse to or warranty by either the Administrative Agent or the Collateral Agent. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Oyster Guarantor from its obligations under the Guaranty pursuant to this Section 11.7. To the extent any Oyster Collateral is disposed of as permitted by this Section to any Person other than an Oyster Credit Party, such Oyster Collateral will be sold free and clear of Liens created by the Oyster Credit Documents and the Administrative Agent will be authorized to take any actions deemed appropriate in order to effect the foregoing.~~
~~11.8 Oyster Debt Assumption. Notwithstanding anything to the contrary contained herein, from and after the occurrence of the Oyster Debt Assumption, (x) the provisions of this Section 11 shall have no further force or effect and (y) none of the Oyster Credit Parties or the Credit Parties shall have any obligation to update or supplement the Oyster Perfection Certificate or any schedules to the Oyster Collateral Documents. Immediately upon the occurrence of the Oyster Debt Assumption, the Oyster Guaranty (and the guarantees provided thereunder) and the other Oyster Collateral Documents (and the Liens granted thereunder), in each case, shall automatically and irrevocably terminate, without any further action by any Person. For the avoidance of doubt, following the occurrence of the Oyster Debt Assumption, the Oyster Obligations shall, for purposes of this Agreement and the other Credit Documents, be deemed to constitute (and shall be subsumed by the definition of) Obligations and shall have no further independent meaning or significance hereunder or under the other Credit Documents.~~
[Signature Pages Intentionally Omitted]

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Summary report: Litera® Change-Pro for Word 10.14.0.46 Document comparison done on 7/11/2022 4:58:49 PM
Style name: L&W with Moves
Intelligent Table Comparison: Active
Original DMS: iw://usdocs.lw.com/US-DOCS/126628369/12
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Total Changes:	1809